Filed Pursuant to Rule 424(b)(3)
Registration No. 333-261464

PROSPECTUS

KORE GROUP HOLDINGS, INC.

8,911,745 COMMON STOCK ISSUABLE UPON THE EXERCISE OF WARRANTS

12,000,000 SHARES OF COMMON STOCK UNDERLYING THE EXCHANGEABLE NOTES

186,326 SHARES OF COMMON STOCK

This prospectus relates to the resale from time to time of 12,186,326 shares of common stock, par value $0.0001 per share (the “common stock”) of KORE Group Holdings, Inc. (the “Company”), which consists of an aggregate of (i) 12,000,000 shares of common stock underlying the Exchangeable Notes (as defined herein); and (ii) 186,326 shares of common stock issued as compensation to certain advisors of the Company in connection with the Business Combination. We collectively refer to the selling securityholders covered by this prospectus as the “Selling Securityholders.” This prospectus also relates to the issuance by us of up to 8,911,754 shares of common stock upon the exercise of outstanding Company warrants.

On September 30, 2021, we consummated the transactions contemplated by that certain Agreement and Plan of Merger dated March 12, 2021, as amended on July 27, 2021 and September 21, 2021 (the “Merger Agreement”), by and among Cerberus Telecom Acquisition Corp. (“CTAC”), King Pubco, Inc. (“Pubco”), a Delaware corporation and wholly owned subsidiary of Cerberus Telecom Acquisition Holdings, LLC (the “Sponsor”), an affiliate of CTAC, King Corp Merger Sub, Inc. (“Corp Merger Sub”), a Delaware corporation and direct, wholly owned subsidiary of the Sponsor, King LLC Merger Sub, LLC (“LLC Merger Sub”), a Delaware limited liability company and direct wholly owned subsidiary of Pubco, and Maple Holdings Inc. (“Maple”), a Delaware corporation, which, among other things, provided for (i) the merger of CTAC with and into LLC Merger Sub (the “Pubco Merger”), with LLC Merger Sub being the surviving entity of the Pubco Merger and KORE as parent of the surviving entity, (ii) immediately prior to the First Merger (as defined below), the contribution by Sponsor of 100% of its equity interests in Corp Merger Sub to Pubco (the “Corp Merger Sub Contribution”), as a result of which Corp Merger Sub became a wholly owned subsidiary of Pubco, (iii) following the Corp Merger Sub Contribution, the merger of Corp Merger Sub with and into Maple (the “First Merger”), with Maple being the surviving corporation of the First Merger, and (iv) immediately following the First Merger and as part of the same overall transaction as the First Merger, the merger of Maple with and into LLC Merger Sub (the “Second Merger” and, together with the First Merger, being collectively referred to as the “Mergers” and, together with the other transactions contemplated by the Merger Agreement, the “Transactions” and the closing of the Transactions, the “Business Combination”), with LLC Merger Sub being the surviving entity of the Second Merger and Pubco being the sole member of LLC Merger Sub. In connection with the Business Combination, Pubco changed its name to “KORE Group Holdings, Inc.”

Each public and private warrant of CTAC outstanding immediately prior to the Mergers was automatically converted into warrants of the Company on a one-for-one basis.

As part of the Business Combination, we entered into that certain backstop agreement (“Backstop Agreement”) dated July 27, 2021 between KORE Wireless Group, Inc., a wholly owned subsidiary of KORE, and Drawbridge Special Opportunities Fund LP, an affiliate of Fortress Credit Corp. (“Fortress”), pursuant to which Fortress agreed to purchase senior unsecured convertible notes in an aggregate principal amount of up to $120,000,000 issued, from time to time, by KORE Wireless Group, Inc (the “Exchangeable Notes”). The Company agreed, pursuant to the Backstop Agreement, to register the resale of the shares of common stock issued in exchange for the Exchangeable Notes.

We will receive the proceeds from any exercise of the warrants for cash, but not from the resale of the shares of common stock registered hereby by the Selling Securityholders. We will bear all costs, expenses and fees in connection with the registration of the shares of common stock. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their respective sales of the shares of common stock.

We are registering the offer and sale of the securities described above to satisfy certain registration rights we have granted. Our registration of the securities covered by this prospectus does not mean that either we or the Selling Securityholders will issue, offer or sell, as applicable, any of the securities. The Selling Securityholders and any of their permitted transferees may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. Additional information on the Selling Securityholders, and the times and manner in which they may offer and sell the securities under this prospectus, is provided under “Selling Securityholders” and “Plan of Distribution” in this prospectus.

Our common stock trades on the New York Stock Exchange (the “NYSE”) under the ticker symbol “KORE” and our warrants trade on the NYSE under the ticker symbol “KORE WS”. On December 15, 2021, the closing sale price of our common stock as reported by NYSE was $6.45 per share and the closing price of our warrants was $0.94.

Investing in shares of our common stock or warrants involves risks that are described in the “Risk Factors” section beginning on page 5 of this prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 29, 2021.

You should rely only on the information contained in this prospectus. No one has been authorized to provide you with information that is different from that contained in this prospectus. This prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this prospectus is accurate as of any date other than that date.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC using the “shelf” registration process. Under the shelf registration process, the Selling Securityholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of shares of common stock issuable upon the exercise of warrants. We will receive proceeds from any exercise of the warrants for cash.

Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the

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Selling Securityholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholders will make an offer to sell these securities in any jurisdiction where such offer or sale are not permitted. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

The Selling Securityholders and their permitted transferees may use this shelf registration statement to sell securities from time to time through any means described in the section titled “Plan of Distribution”. More specific terms of any securities that the Selling Securityholders and their permitted transferees offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement or post-effective amendment modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus titled “Where You Can Find More Information”.

Unless the context indicates otherwise, references in this prospectus to “KORE,” “Company,” “we,” “us” or “our” refer to the business of KORE Group Holdings, Inc., and its subsidiaries following the closing of the Business Combination.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information”.

MARKET, INDUSTRY AND OTHER DATA

This prospectus includes estimates regarding market and industry data and forecasts and projections, which are based on publicly available information, industry publications and surveys, reports from government agencies, reports by market participants and research firms and other independent sources, as well as our own estimates, forecasts and projections based on our management’s knowledge of and experience in the market sectors in which we compete.

Certain monetary amounts, percentages and other figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables or charts may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them.

TRADEMARKS

This prospectus also contains trademarks, service marks, copyrights and trade names of other companies, which are the property of their respective owners. We do not intend our use or display of other companies’ trademarks, copyrights or trade names to imply a relationship with, or endorsement or sponsorship of us by any other companies. Solely for convenience, our trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks and trade names.

SELECTED DEFINITIONS

Unless otherwise stated in this prospectus or the context otherwise requires, references to:

“Backstop Agreement” are to that certain backstop agreement dated July 27, 2021 between KORE Wireless Group, Inc., a wholly owned subsidiary of KORE, and Drawbridge Special Opportunities Fund LP, an affiliate of Fortress Credit Corp., in connection with the Backstop Financing.

“Backstop Financing” are to the backstop financing to be provided by an affiliate of Fortress Credit Corp. pursuant to the Backstop Agreement.

“Backstop Notes” are to the senior unsecured convertible notes in an aggregate principal amount of up to $120,000,000 to be issued, from time to time, by KORE Wireless Group, Inc. pursuant to the Backstop Financing.

“business combination” are to the Pubco Merger, First Merger and Second Merger;

“CaaS” are to Connectivity-as-a-Service;

“CEaaS” are to Connectivity Enablement-as-a-Service;

“Closing” are to the consummation of the Transactions;

“Code” are to the Internal Revenue Code of 1986, as amended;

“Commitment Letter” are to that certain commitment letter dated as of September 21, 2021, by and among an affiliate of Fortress Credit Corp., KORE, Corp Merger Sub and LLC Merger Sub.

“Commitment Letter Financing” are to the financing under the Commitment Letter;

“Corp Merger Sub” are to King Corp Merger Sub, Inc.;

“COVID-19” are to SARS-CoV-2 or COVID-19, any evolution or variations existing as of or following the date of the Merger Agreement, or any epidemics, pandemics or disease outbreaks;

“DGCL” are to the Delaware General Corporation Law, as amended;

“eSIM” are to embedded subscriber identity module;

“Exchange Act” are to the Securities Exchange Act of 1934, as amended;

“GAAP” are to generally accepted accounting principles in the United States;

“Incentive Plan” are to the KORE 2021 Incentive Award Plan;

“IoT” are to Internet of Things;

“KORE Common Stock” are to the shares of common stock of KORE, par value $0.0001 per share;

“KORE Wireless” are to Kore Wireless Group Inc., a Delaware corporation and wholly owned subsidiary of KORE;

“LLC Merger Sub” are to King LLC Merger Sub, LLC;

“Merger Agreement” are to that certain Agreement and Plan of Merger, dated as of March 12, 2021, as amended on July 27, 2021 and September 21, 2021, by and among CTAC, KORE, Corp Merger Sub, LLC Merger Sub and Maple;

“Mergers” are to the First Merger and Second Merger, collectively;

“mPERS” are to mobile Personal Emergency Response System;

“PIPE Investment” are to the private placement pursuant to which CTAC entered into subscription agreements (containing commitments to funding that are subject only to conditions that generally align with the conditions set forth in the Merger Agreement) with certain investors whereby such investors agreed to purchase an aggregate of 22,500,000 shares of KORE Common Stock at a purchase price of $10.00 per share for an aggregate commitment of $225,000,000;

“PIPE Investors” are to the investors participating in the PIPE Investment;

“SaaS” are to software-as-a-service;

“SEC” are to the United States Securities and Exchange Commission;

“Shareholder Representative” are to ABRY Partners VII, L.P., or such other person or entity who is identified as the replacement Shareholder Representative by the then existing Shareholder Representative giving prior written notice to KORE;

“Sponsor” are to Cerberus Telecom Acquisition Holdings, LLC, a Delaware limited liability company;

“Subscription Agreements” are to the subscription agreements entered into by and between CTAC and the PIPE Investors, in each case, dated as of March 12, 2021 in connection with the PIPE Investment;

“Transactions” are to, collectively, the business combination and the other transactions contemplated by the Merger Agreement and the other related transaction agreements;

“Treasury Regulations” are to the regulations promulgated under the Code; and

“Warrant Agreement” are to a certain warrant agreement entered into by and between CTAC and Continental Stock Transfer & Trust Company, dated as of October 26, 2020.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements express our opinions, expectations, beliefs, plans, objectives, assumptions, forecasts or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “may,” “will” or “should” or, in each case, their negative or other variations or comparable terminology, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this prospectus and include statements regarding our intentions, beliefs and current expectations and projections concerning, among other things, the Transactions, the benefits of the Transactions, including results of operations, financial condition, liquidity, prospects, growth, strategies and the markets in which we operate. Such forward-looking statements are based on available current market material and management’s expectations, beliefs, forecasts and projections concerning future events impacting our business.

Forward-looking statements in this prospectus may include, for example, statements about:

•	our ability to develop and introduce new products and services successfully;

•	our ability to compete in the market in which we operate;

•	our ability to meet the price and performance standards of the evolving 5G New Radio products and technologies;

•	our ability to expand our customer reach/reduce customer concentration;

•	our ability to grow the IoT and mobile portfolio outside of North America;

•	our ability to make scheduled payments on or to refinance our indebtedness;

•	our ability to introduce and sell new products that comply with current and evolving industry standards and government regulations;

•	our ability to develop and maintain strategic relationships to expand into new markets;

•	our ability to properly manage the growth of our business to avoid significant strains on our management and operations and disruptions to our business;

•	our reliance on third parties to manufacture components of our solutions;

•	our ability to accurately forecast customer demand and timely delivery of sufficient product quantities;

•	our reliance on sole source suppliers for some products and devices used in our solutions;

•	the continuing impact of uncertain global economic conditions on the demand for our products;

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•	the impact of geopolitical instability on our business;

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the emergence of global public health emergencies, such as the outbreak of the 2019 novel coronavirus, now known as “COVID-19,” which could extend lead times in our supply chain and lengthen sales cycles with our customers;

•	direct and indirect effects of COVID-19 on our employees, customers and supply chain and the economy and financial markets;

•	the impact that new or adjusted tariffs may have on the costs of components or our products, and our ability to sell products internationally;

•	our ability to be cost competitive while meeting time-to-market requirements for our customers;

•	our ability to meet the product performance needs of our customers in wireless broadband data access markets;

•	demand for software-as-a-service telematics solutions;

•	our dependence on wireless telecommunication operators delivering acceptable wireless services;

•	the outcome of any pending or future litigation, including intellectual property litigation;

•	infringement claims with respect to intellectual property contained in our solutions;

•	our continued ability to license necessary third-party technology for the development and sale of our solutions;

•	the introduction of new products that could contain errors or defects;

•	conducting business abroad, including foreign currency risks;

•	the pace of 5G wireless network rollouts globally and their adoption by customers;

•	our ability to make focused investments in research and development;

•	our ability to hire, retain and manage additional qualified personnel to maintain and expand our business;

•	the projected financial information, anticipated growth rate, and market opportunity of KORE, and estimates of expenses and profitability;

•	the potential liquidity and trading of public securities; and

•	the ability to raise financing in the future.

These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus and may not contain all of the information that is important to you in making an investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our financial statements and the related notes included in this prospectus and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” See also the section entitled “Where You Can Find Additional Information.”

We offer IoT services and solutions. We are one of the largest global independent IoT enabler, delivering critical services to customers globally to deploy, manage and scale their IoT application and use cases. KORE provides advanced connectivity services, location-based services, device solutions, managed and professional services used in the development and support of IoT technology for the Machine-to-Machine market. KORE’s IoT platform is delivered in partnership with the world’s largest mobile network operators and provides secure, reliable wireless connectivity to mobile and fixed devices. This technology enables KORE to expand its global technology platform by transferring capabilities across the new and existing vertical markets and delivers complimentary products to channel partners and resellers worldwide. We began operations in 2003. Our predecessor entity, Maple Holdings Inc., was incorporated under the laws of the State of Delaware as a corporation on July 29, 2014. After the Closing, Maple Holdings Inc. ceased to exist as a separate legal entity.

KORE has operating subsidiaries located in Australia, Belgium, Brazil, Canada, the Dominican Republic, Ireland, Malta, Mexico, the Netherlands, New Zealand, Singapore, Switzerland, the United Kingdom and the United States.

We believe KORE is one of the largest global enablers of IoT, providing mission-critical CaaS (or simply referred to as “Connectivity” for reporting purposes) and IoT Solutions and Analytics (both collectively referred to as “IoT Solutions” for reporting purposes) to enterprise customers across five key industry verticals, comprising (i) Connected Health, (ii) Fleet Management, (iii) Asset Monitoring, (iv) Communications Services and (v) Industrial IoT (or “IIoT”).

KORE has built a business at scale with revenue of $183.9 million for the nine months ended September 30, 2021, $156.3 million for the nine months ended September 30, 2020, $214 million for year ended December 31, 2020 and $169 million for the year ending December 31, 2019. KORE’s net loss and adjusted EBITDA for the nine months ended September 30, 2021 were $12.5 million and $47.0 million, respectively. KORE’s net loss and adjusted EBITDA for the nine months ended September 30, 2020 were $19.5 million and $44.5 million, respectively. KORE’s net loss and adjusted EBITDA for the year ended December 31, 2020 were $35 million and $58 million, respectively. KORE’s net loss and adjusted EBITDA for the year ended December 31, 2019 were $23.4 million and $51 million, respectively.

Already a large market, KORE believes that IoT shows the promise and potential to be a significant technological revolution. IoT adoptions often result in significant productivity increases while creating entirely new business models in many cases, and the Company believes that IoT has the ability to have a significant impact worldwide. KORE enables this IoT adoption and is at the center of this revolution.

Diverse, Blue-chip Customer Base

KORE enables mission-critical IoT applications for enterprise and solution provider customers across approximately 14 million and 12 million devices for the nine months ended September 30, 2021 and year ended December 31, 2020, respectively. KORE provided connectivity to over 3,600 customers for the nine months ended September 30, 2021 and year ended December 31, 2020. Examples of how our customers use KORE’s products and services across KORE’s five key verticals are illustrated below:

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Connected Health: Remote patient monitoring and telemedicine enabled by connected medical devices, IoT device enabled clinical drug trials, mPERS connected emergency devices, connected medical equipment diagnostics, electronic visit verification.

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Fleet Management: Stolen vehicle recovery location tracking, connected cameras for tracking vehicle driving conditions and driver behavior, connected route optimization, fuel consumption optimization, connected preventive maintenance, usage-based insurance, connected cars.

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Asset Monitoring: Home/business security sensor and camera solutions, offender tracking through ankle bracelets, tank monitoring, supply chain inventory and asset tracking, fuel pipeline flow monitoring.

•	Communication Services: IoT and consumer service providers, carrier IoT business units, enterprise connectivity / failsafe, private networking—KORE may provide CEaaS for some of these customers.

•	Industrial IoT: Smart utilities / meters, smart cities / buildings, smart factories, field service automation, manufacturers of smart or connected products

Across the above-mentioned use cases and others, IoT is already a large and fast-growing industry comprised of IoT hardware, software, connectivity and services.

Customer and Key Partners

KORE enables mission-critical applications for over 3,600 customers comprising over 12 million devices. KORE is a leader in enabling end-to-end IoT Solutions for enterprises across high growth end markets including Connected Health, Industrial IoT, Fleet Management and Remote Asset Monitoring. KORE serves an expansive group of some of the largest blue-chip enterprises with low customer concentration (approximately 300 customers comprising approximately 89% and 87% of its revenue for the nine months ended September 30, 2021 and year ended December 31, 2020, respectively).

KORE’s customers operate in a wide variety of sectors, including healthcare, fleet and vehicle management, asset management, communication services and industrial/manufacturing. KORE’s largest customer, comprising approximately 21% and 14% of KORE’s revenue for the nine months ended September 30, 2021 and year ended December 31, 2020, respectively, is a large-scale medical device manufacturer with worldwide reach.

KORE has a B2B (business to business) model where any given customer may have hundreds, or thousands of devices deployed in the field. The structure of KORE’s relationships with its connectivity customers is “sticky,” meaning that any exit by a connectivity customer from KORE’s platform generally will take place over a period of time. Additionally, it may not be clear to KORE that a customer is exiting.

The speed at which a customer may exit the KORE platform depends upon many factors including the time and cost of switching SIM cards (generally one SIM card represents one connection), which are embedded in IoT devices deployed by customers. In many cases, the act of switching subscriber identity modules (“SIMs”) for devices involves significant logistics at a high cost. For example, in order for a smart utility customer to leave KORE, a customer has to send a person to the location of the meter, access the meter, take it offline, remove KORE’s SIM card and finally replace it with that of another provider. This process can cost more than one hundred dollars per device, after taking into account the costs of deploying a technician to the field and down-time of the connected device. Customers often prefer to phase out business as devices are replaced instead of conducting a wide-scale migration as a wide-scale migration may take months or years to fully transition all devices from KORE’s services. Because customers are not required to notify KORE of an intention to exit the KORE platform, it is often difficult for KORE to judge whether a customer has made a decision to stop using its services.

The difficulty in determining if a customer is moving away from KORE is furthered by the fact that the number of Total Connections that KORE has with any particular customer can increase or decrease over time depending on a variety of factors, including pricing, customer satisfaction, fit with a particular customer product, etc. In some cases, customers may choose to allocate a portion of their business to other service providers alongside KORE. This allocation can change from period to period. As a result, a decline in Total Connections by a customer is not necessarily an indicator that the customer has decided to move away from KORE. Customers often keep their volume allocation decisions confidential in order to prevent KORE from making commercial adjustments (such as price increases).

KORE’s strong customer and partner relationships provide it with the opportunity to expand its market reach and sales. KORE partners with leading cellular providers such as in relation to its CaaS business. KORE’s IoT ecosystem partners include enterprise-level IoT software providers as application platform partners, top of the line commercial hardware manufacturers as hardware original equipment manufacturer (“OEM”) partners, well-known electronics solutions providers as semi-conductor and module OEM partners, globally recognized cloud platforms as cloud providers as well as multinational system integrators as systems integration services partners. These partnerships allow KORE to enable its customers in deploying their IoT Solutions.

Risk Factors

Our business is subject to numerous risks and uncertainties, including those highlighted in the section entitled “Risk Factors” immediately following this prospectus summary, that represent challenges that we face in connection with the successful implementation of our strategy and the growth of our business. In particular, the following considerations, among others, may offset our competitive strengths or have a negative effect on our business strategy, which could cause a decline in the price of shares of our common stock or warrants and result in a loss of all or a portion of your investment:

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KORE is dependent on new products and services, and if it is unable to successfully introduce them into the market or to effectively compete with new, disruptive product alternatives, KORE’s customer base may decline or fail to grow as anticipated.

•	The 5G market may take longer to materialize than KORE expects or, if it does materialize rapidly, KORE may not be able to meet the development schedule and other customer demands.

•	If KORE is unable to support customers with low latency and/or high throughput IoT use cases, its revenue growth and profitability will be harmed.

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If KORE is unable to effectively manage its increasingly diverse and complex businesses and operations, its ability to generate growth and revenue from new or existing customers may be adversely affected.

•	The loss of KORE’s largest customers, particularly its single largest customer could significantly impact its revenue and profitability.

•	KORE’s financial condition and results of operations have been and may continue to be adversely affected by the COVID-19 pandemic.

•	KORE’s products are highly technical and may contain undetected errors, product defects, security vulnerabilities, or software errors.

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If there are interruptions or performance problems associated with the network infrastructure used to provide KORE’s services, customers may experience service outages, this may impact its reputation and future sales.

•	KORE’s inability to adapt to rapid technological change in its markets could impair its ability to remain competitive and adversely affect its results of operations.

•	The market for the products and services that KORE offers is rapidly evolving and highly competitive. KORE may be unable to compete effectively.

•	If KORE is unable to protect its intellectual property and proprietary rights, its competitive position and its business could be harmed.

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Failure to maintain the security of KORE’s information and technology networks, including information relating to its customers and employees, could adversely affect KORE. Furthermore, if security breaches in connection with the delivery of KORE’s services allow unauthorized third parties to obtain control or access of its solutions, KORE’s reputation, business, results of operations and financial condition could be harmed.

•	KORE’s internal and customer-facing systems, and systems of third parties they rely upon, may be subject to cybersecurity breaches, disruptions, or delays.

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KORE is subject to evolving privacy laws in the United States and other jurisdictions that are subject to potentially differing interpretations and which could adversely impact its business and require that it incur substantial costs.

•	Some of KORE’s products rely on third party technologies, which could result in product incompatibilities or harm availability of its products and services.

•	KORE may not be able to maintain and expand its business if it is not able to hire, retain and manage additional qualified personnel.

•	KORE faces risks inherent in conducting business internationally, including compliance with international and U.S. laws and regulations that apply to its international operations.

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KORE may be subject to legal proceedings and litigation, including intellectual property and privacy disputes, which are costly to defend and could materially harm its business and results of operations.

•	KORE’s management has identified internal control deficiencies that may be considered significant deficiencies or potential material weaknesses in its internal control over financial reporting.

Corporate Information

KORE began operations in 2003. KORE’s predecessor entity, Maple Holdings Inc., was incorporated under the laws of the State of Delaware as a corporation on July 29, 2014. KORE and its subsidiaries offer IoT services and solutions. KORE, together with its subsidiaries, is one of the largest global independent IoT enabler, delivering critical services to customers globally to deploy, manage and scale their IoT application and use cases. KORE provides advanced connectivity services, location-based services, device solutions, managed and professional services used in the development and support of IoT technology for the Machine-to-Machine market. KORE’s IoT platform is delivered in partnership with the world’s largest mobile network operators and provides secure, reliable wireless connectivity to mobile and fixed devices. This technology enables KORE to expand its global technology platform by transferring capabilities across the new and existing vertical markets and delivers complimentary products to channel partners and resellers worldwide.

The mailing address of KORE’S principal executive office is 3700 Mansell Road, Suite 300 Alpharetta, GA 30022. Its telephone number is 877-710-5673.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below before making an investment decision. Our business, prospects, financial condition or operating results could be harmed by any of these risks, as well as other risks not currently known to us or that we currently consider immaterial. The trading price of our securities could decline due to any of these risks, and, as a result, you may lose all or part of your investment.

In the course of conducting our business operations, we are exposed to a variety of risks. Any of the risk factors we describe below have affected or could materially adversely affect our business, financial condition and results of operations. The market price of our securities could decline, possibly significantly or permanently, if one or more of these risks and uncertainties occurs. Certain statements in “Risk Factors” are forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to Our Products and Technology

The 5G market may take longer to materialize than we expect or, if it does materialize rapidly, we may not be able to meet the development schedule and other customer demands.

Growth of the 5G market and its emerging standards, including the newly defined 5G NR standard, is accelerating and we believe that we are at the forefront of this newly emerging standard. However, this market may take longer to materialize than we expect which could delay important commercial milestones. Even if the market does materialize at the rapid pace that we are expecting, we may have difficulties meeting aggressive timing expectations of our current customers and getting our target products to market on time to meet the demands of our target customers. We may have difficulties meeting the market and technical specifications and timelines. Additionally, our target customers have no guarantee that the configurations of their respective target products will be successful or that they can reach the appropriate target client base to provide a positive return on the research and development investments we are making in the 5G market. We are pursuing 5G opportunities in the United States and abroad. 5G markets outside of the United States will develop at different rates and we will encounter these challenges to varying degrees in different countries. Failure to manage challenges related to 5G markets and opportunities could have a material adverse effect on our financial condition and results of operations.

If we are unable to support customers with low latency and/or high throughput IoT use cases, our revenue growth and profitability will be harmed

As wireless networks have evolved to support higher speeds, IoT devices have included more advanced capabilities such as video, real-time event logging, edge compute services and voice controls. As a result, customers have developed IoT applications that consume more network resources and require much lower network latency. In order to support these new customers and the increasing number of 5G use cases, we must continue to make significant investments in network capacity, infrastructure and edge virtualization solutions. The timely deployment of higher capacity infrastructure and edge virtualization to support high throughput, low latency IoT applications is critical to keeping and attracting key customers, the failure of which could result in reduced revenue and loss of market share.

Our products are highly technical and may contain undetected errors, product defects, security vulnerabilities, or software errors.

Our products and solutions, including our software products, are highly technical and complex and, when deployed, may contain errors, defects, or security vulnerabilities including but not limited to vulnerabilities resulting from the use of third party hardware and software. We must develop our products quickly to keep pace with the rapidly changing market, and we have a history of frequently introducing new products. Products and services as sophisticated as ours could contain undetected errors or defects, especially when first introduced or when new models or versions are released. Such occurrences could result in damage to our reputation, lost revenue, diverted development resources, increased customer service and support costs, warranty claims, and litigation.

We warrant that our products will be free of defect for various periods of time, depending on the product. In addition, certain of our contracts include epidemic failure clauses. If invoked, these clauses may entitle the customer to return or obtain credits for products and inventory, or to cancel outstanding purchase orders even if the products themselves are not defective.

Errors, viruses, or bugs may be present in software or hardware that we acquire or license from third parties and incorporate into our products or in third party software or hardware that our customers use in conjunction with our products. Our customers’ proprietary software and network firewall protections may corrupt data from our products and create difficulties in implementing our solutions. Changes to third party software or hardware that our customers use in conjunction with our software could also render our applications inoperable. Any errors, defects, or security vulnerabilities in our products or any defects in, or compatibility issues with, any third-party hardware or software or customers’ network environments discovered after commercial release could result in loss of revenue or delay in revenue recognition, loss of customers, theft of trade secrets, data or intellectual property and increased service and warranty cost, any of which could adversely affect our business, financial condition, and results of operations.

Undiscovered vulnerabilities in our products alone or in combination with third party hardware or software could expose them to hackers or other unscrupulous third parties who develop and deploy viruses, and other malicious software programs that could attack our products. Actual or perceived security vulnerabilities in our products could harm our reputation and lead some customers to return products, to reduce or delay future purchases, or use competitive products.

If there are interruptions, outages or performance degradation problems associated with the network infrastructure used to provide our services, customers may experience service outages, this may impact our reputation and future sales

Our continued success depends, in part, on our ability to provide highly available services to our customers. The majority of our current and future customers expect to use our services 24 hours a day, seven days a week, without interruption or degradation of performance. Since a large majority of customer network traffic routes through hardware managed by us, any outage or performance problem that occurs within this infrastructure could impair the ability of our customers to transmit wireless data traffic to our destination servers, which could negatively impact the customers’ IoT devices or solutions. Potential outages and performance problems may occur due to a variety of factors, including hardware failure, equipment configuration changes, capacity constraints, human error and introduction of new functionality. Additionally, we depend on services from various third parties to support IoT networks and platforms. If a third party experiences a service outage, a product defect or bug, or performance degradation, such failures could interrupt customers’ ability to use our services, which could also negatively affect their perception of our service reliability. Our services are hosted in our 3rd party data centers and our any outages in these centers from any source including catastrophic events such as terrorist attack, flood, power failure, earthquake, etc. can impact the availability of our services.

Our internal and customer-facing systems, and systems of third parties we rely upon, may be subject to cybersecurity breaches, disruptions, ransom attacks or delays.

A cybersecurity incident in our own systems or the systems of our third-party providers may compromise the confidentiality, integrity, or availability of our own internal data, the availability of our products and websites designed to support our customers, or our customer data. Computer hackers, ransom attacks, foreign governments, or cyber terrorists may attempt to or succeed in penetrating our network security and our website.

The recent discovery of wide-scale cybersecurity intrusions into U.S. government and private company computer networks by alleged Russian state actors underscores the ongoing threat posed by sophisticated and foreign state-sponsored attacks. The frequency of ransomware and malware attacks has also been increasing over time. Unauthorized access and theft to our proprietary business information or customer data or rendering them unusable for our use through encryption, may be accomplished through break-ins, sabotage, theft of IoT data streams and transmissions, breach of our secure network by an unauthorized party, computer viruses, computer denial-of-service attacks, employee theft or misuse, ransomware attacks, breach of the security of the networks of our third-party providers, or other misconduct. Additionally, outside parties may attempt to fraudulently induce employees or users to disclose sensitive or confidential information in order to gain access to data.

Despite our efforts to maintain the security and integrity of our systems, it is impossible to eliminate this risk. Because the techniques used by computer hackers who may attempt to penetrate and sabotage our network security or our website change frequently, they may take advantage of weaknesses in third-party technology or standards of which we are unaware or that we do not control and may not be recognized until long after they have been launched against a target. We may be unable to anticipate or counter these techniques. It is also possible that unauthorized access to customer data or confidential information may be obtained through inadequate use of security controls by customers, vendors, or business partners. Efforts to prevent hackers from disrupting our service or otherwise accessing our systems are expensive to develop, implement, and maintain. Such efforts require ongoing monitoring and updating as technologies change and efforts to overcome security measures become more sophisticated and may limit the functionality of, or otherwise adversely impact our service offering and systems. A cybersecurity incident affecting our systems may also result in theft of our intellectual property, proprietary data, or trade secrets, which would compromise our competitive position, reputation, and operating results. We also may be required to notify regulators about any actual or perceived personal data breach (including the EU Lead Data Protection Authority) as well as the individuals who are affected by the incident within strict time periods.

The systems we rely upon also remain vulnerable to damage or interruption from a number of other factors, including access to the internet, the failure of our network or software systems, or significant variability in visitor traffic on our product websites, earthquakes, floods, fires, power loss, telecommunication failures, computer viruses, human error, and similar events or disruptions. Some of our systems are not fully redundant, and our disaster recovery planning is not sufficient for all eventualities. Our systems are also subject to intentional acts of vandalism. Despite any precautions we may take, the occurrence of a natural disaster, a decision by any of our third-party hosting providers to close a facility we use without adequate notice for financial or other reasons, or other unanticipated problems at our hosting facilities could cause system interruptions and delays, and result in loss of critical data and lengthy interruptions in our services.

We rely on our information systems and those of third parties for activities such as processing customer orders, delivery of products, hosting and providing services and support to our customers, billing and tracking our customers, hosting and managing our customer data, and otherwise running our business. Any disruptions or unexpected incompatibilities in our information systems and those of the third parties upon whom we rely could have a significant impact on our business.

An increasing portion of our revenue comes from subscription solutions and other hosted services in which we store, retrieve, communicate, and manage data that is critical to our customers’ business systems. Disruption of our systems that support these services and solutions could cause disruptions in our customers’ systems and in the businesses that rely on these systems. Any such disruptions could harm our reputation, create liabilities to our customers, hurt demand for our services and solutions, and adversely impact our business, financial condition, and results of operations.

Some of our products rely on third party technologies, which could result in product incompatibilities or harm availability of our products and services.

We license software, technologies, and intellectual property underlying some of our products and services from third parties. The third-party licenses we rely upon may not continue to be available to us on commercially reasonable terms, or at all, and the software and technologies may not be appropriately supported, maintained, or enhanced by the licensors, resulting in development delays. Some software licenses are subject to annual renewals at the discretion of the licensors. In some cases, if we were to breach a provision of these license agreements, the licensor could terminate the agreement immediately. The loss of licenses to, or inability to support, maintain, and enhance, any such third-party software or technology could result in increased costs, or delays in software releases or updates, until such issues have been resolved. This could have an adverse effect on our business, financial condition, and results of operations.

We also incorporate open source software into our products. Although we monitor our use of open source software, the terms of many open source licenses have not been interpreted by U.S. courts, and there is a risk that such licenses could be construed in a manner that could impose unanticipated conditions or restrictions on our ability to market or sell our products or to develop new products. In such event, we could be required to seek licenses from third parties in order to continue offering our products, to disclose and offer royalty-free licenses in connection with our own source code, to re-engineer our products, or to discontinue the sale of our products in the event re-engineering cannot be accomplished on a timely basis, any of which could adversely affect our business.

Failure to maintain the security of our information and technology networks, including information relating to our customers and employees, could adversely affect us. Furthermore, if security breaches in connection with the delivery of our services allow unauthorized third parties to obtain control or access of our solutions, our reputation, business, results of operations and financial condition could be harmed.

We are dependent on information technology networks and systems, including the Internet, to process, transmit and store electronic information and, in the normal course of our business, we collect and retain certain information pertaining to our customers and employees. The protection of customer and employee data is critical to us. We devote significant resources to addressing security vulnerabilities in our products and information technology systems, however, the security measures put in place by us cannot provide absolute security, and our information technology infrastructure may be vulnerable to criminal cyber-attacks, ransomware attacks, or data security incidents due to employee or customer error, malfeasance, backdoors in third party software and hardware, or other vulnerabilities. Cybersecurity attacks are increasingly sophisticated, change frequently, and often go undetected until after an attack has been launched. We may fail to identify these new and complex methods of attack or fail to invest sufficient resources in security measures. We cannot be certain that advances in cyber-capabilities or other developments will not compromise or breach the technology protecting the networks that access our services.

As cyber-attacks become more sophisticated, the need to develop our infrastructure to secure our business and customer data can lead to increased cybersecurity protection costs. Such costs may include making organizational changes, deploying additional personnel and protection technologies, training employees, and engaging third party experts and consultants. These efforts come at the potential cost of revenue and human resources that could be utilized to continue to enhance our product offerings.

If a security breach occurs, our reputation, business, results of operations and financial condition could be harmed. We may also be subject to costly notification and remediation requirements if we, or a third party, determines that we have been the subject of a data breach involving personal information of individuals. Though it is difficult to determine what harm may directly result from any specific interruption or security breach, any failure or perceived failure to maintain performance, reliability, security and availability of systems or the actual or potential theft, loss, fraudulent use or misuse of our products or the personally identifiable data of a customer or employee, could result in harm to our reputation or brand, which could lead some customers to seek to stop using certain of our services, reduce or delay future purchases of our services, use competing services, or materially and adversely affect the overall market perception of the security and reliability of our services. A security breach also exposes us to litigation and legal risks, including regulatory actions by state and federal governmental authorities and non-U.S. authorities. We may not have adequate insurance coverages for a cybersecurity breach or may realize increased insurance premiums as a result of a security breach. Ultimately, a security breach exposes the Company to potential reputational harm among its customers and investors, along with uncertain damages to our competitiveness, stock price, and long-term shareholder value.

Risks Related to Customers and Demand for Our Solutions

The loss of our large customers, particularly our single largest customer could significantly impact our revenue and profitability

Our largest customer in the nine months ended September 30, 2021 was approximately 21% of our total revenue in that same period and while we maintain a good relationship with the customer at this moment, its potential loss could significantly impact our revenue and profitability. Our next largest customer in the nine months ended September 30, 2021 was approximately 3% of our total revenue in that same period and while its potential loss would not be as significant as the loss of the largest customer, it usually takes many years to win and grow customers to this level of revenue.

An increase in customer churn could significantly impact the business

Customer churn is an important driver for our revenue and has been high in our history. While such customer churn has been trending directionally downwards in the last few years, it could increase because of a variety of factors, including a potential decrease in our levels of customer service or other performance failures, our inability or unwillingness to maintain competitive pricing, or our inability to keep up with the technological, operational or functional needs of our customers, a loss of key personnel or other factors.

Transitions of cellular network technologies from 2G/3G to LTE, Cat-M, NB-IoT or 5G or other cellular telecommunications technologies could impact our revenue due to the loss of subscribers or reduced pricing

In the United States, the major carriers have announced intentions to phase out their 2G and 3G networks by the end of 2022. As of September 30, 2021, KORE estimates that it has approximately 2.0 million connections that operate on 2G and 3G networks in the United States. European carriers have also announced their intentions to begin 2G and 3G network shutdowns starting in 2025.

While KORE has strong relationships with many of the affected customers and expects to retain most of the connections which will not be retired on 4G or 5G technologies, some of these connections may be lost as a result of competitive bidding processes. LTE rate plans are typically lower in price than legacy 2G and 3G rate plans. As a result, the phase out of 2G and 3G may result in lower revenue per unit and/or lower revenue to KORE. While the projected impact of this is incorporated in KORE’s projections, if the projected impact of this phase out is more significant than projected, including if KORE loses more connections than anticipated or if LTE rate plans are priced lower than currently expected, this transition could have an adverse effect on our business, financial condition, and results of operations.

Our inability to adapt to rapid technological change in our markets could impair our ability to remain competitive and adversely affect our results of operations.

All of the markets in which we operate are characterized by rapid technological change, frequent introductions of new products, services and solutions and evolving customer demands. In addition, we are affected by changes in the many industries related to the products or services we offer, including Connectivity services and IoT

Solutions offered to our Connected Health, Fleet Management, Communication Services, Asset management and industrial verticals. As the technologies used in each of these industries evolves, we will face new integration and competition challenges. For example, eSIM standards may evolve and the Company will have to evolve its technology to such standards. If we are unable to adapt to rapid technological change, it could adversely affect our results of operations and our ability to remain competitive.

Additionally, the deployment of 5G network technology is subject to a variety of risks, including those related to equipment and spectrum availability, unexpected costs, and regulatory permitting requirements that could cause deployment delays or network performance issues. These issues could result in significant costs or reduce the anticipated benefits of the enhancements to our networks. If our services or solutions fail to gain acceptance in the marketplace, or if costs associated with the implementation and introduction of these services or solutions materially increase, our ability to retain and attract customers could be adversely affected.

We may not be able to retain and increase sales to our existing customers, which could negatively impact our financial results.

We generally seek to license our platform and solutions pursuant to customer subscriptions. However, our customers have no obligation to maintain the subscription and can often terminate with 30-days notice. We also actively seek to sell additional solutions to our existing customers. If our efforts to satisfy our existing customers are not successful, we may not be able to retain them or sell additional functionality to them and, as a result, our revenue and ability to grow could be adversely affected. Customers may choose not to renew their subscriptions for many reasons, including the belief that our service is not required for their business needs or is otherwise not cost-effective, a desire to reduce discretionary spending, or a belief that our competitors’ services provide better value. Additionally, our customers may not renew for reasons entirely out of our control, such as the dissolution of their business or an economic downturn in their industry. A significant increase in our churn rate would have an adverse effect on our business, financial condition, and operating results.

A part of our growth strategy is to sell additional new features and solutions to our existing customers. Our ability to sell new features to customers will depend in significant part on our ability to anticipate industry evolution, practices and standards and to continue to enhance existing solutions or introduce or acquire new solutions on a timely basis to keep pace with technological developments both within our industry and in related industries, and to remain compliant with any regulations mandated by federal agencies or state-mandated or foreign government regulations as they pertain to our customers. However, we may prove unsuccessful either in developing new features or in expanding the third-party software and products with which our solutions integrate. In addition, the success of any enhancement or new feature depends on several factors, including the timely completion, introduction and market acceptance of the enhancement or feature. Any new solutions we develop or acquire might not be introduced in a timely or cost-effective manner and might not achieve the broad market acceptance necessary to generate significant revenue. If any of our competitors implement new technologies before we are able to implement them or better anticipate the innovation and integration opportunities in related industries, those competitors may be able to provide more effective or cheaper solutions than ours.

Adverse economic conditions or reduced spending on information technology solutions may adversely impact our revenue and profitability.

Uncertainty about future economic conditions makes it difficult for us to forecast operating results and to make decisions about future investments. We are unable to predict the likely duration and severity of adverse economic conditions in the United States and other countries, but the longer the duration, the greater risks we face in operating our business. We cannot assure you that current economic conditions, worsening economic conditions or prolonged poor economic conditions will not have a significant adverse impact on the demand for our solutions, and consequently on our results of operations and prospects.

The marketability of our products may suffer if wireless telecommunications operators do not deliver acceptable wireless services.

The success of our business depends, in part, on the capacity, affordability, reliability and prevalence of wireless data networks provided by wireless telecommunications operators and on which our products and solutions operate. Currently, various wireless telecommunications operators, either individually or jointly with us, sell our products in connection with the sale of their wireless data services to their customers. Growth in demand for wireless data access may be limited if, for example, wireless telecommunications operators cease or materially curtail operations, fail to offer services that customers consider valuable at acceptable prices, change the terms of trade to us including offering us meaningful volume discounts without unduly high volume commitments, fail to maintain sufficient capacity to meet demand for wireless data access, delay the expansion of their wireless networks and services, fail to offer and maintain reliable wireless network services or fail to market their services effectively.

Reduction in regulation in certain markets may adversely impact demand for certain of our solutions by reducing the necessity for, or desirability of, our solutions.

Regulatory compliance and reporting is driven by legislation and requirements, which are often subject to change, from regulatory authorities in nearly every jurisdiction globally. For example, in the United States, fleet operators can face numerous complex regulatory requirements, including mandatory Compliance, Safety and Accountability driver safety scoring, hours of service, compliance and fuel tax reporting. The reduction in regulation in certain markets may adversely impact demand for certain of our solutions, which could materially and adversely affect our business, financial condition and results of operations. Conversely, an increase in regulation could increase KORE’s cost of providing services.

Risks Related to Our Intellectual Property

We are dependent on proprietary technology, which could result in litigation that could divert significant valuable resources.

Our future success and competitive position is dependent upon our proprietary technology. Despite our efforts to protect our intellectual property, unauthorized parties may attempt to copy or otherwise obtain our software or develop software with the same functionality or to obtain and use information that we regard as proprietary. Others may develop technologies that are similar or superior to our technology or duplicate our technology. In addition, effective copyright, patent, and trade secret protection may be unavailable, limited, or not applied for in certain countries. The steps taken by us to protect our technology might not prevent the misappropriation of such technology.

The value of our products relies substantially on our technical innovation in fields in which there are many current patent filings. Third parties may claim that we or our customers (some of whom are indemnified by us) are infringing their intellectual property rights. For example, individuals and groups may purchase intellectual property assets for the purpose of asserting claims of infringement and attempting to extract settlements from us or our customers. The number of these claims has increased in recent years. As new patents are issued or are brought to our attention by the holders of such patents, it may be necessary for us to secure a license from such patent holders, redesign our products, or withdraw products from the market. In addition, the legal costs and engineering time required to safeguard intellectual property or to defend against litigation could become a significant expense of operations. Any such litigation could require us to incur substantial costs and divert significant valuable resources, including the efforts of our technical and management personnel, which could harm our business, financial condition and results of operations.

If we are unable to protect our intellectual property and proprietary rights, our competitive position and our business could be harmed.

We rely on a combination of intellectual property laws, trade secrets, confidentiality procedures and contractual provisions to protect our intellectual property and proprietary rights. Monitoring unauthorized use of our intellectual property is difficult and costly. The steps we have taken to protect our proprietary rights may not be adequate to prevent misappropriation of our intellectual property. We may not be able to detect unauthorized use of, or take appropriate steps to enforce, our intellectual property rights. Our competitors may also independently develop similar technology. In addition, the laws of many countries do not protect our proprietary rights to as great an extent as do the laws of the United States. Any failure by us to meaningfully protect our intellectual property could result in competitors offering products that incorporate our most technologically advanced features, which could seriously reduce demand for our products and solutions. In addition, we may in the future need to initiate infringement claims or litigation. Litigation, whether we are a plaintiff or a defendant, can be expensive, time consuming and may divert the efforts of our technical staff and managerial personnel, which could harm our business, whether or not such litigation results in a determination favorable to us.

An assertion by a third party that we are infringing its intellectual property could subject us to costly and time- consuming litigation or expensive licenses and our business could be harmed.

The technology industries involving mobile data communications, IoT devices, software and services are characterized by the existence of a large number of patents, copyrights, trademarks and trade secrets and by frequent litigation based on allegations of infringement or other violations of intellectual property rights. Much of this litigation involves patent holding companies or other adverse patent owners who have no relevant product revenue of their own, and against whom our own patent portfolio may provide little or no deterrence. One or more patent infringement lawsuits from non-practicing entities are brought against us or our subsidiaries each year in the ordinary course of business.

We cannot assure you that we or our subsidiaries will prevail in any current or future intellectual property infringement or other litigation given the complex technical issues and inherent uncertainties in such litigation. Defending such claims, regardless of their merit, could be time-consuming and distracting to management, result in costly litigation or settlement, cause development delays, or require us or our subsidiaries to enter into royalty or licensing agreements. In addition, we or our subsidiaries could be obligated to indemnify our customers against third parties’ claims of intellectual property infringement based on our products or solutions. If our products or solutions violate any third-party intellectual property rights, we could be required to withdraw them from the market, re-develop them or seek to obtain licenses from third parties, which might not be available on reasonable terms or at all. Any efforts to re-develop our products or solutions, obtain licenses from third parties on favorable terms or license a substitute technology might not be successful and, in any case, might substantially increase our costs and harm our business, financial condition and operating results. Withdrawal of any of our products or solutions from the market could harm our business, financial condition and operating results.

In addition, we incorporate open source software into our products and solutions. Given the nature of open source software, third parties might assert copyright and other intellectual property infringement claims against us based on our use of certain open source software programs. The terms of many open source licenses to which we are subject have not been interpreted by U.S. courts or courts of other jurisdictions, and there is a risk that those licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to commercialize our products and solutions. In that event, we could be required to seek licenses from third parties in order to continue offering our products and solutions, to re-develop our solutions, to discontinue sales of our solutions, or to release our proprietary software source code under the terms of an open source license, any of which could adversely affect our business.

Risks Related to Competition

The market for the products and services that we offer is rapidly evolving and highly competitive. We may be unable to compete effectively.

The market for the products and services that we offer is rapidly evolving and highly competitive. We expect competition to continue to increase and intensify, especially in the 5G market. Many of our competitors or potential competitors have significantly greater financial, technical, operational and marketing resources than we do. These competitors, for example, may be able to respond more rapidly or more effectively than we can to new or emerging technologies, changes in customer requirements, supplier-related developments, or a shift in the business landscape. They also may devote greater or more effective resources than we do to the development, manufacture, promotion, sale, and post-sale support of their respective products and services.

Many of our current and potential competitors have more extensive customer bases and broader customer, supplier and other industry relationships that they can leverage to establish competitive dealings with many of our current and potential customers. Some of these companies also have more established and larger customer support organizations than we do. In addition, these companies may adopt more aggressive pricing policies or offer more attractive terms to customers than they currently do, or than we are able to do. They may bundle their competitive products with broader product offerings and may introduce new products, services and enhancements. Current and potential competitors might merge or otherwise establish cooperative relationships among themselves or with third parties to enhance their products, services or market position. In addition, at any time any given customer or supplier of ours could elect to enter our then existing line of business and thereafter compete with us, whether directly or indirectly. As a result, it is possible that new competitors or new or otherwise enhanced relationships among existing competitors may emerge and rapidly acquire significant market share to the detriment of our business.

Our products compete with a variety of solutions, including other Subscription-based IoT platforms and solutions. Our current competitors include:

For Connectivity services: telecom carriers such as T-Mobile and Vodafone; Mobile Virtual Network Operators such as Aeris and Wireless Logic;

For IoT Solutions and Analytics: device management services providers such as Velocitor and Futura, fleet management SaaS providers such as Fleetmatics and GPS Trakit, and analytics services providers such as Galooli and Intellisite.

We expect our competitors to continue to improve the features and performance of their current products and to introduce new products, services and technologies which, if successful, could reduce our sales and the market acceptance of our products, generate increased price competition and make our products obsolete. For our products to remain competitive, we must, among other things, continue to invest significant resources (financial, human and otherwise) in, among other things, research and development, sales and marketing, and customer support. We cannot be sure that we will have or will continue to have sufficient resources to make these investments or that we will be able to make the technological advances in the marketplace, meet changing customer requirements, achieve market acceptance and respond to our competitors’ products.

The market for IoT Connectivity and IoT Solutions is very competitive. If we do not compete effectively, our operating results may be harmed.

The market for IoT Connectivity and IoT Solutions is very competitive. Competition in the addressable markets is based primarily on the functionality and scalability of the underlying platforms, proprietary intellectual property, access to favorable terms of trade from cellular carriers and other vendors, the ability and willingness to offer competitive pricing to customers, customer service and responsiveness, the depth of customer relationships, product performance, the demonstrated ability to maintain compliance with laws such as HIPAA in certain industries, having the expertise required to resolve difficulties in installing, using and maintaining solutions, brand and reputation, and the financial resources of the vendor. We expect competition to be maintained at current levels and potentially even intensify in the future with the introduction of new technologies such as 5G and market entrants. In addition, wireless carriers, such as Vodafone may offer solutions that benefit from the carrier’s scale which we may be unable to match for larger customer opportunities. We can provide no assurances that we will be able to compete effectively in this ecosystem as the competitive landscape continues to develop. Competition could result in reduced operating margins, increased sales and marketing expenses and the loss of market share, any of which would likely cause serious harm to our operating results.

Risks Related to Developing and Delivering Our Solutions

We are dependent on telecommunications carriers to provide our IoT Connectivity Services and a disruption in one or more of these relationships could significantly adversely impact our business

Our IoT Connectivity services are built on top of cellular connectivity provided by large telecommunications carriers and while we have a large number of carrier relationships, revenue derived from connectivity built on top of cellular networks provided by our top 3 carrier relationships are approximately 32% of the business. Our inability to keep an on-going contractual relationship with our existing or desired future telecommunications carrier partners or to maintain favorable terms of trade with them including competitive pricing, reasonable or no volume commitments, payment terms, access to latest cellular and network technologies including 5G and eSIMs, could adversely affect our ability to sell our connectivity services to customers. KORE’s contracts with large telecommunications carriers are not long term, and so are subject to frequent renegotiation. Certain of these contracts also contain change of control provisions which may be triggered by the Transactions. The outcome of any renegotiation cannot be guaranteed.

We are dependent on limited number of suppliers for certain critical components to our solutions; a disruption in our supply chain could adversely affect our revenue and results of operations.

Our current reliance on a limited group of suppliers involves risks, including a potential inability to obtain an adequate supply of required products or components to meet customers’ IoT Solutions delivery requirements, a risk that we may accumulate excess inventories if we inaccurately forecast demand for our products, reduced control over pricing and delivery schedules, discontinuation of or increased prices for certain components, and economic conditions that may adversely impact the viability of our suppliers and contract manufacturers. Any disruption in our supply chain could reduce our revenue and adversely impact our financial results. Such a disruption could occur as a result of any number of events, including, but not limited to, increases in wages that drive up prices or labor stoppages, the imposition of regulations, quotas or embargoes on components, a scarcity of, or significant increase in the price of, required electronic components for our products, trade restrictions, tariffs or duties, fluctuations in currency exchange rates, transportation failures affecting the supply chain and shipment of materials and finished goods, third party interference in the integrity of the products sourced through the supply chain, the unavailability of raw materials, severe weather conditions, natural disasters, civil unrest, military conflicts, geopolitical developments, war or terrorism, regional or global pandemics like COVID-19, and disruptions in utility and other services. Any inability to obtain adequate deliveries or any other circumstance that would require us to seek alternative sources of supply or to manufacture, assemble, and test such components internally could significantly delay our ability to ship our products, which could damage relationships with current and prospective customers and could harm our reputation and brand as well as our results of operations.

We currently rely on third parties to manufacture and warehouse the components of our solutions, which exposes us to a number of risks and uncertainties outside our control.

We currently rely on third parties to manufacture and warehouse the components of our solutions. If one of these third-party manufacturers were to experience delays, disruptions, capacity constraints or quality control problems in its manufacturing operations, product shipments to our customers could be delayed or rejected or our customers could consequently elect to cancel the underlying subscription. These disruptions would negatively impact our revenue, competitive position and reputation. Further, if we are unable to manage successfully our relationship with a manufacturer, the quality and availability of products used in our services and solutions may be harmed. None of our third-party manufacturers is obligated to supply us with a specific quantity of products, except as may be provided in a particular purchase order that we have submitted to, and that has been accepted by, such third-party manufacturer. Our third-party manufacturers could, under some circumstances, decline to accept new purchase orders from us or otherwise reduce their business with us. If a manufacturer stopped manufacturing our products for any reason or reduced manufacturing capacity, we may be unable to replace the lost manufacturing capacity on a timely and comparatively cost-effective basis, which would adversely impact our operations. In addition, we generally do not enter into long-term contracts with our manufacturers. As a result, we are subject to price increases due to availability, and subsequent price volatility, in the marketplace of the components and materials needed to manufacture our products. If a third-party manufacturer were to negatively change the product pricing and other terms under which it agrees to manufacture for us and we were unable to locate a suitable alternative manufacturer, our manufacturing costs could increase.

Because we outsource the manufacturing of the components of our solutions, the cost, quality and availability of third-party manufacturing operations is essential to the successful production and sale of our products. Our reliance on third-party manufacturers exposes us to a number of risks which are outside our control, including:

•	unexpected increases in manufacturing costs;

•	interruptions in shipments if a third-party manufacturer is unable to complete production in a timely manner;

•	inability to control quality of finished products;

•	inability to control delivery schedules;

•	inability to control production levels and to meet minimum volume commitments to our customers;

•	inability to control manufacturing yield;

•	inability to maintain adequate manufacturing capacity; and

•	inability to secure adequate volumes of acceptable components at suitable prices or in a timely manner.

Although we promote ethical business practices and our operations personnel periodically monitor the operations of our manufacturers, we do not control the manufacturers or their labor and other legal compliance practices. If our current manufacturers, or any other third-party manufacturer which we may use in the future, violate U.S. or foreign laws or regulations, we may be subjected to extra duties, significant monetary penalties, adverse publicity, the seizure and forfeiture of products that we are attempting to import or the loss of our import privileges. The effects of these factors could render the conduct of our business in a particular country undesirable or impractical and have a negative impact on our operating results.

We depend on sole source suppliers for some products used in our IoT Solutions. The availability and sale of those services would be harmed if there is a disruption to our relationship with any of these sole-source suppliers, or if they are not able to meet our demand and alternative suitable products are not available on acceptable terms, or at all.

Our services use hardware, software and services from various third parties, some of which are procured from single suppliers. For example, some of our healthcare devices are sourced from JACS. From time to time, certain components used in our products or solutions have been in short supply or their anticipated commercial introduction has been delayed or their availability has been interrupted for reasons outside our control. If there is a shortage or interruption in the availability to us of any such components or products and we cannot timely obtain a commercially and technologically suitable substitute or make sufficient and timely design or other modifications to permit the use of such a substitute component or product, we may not be able to timely deliver sufficient quantities of our products or solutions to satisfy our contractual obligations and may not be able to meet particular revenue expectations. Moreover, even if we timely locate a substitute part or product, but its price materially exceeds the original cost of the component or product, then our results of operations could be adversely affected.

Natural disasters, public health crises, political crises and other catastrophic events or other events outside of our control could damage our facilities or the facilities of third parties on which we depend, and could impact consumer spending.

If any of our facilities or the facilities of our third-party service providers including for example our telecommunications carrier partners, other suppliers of products that are components of our IoT Solutions, or our data center providers, or our other partners is affected by natural disasters, such as earthquakes, tsunamis, wildfires, power shortages, floods, public health crises (such as pandemics and epidemics), political crises (such as terrorism, war, political instability or other conflict) or other events outside our control, including a cyberattack, our critical business or IT systems could be destroyed or disrupted and our ability to conduct normal business operations and our revenue and operating results could be adversely affected. Moreover, these types of events could negatively impact consumer spending in the impacted regions or, depending upon the severity, globally, which could adversely impact our operating results.

We rely on third-party intellectual property to develop and provide our solutions and significant increases in licensing costs or defects in third-party software could harm our business.

We rely on intellectual property licensed from third parties to develop and offer our solutions. In addition, we may need to obtain future licenses from third parties to use intellectual property associated with our solutions. We cannot assure you that these licenses will be available to us on acceptable terms, without significant price increases or at all. Any loss of the right to use any such intellectual property required for the development and maintenance of our solutions could result in delays in the provision of our solutions until equivalent technology is either developed by us, or, if available from others, is identified, obtained, and integrated, which could harm our business. Any errors or defects in third-party intellectual property could result in errors or a failure of our solutions, which could harm our business.

Our solutions integrate with third-party technologies and if our solutions become incompatible with these technologies, our solutions would lose functionality and our customer acquisition and retention could be adversely affected.

Our solutions integrate with third-party software and devices to allow our solutions to perform key functions. Errors, viruses or bugs may be present in third-party software that our customers use in conjunction with our solutions. Changes to third-party software that our customers use in conjunction with our solutions could also render our solutions inoperable. Customers may conclude that our software is the cause of these errors, bugs or viruses and terminate their subscriptions. The inability to easily integrate with, or any defects in, any third-party software could result in increased costs, or in delays in software releases or updates to our products until such issues have been resolved, which could have a material adverse effect on our business, financial condition, results of operations, cash flows and future prospects and could damage our reputation.

Our solutions rely on cellular and GPS networks and any disruption, failure or increase in costs could impede our profitability and harm our financial results.

The critical links in our current solutions are between devices or customer premise equipment and cellular networks, which allow us to obtain data and transmit it to our system. Increases in the fees charged by cellular carriers for data transmission or changes in the cellular networks, such as a cellular carrier discontinuing support of the network currently used by our in-vehicle devices or customer premise equipment, requiring retrofitting of our devices could increase our costs and impact our profitability. In addition, technologies that rely on GPS depend on the use of radio frequency bands and any modification of the permitted uses of these bands may adversely affect the functionality of GPS and, in turn, our solutions. If we are unable to maintain good relationships and favorable terms and conditions with the cellular network carrier on which we rely, it may materially and adversely affect our business, financial condition and results of operations.

The mobile carriers can and will discontinue radio frequency technologies as they become obsolete. If we are unable to design our solutions into new technologies such as 4G, 4G LTE and 5G or 5G NR, our future prospects and revenue could be limited.

Any significant disruption in service on our websites or in our computer systems could damage our reputation and result in a loss of customers, which would harm our business and operating results.

Our brand, reputation, and ability to attract, retain, and serve our customers are dependent upon the reliable performance of our services and our customers’ ability to access our solutions at all times. Our customers rely on our solutions to make operating decisions related to their businesses, as well as to measure, store and analyze valuable data regarding their businesses. Our solutions are vulnerable to interruption and our data centers are vulnerable to damage or interruption from human error, intentional bad acts, computer viruses or hackers, earthquakes, hurricanes, floods, fires, war, terrorist attacks, power losses, hardware failures, systems failures, telecommunications failures, and similar events, any of which could limit our customers’ ability to access our solutions. Prolonged delays or unforeseen difficulties in connection with adding capacity or upgrading our network architecture may cause our service quality to suffer. Any event that significantly disrupts our service or exposes our data to misuse could damage our reputation and harm our business and operating results, including reducing our revenue, causing us to issue credits to customers, subjecting us to potential liability, harming our churn rates, or increasing our cost of acquiring new customers.

Risks Related to International Operations

We face risks inherent in conducting business internationally, including compliance with international and U.S. laws and regulations that apply to our international operations

These laws and regulations include data privacy requirements, labor relations laws, tax laws, anti-competition regulations, import and trade restrictions, export control laws, and laws that prohibit corrupt payments to governmental officials or certain payments or remunerations to customers, including the U.S. Foreign Corrupt Practices Act (“FCPA”), the U.K. Bribery Act, and other anti-corruption laws that have recently been the subject of a substantial increase in global enforcement. Many of our products are subject to U.S. export law restrictions that limit the destinations and types of customers to which our products may be sold or that require an export license in connection with sales outside the United States. Given the high level of complexity of these laws, there is a risk that some provisions may be inadvertently or intentionally breached, for example through fraudulent or negligent behavior of individual employees, our failure to comply with certain formal documentation requirements or otherwise. Also, we may be held liable for actions taken by our local partners. Violations of these laws and regulations could result in fines, criminal sanctions against us, our officers or our employees, and prohibitions or conditions on the conduct of our business. Any such violations could include prohibitions or conditions on our ability to offer our products in one or more countries and could materially damage our reputation, our brand, our international expansion efforts, our ability to attract and retain employees, our business, and our operating results.

We operate in many parts of the world that have experienced significant governmental corruption to some degree and, in certain circumstances, strict compliance with anti-bribery laws may conflict with local customs and practices. We may be subject to competitive disadvantages to the extent that our competitors are able to secure business, licenses, or other preferential treatment by making payments to government officials and others in positions of influence or through other methods that relevant law and regulations prohibit us from using. Our success depends, in part, on our ability to anticipate these risks and manage these difficulties.

Our substantial international operations may increase our exposure to potential liability under anti-corruption, trade protection, tax and other laws and regulations.

The FCPA and other anti-corruption laws and regulations (“Anti-Corruption Laws”) prohibit corrupt payments by our employees, vendors or agents. From time to time, we may receive inquiries from authorities in the United States and elsewhere about our business activities outside of the United States and our compliance with Anti-Corruption Laws. While we devote substantial resources to our global compliance programs and have implemented policies, training and internal controls designed to reduce the risk of corrupt payments, our employees, vendors or agents may violate our policies.

Our failure to comply with Anti-Corruption Laws could result in significant fines and penalties, criminal sanctions against us, our officers or our employees, prohibitions on the conduct of our business, and damage to our reputation. Operations outside of the United States may be affected by changes in trade protection laws, policies and measures, and other regulatory requirements affecting trade and investment.

As a result of our international operations we are subject to foreign tax regulations. Such regulations may not be clear, not consistently applied and subject to sudden change, particularly with regard to international transfer pricing. Our earnings could be reduced by the uncertain and changing nature of such tax regulations.

Our software contains encryption technologies, certain types of which are subject to U.S. and foreign export control regulations and, in some foreign countries, restrictions on importation and/or use. Any failure on our part to comply with encryption or other applicable export control requirements could result in financial penalties or other sanctions under the U.S. or foreign export regulations, including restrictions on future export activities, which could harm our business and operating results. Regulatory restrictions could impair our access to technologies needed to improve our solutions and may also limit or reduce the demand for our solutions outside of the United States.

We may be affected by fluctuations in currency exchange rates

We are potentially exposed to adverse as well as beneficial movements in currency exchange rates. Although the majority of our sales are transacted in U.S. dollars, expenses may be paid in local currencies. An increase in the value of the dollar could increase the real cost to our customers of our products in those markets outside the U.S. where we sell in dollars, and a weakened dollar could increase the cost of local operating expenses, procurement of raw materials from sources outside the United States, and overseas capital expenditures. We also conduct certain investing and financing activities in local currencies. Our foreign exchange forward contracts reduce, but do not eliminate, the impact of currency exchange rate movements; therefore, changes in exchange rates could harm our financial condition and results of operations.

Risk Related to Regulation

We are subject to evolving privacy laws in the United States and other jurisdictions that are subject to potentially differing interpretations and which could adversely impact our business and require that we incur substantial costs

Existing privacy-related laws and regulations in the United States and other countries are evolving and are subject to potentially differing interpretations, and various U.S. federal and state or other international legislative and regulatory bodies may expand or enact laws regarding privacy and data security-related matters. For example, the EU-U.S. Privacy Shield, a basis for data transfers from the EU to the U.S., was invalidated by the European Court of Justice, and we expect that the international transfer of personal data will present ongoing compliance challenges and complicate our business transactions and operations. Brexit, the United Kingdom’s withdrawal from the European Union, could also lead to further legislative and regulatory changes with regard to personal data transfers between the two territories. New privacy laws have come into effect in Brazil and New Zealand in 2020, and revisions of privacy laws are currently pending in countries like Canada and China. Some countries are considering or have passed legislation that requires local storage and processing of data, including geospatial data. In addition, in June 2018, California enacted the California Consumer Privacy Act (the “CCPA”), which took effect in January 2020 and has been amended by the California Privacy Rights Act (the “CPRA”) passed via ballot initiative in November 2020 and will fully take effect in January 2023. The CCPA and CPRA, among other things, gives California residents expanded rights to access and delete their personal information, opt out of certain personal information sharing, and receive detailed information about how their personal information is used. Other states and the U.S. Congress have introduced data privacy legislation that may impact our business. Data privacy legislation, amendments and revisions to existing data privacy legislation, and other developments impacting data privacy and data protection may require us to modify our data processing practices and policies, increase the complexity of providing our products and services, and cause us to incur substantial costs in an effort to comply. Failure to comply may lead to significant fines and business interruption.

We are subject to the impact of governmental and other certifications processes and regulations, which could adversely affect our products and our business

We market many solutions that are subject to governmental regulations and certifications before they can be sold. The European Union increasingly regulates the use of our products on agriculture, construction, and other types of machinery. As we develop and enhance features which support automated and autonomous operation of our customer’s products, we are increasingly subject to functional safety regulation. CE certification is required for GNSS receivers and data communications products, which must also conform to the European harmonized GNSS receiver requirements and the radio equipment directive to be sold in the European community. In the future, U.S., European, or other governmental authorities may propose GPS receiver testing and certification for compliance with published GPS signal interface or other specifications. Governmental authorities may also propose other forms of GPS receiver performance standards, which may limit design alternatives, hamper product innovation, or impose additional costs. Some of our products that use integrated radio communication technology require product type certification and some products require an end-user to obtain licensing from the FCC and other national authorities for frequency-band usage. Compliance with evolving product regulations in our major markets could require that we redesign our products, cease selling products in certain markets, and increase our costs of product development. An inability to obtain required certifications in a timely manner could adversely affect our ability to bring our products to market and harm our customer relationships. Failure to comply with evolving requirements could result in fines and limitations on sales of our products.

Regulations and changes in applicable laws relating to data privacy may increase our expenditures related to compliance efforts or otherwise limit the solutions we can offer, which may harm our business and adversely affect our financial condition.

Our products and solutions enable us to collect, manage and store a wide range of data, such as data related to vehicle tracking and fleet management, including vehicle location and fuel usage, speed and mileage. Some of the data we collect or use in our business is subject to data privacy laws, which are complex and increase our cost of doing business. The U.S. federal government and various state governments have adopted or proposed limitations on the collection, distribution and use of personal information. Many foreign jurisdictions, including the European Union and the United Kingdom, have adopted legislation (including directives or regulations) that increase or change the requirements governing data collection and storage in these jurisdictions. We market our products in over 50 countries, and accordingly, we are subject to many different, and potentially conflicting, privacy laws. If our privacy or data security measures fail to comply, or are perceived to fail to comply, with current or future laws and regulations, we may be subject to litigation, regulatory investigations or other liabilities.

Furthermore, there can be no assurance that our employees, contractors and agents will comply with the policies and procedures we establish regarding data privacy and data security, particularly as we expand our operations through organic growth and acquisitions. While our employees may violate our policies and procedures, the Company remains responsible for, and obligated to implement, policies and procedures and enter into contracts with service providers that require appropriate protection. Any violations could subject us to civil or criminal penalties, including substantial fines or prohibitions on our ability to offer our products in one or more countries, and could also materially damage our reputation, our brand, our international expansion efforts, our business, results of operations and financial condition.

The transmission of data over the Internet and cellular networks is a critical component of our SaaS business model. Additionally, as cloud computing continues to evolve, increased regulation by federal, state or foreign agencies becomes more likely, particularly in the areas of data privacy and data security. In addition, taxation of services provided over the Internet or other charges imposed by government agencies, or by private organizations for accessing the Internet, may be imposed. Any regulation imposing greater fees for Internet use or restricting information exchange over the Internet, could result in a decline in the use of the Internet and the viability of Internet-based services, which could harm our business.

Our solutions and products enable us to collect, manage and store a wide range of customer data. The United States and various state governments have adopted or proposed limitations on the collection, distribution and use of personal data, as well as requirements that must be followed if a breach of such personal data occurs. The European Union and the United Kingdom have adopted legislation (including directives, national laws and regulations) that increase or change the requirements governing data collection, use, storage and disclosure of personal data in these jurisdictions. The current European Union legislation related to data protection is the General Data Protection Regulation, which came into effect on May 25, 2018. We have updated and will continue to evaluate our group data protection and security policies, charters, and procedures to assist in maintaining data privacy and data security in line with international practices.

We may also be subject to costly notification and remediation requirements if we, or a third party, determines that we have been the subject of a data breach involving personal data of individuals. Data breach notification regulations vary among the countries where we conduct business, and also vary among the states of the United States, and any breach of personal data could be subject to any number of these requirements.

As noted above, we have sought to implement internationally recognized practices regarding data privacy and data security. If our privacy or data security measures fail to comply, or are perceived to fail to comply, with current or future laws and regulations, we may be subject to litigation, regulatory investigations or other liabilities. Moreover, if future laws and regulations limit our customers’ ability to use and share this data or our ability to store, process and share data with our customers over the Internet, demand for our solutions could decrease and our costs could increase. We might also have to limit the manner in which we collect data, the types of personal data that we collect, or the solutions we offer. Any of these risks would materially and adversely affect our business, results of operations and financial condition.

Enhanced United States fiscal, tax and trade restrictions and executive and legislative actions could adversely affect our business, financial condition, and results of operations.

There is currently significant uncertainty about the future relationship between the United States and various other countries, most significantly China, with respect to trade policies, treaties, tariffs and taxes. The current and former U.S. administrations have called for substantial changes to U.S. foreign trade policy with respect to China and other countries, including significant new and increased tariffs on goods imported into the United States. In 2018, the Office of the U.S. Trade Representative (the “USTR”) enacted tariffs on imports into the U.S. from China, including communications equipment products and components manufactured and imported from China. The tariff became effective in September 2018, with an initial rate of 10% and was scheduled to increase from 10% to 25% on January 1, 2019. The scheduled increase was delayed until March 2, 2019, however trade negotiations between the U.S. and China continue and the scheduled increase has been further delayed indefinitely. Our business may also be affected by tariffs set by countries into which we sell our products, whether as a response to U.S. foreign trade policy or otherwise. In addition, changes in international trade agreements, regulations, restrictions and tariffs, including new tariffs, may increase our operating costs, reduce our margins and make it more difficult for us to compete in the U.S. and overseas markets, and our business, financial condition and results of operations could be adversely impacted.

In some cases, the U.S. government’s imposition of trade restrictions involving products sold by certain Chinese manufacturers has caused U.S. wireless carriers to divert business from international providers to the Company, and accordingly, the Company has invested resources in satisfying the needs of such customers. If the U.S. government were to remove or reduce such trade restrictions, it could cause such carriers to reduce their business with the Company and we may be unable to recoup or attain a return on such investments.

Risk Related to Financial Reporting

The requirements of being a public company may strain our resources and divert management’s attention, and the increases in legal, accounting, insurance and compliance expenses may be greater than we anticipate.

We are a public company, and as such (and particularly after we are no longer an “emerging growth company”), will incur significant legal, accounting and other expenses that KORE did not incur prior to the business combination. We are subject to the reporting requirements of the Exchange Act, and are required to comply with the applicable requirements of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as the rules and regulations subsequently implemented by the SEC and the listingstandards of The New York Stock Exchange, including changes in corporate governance practices and the establishment and maintenance of effective disclosure and financial controls. Compliance with these rules and regulations can be burdensome. Our management and other personnel need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our historical legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to attract and retain qualified members of our Board as compared to KORE prior to the business combination as well as significantly more expensive to provide the required insurance. In particular, we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act, which will increase when we are no longer an “emerging growth company.” We will need to hire additional accounting and financial staff, and engage outside consultants, all with appropriate public company experience and technical accounting knowledge and maintain an internal audit function, which will increase our operating expenses. Moreover, we could incur additional compensation costs in the event that we decide to pay cash compensation closer to that of other public companies, which would increase our general and administrative expenses and could materially and adversely affect our profitability. We are evaluating these rules and regulations, and cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

We were not required to document and test our internal controls over financial reporting nor has our management been required to certify the effectiveness of our internal controls and our auditors have not been required to opine on the effectiveness of our internal control over financial reporting. Failure to maintain adequate financial, information technology and management processes and controls could result in material weaknesses which could lead to errors in our financial reporting, which could adversely affect our business.

We were not required to thoroughly document and test our internal controls over financial reporting nor was our management required to certify the effectiveness of our internal controls and our auditors were not required to opine on the effectiveness of our internal control over financial reporting. We will cease to be an emerging growth company status and become subject to the SEC’s internal control over financial reporting management and auditor attestation requirements upon the earliest to occur of: (i) the last day of the fiscal year following the fifth anniversary of the date of the completion of this offering; (ii) the last day of the first fiscal year in which our annual gross revenue exceed $1.07 billion; (iii) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the previous three years; (iv) the date on which we are deemed a large accelerated filer under the rules of the SEC, which will occur at such time as we (a) have an aggregate worldwide market value of common equity securities held by non-affiliates of $700 million or more as of the last business day of our most recently completed second quarter, (b) have been required to file annual and quarterly reports under the Exchange Act, for a period of at least 12 months and (c) have filed at least one annual report pursuant to the Exchange Act. Additionally, our independent registered public accounting firm may be required to formally attest to the effectiveness of our internal controls over financial reporting commencing with our second annual report on Form 10-K (i.e., for the year ending December 31, 2022). We may not be able to complete our evaluation, testing and any required remediation in a timely fashion. In addition, our current controls and any new controls that we develop may become inadequate because of poor design and changes in our business, including increased complexity resulting from any international expansion. Any failure to implement and maintain effective internal controls over financial reporting could adversely affect the results of assessments by our independent registered public accounting firm and their attestation reports.

KORE has identified material weaknesses in its internal control over financial reporting. If remediation of such material weaknesses is not effective, or if it fails to develop and maintain proper and effective internal control over financial reporting, KORE’s ability to produce timely and accurate financial statements, comply with applicable laws and regulations, or access the capital markets could be impaired.

As a public company, KORE is actively evaluating its internal control over financial reporting in a manner that meets the standards of publicly traded companies required by Section 404(a) of the Sarbanes-Oxley Act, or Section 404. The process of designing and implementing effective internal control over financial reporting is a continuous effort that requires KORE to anticipate and react to changes in its business and the economic and regulatory environments and to expend significant resources to maintain internal control over financial reporting that is adequate to satisfy its reporting obligations as a public company. The rules governing the standards that must be met for its management to assess its internal control over financial reporting are complex and require significant documentation, testing and possible remediation. Testing and maintaining its internal control over financial reporting may divert KORE management’s attention from other matters that are important to its business.

KORE initiated a review of internal controls over financial reporting to determine any challenges for management to report the effectiveness of KORE’s internal control over financial reporting in the upcoming annual report following the completion of the offering. The review identified material weaknesses in its internal control over financial reporting and over information technology (“IT”) general controls for information systems that are relevant to the preparation of its financial statements. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of a company’s annual or interim financial statements will not be prevented or detected on a timely basis. KORE did not have a sufficient complement of personnel with an appropriate US GAAP accounting and tax knowledge and experience that contributed to the control deficiencies noted below:

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We did not design and maintain formal accounting policies, procedures, and controls over significant accounts and disclosures, including segregation of duties, to ensure complete, accurate and timely financial accounting, reporting, and disclosures. In addition, we did not have the formal processes to identify, review and account for nonroutine transactions and/or events, nor to review journal entries, reconcile journal entries to underlying support, or evaluate if journal entries are in compliance with GAAP before the entries are manually posted . Lastly, we did not have a process to ensure all balance sheet accounts had reconciliations that properly supported the balances, including proper review and approvals.

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We did not design and maintain effective control over IT general controls for information systems and company-wide End User Computing (“EUCs”) spreadsheets that are relevant to the preparation of its financial statements. Specifically, we did not design and maintain: (i) program change management control for financial systems relevant to our financial reporting to ensure that information technology program and data changes affecting financial IT applications and underlying accounting records are identified, tested, authorized and implemented appropriately; (ii) user access controls to ensure appropriate segregation of duties and that adequately restrict user and privileged access to financial applications, programs, and data to appropriate KORE personnel; (iii) computer operations controls to ensure critical data interfaces between systems are appropriately identified and monitored, data backups are authorized and monitored, and restorations are tested; and (iv) testing and approval controls for program development to ensure that new software development is aligned with business and IT requirements.

The material weaknesses related to the financial reporting control environment and to the IT control environments have not resulted in material adjustments to accounts and disclosures. However, the deficiencies, when aggregated, could result in a misstatement of account balances or disclosures that would result in a material misstatement to the annual or interim condensed consolidated financial statements that would not be prevented or detected.

To address its material weaknesses, KORE has taken the following steps thus far in 2021 to enhance its internal control over financial reporting and IT general controls and it plans to take additional steps to remediate the material weaknesses:

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Hired new leadership in the accounting and finance team, including a Corporate Controller and Tax Senior Manager, with appropriate technical accounting knowledge and public company experience in finance and accounting;

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Actively pursuing the hire of a qualified Controller of IoT Solutions, a technical accounting and SEC reporting professionals and additional accounting associates to execute key controls related to various financial reporting processes, in addition to utilizing third-party consultants to supplement KORE’s internal resources focused on technical accounting, application of new accounting standards, tax matters and valuations;

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Engaged a global accounting advisory firm to assist with the documentation, evaluation, remediation and testing of KORE’s internal control over financial reporting and ITGC’s, and corrective action has already begun;

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Consolidating finance, accounting, and reporting operations, with a common set of comprehensive accounting and financial reporting procedures and controls to improve the completeness and accuracy of financial accounting, reporting and disclosures; and

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Developed a roadmap to migrate from multiple legacy billing platforms to a single billing platform by the end of 2022, and also have initiated other projects to improve and streamline the financial operations of our acquired entities.

While KORE is designing and implementing measures to remediate its existing material weaknesses, it cannot predict the success of such measures or the outcome of its assessment of these measures at this time. KORE can give no assurance that these measures will remediate any of the deficiencies in its internal control over financial reporting or that additional material weaknesses in its internal control over financial reporting will not be identified in the future. KORE’s current controls and any new controls that it develops may become inadequate because of changes in conditions in its business, personnel, IT systems and applications, or other factors. Any failure to design or maintain effective internal controls over financial reporting or any difficulties encountered in their implementation or improvement could increase compliance costs, negatively impact share trading prices, or otherwise harm KORE’s operating results or cause loss of investor confidence or delisting and cause the market price of our shares to decline.

Risks Related to our Common Stock

The price of our securities may be volatile.

Our securities may fluctuate due to a variety of factors, including:

•	the success of competitive services or technologies;

•	developments related to our existing or any future collaborations;

•	regulatory or legal developments in the United States and other countries;

•	developments or disputes concerning our intellectual property or other proprietary rights;

•	the recruitment or departure of key personnel;

•	actual or anticipated changes in estimates as to financial results, development timelines or recommendations by securities analysts;

•	variations in our financial results or those of companies that are perceived to be similar to us;

•	general economic, industry and market conditions; and

•	the other factors described in this “Risk Factors” section.

These market and industry factors may materially reduce the market price of our common stock regardless of our operating performance.

Future resales of our common stock may cause the market price of our securities to drop significantly, even if our business is doing well.

Pursuant to the Investor Rights Agreements (as defined below), the Sponsor and the KORE stockholders party thereto are contractually restricted from selling or transferring any of its shares of our common stock (the “Lock-up Shares”), other than (i) any transfer to an affiliate of a holder, (ii) distribution to profit interest holders or other equity holders in such holder or (iii) as a pledge in a bona fide transaction to third parties as collateral to secure obligations under lending arrangements with third parties. Such restrictions end on the date that is 12 months after the Closing. However, following the expiration of such lockup, the Sponsor and the KORE equity holders party to the Investor Rights Agreement will not be restricted from selling shares of our common stock held by them, other than by applicable securities laws.

The Selling Securityholders are not restricted from selling any of their shares of our common stock, other than by applicable securities laws. As such, sales of a substantial number of shares of our common stock in the public market could occur at any time. The shares of common stock offered by the Selling Securityholders represent approximately 29.3% of our outstanding common stock.

As restrictions on resale end, the sale or possibility of sale of these shares could have the effect of increasing the volatility in our share price or the market price of our common stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them. In addition, we may issue additional shares of our common stock or other equity securities without the approval of investors, which would reduce investors’ proportionate ownership interests and may depress the market price of our common stock.

We may be subject to securities litigation, which is expensive and could divert management attention.

The market price of our securities may be volatile and, in the past, companies that have experienced volatility in the market price of their securities have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert management’s attention from other business concerns, which could seriously harm our business.

Reports published by analysts, including projections in those reports that differ from our actual results, could adversely affect the price and trading volume of our common stock.

Securities research analysts may establish and publish their own periodic projections for us. These projections may vary widely and may not accurately predict the results we actually achieves. Our share price may decline if its actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on our downgrades our stock or publishes inaccurate or unfavorable research about our business, our share price could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, our securities price or trading volume could decline. While we expect research analyst coverage following consummation of the business combination, if no analysts commence coverage of us, the market price and volume for our securities could be adversely affected.

We do not intend to pay cash dividends for the foreseeable future.

We currently intend to retain our future earnings, if any, to finance the further development and expansion of our business and does not intend to pay cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements and future agreements and financing instruments, business prospects and such other factors as our board of directors deems relevant.

There can be no assurance that we will be able to comply with the continued listing standards of the NYSE.

Our common stock are currently listed on NYSE. If NYSE delists our common stock from trading on its exchange for any reason, we and our stockholders could face significant material adverse consequences including:

•	a limited availability of market quotations for our securities;

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a determination that our common stock is a “penny stock” which will require brokers trading in our common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our common stock;

•	a limited amount of analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

USE OF PROCEEDS

All of the shares of common stock offered by the Selling Securityholders pursuant to this prospectus will be sold by them for their respective accounts. We will not receive any of the proceeds from these sales, except with respect to amounts received by us upon exercise of the warrants to the extent such warrants are exercised for cash. We intend to use any proceeds from the exercise of any warrants for cash for general corporate and working capital purposes.

The Selling Securityholders will pay any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses incurred by such Selling Securityholders in disposing of their shares of common stock, and we will bear all other costs, fees and expenses incurred in effecting the registration of such securities covered by this prospectus, including, without limitation, all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accountants.

DIVIDEND POLICY

We have not paid any cash dividends on our common stock to date. The payment of cash dividends in the future will be dependent upon our revenue and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of our board of directors. Our ability to declare dividends may be limited by the terms of financing or other agreements entered into by us or our subsidiaries from time to time.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Capitalized terms used but not defined herein have the same meanings ascribed thereto in the final prospectus and definitive proxy statement, dated August 12, 2021 and filed by King Pubco, Inc. with the Securities and Exchange Commission.

Introduction

KORE is providing the following unaudited pro forma combined financial information to aid you in your analysis of the financial aspects of the business combination.

In May 2020, the SEC adopted Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses. Release No. 33-10786 is effective on January 1, 2021.

The registration statement for the CTAC IPO became effective on October 21, 2020. On October 26, 2020, CTAC consummated the CTAC IPO of 25,000,000 units at $10.00 per unit, generating gross proceeds of $250.0 million, and incurring offering costs of approximately $14.5 million, inclusive of approximately $8.8 million in deferred underwriting commissions. The underwriters were granted a 45-day option from the date of the final prospectus relating to the CTAC IPO to purchase up to 3,750,000 additional units to cover over-allotments, at $10.00 per unit. On November 9, 2020, the underwriters partially exercised the over-allotment option and purchased an additional 916,900 units (the “Over-Allotment Units”), generating gross proceeds of approximately $9.2 million, and incurring additional offering costs of approximately $0.5 million in underwriting fees (inclusive of approximately $0.3 million in deferred underwriting fees).

Simultaneously with the closing of the CTAC IPO, CTAC consummated the private placement (“Private Placement”) of 800,000 units (the “Private Placement Units”) at a price of $10.00 per Private Placement Unit, generating total gross proceeds of $8.0 million. Subsequently, along with the closing of the Over-Allotment Units, CTAC consummated a private placement on November 10, 2020 for an additional 18,338 Private Placement Units (“Over-Allotment Private Placement Units”) to the Sponsor, generating gross proceeds to CTAC of $183,380 (“Over-Allotment Private Placement”).

Upon the closing of the CTAC IPO, the Over-Allotment, the Private Placement and the Over-Allotment Private Placement, approximately $259.2 million ($10.00 per unit) of the net proceeds of the CTAC IPO, the Over- Allotment, the Over-Allotment Private Placement and certain of the proceeds of the Private Placement were placed in a trust account.

CTAC had 24 months from the closing of the CTAC IPO (by October 26, 2022) to complete an initial business combination.

KORE is one of the largest global independent IOT enablers, delivering critical services to customers globally to deploy, manage & scale their IoT application and use cases. KORE provides advanced connectivity services, location-based services, device solutions, managed and professional services used in the development and support of IoT technology for the Machine-to-Machine market. KORE’s IoT platform is delivered in partnership with the world’s largest mobile network operators and provides secure, reliable wireless connectivity to mobile and fixed devices. This technology enables KORE to expand its global technology platform by transferring capabilities across new and existing vertical markets and delivers complimentary products to channel partners and resellers worldwide.

The unaudited pro forma combined statements of operations for the nine months ended September 30, 2021, combine the historical statements of operations of KORE and CTAC. The unaudited pro forma combined statements of operations for the year ended December 31, 2020, combine the historic statements of operations of Maple and CTAC. The periods are presented on a pro forma basis with the business combination and related transactions, summarized below, consummated on January 1, 2020, the beginning of the earliest period presented. The related transactions contemplated by the Merger Agreement that are given pro forma effect include:

•

Transaction accounting adjustments, which represent adjustments that are done in connection with the closing of the business combination, including the following: (i) the reverse recapitalization between CTAC and Maple; (ii) the net proceeds from the issuance of KORE Common Stock in the PIPE Investment; and (iii) the partial utilization of the Backstop Note.

The unaudited pro forma combined financial information may not be useful in predicting the future financial condition and results of operations of KORE.

The unaudited pro forma combined financial information does not include an unaudited pro forma consolidated balance sheet as of September 30, 2021 as the business combination was consummated on September 30, 2021, and is reflected in KORE’s historical unaudited consolidated balance sheet as of September 30, 2021, included elsewhere in this prospectus.

The historical financial information of KORE was derived from the unaudited condensed consolidated financial statements of KORE for the nine months ended September 30, 2021, and the audited financial statements of Maple for the year ended December 31, 2020. The historical financial information of CTAC was derived from the books and records of CTAC for the period from January 1, 2021 to September 29, 2021, and the audited financial statements of CTAC for the period from September 8, 2020 (inception) to December 31, 2020.

The business combination closed on September 30, 2021 and was accounted for as a reverse recapitalization, in accordance with U.S. GAAP. Under this method of accounting, Maple was determined to be the accounting acquirer, and CTAC was treated as the “acquired” company for financial reporting purposes. Accordingly, the business combination was treated as the equivalent of Maple issuing stock for the net assets of CTAC, accompanied by a recapitalization. The net assets of CTAC were stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the business combination are those of Maple.

Maple was determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•	The equity holders of Maple hold the majority (54%) of voting rights in KORE;

•	The senior management team of Maple became the senior management of KORE;

•	In comparison with CTAC, Maple has significantly more revenue and total assets and a larger net loss.

•	The operations of Maple comprise the ongoing operations of KORE and KORE assumed Maple’s headquarters.

Description of the Business Combination

The aggregate consideration for the Business Combination is $627.0 million, payable in the form of shares of the KORE Common Stock and cash.

The following summarizes the purchase consideration:

Total shares transferred	39,200,000

Value per share(1)	10.00

Total share consideration	$392,000,000

A-1 Preferred Stock	86,861,830
A Preferred Stock	85,217,671
B Preferred Stock	97,835,184
Option Cash Consideration	4,075,000
First LTIP Payment	1,050,000
Less: Preferred stock settled in common shares	(40,000,000)

Total cash consideration	$235,039,685

Total purchase consideration	$627,039,685

(1)

Closing Share Consideration is calculated using $10.00 reference price. As the business combination is accounted for as a reverse recapitalization, the value per share is disclosed for informational purposes only in order to indicate the fair value of shares transferred.

The following summarizes the pro forma KORE Common Stock outstanding in thousands: *

	Shares Outstanding	%
Maple Stockholders	39,200	54.3%

Total Maple Stockholders	39,200	54.3%

CTAC Public Shares	3,659	5.0%

CTAC Founder Shares	6,698	9.3%

Total CTAC Shares	10,357	14.3%

PIPE investors	22,686	31.4%

Pro Forma KORE Common Stock at September 30, 2021	72,243	100.0%

*	Amounts and percentages exclude all Maple Options (including vested Maple Options) as they were not outstanding common stock at the time of Closing.

The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2021 and the year ended December 31, 2020 was prepared using, and should be read in conjunction with, KORE’s unaudited condensed consolidated statements of operations for the nine months ended September 30, 2021 and Maple’s audited consolidated statements of operations for the year ended December 31, 2020 and the related notes, included elsewhere in this prospectus.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR NINE MONTHS ENDED SEPTEMBER 30, 2021

(in thousands, except share and per share data)

	For the Nine Months Ended September 30, 2021	January 1, 2021 – September 29, 2021			For the Nine Months Ended September 30, 2021
	KORE (Historical)	CTAC (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
Revenue:
Revenue	183,919	—	—		183,919
Cost of revenue:
Cost of revenue	88,675	—	—		88,675
Operating expenses:
Selling, general and administrative	66,525	6,083	(6,038)	B	62,006
	—		(4,564)	D	—
Selling, general and administrative – related party	—	753	(753)	B	—
Depreciation and amortization	37,947	—			37,947

Total operating expenses	104,472	6,836	(11,355)		99,953

Operating profit (loss)	(9,228)	(6,836)	11,355		(4,709)
Other income (expense):
Interest expense, including amortization of debt financing costs, net	(16,155)	—	1,056	E	(20,251)
			30	F
			(5,182)	G
Change in fair value of warrant liability	5,281	3,119	(5,281)	H	95
			(3,024)	I
Investment income from trust account	—	19	(19)	K	—

Loss before income taxes	(20,102)	(3,698)	(1,065)		(24,865)
Income tax provision (benefit)
Current	569	—	1,810	L	2,379
Deferred	(8,197)	—			(8,197)

Total income tax provision (benefit)	(7,628)	—	1,810		(5,818)

Net loss	(12,474)	(3,698)	(2,875)		(19,047)

	KORE (Historical)	CTAC (Historical)			Pro Forma Combined
Basic and diluted weighted average shares outstanding of Class A ordinary shares	30,433,641	26,735,238			72,242,919
Basic and diluted net loss per share, Class A ordinary Shares	$(1.03)	$—			$(0.26)
Basic and diluted weighted average shares outstanding of Class B ordinary shares	—	6,479,225			—
Basic and diluted net loss per share, Class B ordinary Shares	$—	$(0.57)			$—

UNAUDITED PRO FORMA COMBINED STATEMENT OF

OPERATIONS FOR YEAR ENDED DECEMBER 31, 2020

(in thousands, except share and per share data)

	For the Year Ended December 31, 2020
	Maple (Historical)	CTAC (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
Revenue:
Revenue	213,760	—	—		213,760
Cost of revenue:
Cost of revenue	97,930	—	—		97,930
Operating expenses:
Selling, general and administrative	72,883	515	2,100	A	80,881
			819	B
			4,564	C
Selling, general and administrative – related party	—	158	(158)	B	—
Depreciation and amortization	52,488	—			52,488

Total operating expenses	125,371	673	7,325		133,369

Operating profit (loss)	(9,541)	(673)	(7,325)		(17,539)
Other income (expense):
Interest expense, including amortization of debt financing costs, net	(23,493)		40	F	(30,246)
			(6,793)	G
Change in fair value of warrant liability	(7,485)	(3,779)	7,485	H	(116)
			3,663	I
Offering costs attributable to warrants		(446)	433	J	(13)
Investment income from trust account	—	4	(4)	K	—

Loss before income taxes	(40,519)	(4,894)	(2,501)		(47,914)
Income tax provision (benefit)
Current	1,051	—	(3,412)	L	(2,361)
Deferred	(6,369)	—			(6,369)

Total income tax benefit	(5,318)	—	(3,412)		(8,730)

Net loss	(35,201)	(4,894)	911		(39,184)

Basic and diluted weighted average shares outstanding of Class A ordinary shares	31,650,173	26,386,269			72,242,919
Basic and diluted net loss per share, Class A ordinary Shares	$(1.96)	$—			$(0.49)
Basic and diluted weighted average shares outstanding of Class B ordinary shares	—	6,355,484			—
Basic and diluted net loss per share, Class B ordinary Shares	$—	$(0.77)			$—

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

1.	Basis of Presentation

The business combination was accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, Maple was determined to be the accounting acquirer, and CTAC was treated as the “acquired” company for financial reporting purposes. Accordingly, the business combination was treated as the equivalent of Maple issuing stock for the net assets of CTAC, accompanied by a recapitalization. The net assets of CTAC were stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the business combination are those of Maple.

The unaudited pro forma combined statements of operations for the nine months ended September 30, 2021 and the year ended December 31, 2020 give pro forma effect to the business combination as if it was completed on January 1, 2020.

The historical financial information of KORE was derived from the unaudited condensed consolidated financial statements of KORE for the nine months ended September 30, 2021, and the audited financial statements of Maple for the year ended December 31, 2020. The historical financial information of CTAC was derived from the books and records of CTAC for the period from January 1, 2021 to September 29, 2021, and the audited financial statements of CTAC for the period from September 8, 2020 (inception) to December 31, 2020.

The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2021 was prepared using, and should be read in conjunction with, the following:

•	KORE’s unaudited condensed consolidated statements of operations for the nine months ended September 30, 2021 and the related notes, included elsewhere in this prospectus; and

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 was prepared using, and should be read in conjunction with, the following:

•	Maple’s audited consolidated statement of operations for the year ended December 31, 2020 and the related notes, included elsewhere in this prospectus

•	CTAC’s audited statement of operations for the period from September 8, 2020 (inception) through December 31, 2020 and the related notes, contained in CTAC’s Annual Report on Form 10-K/A.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the Unaudited Pro Forma Information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The Unaudited Pro Forma Information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the business combination.

The pro forma adjustments reflecting the consummation of the business combination are based on certain currently available information and certain assumptions and methodologies that management believes are reasonable under the circumstances. The unaudited pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the unaudited pro forma adjustments and it is possible the difference may be material. Management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the business combination based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the Unaudited Pro Forma Information.

2.	Accounting Policies

Upon consummation of the business combination, KORE performed a comprehensive review of the two entities’ accounting policies. As a result of the review, management did not identify differences between the accounting policies of the two entities which, when conformed, would have a material impact on the financial statements of the KORE.

3.	Adjustments to Summary Pro Forma Information

The Unaudited Pro Forma Information has been prepared to illustrate the effect of the business combination and has been prepared for informational purposes only.

The following Unaudited Pro Forma Information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). KORE has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the Unaudited Pro Forma Combined Financial Information.

The pro forma basic and diluted loss per share amounts presented in the unaudited pro forma combined statements of operations are based upon the number of the combined company’s shares outstanding, assuming the business combination occurred on January 1, 2020.

Adjustments to Unaudited Pro Forma Combined Statements of Operations

The pro forma adjustments included in the unaudited pro forma combined statements of operations for the nine months ended September 30, 2021 and year ended December 31, 2020 are as follows:

(A)

Reflects expense related to the First LTIP Payment as part of the deal closing and the recognition of the Second LTIP (i.e. an amount not to exceed $1,050,000) rateably over the associated one year service period.

(B)

Reflects the reversal of capitalizable transaction costs and related party expenses which would not have been expensed and the recognition of non-capitalizable transaction cost which would have been expensed immediately had the transaction taken place January 1, 2020.

(C)	Reflects an expense for the payment of cash and shares made in accordance with the Option Cancellation Agreement.

(D)	Reflects the reversal of compensation costs recognized during the nine months ended September 30, 2021 related to options settled in the Option Cancellation Agreement.

(E)	Reflects the elimination of historical interest expense during the nine months ended September 30, 2021 on the revolving credit facility repaid through the transaction proceeds.

(F)	Reflects the elimination of historical interest expense on the related party notes repaid through the transaction proceeds.

(G)	Reflects interest expense and amortization of debt issuance costs related to the Backstop Notes.

(H)

Reflects the elimination of the historical change in fair value of the Maple warrant liability of $(5.3) million and $7.5 million due to the settlement of the Maple Warrants through KORE Common Stock for the nine months ended September 30, 2021 and year ended December 31, 2020, respectively.

(I)

Reflects the elimination of the historical change in fair value of the CTAC public warrant liability of $3.0 million and $(3.7) million due to the reclassification of the public warrants from liability classified to equity instruments at the close of the business combination for the nine months ended September 30, 2021 and year ended December 31, 2020, respectively.

(J)

Reflects the elimination of offering costs attributable to public warrants due to the reclassification of the public warrants from liability classified to equity instruments at the close of the business combination for the year ended December 31, 2020.

(K)	Reflects the elimination of investment income on the trust account.

(L)	Reflects tax effects of income statement pro forma adjustments above.

4.	Loss per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the business combination, assuming the shares were outstanding since January 1, 2020. As the business combination and related equity transactions reflect as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net income (loss) per share assumes that the shares issuable relating to the business combination have been outstanding for the entirety of the period presented.

	For the year ended December 31, 2020	For the nine months ended September 30, 2021
Pro forma net loss	(39,184)	(19,047)
Premium on preferred conversion to common shares	4,074	—

	(35,110)	(19,047)
Weighted average shares outstanding of common stock	72,242,919	72,242,919
Net loss per share (Basic and Diluted) attributable to common stockholders	$(0.49)	$(0.26)

BUSINESS

Overview

We offer IoT services and solutions. We are one of the largest global independent IoT enabler, delivering critical services to customers globally to deploy, manage and scale their IoT application and use cases. KORE provides advanced connectivity services, location-based services, device solutions, managed and professional services used in the development and support of IoT technology for the Machine-to-Machine market. KORE’s IoT platform is delivered in partnership with the world’s largest mobile network operators and provides secure, reliable wireless connectivity to mobile and fixed devices. This technology enables KORE to expand its global technology platform by transferring capabilities across the new and existing vertical markets and delivers complimentary products to channel partners and resellers worldwide. KORE began operations in 2003. KORE’s predecessor entity, Maple Holdings Inc., was incorporated under the laws of the State of Delaware as a corporation on July 29, 2014. After the Closing, Maple Holdings Inc. ceased to exist as a separate legal entity.

KORE has operating subsidiaries located in Australia, Belgium, Brazil, Canada, the Dominican Republic, Ireland, Malta, Mexico, the Netherlands, New Zealand, Singapore, Switzerland, the United Kingdom and the United States.

We believe KORE is one of the largest global enablers of IoT, providing Connectivity and IoT Solutions to enterprise customers across five key industry verticals, comprising (i) Connected Health, (ii) Fleet Management, (iii) Asset Monitoring, (iv) Communications Services and (v) Industrial IoT (or “IIoT”).

KORE has built a business at scale with revenue of $183.9 million for the nine months ended September 30, 2021, $156.3 million for the nine months ended September 30, 2020, $214 million for year ended December 31, 2020 and $169 million for the year ending December 31, 2019. KORE’s net loss and adjusted EBITDA for the nine months ended September 30, 2021 were $12.5 million and $47.0 million, respectively. KORE’s net loss and adjusted EBITDA for the nine months ended September 30, 2020 were $19.5 million and $44.5 million, respectively. KORE’s net loss and adjusted EBITDA for the year ended December 31, 2020 were $35 million and $58 million, respectively. KORE’s net loss and adjusted EBITDA for the year ended December 31, 2019 were $23.4 million and $51 million, respectively.

Already a large market, KORE believes that IoT shows the promise and potential to be a significant technological revolution. IoT adoptions often result in significant productivity increases while creating entirely new business models in many cases, and the Company believes that IoT has the ability to have a significant impact worldwide. KORE enables this IoT adoption and is at the center of this revolution.

Diverse, Blue-chip Customer Base

KORE enables mission-critical IoT applications for enterprise and solution provider customers across approximately 14 million and 12 million devices for the nine months ended September 30, 2021 and year ended December 31, 2020, respectively. KORE provided connectivity to over 3,600 customers for the nine months ended September 30, 2021 and year ended December 31, 2020. Examples of how our customers use KORE’s products and services across KORE’s five key verticals are illustrated below:

•

Connected Health: Remote patient monitoring and telemedicine enabled by connected medical devices, IoT device enabled clinical drug trials, mPERS connected emergency devices, connected medical equipment diagnostics, electronic visit verification.

•

Fleet Management: Stolen vehicle recovery location tracking, connected cameras for tracking vehicle driving conditions and driver behavior, connected route optimization, fuel consumption optimization, connected preventive maintenance, usage-based insurance, connected cars.

•

Asset Monitoring: Home/business security sensor and camera solutions, offender tracking through ankle bracelets, tank monitoring, supply chain inventory and asset tracking, fuel pipeline flow monitoring.

•	Communication Services: IoT and consumer service providers, carrier IoT business units, enterprise connectivity / failsafe, private networking—KORE may provide CEaaS for some of these customers.

•	Industrial IoT: Smart utilities / meters, smart cities / buildings, smart factories, field service automation, manufacturers of smart or connected products

Across the above-mentioned use cases and others, IoT is already a large and fast-growing industry comprised of IoT hardware, software, connectivity and services.

Customer and Key Partners

KORE enables mission-critical applications for over 3,600 customers comprising over 12 million devices. KORE is a leader in enabling end-to-end IoT Solutions for enterprises across high growth end markets including Connected Health, Industrial IoT, Fleet Management and Remote Asset Monitoring. KORE serves an expansive group of some of the largest blue-chip enterprises with low customer concentration (approximately 300 customers comprising approximately 89% and 87% of its revenue for the nine months ended September 30, 2021 and year ended December 31, 2020, respectively).

KORE’s customers operate in a wide variety of sectors, including healthcare, fleet and vehicle management, asset management, communication services and industrial/manufacturing. KORE’s largest customer, comprising approximately 21% and 14% of KORE’s revenue for the nine months ended September 30, 2021 and year ended December 31, 2020, respectively, is a large-scale medical device manufacturer with worldwide reach.

KORE has a B2B (business to business) model where any given customer may have hundreds, or thousands of devices deployed in the field. The structure of KORE’s relationships with its connectivity customers is “sticky,” meaning that any exit by a connectivity customer from KORE’s platform generally will take place over a period of time. Additionally, it may not be clear to KORE that a customer is exiting.

The speed at which a customer may exit the KORE platform depends upon many factors including the time and cost of switching SIM cards (generally one SIM card represents one connection), which are embedded in IoT devices deployed by customers. In many cases, the act of switching SIMs for devices involves significant logistics at a high cost. For example, in order for a smart utility customer to leave KORE, a customer has to send a person to the location of the meter, access the meter, take it offline, remove KORE’s SIM card and finally replace it with that of another provider. This process can cost more than one hundred dollars per device, after taking into account the costs of deploying a technician to the field and down-time of the connected device. Customers often prefer to phase out business as devices are replaced instead of conducting a wide-scale migration as a wide-scale migration may take months or years to fully transition all devices from KORE’s services. Because customers are not required to notify KORE of an intention to exit the KORE platform, it is often difficult for KORE to judge whether a customer has made a decision to stop using its services.

The difficulty in determining if a customer is moving away from KORE is furthered by the fact that the number of Total Connections that KORE has with any particular customer can increase or decrease over time depending on a variety of factors, including pricing, customer satisfaction, fit with a particular customer product, etc. In some cases, customers may choose to allocate a portion of their business to other service providers alongside KORE. This allocation can change from period to period. As a result, a decline in Total Connections by a customer is not necessarily an indicator that the customer has decided to move away from KORE. Customers often keep their volume allocation decisions confidential in order to prevent KORE from making commercial adjustments (such as price increases).

KORE’s strong customer and partner relationships provide it with the opportunity to expand its market reach and sales. KORE partners with leading cellular providers such as in relation to its CaaS business. KORE’s IoT ecosystem partners include enterprise-level IoT software providers as application platform partners, top of the line commercial hardware manufacturers as hardware OEM partners, well-known electronics solutions providers as semi-conductor and module OEM partners, globally recognized cloud platforms as cloud providers as well as multinational system integrators as systems integration services partners. These partnerships allow KORE to enable its customers in deploying their IoT Solutions.

Market Opportunity

Key highlights of KORE’s market and business opportunity include:

Large and Growing IoT Market. The IoT market is growing at a very rapid pace and KORE aims to capitalize on this momentum. KORE’s addressable market is anticipated by industry analysts to grow from $382 billion with 12 billion IoT devices in the market in 2020 to $906 billion with 25 billion IoT devices in the market by 2025. The IoT market is projected by industry analysts to be $7 trillion by 2030 with an accelerated growth of 50.5% CAGR. In addition to the proliferation of IoT endpoints, the adoption of 5G connectivity and enterprise digital transformation are major drivers for the growth of the IoT market.

Full stack product suite. The KORE mission is clear—to simplify the complexities of IoT and help clients deploy, manage, and scale their mission critical IoT Solutions. KORE has built a platform that allows it to be a trusted advisor to its clients in serving them in three areas CaaS, IoT Managed Services/Solutions, and Analytics, which KORE refers to as “CSA,” or connectivity, solutions, and analytics. KORE offers a one-stop shop for enterprise customers seeking to obtain multiple IoT services and solutions from a single provider. Its product scope is as described below:

Product line	Products	Product description	Primary pricing method
IoT Connectivity 68% of nine months ended Q3 2021 and 74% of full year 2020 revenue	IoT Connectivity as a Service (CaaS)	• IoT Connectivity services offered through our IoT platform ‘KORE One’	Per subscriber per month for lifetime of device (7-10 years and growing) Long-term customer relationships

•  Our connectivity solutions allow devices to seamlessly and securely connect anywhere in the world across any connected network, which we call our multiple devices, multiple locations, multiple carriers CaaS value prop

	IoT Connectivity Enablement as a Service (CEaaS)	• IoT Connectivity Management Platform as a Service (or individual KORE One engine) • Cellular Core Network as a Service (cloud native HyperCore)
	IoT Device Management Services	• Outsourced platform-enabled services (e.g., logistics, configuration, device management) • Sourcing of 3rd party devices globally, device design and selection services	Upfront fee per device or per device per month
IoT Solutions 32% of nine months ended Q3 2021 and 26% of full year 2020 revenue	IoT Security	• KORE’s SecurityPro SaaS platform	Per subscriber per month
	Location Based Services (LBS)	• KORE’s PositionLogic SaaS platform and LBS APIs

IoT Connectivity

KORE’s heritage is in delivering IoT Connectivity services, particularly cellular connectivity, which is needed in a large number of IoT use cases. Managing cellular connectivity for IoT devices is complex. Companies deploying IoT devices often do so in multiple countries and sometimes across multiple continents. Even within an individual country, it is often the case that no single carrier offers 100% network coverage or coverage across all cellular technologies. Among other IoT deployment complexities, this lack of a single carrier across territories often necessitates negotiating, establishing and maintaining a large number of cellular carrier contracts. On a day-to-day level this requires potentially accessing a large number of cellular carrier portals in order to provision, de-provision, maintain, change rate plans for, change states for, and perform other transactions for SIMs deployed in IoT devices. A company deploying IoT would also expect to get multiple cellular carrier bills every month, and to work with multiple customer support organizations when something goes wrong. This complexity is very hard to manage at scale, especially since it is only a part of the complexity of the overall IoT deployment. KORE’s connectivity services simplify this complexity and provide a single connectivity relationship managed through a single source with our KORE One platform which is purpose built for IoT. On the back-end, KORE leverages 44 carrier integrations with its cellular carrier partners.

KORE IoT Connectivity Services Coverage

KORE also believes that eSIMs have significant potential for IoT providers and for KORE in particular. eSIM is a new SIM standard defined by the Global System for Mobile Communications Association (“GSMA”), the organization that supports and defines cellular standards. The transition from the current standard, where a SIM is “locked in” to a specific cellular carrier, to an “unlocked” eSIM model that allows a company deploying IoT to switch cellular carriers at the push of a button, “over the air,” without the need to physically change SIM cards, will allow a provider in KORE’s position to offer a single eSIM card that works across multiple cellular carriers. This evolution will provide KORE clients the ability to easily switch cellular carriers for any reason, without the need for expensive and labor-intensive physical SIM replacements.

Within IoT Connectivity services, KORE offers CaaS and CEaaS.

CaaS is cellular connectivity via KORE’s IoT platform ‘KORE One’ and it is offered to enterprise customers such as large medical device manufacturers, or to IoT software and solutions providers such as fleet tracking companies who may bundle connectivity with their own software and solutions. Fees for CaaS services generally consist of a monthly subscription fee for each connection, and additional data usage fees. Connectivity services also include charges for each SIM sold to a customer and other miscellaneous charges.

CEaaS is provided to communication service providers (MVNOs, telecom carriers etc.), device OEMs or other providers who wish to provide IoT cellular services to the market. The infrastructure software and services offered to such providers are cellular Core Network as a Service (including cloud native Hypercore, or “CNaaS”), Connectivity Management Platform as a Service (“CMPaaS”) and Private Networking as a Service (“PNaaS”). Fees for CEaaS generally consist of a monthly subscription fee and other miscellaneous charges.

IoT Connectivity services represent 68% and 74% of KORE’s revenue for the nine months ended September 30, 2021 and year ended December 31, 2020, respectively.

IoT Solutions and Analytics

Successful deployment of IoT is extremely complex. Some of the significant challenges in IoT deployment include:

Top challenges in IoT deployments

To simplify IoT deployment complexity, KORE offers a comprehensive portfolio of IoT Solutions capabilities, including:

•

IoT Device Management Services: outsourced platform enabled services (logistics, configuration, device management). Among other logistics services, KORE offers access to a global supply chain access to a global supply base at competitive prices which may include custom device design and manufacture;

•	Location Based Services: KORE’s SaaS cloud-based APIs (Position Logic) platform for location and asset tracking; and

•	IoT Security (SecurityPro): KORE’s SaaS platform for IoT device security.

KORE is experienced in providing industry-specific solutions and increasingly with pre-configured industry solutions with a focus in areas such as regulatory and medical device compliance. It offers a one-stop shop for its customers with the capability to deliver large solutions for enterprise customers.

Fees charged for device management services includes the cost of the underlying IoT device and the cost of deploying and managing such devices and are usually charged on a fee per deployed IoT device basis, with the ultimate amount of such fee depending on the scope of the underlying services and the IoT device being deployed. Location-based software services and IoT security software services are charged on a per subscriber basis.

IoT Solutions represented approximately 32% and 26% of KORE’s revenue for the nine months ended September 30, 2021 and year ended December 31, 2020, respectively.

Partner Ecosystem

KORE is a differentiated player providing comprehensive IoT Solutions – CaaS, Solutions & Analytics through its robust partner ecosystem. This partner ecosystem offers a unique “one-stop-shop” solution specializing across the full IoT stack in a secure and cost-efficient manner while enabling a rapid time to market. The Company partners with mobile carriers around the world as well as application platforms, hardware OEMs, semiconductor and module OEMs, cloud infrastructure providers and systems integrators.

Participation in 5G Adoption

•

Massive TAM and Disruptive End-Market Use Cases. KORE believes that 5G adoption will result in a $13.2 trillion global economic value by 2035. Market growth is expected to be driven by key segments including smart manufacturing, mobile, smart city, intelligent retail, construction and mining, connected healthcare, and precision agriculture.

•	KORE Touchpoints. KORE expects to be the leading enabler of 5G adoption across 5G IoT, 5G broadband, and 5G ultrareliable segments because it:

•	Provides 5G connectivity and simplified management with 5G-ready eSIM and multi value proposition enabled by the proprietary KORE One platform.

•	Enables seamless transition to 5G with its strength in carrier relationships and experience in managing network transitions.

•	Accelerates 5G use cases with pre-configured solutions and an industry-specific IoT Managed Services portfolio.

•	Enables edge deployments with a roadmap for a fully virtualized multi-carrier gateway on the Edge (KORE Anywhere).

•	Enables private network deployments with a fully virtualized core network (KORE HyperCore).

•

Leveraging eSIM Technology. eSIM is a next-generation technology driving rapid adoption of Enterprise IoT Connectivity. With the massive growth of new IoT-connected devices coming online, 25 billion by 2025 according to Ericsson, one of the bigger challenges to achieving this growth is current SIM card technology. Today, the vast majority of cellular connected devices are using SIM cards which are locked into a specific cellular carrier. The GSMA has helped develop a new standard called eSIM technology. eSIM or embedded universal integrated circuit card (“eUICC”) is a form of programmable SIM card. eSIM technology offers several benefits, including:

•	Enables devices to store multiple operator profiles on a device simultaneously and switch between them remotely.

•	Allows over air (remote) updates.

•	Permits remote SIM provisioning of any mobile device.

•	Delivers an effective way to significantly increase data security.

•

Offers protection from evolving network technologies, such as the retirement of legacy services like 2G and 3G in some cases eSIM technology plays a critical role providing secure out-of-the box connectivity to support IoT. It enables KORE’s customers to maintain a flexible approach towards carrier and network management. Moreover, eSIM technology future-proofs devices in the field against changes in network technology. The Company offers advanced connectivity solutions through its proprietary eSIM offering and believes that it will be a key vector for SIM volume growth. The Company shipped approximately one million eSIMs in 2020 and expects to continue successfully implementing the eSIM technology into customer IoT deployments.

KORE’s Competition and Differentiators

KORE believes that it is one of the few players in the current market that can provide end-to-end IoT services, delivering CaaS, IoT Solutions and Analytics in a comprehensive manner. However, the individual markets for KORE’s products and solutions are rapidly evolving and are highly competitive. These markets are likely to continue to be affected by new product introductions and industry participants. Below are some of KORE’s key competitors across various segments of its business:

•	For IoT Connectivity services: telecom carriers such as T-Mobile and Vodafone; Mobile Virtual Network Operators such as Aeris and Wireless Logic; and

•

For IoT Solutions and Analytics: device management services providers such as Velocitor Solutions and Futura Mobility, fleet management SaaS providers such as Fleetmatics and GPS Trackit, and analytics services providers such as Galooli and Intellisite.

KORE competes in the IoT Connectivity services market on the basis of the number of carrier integrations (44), its KORE One platform (7 engines), ConnectivityPro service and related APIs, the eSIM technology stack/ proprietary IP, Hypercore technology. KORE competes in the IoT Solutions market on the basis of its deep industry vertical knowledge and experience (e.g., in Connected Health through the U.S. Food and Drug Administration (“FDA”) and ISO 9001/13485 certification and HIPAA compliance), its breadth of solutions and analytics services and 3,400+ connectivity-only customers for cross-sell opportunities.

Sales, Marketing and Growth Strategy

The five pillars of KORE’s growth strategy are as follows:

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Significant organic volume growth from existing customer base: Leverage strong IoT industry and average customers’ double digit percentage growth, maintain high customer retention, leverage eSIMs to gain wallet share and market share.

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Cross-sell and upsell KORE’s growing portfolio of IoT Solutions to our large base of IoT Connectivity services only customers: 23 of KORE’s top 30 customers are IoT Connectivity services only customers and do not yet buy the IoT Solutions that KORE has developed over the past two years.

•

Deepening our presence in focus industry sector: Leverage KORE’s presence in Connected Health and Fleet Management, deepening its presence in other verticals in the next 12 to 18 months, and deploying pre-configured industry solutions .

•	Enhance “AIoT” (Artificial Intelligence + IoT) and Edge Analytics capabilities in target industries.

•	Drive growth through strategic, accretive acquisitions, which add key capabilities.

Intellectual Property

Our service offerings are supported by KORE proprietary intellectual property that provides a meaningful differentiation in the market place:

•	KORE’s IoT Connectivity Services:

•	CaaS is supported by KORE One, ConnectivityPro, KORE eSIM, and KORE HyperCore

•	CEaaS is supported by KORE HyperCore and ConnectivityPro

•	KORE’s IoT Solutions and Analytics is supported by PositionLogic and SecurityPro

KORE’s proprietary intellectual property and technologies work together as illustrated below:

Key areas of KORE’s intellectual property as illustrated above are:

1.	KORE One Platform

The KORE One Platform was built using a microservices-based proprietary architecture and consists of seven (7) key engines.

2.	KORE eSIM

KORE has developed its eSIM which helps in providing global connectivity using a single SIM which can be remotely updated with a preferred carrier profile over the air, or OTA. The key pieces of intellectual property in this portfolio include KORE’s eSIM profile, eSIM Validation Tool, and its APIs.

3.	KORE HyperCore (Cellular Network as a Service)

Any cellular network is comprised of a Radio Access Network (“RAN”), fiber optic backhaul and a “core network”, the functions of which constitute the “brains” of this network (including switching, authentication etc.). KORE HyperCore provides KORE as well as some of its customers a cellular “core network” (built on top of a RAN and backhaul from a cellular carrier). KORE’s intellectual property consists of both a traditional and a cloud-native core network component.

4.	IoT Network and Application Services

a.

ConnectivityProTM: IoT Connectivity Management Platform that provides an array of global IoT Connectivity services such as provisioning connectivity, provisioning users, rating and charging, distribution management, eSIM orchestration, diagnostics and support.

b.

SecurityProTM: IoT security service that enables deep network traffic monitoring for IoT connections. It helps mitigate the risk of data breaches and provides packet-level visibility into IoT communications. With SecurityPro, customers can setup rules on groups of devices and not only detect anomalies in traffic based on these rules but also take appropriate action upon detection.

c.

PositionLogicTM: Location based services (“LBS”) platform for position mapping, global fleet tracking, intelligent routing and integrated telematics services such as in-vehicle video, cargo monitoring, safety & security etc.

Apart from the intellectual property listed above, KORE maintains one active patent, several trademarks and ownership of domain and website names, all of which we consider our intellectual property.

KORE manages its research and development efforts through a structured life-cycle process covering identification of customer requirements, preparing a product roadmap, ongoing agile development, and commercial introduction to eventual phase-out. During product development, emphasis is placed on quality, reliability, performance, time-to-market, meeting industry standards and customer-product specifications, ease of integration, cost reduction, and maintainability.

Employees and Human Capital

As of September 30, 2021, KORE had 494 full-time employees. None of KORE’s employees are represented by a labor union. KORE has not experienced any employment-related work stoppages, and KORE consider relations with its employees to be good.

KORE’s human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating its existing and additional employees. The principal purposes of KORE’s equity incentive plans are to attract, retain and motivate selected employees and directors through the granting of stock-based compensation awards and cash-based performance bonus awards.

Deployment Operations, Training and Customer Support

IoT deployments are extremely complex. KORE’s mission is to simplify the complexities of IoT and help clients deploy, manage and scale their mission-critical IoT Solutions.

In the CaaS business, KORE deploys connectivity solutions using local SIMs, eSIMs and in certain cases core network platforms for customers to manage their connectivity base. We ship custom configured SIMs/eSIMs from our Rochester, New York and Woerden, The Netherlands facilities. We deliver our core network services with our staff based out of The Netherlands and UK.

KORE’s IoT Solutions include IoT device management services, IoT location-based services software, and IoT device security services software for the Machine-to-Machine market. KORE’s IoT Solutions ensure that customer operations, whether built on asset trackers, telematics equipment, routers, gateways, tablets or smartphones has devices and equipment fully assembled and configured when they reach eventual users.

KORE offers IoT device management services for deployment and sustainment of devices, including sourcing, configuration, mobile data management, and device lifecycle management. Configuration services include software configuration, SIM card installation, firmware updates, mobile data management, accessory integration, and custom component packaging.

KORE has key IoT Solutions configuration centers located in Rochester, New York, and Ulestraten, the Netherlands which act as bases of operations before products and devices are sent to customers for final installation before use.

In addition, KORE also has the ability to bring partners required for site assessments in evaluating deployment locations prior to installation in order to validate and remediate RF signal strength, network performance, and other key metrics.

We train our customers using our customer success group which helps onboard the customers on our platform, conduct periodic refresher training, educate customers about KORE products and also conduct additional training sessions. KORE offers ongoing customer support through a number of functions, including customer success teams that help train and support the customers at the start of their engagement with KORE, call center for triage support (to resolve issues quickly and easily by troubleshooting malfunctioning endpoints), technical support, network operations center to monitor network and notify customers, and support for returns management of IoT devices. Our customer support teams are spread across the world.

Facilities

KORE’s corporate headquarters are located in Alpharetta, GA (part of the Atlanta Metropolitan Area) and consists of approximately 18,350 square feet of office space. KORE has a key IoT Solutions configuration center located in Rochester, NY. Our Rochester facility is FDA and ISO-9001/13485 certified and HIPAA compliant. KORE believes that its existing properties are in good condition and are sufficient and suitable for the conduct of its business for the foreseeable future. To the extent its needs change as its business grows, KORE expects that additional space and facilities will be available.

Legal Proceedings

From time to time, KORE may be involved in litigation relating to claims arising out of its operations in the ordinary course of business. There are no material legal proceedings, other than routine litigation incidental to the business, to which KORE or any of its subsidiaries are a party or of which any of KORE or its subsidiaries property is subject as of the filing date of this prospectus.

Government Regulations and Compliance

KORE is required to comply with increasingly complex and changing federal, state and international laws, regulations and industry standards regarding privacy, data protection and data security, including those related to the collection, storage, use, transmission and security of personally identifiable information, health information and individual credit data, for various business purposes, including medical reasons and promotional and marketing purposes. Such privacy and data protection laws and regulations, including the Health Insurance Portability and Accountability Act (“HIPAA”), as well as industry standards, in each case relating to the collection, use, retention, security and transfer of personally identifiable information, health information and individual credit data. Several jurisdictions have passed laws in this area, and other jurisdictions are considering imposing additional restrictions. These laws continue to develop and may be inconsistent from jurisdiction to jurisdiction. Any entities covered by HIPAA (including entities such as KORE which track health-related data) are required by the HIPAA Privacy Rule to protect and prevent the unauthorized disclosure of patient health information known as protected health information. HIPAA also requires that covered entities comply with the HIPAA Security Rule which requires, among other things that, all covered entities (i) ensure the confidentiality, integrity and availability of all electronic protected health information; (ii) detect and safeguard against anticipated threats to the security of the information; (iii) protect against anticipated impermissible uses or disclosures; and (iv) certify compliance by their workforce.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of operations of KORE Group Holdings, Inc. should be read together with our audited consolidated financial statements as of and for the years ended December 31, 2020 and 2019 and unaudited interim condensed consolidated financial statements as of and for the nine months ended September 30, 2021 and September 30, 2020, together with related notes thereto. This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results may differ materially from those projected in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors”. Unless the context otherwise requires, all references in this section to “the Company” “KORE,” “us,” “our” or “we” refer to Maple Holdings, Inc. prior to the Business Combination, and to KORE Group Holding, Inc. following the consummation of the Business Combination on September 30, 2021.

Overview

KORE Group Holdings, Inc. is the parent entity of KORE Wireless, its wholly owned and principal operating subsidiary. KORE Wireless’ corporate headquarters are located in Alpharetta, Georgia and incorporated in Delaware.

KORE is one of the largest global independent IoT companies enabling mission-critical CaaS, or “IoT Connectivity” for reporting purposes, IoT solutions and Analytics (or simply “IoT Solutions” for reporting purposes) to enterprise customers across five key industry verticals, comprising (i) Connected Health, (ii) Fleet Management, (iii) Asset Monitoring, (iv) Communications Services and (v) Industrial IoT (or “IIoT”).

Example customer use cases across our five key verticals are illustrated below:

•

Connected Health: Remote patient monitoring and telemedicine enabled by connected medical devices, IoT device enabled clinical drug trials, mPERS connected emergency devices, connected medical equipment diagnostics, electronic visit verification

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Fleet Management: Stolen vehicle recovery location tracking, connected cameras for tracking vehicle driving conditions and driver behaviour, connected route optimization, fuel consumption optimization, connected preventive maintenance, usage-based insurance, connected cars

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Asset Monitoring: Home/business security sensor and camera solutions, offender tracking through ankle bracelets, tank monitoring, supply chain inventory and asset tracking, fuel pipeline flow monitoring

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Communication Services: IoT and consumer service providers, carrier IoT business units, enterprise connectivity / failsafe, private networking - we may provide IoT Connectivity Enablement as a Service for some of these customers

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Industrial IoT: Smart utilities / meters, smart cities / buildings, smart factories, field service automation, manufacturers of smart or connected products Providing global connectivity to devices across the globe, over different networks and protocols is a highly complex undertaking.

KORE’s portfolio of IoT connectivity services capabilities, proprietary technology and IP stack, combined with its vast network of 44 carrier integrations globally enables the Company to be a market leader in working with enterprise customers. Apart from basic IoT connectivity services, we also provide connectivity enablement services to enable other service providers to provide IoT connectivity.

Successful deployment of IoT solutions is extremely complex; notably, some of the significant challenges in IoT deployment include:

•	Lack of readily available in-house IoT resources and expertise

•	Significant time required to get to market

•	High failure rate of IoT initiatives

•	A highly fragmented vendor landscape

•	Ecosystem that is quickly evolving and changing rapidly

•	Substantial and increasing regulatory/compliance issues

•	Interoperability and compatibility with assorted technologies

Starting with the hiring of the current management team in late 2017 and early 2018, KORE has been executing a multi-year strategic transformation program to transform from a ‘connectivity only’ player to a market leading, global enabler of IoT providing IoT Connectivity, IoT Solutions and Analytics. The elements of this transformation program are building the core technology platform of the future ‘KORE One’, building IoT Solutions products and a strategic repositioning of the company in the market including strategic M&A. This multi-year strategic transformation program is expected to be complete by end of 2022. As a result of this transformation program:

•	We believe KORE One is now an industry leading platform for IoT subscription and network management, and which provides us with a competitive edge in the market.

•

Amongst industry analysts, KORE has continued to establish and improve its position as the only pure play IoT enabler. Recognized in 2019 by Gartner as the only independent service provider to be named a “Leader” in the Magic Quadrant for Managed IoT Connectivity Services, KORE continued its upward momentum in 2020 as it improved upon its position to be ranked among the top global services providers within the same category.

•

KORE’s product portfolio has expanded significantly. A few years ago KORE was primarily IoT Connectivity Services focused while today its product portfolio includes IoT Solutions such as IoT Deployment Services and Security Software and Services. KORE’s IoT Connectivity Services have also become richer through the addition of the eSIMs and “Connectivity Enablement as a Service” to the IoT Connectivity Services product portfolio.

•

IoT Solutions has increased as a proportion of KORE’s total revenue each year since 2018. In the nine months ended September 31, 2021, IoT Solutions represented 32% of KORE’s total revenue while in the nine months ended September 30, 2019, IoT Solutions represented 26% of revenue. In the year ended December 31, 2020, IoT Solutions represented 26% of KORE’s total revenue while in the year ended December 31, 2019, IoT Solutions represented 11% of revenue.

KORE’s IoT and analytics solutions include IoT device management services, IoT location-based services software, and IoT device security services software for the Machine-to-Machine market.

Customers of KORE’s products include fleet owners and transportation companies, fleet management software providers, healthcare companies including healthcare device manufacturers, healthcare payors and healthcare contract research organizations, telecommunications service providers, manufacturers and industrial automation providers, application service providers and enterprises in various other industries, including consumer electronic devices, retail, home and office security and safety etc. KORE’s largest customers include Fortune 500 enterprises and innovative solution providers across multiple high growth vertical markets.

KORE’s products compete with a variety of solutions, including other Subscription-based IoT platforms and solutions. Our current competitors include:

•	For IoT Connectivity - telecom carriers such as T-Mobile and Vodafone; Mobile Virtual Network Operators such as Aeris and Wireless Logic;

•

For IoT Solutions and Analytics - device management services providers such as Velocitor and Futura, fleet management SaaS providers such as Fleetmatics and GPS Trakit, and analytics services providers such as Galooli and Intellisite. KORE has made several key acquisitions that have enhanced solutions to new and existing customers. Most recently, in November 2019, KORE completed the acquisition of Integron LLC, purchasing all of the outstanding share capital of lntegron LLC in exchange for cash and equity (the “Integron Acquisition”). The Integron Acquisition further enhances KORE’s strategic position as the global leader in enabling powerful healthcare IoT solutions for the largest global organizations.

Trends Affecting Our Business

All of the markets in which we operate are characterized by rapid technological change, frequent introductions of new products, services and solutions and evolving customer demands. We expect our market to be competitive especially with the focus on IoT with the development and deployment of 5G technologies. In addition, we are affected by changes in the many industries related to the products or services we offer, including the fleet management, connected biomedical devices and home security industries. As the technologies used in each of these industries evolves, we will face new integration and competition challenges.

Our ability to expand our business through new solutions and penetration into new sectors

The success of our business depends, in part, on our ability to maintain and protect our proprietary technologies, information, processes and know-how. We rely primarily on trademark, copyright and other Intellectual Property laws in the U.S. and similar laws in other countries, confidentiality agreements and procedures and other contractual arrangements to protect our technology. The growing number of IoT, eSIM and 5G use cases presents opportunity for us to deliver critical solutions in these rapidly growing industries. We expect that product offerings such as the highly scalable KORE One platform and the growth of eSIMs will position us for growth in the connectivity market.

Our growth strategy consists of the following:

•	Organic volume growth - leveraging the strong IoT industry growth expressed in terms of our customers’ revenue, device and data usage growth, while continuing to maintain high customer retention

•	Cross-sell and upsell - selling KORE’s growing portfolio of IoT solutions developed during the prior two years and going-forward, to our large base of IoT connectivity services only customers

•

Deepening our presence in focus industry sector - developing more of a vertical orientation in our business and deepening industry domain knowledge that will in turn allow the development and deployment of pre-configured industry solutions

•	Enhancing AIoT (Artificial Intelligence + IoT) and Edge Analytics capabilities

•	Strategic acquisitions that will allow KORE to expand our IoT solutions and advanced IoT connectivity capabilities while ensuring a highly disciplined use of capital for such acquisitions

We operate in a highly competitive market

The market for KORE’s products and solutions is rapidly evolving and highly competitive. It is likely to continue to be affected by new product introductions and industry participants. The unique expertise required to design its product offerings and customers’ reluctance to try unproven products has confined the number of competing firms to a relatively small number.

KORE competes in the IoT connectivity market on the basis of the following factors:

•	The number of carrier integrations (44)

•	KORE One platform (7 engines)

•	ConnectivityPro service and related APIs

•	eSIM technology stack/ proprietary IP

•	Hypercore technology

KORE competes in the IoT Solutions market on the basis of the following factors:

•	Deep industry vertical knowledge and experience (e.g., in Connected Health through FDA, HIPAA, ISO 9001/13485 compliance)

•	Breadth of solutions and analytics services

•	3,400+ connectivity-only customers for cross-sell opportunities

While the abovementioned factors provide KORE with certain competitive advantages, KORE’s market is highly competitive, and we expect it to continue to be so especially with the greater focus on the IoT market with the development and deployment of 5G technologies.

Impact of transitions of IoT connections from 2G/3G to LTE

In the United States, the major carriers have announced intentions to phase out their 2G and 3G networks by the end of 2022.

LTE rate plans are typically lower in price than legacy 2G and 3G rate plans. As a result, the phase out of 2G and 3G may result in lower revenue per unit and/or lower revenue to KORE. While KORE has strong relationships with many of the affected customers and expects to retain most of the connections which will not be retired on 4G or 5G technologies, some of these connections may be lost as a result of competitive bidding processes. The projected impact of this is incorporated in KORE’s projections.

Business Combination

On March 12, 2021, KORE entered into a definitive merger agreement with CTAC, a special purpose acquisition company affiliated with Cerberus Capital Management, L.P. On September 30, 2021, as contemplated by the Merger Agreement, (i) CTAC merged with and into LLC Merger Sub (the “Pubco Merger”), with LLC Merger Sub being the surviving entity of the Pubco Merger and Pubco as parent of the surviving entity, (ii) immediately prior to the First Merger (as defined below), Cerberus Telecom Acquisition Holdings, LLC (the “Sponsor”) contributed 100% of its equity interests in Corp Merger Sub to Pubco (the “Corp Merger Sub Contribution”), as a result of which Corp Merger Sub became a wholly owned subsidiary of Pubco, (iii) following the Corp Merger Sub Contribution, Corp Merger Sub merged with and into KORE (the “First Merger”), with KORE being the surviving corporation of the First Merger, and (iv) immediately following the First Merger and as part of the same overall transaction as the First Merger, KORE merged with and into LLC Merger Sub (the “Second Merger” and, together with the First Merger, being collectively referred to as the “Mergers” and, together with the other transactions contemplated by the Merger Agreement, the “Transactions” and the closing (the “Closing”) of the Transactions, the “Business Combination”), with LLC Merger Sub being the surviving entity of the Second Merger and Pubco being the sole member of LLC Merger Sub. In connection with the Business Combination, Pubco changed its name to “KORE Group Holdings, Inc.”

The most significant change in the post-combination Company’s reported financial position and result was an increase in cash of $63.2 million. We paid $19.0 million in transaction costs relating to the Business Combination at the closing. As of September 30, 2021, the Company had accrued $3.0 million of transaction costs to be paid after the Closing, including $1.1 million of transaction costs due to related parties.

As a consequence of the Business Combination, the Company trades under the ticker symbol “KORE” on the NYSE. We anticipate that we will need to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We expect to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.

COVID-19

In March 2020, the World Health Organization declared the outbreak of the COVID-19 a global pandemic, which has resulted in significant disruption and uncertainty in the global economic markets, which in turn has impacted our business. Given the amount of uncertainty currently regarding the scope and duration of the COVID-19 pandemic, we are unable to predict the precise impact the COVID-19 pandemic will have on our business, financial condition and results of operations. However, we may be exposed to certain negative impacts from the pandemic; for example we had one major customer and multiple smaller customers experience financial distress, resulting in delays in payments and a reduction in revenue with those customers. However, the impact of the COVID-19 pandemic to our business as a whole is uncertain, and bad debt expense decreased for the nine months ended September 30, 2021 as compared to the nine months ended September 30, 2020, and for the year ended December 31, 2020 as compared to the previous year.

We believe COVID-19’s continued impact on our business, financial condition and results of operations will be significantly driven by a number of factors that we are unable to predict or control, including, for example: the severity and duration of the pandemic, including the timing of availability of a treatment or vaccine for COVID-19; the pandemic’s impact on the U.S. and global economies; the timing, scope and effectiveness of additional governmental responses to the pandemic; the timing and path of economic recovery; and the negative impact on our clients, counterparties, vendors and other business partners that may indirectly adversely affect us.

Operating Segments

We have determined that we operate in a single operating and reportable segment, consistent with how our chief operating decision maker allocates resources and assesses performance.

Components of Results of Operations

Revenue

We derive revenue from:

-Services: IoT Connectivity services and IoT Solutions services.

-Product sales: SIMs (IoT Connectivity) and IoT devices (IoT Solutions).

KORE views our business as being constituted of two services lines: IoT Connectivity and IoT Solutions.

The fees for IoT Connectivity generally consist of a monthly subscription fee and additional data usage fees that are part of a bundled solution which enable other Providers and Enterprise customers to complete their platform for solutions to provide IoT Connectivity. IoT Connectivity also includes charges for each subscriber identity modules (SIMs) sold to a customer.

In IoT Solutions, we derive revenue from IoT device management services, location-based software services and IoT security software services. Fees charged for device management services includes the cost of the underlying IoT device and the cost of deploying and managing such devices and is usually charged for on a fee per deployed IoT device basis which such fee depends on the scope of the underlying services and the IoT device being deployed. Location based software services and IoT security software services are charged on a per subscriber basis.

Costs and Expenses

Cost of Revenue

Cost of revenue consists primarily of costs associated with IoT Connectivity and those associated with IoT Solutions. IoT Connectivity costs include carrier costs, network operations, technology licenses, and other costs such as shipping a SIM. IoT Solution costs include the cost of devices, shipping costs, warehouse lease and related facilities expenses, and personnel costs. Total cost of revenue excludes depreciation and amortization.

Operating expenses

We incur expenses associated with sales, marketing, customer support, and administrative activities related to the operation of our business, including significant charges for depreciation and amortization of our intangible assets and other acquired intellectual property and intangible assets we acquired or developed. We also incur engineering expenses developing and supporting the operation of our communications system and the early stage engineering work on new products and services that are not yet determined to be technologically feasible.

Key Metrics

KORE reviews a number of metrics to measure our performance, identify trends affecting our business, prepare financial projections, and make strategic decisions. The calculation of the key metrics and other measures discussed below may differ from other similarly titled metrics used by other companies, securities analysts, or investors.

Number of Connections

Total Connections constitutes the total of all KORE IoT Connectivity services connections, including both CaaS and CEaaS connections, but excluding certain connections where mobile carriers license KORE’s subscription management platform from KORE. Total Connections include the contribution of eSIMs and is the principal measure used by management to assess the performance of the business on a periodic basis.

DBNER

DBNER (Dollar Based Net Expansion Rate) tracks the combined effect of cross-sales of IoT Solutions to KORE’s existing customers, its customer retention and the growth of its existing business. KORE calculates DBNER by dividing the revenue for a given period (“given period”) from existing go-forward customers by the revenue from the same customers for the same period measured one year prior (“base period”).

The revenue included in the current period excludes revenue from (i) customers that are non go-forward customers, meaning customers that have either communicated to KORE before the last day of the current period their intention not to provide future business to KORE or customers that KORE has determined are transitioning away from KORE based on a sustained multi-year time period of declines in revenue and (ii) new customers that started generating revenue after the end of the base period. For example, to calculate our DBNER for the trailing 12 months ended September 30, 2021, we divide (i) revenue, for the trailing 12 months ended September 30, 2021, from go-forward customers that started generating revenue on or before September 30, 2020 by (ii) revenue, for the trailing 12 months ended September 30, 2020, from the same cohort of customers. For the purposes of calculating DBNER, if KORE acquires a company during the given period or the base period, then the revenue of a customer before the acquisition but during either the given period or the base period is included in the calculation. Further, it is often difficult to ascertain which customers should be deemed not to be go-forward customers for purposes of calculating DBNER. Customers are not required to give notice of their intention to transition off of the KORE platform, and as discussed above in “Information about KORE—Customer and Key Partners”, a customer’s exit from the KORE platform can take months or longer, and total connections of any particular customer can at any time increase or decrease for any number of reasons, including pricing, customer satisfaction or product fit - accordingly, a decrease in total connections may not indicate that a customer is intending to exit the KORE platform, particularly if that decrease is not sustained over a period of several quarters. DBNER would be lower if it were calculated using revenue from non go-forward customers.

As of September 30, 2021 and 2020, DBNER excludes approximately 0.6 million and 1.0 million connections, respectively, from non go-forward customers, in each case, the vast majority of which are connections from Non-Core Customers. As of December 31, 2020 and 2019, DBNER excludes approximately 1.1 million and 1.4 million connections, respectively, from non go-forward customers, in each case, the vast majority of which are connections from Non-Core Customers. KORE defines “Non-Core Customers” to be customers that management has judged to be lost as a result of the integration of Raco, Wyless and other acquisitions completed during in the 2014-2017 period, but which continue to have some connections (and account for some revenue) each year with KORE. Non-Core Customers are a subset of non go-forward customers.

DBNER is used by management as a measure of growth at KORE’s existing customers (i.e., “same store” growth). It is not intended to capture the effect of either new customer wins or the declines from non go-forward customers on KORE’s total revenue growth. This is because DBNER excludes new customers which started generating revenue after the base period, and also excludes any customers which are non go-forward customers on the last day of the current period. Revenue increases from new customer wins, and a decline in revenue from non go-forward customers are also important factors in assessing KORE’s revenue growth, but these factors are independent of DBNER.

Results of Operations for the Nine Months ended September 30, 2021 and 2020 and for the Years Ended December 31, 2020 and 2019

Revenue

The table below presents our revenue for the nine months ended September 30, 2021 and 2020 and for the years ended December 31, 2020 and 2019, together with the percentage of total revenue represented by each revenue category:

(in ‘000)

	Nine Months Ended September 30,				Years Ended December 31,
	2021		2020		2020		2019
Services	$139,866	76%	$127,113	81%	$172,845	81%	$159,425	94%
Products	44,053	24%	29,184	19%	40,915	19%	9,727	6%

Total revenue	$183,919	100%	$156,297	100%	$213,760	100%	$169,152	100%

Total revenue for the nine months ended September 30, 2021 increased by $27.6 million, or 18%, to $183.9 million from $156.3 million for the nine months ended September 30, 2020. Services revenue growth of $12.7 million was driven by the growth in IoT Connectivity services revenue of $9.9 million, and an increase in IoT Solutions service revenue of $2.8 million due to an increase in product deployments by KORE related to its IoT Solutions. IoT Connectivity services revenue growth of $9.9 million was driven by the organic growth of our existing IoT customers of $16.3 million and new customers acquired of $0.8 million These increases were offset partially by a decrease of $4.7 million in revenue from Non Core Customers (customers lost from integration of old acquisitions in 2014-17) and the migration of customers from 2G and 3G technologies to LTE (“Long Term Evolution”) cellular technologies involving a one-time adjustment in price estimated at $2.5 million. Product revenue growth of $14.9 million was driven primarily by an increase in the number of devices deployed by KORE related to its IoT Solutions. Within product revenue, there was a $7.3 million increase driven by our largest customer and their additional one-time volumes related to transitions from 2G and 3G technologies.

Total revenue for the year ended December 31, 2020 increased by $44.6 million, or 26%, to $213.8 million from $169.2 million in 2019. Service revenue growth of $13.4 million was driven by the acquisition of Integron in

November 2019 (resulting in an increase in services revenue of $12.8 million), the addition of new services customers (resulting in an increase in services revenue of $4.1 million), and the organic growth of KORE’s existing services customers (resulting in an increase in services revenue of $14.6 million). These increases were offset partially a $11.2 million decline of revenue from Non-Core Customers and the LTE cellular technologies involving a one-time adjustment in average price revenue per unit (decline estimated at $6.9 million). Product revenue growth of $31.2 million was mainly driven by the acquisition of Integron in November 2019 which resulted in an incremental $22.5 million revenue and an increase in devices deployed by KORE at its IoT Solutions customers which resulted in an incremental $8.7 million revenue.

The table below presents how management views our revenue for the nine months ended September 30, 2021 and 2020 and for the years ended December 31, 2020 and 2019, together with the percentage of total revenue represented by each revenue category:

(in ‘000)

	Nine Months Ended September 30,				Years Ended December 31,
	2021		2020		2020		2019
IoT Connectivity	$125,590	68%	$115,180	74%	$158,748	74%	$150,358	89%
IoT Solutions	58,329	32%	41,117	26%	55,012	26%	18,794	11%

Total revenue	$183,919	100%	$156,297	100%	$213,760	100%	$169,152	100%

Period End Connections Count	13.6 million		11.0 million		11.8 million		9.7 million
Average Connections Count for the Period	13.1 million		10.2 million		10.7 million		9.2 million

Total revenue for the nine months ended September 30, 2021 increased by $27.6 million, or 18%, to $183.9 million from $156.3 million for the nine months ended September 30, 2020. Overall IoT Connectivity growth of $10.4 million, which includes SIM revenue, was driven by the organic growth of our existing IoT customers of $16.8 million and new customers acquired of $0.8 million. These increases were offset partially by Non Core Customers (customers lost from the integration of old acquisitions in 2014-17) by $4.8 million and the migration of customers from 2G and 3G technologies to LTE (“Long Term Evolution”) cellular technologies involving a one-time adjustment in price estimated at $2.5 million. IoT Solutions growth of $17.2 million was driven by the organic growth of our Connected Health IoT Solutions. Notably, new IoT Connectivity customers relationships usually start small and often expand significantly in the first three to four years of the relationship. KORE grew its total number of connections from 11.0 million on September 30, 2020 to 13.6 million on September 30, 2021, mostly at existing customers, which resulted in the growth of KORE IoT Connectivity revenue in the nine months ended September 30, 2021 with respect to the nine months ended September 30, 2020.

Within IoT Solutions, there was an increase in devices deployed and provided by KORE to its IoT Solutions customers, and a proportionate increase in IoT deployment services revenue associated with each device shipped. Directionally, we expect the growth in IoT Solutions to continue to be driven primarily by an increase in device deployments although actual deployment volumes may vary from quarter to quarter.

Total revenue for the year ended December 31, 2020 increased by $44.6 million, or 26%, to $213.8 million in 2020 from $169.2 million in 2019. Overall IoT Connectivity growth of $8.4 million was driven by the organic growth of our existing IoT customers of $15.0 million, new customers acquired of $4.1 million and the addition of IoT Connectivity revenue from the acquisition of Integron in November 2019 of $7.4 million. These increases were offset partially by a decline of $11.2 million from Non Core Customers (customers lost from the integration of old acquisitions in 2014-17) and the LTE cellular technologies involving a one-time adjustment in price (decline estimated at $6.9 million). IoT Solutions growth was driven by the acquisition of Integron in November 2019 and the organic growth of our Connected Health IoT Solutions contributing $27.9 million and $8.3 million growth, respectively, in the year ended December 31, 2020 over the year ended December 31, 2019. The organic growth of IoT Solutions was comprised of an increase in revenue based on the growth in devices provided and shipped by KORE to its IoT Solutions customers, and a proportionate increase in IoT deployment and device management services revenue associated with each device shipped. Further details are provided in Note 4 to KORE’s audited consolidated financial statements.

For the twelve months ended September 30, 2021, KORE’s DBNER was 114% compared to 103% in the twelve months ended September 30, 2020. For the twelve months ended December 31, 2020, KORE’s DBNER was 106% compared to 111% in the twelve months ended December 31, 2019.

Costs of revenue, exclusive of depreciation and amortization

(in ‘000)	For nine months ended				For the years ended
	September 30,		Change		December 31,		Change
	2021	2020	Dollars	%	2020	2019	Dollars	%
Cost of services	$51,417	$47,594	3,823	8%	$64,520	$57,621	6,899	12%
Cost of products	37,258	22,921	14,337	63%	33,410	6,044	27,366	453%

Total cost of revenue	$88,675	$70,515	$18,160	26%	$97,930	$63,665	34,265	54%

Total cost of revenue for the nine months ended September 30, 2021 increased $18.2 million, or 26%, to $88.7 million from $70.5 million for the nine months ended September 30, 2020. The $3.8 million increase in the cost of services for the nine months ended September 30, 2021, compared to the nine months ended September 30, 2020, was driven by increased carrier costs associated with the growth in IoT Connectivity revenue offset by the $1.1 million settlement of a disputed amount owed to a Carrier from 2020. The $14.3 million increase in cost of products for the nine months ended September 30, 2021, from the nine months ended September 30, 2020, was primarily driven by the increase in the cost of devices associated with the growth in IoT Solutions. Notably, in the nine months ended September 30, 2021, there was an increase in devices deployed by KORE to its Connected Health IoT Solutions customers.

Total cost of revenue for the year ended December 31, 2020 increased $34.3 million, or 54%, to $97.9 million from $63.7 million in the year ended December 31, 2019. The $6.9 million increase in cost of services for the year ended December 31, 2020, compared to the prior year, was primarily driven by the increased carrier costs associated with the growth in IoT Connectivity revenue. The $27.4 million increase in the cost of products was driven by a $25.1 million increase in the cost of devices deployed by KORE at its IoT Solutions customers and a $2.3 million increase in SIM shipments due to the growth in IoT Connectivity revenue. In the year ended December 31, 2020, compared to the year ended December 31, 2019, there was an increase in devices deployed by KORE at its IoT Solutions customers. This increase was due to the acquisition of Integron which resulted in increased business volumes, as well as organic growth of KORE’s Connected Health IoT Solutions.

The table below presents how management views our costs of revenue for the nine months ended September 30, 2021 and 2020, and for the years ended December 31, 2020 and 2019, exclusive of depreciation and amortization:

(in ‘000)	For nine months ended				For the years ended
	September 30,		Change		December 31,		Change
	2021	2020	Dollars	%	2020	2019	Dollars	%
Cost of IoT Connectivity	$48,729	$45,975	2,754	6%	$63,706	$56,139	7,567	13%
Cost of IoT Solutions	39,946	24,540	15,406	63%	34,224	7,526	26,698	355%

Total cost of revenue	$88,675	$70,515	$18,160	26%	$97,930	$63,665	34,265	54%

Total cost of revenue for the nine months ended September 30, 2021 increased $18.2 million, or 26%, to $88.7 million from $70.5 million for the nine months ended September 30, 2020. The $2.8 million increase in cost of IoT Connectivity for the nine months ended September 30, 2021, compared to the nine months ended

September 30, 2020, was driven by increased carrier costs associated with the growth in IoT Connectivity revenue offset by a $1.1 million settlement of a disputed amount owed to a Carrier from 2020. The $15.4 million increase in cost of IoT Solutions for the nine months ended September 30, 2021, compared to the nine months ended September 30, 2020, was primarily driven by the increased cost of devices and labor associated with the volume growth in IoT Solutions. Notably, in the nine months ending September 30, 2021, there was an increase in devices provided and shipped by KORE to its IoT Solutions customers. This resulted in an increase in the cost of devices provided and shipped, and a proportionate increase in IoT deployment and device management services revenue associated with each device shipped which also resulted in an increase in the labor and other costs of providing such IoT deployment and device management services.

Total cost of revenue for the year ended December 31, 2020 increased $34.3 million, or 54%, to $97.9 million from $63.7 million in the year ended December 31, 2019. The increase in cost of IoT connectivity for the year ended December 31, 2020, compared to the prior year, was primarily driven by the increased carrier costs associated with the growth in IoT Connectivity revenue. In the year ended December 31, 2020, compared to the year ended December 31, 2019, there was an increase in devices deployed by KORE to its IoT Solutions customers. This increase was due to the acquisition of Integron which resulted in increased business volumes, as well as organic growth of KORE’s Connected Health IoT Solutions. This increase in device shipments resulted in an increase in the cost of devices, and additionally, a proportionate increase in IoT deployment and device management services revenue associated with each device shipped which resulted in an increase in the labor and other costs of providing such IoT deployment and device management services.

Selling, general and administrative expenses

(in ‘000)

	For nine months ended				For the years ended
	September 30,		Change		December 31,		Change
	2021	2020	Dollars	%	2020	2019	Dollars	%
Selling, general and administrative expenses	$66,525	$49,907	16,618	33%	$72,883	$65,298	7,585	12%

Selling, general and administrative (SG&A) expenses relate primarily to expenses for general management, sales and marketing, finance, audit and legal fees and general operating expenses. The increase in SG&A expenses for the nine months ended September 30, 2021, compared to the nine months ended September 30, 2020, was primarily due to a decreased foreign currency gain of $1.1 million, an increase in salary and benefit related items of $9.7 million and costs associated with going public of $4.5 million. All other items, which includes marketing, travel, information technology and facilities related items increased $1.3 million.

The increase in SG&A expenses for the year ended December 31, 2020, compared to the prior year, was primarily due to the acquisition of Integron LLC in November 2019 contributing $9 million in additional expense. This increase was partially offset by decreases in marketing and travel expenses.

Depreciation and amortization

(in ‘000)

	For nine months ended				For the years ended
	September 30,		Change		December 31,		Change
	2021	2020	Dollars	%	2020	2019	Dollars	%
Depreciation and amortization	$37,947	$38,884	(937)	(2)%	$52,488	$48,131	4,357	9%

There were no significant changes in depreciation and amortization expense for the nine months ended September 30, 2021, compared to the nine months ended September 30, 2020.

The increase in depreciation and amortization for the year ended December 31, 2020, compared to the prior year, was primarily due to amortization on the intangible assets acquired as part of the acquisition of Integron LLC in November 2019.

Intangible asset impairment loss

(in ‘000)

	For nine months ended				For the years ended
	September 30,		Change		December 31,		Change
	2021	2020	Dollars	%	2020	2019	Dollars	%
Intangible asset impairment loss	$—	$—	—	—%	$—	$(3,892)	(3,892)	(100)%

The Company did not recognize an impairment event for the nine months ended September 30, 2021 or September 30, 2020.

Intangible asset impairment loss for the year ended December 31, 2019 relates to a loss incurred due to a technology asset which came in through a prior acquisition being retired prior to the end of its anticipated useful life due to the expected sunsetting of 2G and 3G networks by certain carriers. The decrease in loss amount is due to the Company not recognizing an impairment event for the year ended December 31, 2020.

Other income (expense)

(in ‘000)

	For nine months ended				For the years ended
	September 30,		Change		December 31,		Change
	2021	2020	Dollars	%	2020	2019	Dollars	%
Interest expense including amortization of debt issuance	$(16,155)	$(18,359)	2,204	(12)%	$(23,493)	$(24,785)	1,292	(5)%
Change in fair value of warrant liability	5,281	(3,482)	8,763	(252)%	(7,485)	235	(7,720)	(3,285)%

Total other income (expense)	$(10,874)	$(21,841)	10,967	(50)%	$(30,978)	$(24,550)	(6,428)	(26)%

The decrease in other expense for the nine months ended September 30, 2021, compared to the nine months ended September 30, 2020, was primarily due to a decrease in our interest expense which was a result of a reduction in London InterBank Offered Rates (“LIBOR”) compared to the prior period (KORE’s term loans are indexed to LIBOR) plus a $8.8 million decrease in the expense related to the change in fair value of our warrant liability.

The increase in other expense for the year ended December 31, 2020, compared to the prior year, was primarily due to a $7.7 million increase in expense related to the change in fair value of our warrant liability. This increase was partially offset by a $1.3 million decrease in our interest expense which decreased because of a reduction in LIBOR rates compared to the prior year.

Income taxes

(in ‘000)

	For nine months ended				For the years ended
	September 30,		Change		December 31,		Change
	2021	2020	Dollars	%	2020	2019	Dollars	%
Provision for (benefit from) income	$(7,628)	$(5,376)	(2,252)	42%	$(5,318)	$(12,941)	7,623	(59)%

The change to the income tax benefit for the nine months ended September 30, 2021 compared to the income tax benefit for the nine months ended September 30, 2020 was primarily due to changes in the jurisdictional mix of earnings period over period.

For the years ended December 31, 2020 and 2019, we recognized an income tax benefit of $5.3 million and $12.9 million, respectively, in the consolidated statements of operations.

The income tax benefit for the year ended December 31, 2020 was primarily attributable to a federal and state deferred tax benefit of $4.8 million, a foreign deferred tax benefit of $1.5 million, a federal and state current income tax expense of $0.5 million, and a foreign current income tax expense of $0.5 million. This aggregate income tax benefit of $5.3 million includes $0.2 million of reserves provided for unrecognized tax benefits.

The income tax benefit for the year ended December 31, 2019 was primarily attributable to a federal and state deferred tax benefit of $10.7 million, a foreign deferred tax benefit of $0.8 million, a federal and state current income tax benefit of $1.2 million, and a foreign current income tax benefit of $0.3 million. This aggregate income tax benefit of $12.9 million includes a reversal of $0.9 million of reserves provided for unrecognized tax benefits.

Liquidity and Capital Resources

Overview

Our liquidity requirements arise from our working capital needs, our obligations to make scheduled payments of interest on our indebtedness and our need to fund capital expenditures to support our current operations and to facilitate growth and expansion. We have financed our operations and expansion with a combination of debt and equity.

At September 30, 2021, we had total equity of $284.0 million, net of an accumulated deficit of $(126.2) million. Our primary sources of liquidity consist of cash and cash equivalents totaling $72.7 million and a Revolving Credit Facility of $30.0 million of which the full $30.0 million was available for use for working capital and general business purposes. We believe this will be sufficient to provide working capital, make interest payments and make capital expenditures to support operations and facilitate growth and expansion for the next twelve months.

Our ability to pay dividends on our common stock is limited by restrictions under the terms of agreements governing our indebtedness. Subject to the full terms and conditions under the agreements governing our indebtedness, we may be permitted to make dividends and distributions under such agreements if there is no event of default and certain pro-forma financial ratios (as defined by such agreements) are met.

In July 2017, the United Kingdom’s Financial Conduct Authority announced that it would no longer require banks to submit rates for the LIBOR after 2021. In November 2020, the ICE Benchmark Administration (IBA), LIBOR’s administrator, proposed extending the publication of USD LIBOR through June 2023. Subsequently, in March of 2021, IBA stated it will cease publication of certain LIBOR rates after December 31, 2021. USD LIBOR rates that do not cease on December 31, 2021 will continue to be published through June 30, 2023. The Company has reviewed its debt facilities and continues to evaluate commercial contracts that may utilize LIBOR as the reference rate. The Company will continue its assessment and monitor regulatory developments during the transition period.

Cash flows from operating activities

For the nine months ended September 30, 2021 and 2020, operating activities used $9.4 million and provided $18.7 million of cash, respectively. The decrease in cash used by operating activities was primarily impacted by increases in accounts receivable, prepaid expenses and other receivables, and inventories of $12.5 million, $5.1 million, and $6.5 million, respectively, as a result of Integron contributing an increase of $18.2 million in revenue during the nine months ended September 30, 2021 as compared to the same period in the prior year.

For the years ended December 31, 2020 and 2019, operating activities provided $26.5 million and $14.3 million of cash flows, respectively. The increase in cash provided by operating activities resulted primarily from the growth of our overall business organically and because of the acquisition of Integron in November 2019. This growth in our business resulted in greater cash collections from customers which was offset by increased cash employee and vendor expenses. Cash paid for interest decreased by $2.4 million in the year ended December 31, 2020 compared to the year ended December 31, 2019 due to a lower LIBOR interest rate. In the year ended December 31, 2020, we also had a net benefit from working capital management, and while accounts receivable and inventories increased to support the growth of the business, these were offset by increased vendor payables.

Cash flows from investing activities

Cash used in our investing activities in the nine months ended September 30, 2021 and 2020 was $9.8 million and $9.3 million, respectively, resulting primarily from capital expenditures during the period related to technology equipment, software licenses, and internally developed software.

Cash used in our investing activities in 2020 was $11.6 million, resulting primarily from capital expenditures during the period related to technology equipment, software licenses, and internally developed software.

Cash used in our investing activities in 2019 was $50.4 million, resulting from capital expenditures during the period related to equipment, software licenses, and internally developed software of $12.9 million and an additional $37.5 million related to the acquisition of lntegron LLC.

Cash flows from financing activities

Cash provided in our financing activities in the nine months ended September 30, 2021 was $81.8 million, primarily from net proceeds from long-term debt of $82.6 million and net proceeds from the issuance of common stock of $223.0 million, offset by the settlement of preferred stock of $229.9 million, repayment of long-term debt of $2.4 million, repayment of related party note of $1.5 million, and payment of capital lease obligations of $0.8 million.

Cash used in our financing activities in the nine months ended September 30, 2020 was $6.1 million, primarily due to draw of our revolving credit facility of $21.7 million, offset by term loan principal payments of $2.4 million, revolving credit facility repayments of $25.0 million, $0.1 million capital lease repayment, and repurchase of common stock of $0.2 million.

Cash used in our financing activities in 2020 was $12.7 million, primarily due to repayment of revolving credit facility of $8.3 million, and $3.5 million of term loan principal payments.

Cash provided by our financing activities in 2019 was $37.0 million, primarily due to proceeds of $35.0 million received from a term loan to finance the acquisition of Integron, and $8.1 million from revolving credit facility. These were partially offset by $2.1 million of deferred financing fees from the incremental term loan issued in 2019, and by term loan principal payments of $2.9 million.

Future Liquidity and Capital Resource Requirements

We believe that our existing cash and cash equivalents along with expected cash flows from operating activities and additional funds available under our Revolving Credit Facility, will be sufficient over the next 12 months to provide working capital, cover interest payments on our debt facilities and fund growth initiatives, and capital expenditures.

As of September 30, 2021, the Company has a total of $16.2 million of supplier and carrier-related purchase and lease commitments and a total of $0.8 million of scheduled debt principal payments relating to the term loan with UBS for the remainder of the year ended December 31, 2021.

Additionally, the Company has a total of $17.1 million of supplier and carrier-related purchase & lease commitments for the years ended December 31, 2022 through 2025. We also have scheduled debt payments relating to the term loan with UBS of $3.2 million for each of the years ended December 31, 2022 through 2024, with all outstanding principal due on December 24, 2024.

From 2021 to 2025, KORE expects to fund supplier and carrier-related purchase & lease commitments - all of which are costs of operating the business - entirely from cash inflows from its customers. We currently expect that the excess cash flows after paying the abovementioned contractual commitments, as well as other costs of business, such as payroll, costs incurred on suppliers and carrier spend (which is not currently committed contractually in addition to the committed spend), interest and taxes - will be sufficient to meet outstanding debt principal payments from 2021 to 2023.

The outstanding principal on our term loan is dependent on the future growth of KORE’s business. The working capital needed to fund such growth net of the abovementioned excess of customer inflows with respect to the outflows from the abovementioned expenses of the business may or may not be sufficient to pay off the final balloon payment on the outstanding principle on December 24, 2024. In the event the outstanding principal is not fully paid off by December 24, 2024, when the balloon payment is due, KORE expects to refinance this debt. KORE may consider refinancing the debt well in advance of December 24, 2024 and may do so to take advantage of favorable credit markets, to reduce interest rates and to extend the maturity.

Notably, additional capital may be needed to fund future Mergers & Acquisitions.

Key activities during the nine months ended September 30, 2021 and 2020 are as follows:

•	The Company closed the Business Combination on September 30, 2021, resulting in a net increase in cash of $63.2 million and a recapitalization of the Company’s equity structure.

•	The Company used $9.4 million and provided $18.7 million of cash flows from operating activities for the nine months ended September 30, 2021 and 2020, respectively.

•

The Company’s investment activity used $9.8 million and $9.3 million for the nine months ended September 30, 2021 and 2020, respectively, resulting primarily from capital expenditures during the period related to technology equipment, software licenses, and internally developed software.

•	The Company drew $25.0 and $21.7 million on and repaid $25.0 and $25.0 million of its revolving line of credit during the nine months ended September 30, 2021 and 2020, respectively.

Key activities during the years 2020 and 2019 are as follows:

•	The Company generated $26.5 million and $14.3 million of cash flows from operating activities for the years ended December 31, 2020 and 2019, respectively.

•

The Company invested $10.1 million and $10.5 million to internally develop computer software (either through internal employees or third-party service providers) for the years ended December 31, 2020 and 2019, respectively.

•

On November 12, 2019, the Company amended its term loan with UBS in order to raise an additional $35 million. Under the amended agreement, the maturity date of the term loan (December 21, 2024) and interest rate (LIBOR plus 5.5%) remained unchanged. However, the quarterly principal repayment changed to $0.8 million. The principal and quarterly interest are paid on the last business day of each quarter, except at maturity. The Company used the additional term loan to finance the Integron Acquisition. The Company also drew $8.1 million from its revolving credit facility primarily to finance the Integron Acquisition and to support its operations immediately following the acquisition.

•	On November 22, 2019, the Company completed the Integron Acquisition for cash consideration of $37.5 million and issuance of 4,118 shares of common stock.

•	During the year ended December 31, 2020, the Company repaid $8.3 million of its revolving credit facility.

Non-GAAP Financial Measures

In addition to our results determined in accordance with GAAP, we believe the following non-GAAP measures are useful in evaluating our operational performance. We use the following non-GAAP financial information to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively, may be helpful to investors in assessing our operating performance.

EBITDA and Adjusted EBITDA

“EBITDA” is defined as net income (loss) before other non-operating expense or income, income tax expense or benefit, and depreciation and amortization. “Adjusted EBITDA” is defined as EBITDA adjusted for unusual and other significant items that management views as distorting the operating results from period to period. Such adjustments may include stock-based compensation, integration and acquisition-related charges, tangible and intangible asset impairment charges, certain contingent liability reversals, transformation, and foreign currency transaction gains and losses. EBITDA and Adjusted EBITDA are intended as supplemental measures of our performance that are neither required by, nor presented in accordance with, GAAP. We believe that the use of EBITDA and Adjusted EBITDA provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing the Company’s financial measures with those of comparable companies, which may present similar non-GAAP financial measures to investors. However, you should be aware that when evaluating EBITDA and Adjusted EBITDA we may incur future expenses similar to those excluded when calculating these measures. In addition, our presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our computation of Adjusted EBITDA may not be comparable to other similarly titled measures computed by other companies, because all companies may not calculate Adjusted EBITDA in the same fashion.

Because of these limitations, EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA on a supplemental basis. You should review the reconciliation of net loss to EBITDA and Adjusted EBITDA below and not rely on any single financial measure to evaluate our business.

The following table reconciles net loss to EBITDA and Adjusted EBITDA for the periods shown:

(in ‘000)	For the nine months ended September 30,
	2021	2020
Net loss	$(12,474)	$(19,474)
Income tax expense (benefit)	(7,628)	(5,376)
Interest expense	16,155	18,359
Depreciation and amortization	37,947	38,884

EBITDA	34,000	32,393

Change in fair value of warrant liabilities (non-cash)	(5,281)	3,482
Transformation expense	6,174	5,448
Acquisition and integration-related restructuring costs	7,290	3,399
Stock-based compensation (non-cash)	4,564	846
Foreign currency loss (gain) (non-cash)	(163)	(1,356)
Other	390	289

Adjusted EBITDA	$46,974	$44,501

Transformational expenses are related to the implementation of our strategic transformation plan, which include the costs of a re-write of our core technology platform, expenses incurred to design certain new IoT solutions and “go-to-market” capabilities.

Acquisition and integration-related restructuring costs for the nine months ended September 30, 2021 and 2020 relate to legal, accounting, advisory, and other professional services costs associated with the Integron Acquisition and Integron’s integration into KORE, certain synergies related to our acquisitions, certain one-time severance costs associated with our transformation, and accounting and advisory fees related to the Business Combination. The Business Combination is the primary driver of the increase in acquisition and integration-related restructuring costs period over period.

	For the years ended December 31,
(in 000’s)	2020	2019
Net loss	$(35,201)	$(23,443)
Income tax expense (benefit)	(5,318)	(12,941)
Interest expense	23,493	24,785
Depreciation and amortization	52,488	48,131

EBITDA	35,462	36,532

Intangible asset impairment loss	—	3,892
Change in fair value of warrant liabilities (non-cash)	7,485	(235)
Transformation expense	7,354	8,959
Acquisition and integration-related restructuring costs	5,709	6,475
Contingent carrier liability reversal (non-cash)	—	(3,984)
Sales tax liability reversal (non-cash)	—	(2,200)
VAT liability reversal (non-cash)	—	(1,456)
Stock-based compensation (non-cash)	1,161	1,682
Other income tax liability reversal (non-cash)	80	121
Foreign currency loss (gain) (non-cash)	233	1,440
Other	335	(341)

Adjusted EBITDA	$57,819	$50,885

Adjusted EBITDA for 2019 does not include estimated pro forma Adjusted EBITDA of Integron for the portion of 2019 prior to its acquisition in November 2019, which is estimated by KORE based on Integron financial information available at the time of the acquisition to be approximately $7.5 million. Adjusted EBITDA in 2019 and 2020 does not include any estimated increase in the on-going cost base of KORE to reflect the costs associated with being a public company.

Intangible asset impairment loss for the year ended December 31, 2019 relates to impairment of certain software acquired in a business combination that we determined to be obsolete due to the expected sunsetting of 2G and 3G networks by certain carriers.

Transformation expenses decreased $1.6 million for the year ended December 31, 2020 compared to the year ended December 31, 2019. Transformational expenses are related to the implementation of our strategic transformation plan, which include the costs of a re-write of our core technology platform, expenses incurred to design certain new IoT solutions and “go-to-market” capabilities.

Acquisition and integration-related restructuring costs for the years ended December 31, 2020 and 2019 relate to legal, accounting, advisory, and other professional services costs associated with the Integron Acquisition and Integron’s integration into KORE, certain synergies related to our acquisitions and certain one-time severance costs associated with our transformation.

Contingent carrier liability reversal, sales tax liability reversal, VAT liability reversal, and other income tax liability reversal for the year ended December 31, 2019 relate primarily to the release of certain liability reserves.

Concentration of Credit Risk and Off-Balance Sheet Arrangements

Cash and cash equivalents are financial instruments that are potentially subject to concentrations of credit risk. The Company’s cash and cash equivalents are deposited in accounts at large financial institutions, and amounts may exceed federally insured limits. The Company believes it is not exposed to significant credit risk due to the financial strength of the depository institutions in which the cash and cash equivalents are held.

The Company has a total of $34.6 million of purchase and lease commitments payable that are not recorded as liabilities on the balance sheet as of September 30, 2021. Additionally, the Company has $0.4 million standby letter of credit and bank guarantees as of September 30, 2021. The Company has no other financial instruments or commitments with off-balance-sheet risk of loss.

Critical Accounting Policies and Estimates

Our discussion and analysis of our results of operations, liquidity and capital resources are based on our consolidated financial statements which have been prepared in conformity with GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements, as well as the reported expenses incurred during the reporting periods. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources.

Actual results may differ from these estimates under different assumptions or conditions. We believe that the accounting policies discussed below are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates.

While our significant accounting policies are described in the notes to our consolidated financial statements, we believe that the following accounting policies are most critical to understanding our financial condition and historical and future results of operations:

Revenue Recognition

We derive revenue primarily from IoT Connectivity and IoT Solutions. IoT Connectivity arrangements provide customers with secure and reliable wireless connectivity to mobile and fixed devices through various mobile network carriers. Revenue from IoT Connectivity consists of monthly recurring charges (“MRC’s”) and overage/usage charges, and contracts are generally short-term in nature (i.e., month-to-month arrangements). Customers generally may cancel with 30 days’ notice without substantive cost or fees. Revenue for MRC’s and overage/usage charges are recognized over time as the Company satisfies the performance obligation (generally starting when an enrolled device is activated on the Company’s platform). MRC’s are billed monthly in advance (generally in the last week of a month); any amounts billed for which the service has not been provided as of the balance sheet dates are reported as a contract liability and components of deferred revenue. Overage/usage charges are billed in arrears on a monthly cycle. Overage/usage charges are evaluated on a monthly basis, and any overage/usage charges determined by management as unlikely to be collected due to a customer disputing the charge or due to a concession are reserved. Reserved items are written off when deemed uncollectible or recognized as revenue if collected. Certain IoT Connectivity customers also have the option to purchase products and/or equipment (e.g., subscriber identification module or “SIM” cards, routers, phones, or tablets) from us on an as needed basis. Product sales to IoT Connectivity customers are recognized when control is transferred to the customer, which is typically upon shipment of the product.

IoT Solutions arrangements includes device solutions (including connectivity), deployment services, and/or technology-related professional services. We evaluate each IoT Solutions arrangement to determine the contract for accounting purposes. If a contract contains more than one performance obligation, we allocate consideration to each performance obligation based on the standalone selling prices of each performance obligation. Standalone selling prices are based on analyses performed by management based on readily observable prices or utilizing a cost-plus-margin approach if prices are not observable. Hardware, deployment services, and connectivity services generally have readily observable prices. The standalone selling price of our warehouse management services (which is associated with our bill-and-hold inventory and determined to be immaterial as discussed below) was determined using a cost-plus-margin approach with the primary assumptions including Company profit objectives, internal cost structure, and current market trends. Device and other hardware sales in IoT Solutions arrangements are generally accounted for as separate contracts since the customer is not obligated to purchase additional services when committing to the purchase of any products. Such sales are typically recognized upon shipment to the customer. However, in certain contracts, the customer has requested us to hold the products ordered for later shipment to the customer’s remote location or to the customer’s end user as a part of a vendor managed inventory model. In these situations, we have concluded that transfer of control to the customer occurs prior to shipment. In these “bill-and-hold” arrangements, the right to invoice, transfer of legal title and transfer of the risk and rewards associated with the products occurs when we receive the hardware from a third party vendor and have deemed it to be functional. Additionally, the products are identified both physically and systematically as belonging to a specific customer, are usable by the customer, and are only shipped, used, or disposed as directed by the specific customer. Based on these factors, we recognize revenue on bill-and-hold hardware when the hardware is received by us and deemed functional.

Deployment services consist of us preparing hardware owned by a customer for use by a customer’s end user. Deployment and connectivity may both be included within a single IoT Solutions contract and are considered separate performance obligations. While consideration for deployment services is generally fixed when ordered by the client, consideration for connectivity services is variable and solely related to the connectivity services. Therefore, the fixed consideration is allocated to the deployment services and is recognized as revenue when the services are provided (i.e., when the related hardware is shipped to the customer). Connectivity within IoT Solutions contracts are recognized similar to the IoT Connectivity as described above, since such contracts are generally short term in nature and variability is resolved each month as the services are provided.

Professional services are generally provided over a contract term of one to two months. Revenue is recognized over time on an input method basis (typically, based on hours completed to date and an estimate of total hours to complete the project).

Accounting for business combinations

We account for acquired businesses using the acquisition method of accounting, which requires that assets acquired and liabilities assumed be recorded at their respective fair values on the date of acquisition. We assign fair value of the consideration paid to the underlying net assets of the acquired business based on their respective fair values. Any excess of the purchase price over the estimated fair values of the net assets acquired is recorded to goodwill. Intangible assets are amortized over the expected life of the asset. We recognize acquisition-related expenses and restructuring costs separately from the business combination and expense as incurred. All changes in accounting for deferred tax asset valuation allowances and acquired income tax uncertainties after the measurement period are recognized as a component of provision for income taxes. We make significant assumptions and estimates in determining the preliminary estimated purchase price and the preliminary allocation of the estimated purchase in the consolidated financial statements. These preliminary estimates and assumptions are subject to change as we finalize the valuations. The final valuations may change significantly from the preliminary estimates. Fair value determinations and useful life estimates are based on, among other factors, estimates of expected future cash flows from revenue of the intangible assets acquired, estimates of appropriate discount rates used to calculate the present value of expected future cash flows, estimated useful lives of the intangible assets acquired, customer attrition rates, future changes in technology and brand awareness, and other factors. Although we believe the assumptions and estimates we have made have been reasonable and appropriate, they are based, in part, on historical experience, information obtained from the management of the acquired companies and future expectations. For these and other reasons, actual results may vary significantly from estimated results. During the preliminary purchase price measurement period, which may be up to one year from the business combination date, we will record adjustments to the provisional amounts recognized at the acquisition date to reflect new information obtained about facts and circumstances that existed as of the acquisition date, with a corresponding offset to goodwill. After the preliminary purchase price measurement period, we will record adjustments to assets acquired or liabilities assumed subsequent to the purchase price measurement period in our operating results in the period in which the adjustments were determined.

Internal Use Software

Certain costs of platform and software applications developed for internal use are capitalized as intangible assets. Capitalization of costs begins when two criteria are met: (i) the preliminary project stage is completed (i.e., application development stage) and (ii) it is probable that the software will be completed and used for its intended function. The Company also capitalizes costs related to specific upgrades and enhancements when it is probable the expenditures will result in additional functionality. Costs incurred for maintenance, minor upgrades and enhancements are recorded under selling, general and administrative expense in the consolidated statement of operations as incurred. Costs related to preliminary project activities and postimplementation operating activities are also recorded under selling, general and administrative expense in the consolidated statement of operations as incurred. The Company amortizes the capitalized costs on a straight-line basis over the useful life of the asset. The average useful life for capitalized internal use computer software is between 3-5 years. Capitalized internal use computer software, net of accumulated amortization, was $24.5 million and $23.2 million as of September 30, 2021 and December 31, 2020, respectively, and was included in intangible assets.

Intangible Assets

Identifiable intangible assets acquired individually or as part of a group of other assets are initially recognized and measured at cost. The cost of a group of intangible assets acquired in a transaction, including those acquired in a business combination that meet the specified criteria for recognition apart from goodwill, is the sum of the individual assets acquired based on their acquisition date fair values. The cost incurred to enhance the service potential of an intangible asset is capitalized as a betterment.

Identifiable intangible assets comprise assets that have a definite life. Customer relationship intangibles are recognized on an accelerated basis and the other intangible assets are amortized on a straight-line basis over their estimated useful lives as follows:

Customer Relationships	10-13 years
Technology	5-9 years
Carrier Contracts	10 years
Trademarks	9-10 years
Non-compete agreements	3 years
Internally developed and computer acquired software	3-5 years

As of September 30, 2021 and December 31, 2020, the Company determined that there were no indicators of impairment and did not recognize any impairment of its intangible assets. As of December 31, 2019, the Company determined that there was an indicator of impairment and recognized a $3.9 million impairment on its acquired computer software.

Goodwill

Goodwill is not amortized but tested for impairment on an annual basis and between annual tests whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Goodwill is tested for impairment at the reporting unit level, which is defined as an operating segment, or one level below the operating segment. We operate in one operating segment, which is our only reporting unit.

We test for an indication of goodwill impairment on December 31st of each year or when indicators of impairment exist. A significant amount of judgment is involved in determining if an indicator of impairment has occurred. We perform a qualitative assessment to determine whether the existence of events or circumstances leads to a determination that it is more likely than not the fair value of the reporting units is less than its carrying amount. Qualitative factors that we consider include macroeconomics conditions such as geographical location and fluctuations in foreign exchange, industry and market conditions, financial performance, a significant adverse change in legal factors or in the business climate, unanticipated competition, entity-specific events and share price trends. If, based on the evaluation, we determine that the fair value of the reporting unit is less than the carrying value, then an impairment loss is recognized in an amount equal to that excess, limited to the total amount of goodwill allocated to that reporting unit. Under a quantitative test, we obtain a third-party valuation of the fair value of the reporting unit. Assumptions we use in the fair value calculation include revenue growth and profitability, terminal values, discount rates, and implied control premium. Impairments, if any, are recorded to the statement of operations in the period the impairment is recognized. As of September 30, 2021, September 30, 2020, December 31, 2020, and December 31, 2019 the Company determined there were no indicators of impairment and did not recognize any impairment of its goodwill.

Income taxes

We account for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities using enacted rates. The effect of a change in tax rates on deferred taxes is recognized in income in the period that includes the enactment date.

We recognize the financial statement effect of an uncertain income tax position when it is more likely than not, based on the technical merits, that the position will be sustained upon examination. Recognized income tax positions are measured at the largest amount that is greater than 50% likely to be realized. A valuation allowance is recorded to reduce deferred income tax assets to an amount, which in the opinion of management is more likely than not to be realized.

Management judgment is required in determining our provision for income taxes, our deferred tax assets and liabilities, and any valuation allowance recorded against our deferred tax assets. We consider factors such as the cumulative income or loss in recent years; reversal of deferred tax liabilities; projected future taxable income exclusive of temporary differences; the character of the income tax asset, including income tax positions; tax planning strategies and the period over which we expect the deferred tax assets to be recovered in the determination of the valuation allowance. In the event that actual results differ from these estimates or we adjust our estimates in the future, we may need to adjust our valuation allowance, which could materially impact our financial position and results of operations.

Stock based compensation

Our share-based compensation plans consist of the 2014 Equity Incentive Plan (the “ Plan”), under which the board is authorized to grant stock options to eligible employees, and directors of the Company. See “Note 10—Share-Based Payment and Related Stock Option Plan” in our accompanying unaudited condensed consolidated financial statements for information on the Plan and related stock options.

We use the Black-Scholes valuation model to estimate the fair value of each option award on the date of grant, which uses assumptions for expected volatility, expected dividends, expected term, and the risk-free interest rate. We expense the fair value of the option awards on a straight-line basis over the requisite service period and have elected to account for forfeitures as they occur.

Recent accounting pronouncements

As an emerging growth company (“EGC”), the JOBS Act allows the Company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are applicable to private companies. The Company has elected to use this extended transition period under the JOBS Act until such time the Company is no longer considered to be an EGC.

See Note 2 to the accompanying unaudited condensed consolidated financial statements for more information about recent accounting pronouncements, the timing of their adoption, and our assessment, to the extent we have made one, of their potential impact on our financial condition and our results of operations.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to certain market risks in the ordinary course of business, including sensitivities as follows:

Interest Rate Risk

As of September 30, 2021 and December 31, 2020, we had cash and cash equivalents of $72.7 million and $10.3 million, respectively, and restricted cash of $0.4 million and $0.4 million. Cash and cash equivalents consist of highly liquid instruments with an original maturity of less than 90 days or the ability to redeem amounts on demand. Restricted cash consist primarily of cash deposits held with financial institutions for letters of credit and is not available for general corporate purposes. The cash and cash equivalents are held for working capital purposes. Due to the short-term nature of our investments, we have not been exposed to, nor do we anticipate being exposed to, material risks due to changes in interest rates. We estimate a 100 basis- point change in interest rates during any of the periods presented would not have had a material impact on our interest revenue on an annualized basis.

We are subject to risk from fluctuations in the interest rates related to our long-term debt. The interest rates are based upon the applicable LIBOR rate plus an applicable margin for such loans or the lender’s base rate plus an applicable margin for such loans. Based on September 30, 2021 estimated LIBOR rates, we estimate a 100 basis point change in the LIBOR rate would have a $3.9 million impact on our interest expense on an annualized basis. Based on December 31, 2020 estimated LIBOR rates, we estimate a 100 basis- point change in the LIBOR rate would have a $3.1 million impact on our interest expense on an annualized basis.

Exchange Rate Risk

Our reporting currency is the U.S. dollar, although we transact business in various foreign locations and currencies. The functional currency of the Company’s foreign subsidiaries is generally the local currency. As a result, their reported financial results could be significantly affected by changes in foreign currency exchange rates upon translation to U.S. dollars. When the U.S. dollar strengthens against other currencies, the translated value of the foreign functional currency income and expense amounts results in lower net income (or lower net loss). When the U.S. dollar weakens, the translated value of the foreign functional currency income and expense amounts results in higher net income (or higher net loss). Our reported results are therefore adversely affected by a stronger U.S. dollar relative to major currencies worldwide when foreign operations are net profitable.

During the nine months ended September 30, 2021 and 2020, we recognized average net loss of $11.9 million per nine month period from operations located outside the U.S., virtually all of which was originally accounted for in currencies other than the U.S. dollar. Upon translation into U.S. dollars, such reported net income would have increased or decreased, assuming a hypothetical 10% change in weighted-average foreign currency exchange rates against the U.S. dollar, by approximately $1.2 million. Similarly, during the years ended December 31, 2020 and 2019, we recognized average net income of $2.7 million per year from operations located outside the U.S., virtually all of which was originally accounted for in currencies other than the U.S. dollar. Upon translation into U.S. dollars, such reported net income would have increased or decreased, assuming a hypothetical 10% change in weighted- average foreign currency exchange rates against the U.S. dollar, by approximately $0.3 million

MANAGEMENT

The following sets forth certain information, as of the date hereof, concerning the persons who serve as our directors and executive officers.

Name	Age	Title
Romil Bahl	53	President, Chief Executive Officer and Director
Paul Holtz	45	Senior Vice President of Corporate Performance, Planning and Analytics and Interim Chief Financial Officer
Bryan Lubel	57	Executive Vice President, Connected Health
Jack W. Kennedy Jr.	46	Executive Vice President, Chief Legal Officer and Secretary
Tushar K. Sachdev	48	Executive Vice President and Chief Technology Officer
R. Michael Thurston	57	Senior Vice President and Corporate Controller
Louise P. Winstone	43	Executive Vice President and Chief Human Resources Officer
Cheemin Bo-Linn	67	Director
Timothy M. Donahue	72	Director
Chan W. Galbato	58	Director
Robert P. MacInnis	55	Director
Michael K. Palmer	35	Director
Tomer Yosef-Or	42	Director

Executive Officers

Romil Bahl. Mr. Bahl serves as our President, Chief Executive Officer and as a member of our board of directors. Mr. Bahl brings 30 years of experience delivering high growth among SaaS and IoT companies and has served as President and Chief Executive Officer of KORE since October 2017. Prior to joining KORE, Mr. Bahl served as President and Chief Executive Officer of Lochbridge, a leading technology consulting and solutions provider in the IoT and digital enablement space, from November 2015 to October 2017. Previously, he served as Executive Vice President and General Manager, Global Industries for Computer Sciences Corporation, a global provider of information technology and professional services and solutions, where he managed a ~$9B business from April 2014 to November 2015, and as Chief Executive officer of PRGX Global, Inc., a data focused analytics company, from January 2009 to November 2013. Mr. Bahl has also had leadership roles at A.T. Kearney, Infosys and Deloitte Consulting. Mr. Bahl holds a Masters of Business Administration from The University of Texas at Austin and a Bachelor of Engineering degree from the Directorate of Marine Engineering & Technology in Kolkata, West Bengal, India.

Mr. Bahl’s qualifications to serve as a member of our board of directors include his nearly 30 years of experience working with SaaS and IoT companies, his deep expertise in managing companies in the IoT and technology solutions space and his leadership skills developed over his career with various companies.

Paul Holtz. Mr. Holtz serves as our Senior Vice President of Corporate Performance, Planning and Analytics and Interim Chief Financial Officer. He has served as Interim Chief Financial Officer since November 2021 and as a Vice President of Corporate Performance, Planning and Analytics since May 2017. Prior to joining KORE, Mr. Holtz held several roles at BlackBerry from 2004 to 2017, including, most recently, as the Head of Finance in the Office of the Chief Operating Officer, a position he held from August 2014 until April 2017. Mr. Holtz holds Bachelor of Business Administration from Wilfrid Laurier University.

Bryan Lubel. Mr. Lubel serves as our Executive Vice President of Connected Health. Mr. Lubel has served as Executive Vice President of Connected Health since January 2021, and Executive Vice President of IoT

Managed Services at Kore from November 2019 to December 2020. Prior to joining KORE, Mr. Lubel served as President of Integron Inc., a leading IoT Managed Services provider in the healthcare and life sciences market, from January 2008 to November 2019. Previously, he served as Vice President and General Manager of North American Office Services—Xerox Global Services, the leading provider of enterprise document managed services, from April 2006 to January 2008. Mr. Lubel served as President and Chief Executive Officer of Gyricon, LLC, a technology spinout of Xerox’s famed PARC laboratories (Palo Alto Research Center) where SmartPaperTM was developed from August 2003 to January 2006. Mr. Lubel has also had leadership roles at Xerox Corp., The Sutherland Group Ltd, Ziff-Davis Education Inc. and Compaq Computer Corp. Mr. Lubel holds a B.S. of Business Administration – Management Information Systems from The State University of New York at Fredonia.

Jack W. Kennedy Jr. Mr. Kennedy serves as our Executive Vice President, Chief Legal Officer and Secretary. Mr. Kennedy joined the Company in October 2021. From 2009 to 2013 and from November 2016 to October 2021, he was Vice President and Corporate Counsel for PRGX Global, Inc., a multinational provider of recovery audit, consulting and software services, where he provided legal advice on all aspects of the company’s operations. In 2013, Mr. Kennedy started as Senior Vice President & Chief Legal Officer at Streamline Health Solutions, Inc., a provider of healthcare information technology services, where he later became Senior Vice President, Administration and served until 2016. Mr. Kennedy has also served as in-house counsel for Stiefel Laboratories, Inc., a specialty pharmaceutical company. Prior to his in-house legal career, Mr. Kennedy practiced at the law firms of Troutman Sanders LLP in Atlanta, Georgia and Akin Gump Strauss Hauer & Feld LLP in Houston, Texas. He received a JD from Tulane University and a BA and BS from Mercer University and is admitted to the state bars of Texas and Georgia.

Tushar K. Sachdev. Mr. Sachdev serves as our Executive Vice President and Chief Technology Officer. Mr. Sachdev joined the Company in February 2018. From April 2010 to February 2018, Mr. Sachdev served in various roles with PRGX Global, Inc., a multinational provider of recovery audit, consulting and software services, most notably Senior Vice President & Chief Technology Officer starting in July 2013. Mr. Sachdev also previously worked as a Principal Architect with Infosys Technologies Limited from November 2000 to August 2009 and has previously worked with other global outsourcing organizations, including Mastek and NIIT. He has a Bachelor’s Degree in engineering from the University of Mumbai and also a Master’s Degree in economics from the University of London.

R. Michael Thurston. Mr. Thurston serves as our Senior Vice President and Corporate Controller. Mr. Thurston joined the Company in July 2021. From July 2020 until July 2021, he was an independent consultant. From August 2017 to July 2020, Mr. Thurston was the Global Corporate Controller for Carestream Dental, a manufacturer and global distributor of dental imaging equipment and dental practice management software. From 2003 to April 2017, he held various senior accounting roles at Earthlink, Inc., including Vice President and Chief Accounting Officer beginning in 2015. Mr. Thurston also held senior accounting roles at Cingular Wireless and BellSouth, and he began his career as an accountant at Ernst & Young. He holds a BBA in Accounting from the University of Georgia.

Louise P. Winstone. Ms. Winstone serves as our Executive Vice President and Chief Human Resources Officer. Ms. Winstone joined the Company in January 2019. From September 2015 to December 2018, Ms. Winstone served as the Senior Vice President and Chief Human Resources Officer at PRGX Global, Inc., a multinational provider of recovery audit, consulting and software services, where she oversaw the global Human Resources function in 27 countries. Prior to PRGX, Ms. Winstone was with Barclays Bank in London, United Kingdom and has held a number of other HR roles at Financial and Professional Services firms in the UK. Ms. Winstone holds a Bachelor’s Degree from Middlesex University and a Master’s Degree in HR Management from Oxford Brookes University.

Non-Employee Directors

Cheemin Bo-Linn. Dr. Bo-Linn serves as member of our board of directors. Dr. Bo-Linn is the Chief Executive Officer of Peritus Partners Inc., a global analytics and valuation accelerator company which provides strategy and operations expertise in information technology, cybersecurity resolution, financial structures, and digital marketing for various companies and has held this position since January 2013. From September 2010 to November 2012, Dr. Bo-Linn was Chief Marketing Officer and Chief Revenue Officer at NetLine Corporation, an internet digital content syndication network and mobile applications company. Prior to NetLine Corporation, Dr. Bo-Linn held a number of senior executive roles including at IBM as Vice-President, and other roles with responsibilities ranging from strategy to finance, investments, digital transformation, and marketing and sales, across storage, cloud software, consumer products, and consulting services. Dr. Bo-Linn presently serves as Lead Independent Board of Director of Blackline Safety Corp., a public company and global SaaS leader in IoT connected worker technologies and gas detection. Dr. Bo-Linn was previously elected as board of director of multiple private and midcap public companies in e-commerce retail, manufacturing and distribution, telecommunications, SaaS software, and marketing, including serving as the Audit Chair on two public company’s board of directors. Dr. Bo-Linn holds a Doctorate of Education in “Computer-based Management Information Systems and Organizational Change” from the University of Houston.

Dr. Bo-Linn’s qualifications to serve as a member of our board of directors include her extensive knowledge of the IoT industry and experience as audit chair and executive and director of private and public high growth technology and SaaS companies.

Timothy M. Donahue. Mr. Donahue serves as member of our board of directors. Mr. Donahue served as the Chief Executive Officer of Nextel Communications Inc., a nationwide wireless telecommunications company, from 1999 until 2005, when Nextel was merged with Sprint Corporation to form Sprint Nextel Corporation. Thereafter, and until 2006, Mr. Donahue was the Executive Chairman of Sprint Nextel and the Chairman of the Sprint Nextel Corporation. From 1996 until his appointment as Chief Executive Officer, Mr. Donahue served as the President and Chief Operating Officer of Nextel. During his tenure at Nextel, Nextel experienced significant improvements in financial performance, including significant growth in revenue and EBITDA. Over that same period, the market capitalization of the company increased from approximately $16 billion to approximately $40 billion. Mr. Donahue started his telecommunications career with McCaw Cellular in 1986 as president of its paging division. Mr. Donahue is currently a member of the board of directors of Ligado Networks (wireless network), and AURA Network Systems (communications), and former member of the board of directors of NVR Inc. (home builder). Mr. Donahue is a former director of ADT Corporation (home security); Covidien plc (medical devices); Eastman Kodak Company (imaging); Nextel Partners Inc. (telecommunications); and Tyco International Ltd. (diversified). Mr. Donahue also served on the board of John Carroll University and is the former chairman of the Cellular Telecommunications & Internet Association. In 2004, Institutional Investor Magazine honored Mr. Donahue as the best chief executive officer in the telecommunications services and wireless sector based on ratings by investors and brokerage firm analysts. Mr. Donahue received his BA in English Literature from John Carroll University.

Mr. Donahue’s qualifications to serve as a member of our board of directors include his deep IoT industry knowledge and experience in leadership roles at numerous wireless and telecommunications companies. Mr. Donahue has previously served on the boards of both public and private companies.

Chan W. Galbato. Mr. Galbato serves as member of our board of directors. Mr. Galbato is the Chief Executive Officer of Cerberus Operations and Advisory Company LLC. He oversees the platform’s operating executives and functional experts to integrate operating expertise within Cerberus’ portfolio companies and investment strategies. He serves on the board of directors of various Cerberus portfolio companies, including Albertsons, Electrical Components International, FirstKey Homes and Staples Solutions. He also is a Board member for Blue Bird, a former Cerberus portfolio company where he previously served as Chairman, and AutoWeb. Mr. Galbato held Board memberships for prior Cerberus investments, including Chairman of Avon Products, Chairman of

YP, Chairman of North American Bus Industries, Chairman of Guilford Mills, Director of Steward Health Care, Director of DynCorp International, Director of New Avon and Director of Tower International. Separately, he served as the Lead Director for Brady Corporation, a publicly-traded manufacturing company.

Prior to joining Cerberus in 2009, Mr. Galbato was President and Chief Executive Officer of the Controls Division of Invensys plc and separately, was the President of Services at The Home Depot. Mr. Galbato also held the position of President and Chief Executive Officer of Armstrong Floor Products and prior to that, was the Chief Executive Officer of Choice Parts. He spent 14 years with General Electric, holding several operating and Finance leadership positions within their various industrial divisions as well as holding the role of President and Chief Executive Officer of Coregis, a GE Capital company.

Before beginning his corporate career, he played professional baseball with the Montreal Expos in their minor league system. Mr. Galbato graduated from the State University of New York and received an M.B.A. from the University of Chicago.

Mr. Galbato’s qualifications to serve as a member of our board of directors include his significant operational experience with large companies and prior service on the boards of various public and private companies.

Rob MacInnis. Mr. MacInnis serves as member of our board of directors. Mr. MacInnis has worked at ABRY Partners since December 1998 where he is currently a Partner. Mr. MacInnis also currently serves on the board of directors of Aegis Sciences Corp. and Automated Healthcare Solutions. In the past, Mr. MacInnis has served on the board of Consolidated Theatres, RCN Cable, Sidera Networks, Network Communications, Inc., XAnd, Datapipe, North American Dental Group, Muzak LLC, Proquest, Psychological Services, Inc., and several others. Prior to working at ABRY Partners, Mr. MacInnis was a senior manager at PricewaterhouseCoopers LLP from June 1991 through May 1997. Mr. MacInnis graduated summa cum laude from Merrimack College with a B.S. in business and received an M.B.A. summa cum laude from Boston University.

Mr. MacInnis’ qualifications to serve as a member of our board of directors include his significant transactional and management experience developed over his career with ABRY Partners.

Michael K. Palmer. Mr. Palmer serves as member of our board of directors. Mr. Palmer is a Managing Director at Cerberus within Cerberus’ private equity platform, which invests in global companies across various industries and geographies. In this role, Mr. Palmer helps support Cerberus’ private equity investments in healthcare, telecommunications and technology companies. Mr. Palmer has assisted in the identification of opportunities to collaborate with innovative managers and invest in sectors undergoing transformation. Mr. Palmer has also contributed to the development of Cerberus’ investing practice in emerging markets and he currently serves on Cerberus’ Emerging Markets Investment Committee. Mr. Palmer is also on the board of directors of Stratolaunch, an American aerospace company that develops and operates technologies to fulfill national priorities; and AURA Network Systems, a company focused on developing a dedicated nationwide air-to-ground wireless communications network. Mr. Palmer previously served on the board of directors of Steward Health Care (an accountable care organization), Covis Pharma (a specialty pharmaceuticals company), PaxVax Global (a global specialty vaccines business), and Print Media Holdings (a division of YP Holdings, which was an advertising solutions platform that Cerberus carved out of AT&T). Mr. Palmer is a graduate of Duke University.

Mr. Palmer’s qualifications to serve as a member of our board of directors include his significant management experience developed over his career with Cerberus and prior service on the boards of various companies.

Tomer Yosef-Or. Mr. Yosef-Or serves as member of our board of directors. Mr. Yosef-Or is a Partner at ABRY Partners and joined the firm in 2005. Prior to joining ABRY Partners, Mr. Yosef-Or was a member of the Financial Institution Group at Bear Stearns Investment Banking Department. Previously, he was a member of the Securitization Transaction Group at Deloitte & Touche. Mr. Yosef-Or is involved in media, communications, and business information services investments in the datacenter, managed cloud, satellite communication, digital media, IoT, contact center software, and HCIT sectors. Mr. Yosef-Or currently serves as a director of Alvaria, MobileHelp, Options IT, and Recovery Point Systems. Previously, Mr. Yosef-Or served on the boards of Basefarm, CapRock, Casamba, CyrusOne, Datapipe, EMC, Hosted Solutions, Root Datacenters, Telx, Q9 Networks, and Xand. Mr. Yosef-Or is s an honors graduate of the Rutgers Business School New Brunswick Undergraduate Program.

Mr. Yosef-Or’s qualifications to serve as a member of our board of directors include his ability to provide the insight and perspectives of a former investment banker at one of the world’s largest investment banks. He brings experience with financing and capitalization strategies. His service on the boards of several private companies in diverse industries allows him to offer a broad perspective on risk management and operating issues facing corporations today.

Family Relationships

There are no family relationships among our directors and executive officers.

Composition of the Board of Directors

In accordance with the terms of our amended and restated bylaws, our board of directors may establish the authorized number of directors from time to time by resolution. Our board of directors consists of 7 members. In accordance with the our charter, our board of directors is divided into three classes with staggered three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Our directors are divided among the three classes as follows:

•	the Class I directors are Timothy Donahue and Cheemin Bo-Linn and their terms will expire at the annual meeting of stockholders to be held in 2022;

•	the Class II directors are Michael Palmer and Chan Galbato and their terms will expire at the annual meeting of stockholders to be held in 2023; and

•	the Class III directors are Robert MacInnis, Tomer Yosef-Or and Romil Bahl and their terms will expire at the annual meeting of stockholders to be held in 2024.

As nearly as possible, each class will consist of one-third of the directors. From 2028, the board of directors will no longer be classified under Section 141(d) of the DGCL and the directors shall no longer be divided into three classes.

Timothy Donahue serves as Chairman of the our board of directors.

Director Independence

As a result of our common stock being listed on NYSE, we are required to comply with the applicable rules of such exchange in determining whether a director is independent. The parties undertook a review of the independence of the individuals named above and have determined that Cheemin Bo-Linn, Chan W. Galbato, Robert P. MacInnis and Tomer Yosef-Or qualify as “independent” as defined under the applicable NYSE rules. The listing standards of NYSE define an “independent director” as an individual who the board of directors affirmatively determines has no material relationship with the company, either directly or as an officer, partner or stockholder of a company that has a relationship with the company. Further, the NYSE Listed Company Manual warns that boards making independence determinations should “broadly consider all relevant facts and circumstances.” Additionally, audit committee members must meet certain criterion as defined for audit committee members under NYSE listing standards and the rules and regulations of the SEC.

Committees of the Board of Directors

Our board of directors directs the management of its business and affairs, as provided by Delaware law, and conducts its business through meetings of the board of directors and standing committees. We have a standing audit committee, compensation committee and nominating and corporate governance committee, each of which operate under a written charter.

In addition, from time to time, special committees may be established under the direction of the board of directors when the board deems it necessary or advisable to address specific issues. Copies of our committee charters will be posted on its website, www.korewireless.com, as required by applicable SEC and NYSE rules. The information on or available through any of such website is not deemed incorporated in this prospectus and does not form part of this prospectus.

Audit Committee

Our audit committee consists of Cheemin Bo-Linn, Michael Palmer and Chan Galbato, with Cheemin Bo-Linn serving as the chair of the committee. Our board of directors has determined that Cheemin Bo-Linn and Chan Galbato meet the independence requirements of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act, Rule 10A-3 under the Exchange Act and the applicable listing standards of NYSE. At the time of listing, the audit committee needs at least one independent director. However, within 90 days of listing, the audit committee shall be comprised by a majority of independent directors and at the one year anniversary of listing the audit committee will need to be comprised of all independent directors. In such regard, the board will appoint one new member to meet the independence criteria to comply with the listing requirements. Each member of our audit committee can read and understand fundamental financial statements in accordance with NYSE audit committee requirements. In arriving at this determination, the board has examined each audit committee member’s scope of experience and the nature of their prior and/or current employment.

Our board of directors has determined that Cheemin Bo-Linn qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial literacy requirements of the NYSE rules. In making this determination, our board has considered Cheemin Bo-Linn’s formal education and previous and current experience in financial and accounting roles. Both our independent registered public accounting firm and management periodically will meet privately with our audit committee.

The audit committee’s responsibilities include, among other things:

•	appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm;

•	discussing with our independent registered public accounting firm their independence from management;

•	reviewing with our independent registered public accounting firm the scope and results of their audit;

•	pre-approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

•

overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that the Company files with the SEC;

•	reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements; and

•	establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

Compensation Committee

Our compensation committee consists of Timothy Donahue, Robert MacInnis and Michael Palmer, with Timothy Donahue serving as the chair of the committee. All of the committee members are non-employee directors, as defined in Rule 16b-3 promulgated under the Exchange Act. Our board of directors has determined that at the time of listing only Robert MacInnis is “independent” as defined under the applicable NYSE listing standards, including the standards specific to members of a compensation committee. At the time of listing, the compensation committee needs at least one independent director. However, within 90 days of listing, the compensation committee shall be comprised by a majority of independent directors and at the one year anniversary of listing the compensation committee will need to be comprised of all independent directors. In such regard, the board will appoint new members to meet the independence criteria to comply with the listing requirements. The compensation committee’s responsibilities include, among other things:

•	reviewing and setting or making recommendations to our board of directors regarding the compensation of our executive officers;

•	making recommendations to our board of directors regarding the compensation of our directors;

•	reviewing and approving or making recommendations to our board of directors regarding incentive compensation and equity-based plans and arrangements; and

•	appointing and overseeing any compensation consultants.

We believe that the composition and functioning of our compensation committee meets the requirements for independence under the current NYSE listing standards.

Nominating and Governance Committee

The primary purposes of the nominating and governance committee of our board of directors is to assist our board in: (i) identifying individuals qualified to become new board of directors members, consistent with criteria approved by the board of directors, (ii) reviewing the qualifications of incumbent directors to determine whether to recommend them for reelection and selecting, or recommending that the board of directors select, the director nominees for the next annual meeting of stockholders, (iii) identifying members of the board of directors qualified to fill vacancies on any board of directors committee and recommending that the board of directors appoint the identified member or members to the applicable committee, (iv) reviewing and recommending to the board of directors corporate governance principles applicable to us, (v) overseeing the evaluation of our board of directors and management and (vi) handling such other matters that are specifically delegated to the committee by our board of directors from time to time.

The nominating and governance committee of the our board consists of Robert MacInnis, Tomer Yosef-Or and Cheemin Bo-Linn, each of whom qualifies as an independent director according to the rules and regulations of the SEC and NYSE with respect to nominating and governance committee membership. Robert MacInnis serves as chair of the nominating and governance committee.

Code of Ethics

We have a code of ethics that applies to all of its executive officers, directors and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The code of ethics is available on our website, www.korewireless.com. We intend to make any legally required disclosures regarding amendments to, or waivers of, provisions of its code of ethics on its website rather than by filing a Current Report on Form 8-K.

Corporate Governance Guidelines

We have corporate governance guidelines in accordance with the corporate governance rules of the NYSE that serve as a flexible framework within which our board of directors and its committees operate. These guidelines cover a number of areas including board membership criteria and director qualifications, director responsibilities, board agenda, roles of the chairman of the board, chief executive officer and presiding director, meetings of independent directors, committee responsibilities and assignments, board member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning. The corporate governance guidelines will be available on our website, www.korewireless.com.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity, other than KORE, that has one or more executive officers serving as a member of our board of directors.

EXECUTIVE COMPENSATION

This section discusses the material components of the executive compensation program for our executive officers who are named in the “2020 Summary Compensation Table” below. In 2020, the “named executive officers” and their positions with us were as follows:

•	Romil Bahl, President and Chief Executive Officer;

•	Puneet Pamnani, Executive Vice President and Chief Financial Officer; and

•	Bryan Lubel, Executive Vice President, Connected Health.

Mr. Bahl serves as our President and Chief Executive Officer, Puneet Pamnani serves as our Executive Vice President and Chief Financial Officer and Bryan Lubel serves as our Executive Vice President, Connected Health.

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations, and determinations regarding future compensation programs. Actual compensation programs that we adopt following the completion of the business combination may differ materially from the currently planned programs summarized in this discussion.

2020 Summary Compensation Table

The following table sets forth information concerning the compensation of the named executive officers for the year ended December 31, 2020:

Name and Principal Position	Salary ($)	Bonus ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Romil Bahl	750,000	100,000.00	0.00	982,969.00	36,201.00	1,869,170
President and Chief Executive Officer
Puneet Pamnani	330,000	0.00	0.00	490,174.00	23,213.00	843,387
Executive Vice President and Chief Financial Officer
Bryan Lubel	330,000	0.00	0.00	417,966.00	8,137.00	756,103
Executive Vice President, Connected Health

(1)

Mr. Bahl entered into two retention bonus agreements with KORE Wireless on March 31, 2020 and October 31, 2020, pursuant to which he received a retention bonus in an amount equal to $100,000 in the aggregate (the “Retention Bonus”). The Retention Bonus was paid $50,000 on the first payroll date following March 31, 2020 and $50,000 on the first payroll date following October 31, 2020. Mr. Bahl is obligated to repay the net amount of the Retention Bonus if he voluntarily terminates his employment or upon a termination by KORE Wireless due to misconduct or poor performance within 2 years of the respective date of payment.

(2)

The amounts reported in this column represent annual cash bonuses to our named executive officers earned during the 2020 fiscal year, as further described below under “Narrative to Summary Compensation Table — 2020 Bonuses.”

(3)

The amounts reported in this column represent (a) the aggregate matching contributions to the KORE 401(k) Retirement Savings Plan made by the Company that vested in 2020 and (b) health insurance premiums paid by the Company on behalf of each of our named executive officers.

Narrative to Summary Compensation Table

2020 Salaries

In 2020, the named executive officers received an annual base salary to compensate them for services rendered to the Company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. The annual base salaries for Messrs. Bahl, Pamnani, and Lubel for 2020 were $750,000, $330,000 and $330,000, respectively, and the actual base salaries earned by our named executive officers for 2020 are set forth above in the “2020 Summary Compensation Table.”

2020 Non-Equity Incentive Plan Compensation

Historically, we have incentivized our named executive officers, with annual cash bonuses that are intended to reward the achievement of corporate performance objectives. In 2020, our board of directors established the target percentage amounts for the cash bonuses for each of our named executive officers. For 2020, Messrs. Bahl, Pamnani, and Lubel were eligible to receive annual target cash bonuses of up to 75%, 85% and 75%, respectively, of their fiscal year 2020 base salaries. The actual amount of the annual bonus awarded to each named executive officer for 2020 performance is set forth above in the “2020 Summary Compensation Table” in the column entitled “Non-Equity Incentive Plan Compensation.”

Equity Compensation

In connection with the business combination, our board of directors adopted, and our stockholders approved, the Incentive Plan in order to facilitate the grant of cash and equity incentives to directors, employees (including our named executive officers), consultants and other service providers of our Company and certain of our affiliates and to enable us to obtain and retain services of these individuals, which is essential to our long-term success.

In addition, we granted certain of our employees, including our named executive officers, equity awards in connection with the business combination.

Other Elements of Compensation

Retirement Plans

In 2020, the named executive officers participated in a 401(k) retirement savings plan maintained by KORE. The Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. In 2020, contributions made by participants in the 401(k) plan were matched up to a specified percentage of the employee contributions on behalf of the named executive officers. These matching contributions are generally unvested as of the date on which the contribution is made, and vest 25% over a four-year period, subject to continued service. Our named executive officers will continue to participate in this 401(k) plan on the same terms as other full-time employees.

Employee Benefits and Perquisites

Health/Welfare Plans. In 2020, the named executive officers participated in health and welfare plans maintained by KORE, including:

•	medical, dental and vision benefits for which the Company pays the full amount of the premiums on behalf of our named executive officers;

•	medical and dependent care flexible spending accounts;

•	short-term and long-term disability insurance and accidental death and dismemberment insurance;

•	life insurance; and

•	vacation and paid holidays.

No Tax Gross-Ups

In 2020, KORE did not make gross-up payments to cover the named executive officers’ personal income taxes that may pertain to any of the compensation or perquisites paid or provided by KORE.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the number of shares of common stock underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2020. Each equity award listed in the following table was granted under our 2014 equity incentive plan.

		Option Awards
Name	Grant Date	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Romil Bahl	May 7, 2018	April 1, 2018	1,840	2,760	1,000	May 7, 2028
			1,840	2,760	1,750
			1,840	2,760	2,500
Puneet Pamnani	May 7, 2018	April 1, 2018	460	690	1,000	May 7, 2028
			460	690	1,750
			460	690	2,500
Bryan Lubel	November 22, 2019	November 22, 2019	184	736	1,000	November 22, 2029
			184	736	1,750
			184	736	2,500

(1)

The stock options are divided pro-rata among three class of stock options: (a) the Tranche A stock options, with an exercise price of $1,000, (b) the Tranche B stock options with an exercise price of $1,750 and (c) the Tranche C stock options, with an exercise price of $2,500. The stock options vest and become exercisable over a five-year period with respect to 20% of the shares underlying the stock option on each annual anniversary of the vesting commencement date, subject to the named executive officer’s continued service. In connection with the business combination, Maple entered into an option cancellation agreement with each of the named executive officers under which each named executive officer agreed to forfeit all vested and unvested stock options in return for cash and shares of our common stock.

Executive Compensation Arrangements—Existing Employment Agreements

Romil Bahl Employment Agreement

On September 22, 2017, Mr. Bahl entered into an employment agreement with KORE Wireless to serve as Chief Executive Officer. Mr. Bahl’s employment agreement provides for an initial five-year term ending on September 30, 2022, which term automatically renews for successive one-year periods unless either party provides written notice of non-renewal at least 30 days prior to the end of the applicable employment term. Mr. Bahl’s current base salary is $750,000 and the annual target bonus opportunity is 75% of base salary upon the achievement of 100% of the pre-established performance objectives as reasonably determined by our board of directors after consultation with Mr. Bahl. Mr. Bahl’s employment agreement also provides for reimbursement of reasonable business expenses (with airplane travel at business class level or above) and eligibility for other customary employee benefits.

If Mr. Bahl’s employment is terminated by KORE Wireless without “cause” or by Mr. Bahl for “good reason” (each as defined in Mr. Bahl’s employment agreement), in addition to the payment of accrued rights, Mr. Bahl will be entitled to, subject to his execution and non-revocation of a release of claims, (i) 12 months of continued base salary (as in effect as of the termination date), payable in installments in accordance with the normal payroll schedule, (ii) a pro rata bonus for the year during which the date of termination occurs, based on the number of days from the commencement of the KORE Wireless fiscal year until the date of termination of employment and based on actual results, payable when bonuses are otherwise paid for such year, and (iii) payment of the employer portion of his premium under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for 12 months.

If Mr. Bahl’s employment is terminated due to his death or “disability” (as defined in Mr. Bahl’s employment agreement), Mr. Bahl will be entitled to his accrued rights, including any bonus earned but unpaid with respect to our fiscal year ending or preceding the date of termination, and any COBRA benefits to which he is entitled to by law at his sole expense.

Mr. Bahl’s employment agreement subjects Mr. Bahl to a perpetual confidentiality obligation, intellectual property assignment and 12-month post-employment non-competition and non-solicitation covenants.

Puneet Pamnani Employment Agreement

On May 15, 2018, Mr. Pamnani entered into an employment agreement with KORE Wireless to serve as Chief Financial Officer. Mr. Pamnani’s employment agreement provides for an initial five-year term, which is set to end on April 3, 2023 and the employment term automatically renews for successive one-year periods unless either party provides written notice of non-renewal at least 30 days prior to the end of the applicable employment term. Mr. Pamnani’s current base salary is $330,000 and the annual target bonus opportunity is 85% of base salary upon the achievement of 100% of the pre-established performance objectives as reasonably determined by the Chief Executive Officer. Mr. Pamnani is not entitled to any bonus if KORE Wireless does not achieve at least 90% of the pre-established performance objectives. Mr. Pamnani’s employment agreement also provides for reimbursement of reasonable business expenses (with airplane travel at business class level or above) and eligibility for other customary employee benefits.

If Mr. Pamnani’s employment is terminated by KORE Wireless without “cause” or by Mr. Pamnani for “good reason” (each as defined in Mr. Pamnani’s employment agreement), in addition to the payment of accrued rights, Mr. Pamnani will be entitled to, subject to his execution and non-revocation of a release of claims, (i) 12 months of continued base salary (as in effect as of the termination date), payable in installments in accordance with the normal payroll schedule, and (ii) payment of the employer portion of his premium under COBRA for 12 months.

If Mr. Pamnani’s employment is terminated due to his death or “disability” (as defined in Mr. Pamnani’s employment agreement), Mr. Pamnani will be entitled to his accrued rights, including any bonus earned but unpaid with respect to our fiscal year ending or preceding the date of termination, and any COBRA benefits to which he is entitled to by law at his sole expense.

Mr. Pamnani’s employment agreement subjects Mr. Pamnani to a perpetual confidentiality obligation, intellectual property assignment and 12-month post-employment non-competition and non-solicitation covenants.

Bryan Lubel Employment Agreement

On November 22, 2019, Mr. Lubel entered into an employment agreement with KORE Wireless to serve as Executive Vice President, Healthcare IoT Solutions & Managed Services. Mr. Lubel’s employment agreement provides for an “at-will” employment relationship which can be terminated by either party pursuant to the terms of his employment agreement.

As set forth in his employment agreement, Mr. Lubel’s base salary is $330,000 and the annual target bonus opportunity is 75% of base salary upon the achievement of 100% of the pre-established performance objectives as reasonably determined by the Chief Executive Officer. Mr. Lubel is not entitled to any bonus if KORE Wireless does not achieve at least 90% of the pre-established performance objectives. Mr. Lubel’s employment agreement also provides for reimbursement of reasonable business expenses and eligibility for other customary employee benefits.

If Mr. Lubel’s employment is terminated by KORE Wireless without “cause” or by Mr. Lubel for “good reason” (each as defined in Mr. Lubel’s employment agreement), in addition to the payment of accrued rights, Mr. Lubel will be entitled to, subject to his execution and non-revocation of a release of claims, (i) 12 months of continued base salary (as in effect immediately prior to such termination), payable in installments in accordance with the normal payroll schedule, and (ii) payment of the employer portion of his premium under COBRA for 12 months.

If Mr. Lubel’s employment is terminated due to his death or “disability” (as defined in Mr. Lubel’s employment agreement), Mr. Lubel will be entitled to his accrued rights, including any bonus earned but unpaid with respect to our fiscal year ending or preceding the date of termination, and any COBRA benefits to which he is entitled to by law at his sole expense.

Mr. Lubel’s employment agreement subjects Mr. Lubel to a perpetual confidentiality obligation, intellectual property assignment, 24-month post-employment non-competition covenant and five-year post-employment non-solicitation covenant.

Equity Incentive Plan

Equity Awards Under the Incentive Plan

In connection with the business combination, our board of directors adopted the Incentive Plan. We have entered into individual letter agreements with each of our named executive officers, which provide each of them with a right to receive an award of Restricted Stock Units (“RSUs”) under the Incentive Plan. The RSUs will not be awarded until the underlying shares of our common stock are registered under the Securities Act pursuant to an S-8 filing, which will not be filed prior to 60 days following the Closing. Once granted, a portion of the RSUs will vest upon our common stock attaining a closing price equal to or greater than $13 per share and an additional portion of the RSUs will vest upon our common stock attaining a closing price equal to or greater than $15 per share and for Mr. Bahl only, an additional portion of the RSUs will vest upon our common stock attaining a closing price equal to or greater than $18 per share, in each case, determined on a per share basis and over any 20-trading days within any 30 consecutive trading day period and not to exceed 100% of the RSUs granted to the named executive officers, subject to each named executive officer’s continued employment with KORE or a subsidiary. As a condition to the grant of RSUs, each of our named executive officer will become a party to the investors rights agreement, which will restrict each named executive officer’s ability to sell or transfer any interest in any of our common stock or any securities convertible into, derivative of, or exchangeable or exercisable for, or any other rights to purchase or acquire our common stock for a period of 12 months following the Closing.

Director Compensation

We did not have any non-employee directors who received compensation for their service on our board of directors and committees of our board of directors during 2020. In connection with the business combination, the Company adopted a new compensation program for our non-employee directors, which is designed to provide competitive compensation necessary to attract and retain high quality non-employee directors.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our voting shares by:

•	each person who is known to be the beneficial owner of more than 5% of our voting shares;

•	each of our executive officers and directors; and

•	all of our executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days of November 16, 2021.

Percentage ownership of our voting securities is based on 71,989,432 shares of our common stock issued and outstanding as of November 16, 2021.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

Name and Address of Beneficial Owner	Number of KORE Shares	%
Entities affiliated with ABRY Partners LLC(1)(2)	24,252,912	33.7%
Fortress Investment Group LLC(3)(4)	11,333,333	13.8%
CTAC Sponsor(5)	6,970,342	9.7%
TDJ Company LLC(6)	4,983,527	6.9%
Dotmar Investments Limited(7)	4,000,711	5.6%
Directors and Executive Officers
Romil Bahl	158,804	*
Paul Holtz	—	—
Bryan Lubel	18,171	*
Cheemin Bo-Linn	—	—
Timothy M. Donahue	—	—
Chan W. Galbato	—	—
Robert P. MacInnis	—	—
Michael K. Palmer	—	—
Tomer Yosef-Or	—	—
All KORE directors and executive officers as a group (13 individuals)	40,421,060	56.2%

*	Less than one percent
(1)

21,500,782 of the shares reported herein are owned directly by ABRY Partners VII, L.P. 1,240,202 of the shares reported herein are owned directly by ABRY Partners VII Co-Investment Fund, L.P. 24,316 of the shares reported herein are owned directly by ABRY Investment Partnership, L.P. 1,288,506 of the shares reported herein are owned directly by ABRY Senior Equity IV, L.P. 199,106 of the shares reported herein are owned directly by ABRY Senior Equity Co-Investment Fund IV, L.P.P.

(2)

ABRY Partners VII, L.P., ABRY Partners VII Co-Investment Fund, L.P., ABRY Investment Partnership, L.P., ABRY Senior Equity IV, L.P. and ABRY Senior Equity Co-Investment Fund IV, L.P. (collectively the “ABRY Funds”) are managed and/or controlled by ABRY Partners, LLC (“ABRY I”) and ABRY Partners II, LLC (“ABRY II”) and/or their respective affiliates. ABRY I and ABRY II are investment advisors registered with the SEC. Royce Yudkoff, as managing member of ABRY I and sole member of certain of its affiliates, has the right to exercise investment and voting power on behalf of ABRY Investment Partnership, L.P. Peggy Koenig and Jay Grossman, as equal members of ABRY II and of certain of its affiliates, have the right to exercise investment and voting power on behalf of the ABRY Funds. Each of the Messrs. Yudkoff, Messrs. Grossman and Mses. Koenig disclaims any beneficial ownership of the securities held by the ABRY Funds other than to the extent of any pecuniary interest he may have therein, directly or indirectly. The business address of ABRY is 888 Boylston Street, Suite 1600, Boston, Massachusetts.
(3)

The shares reported herein consist of (A)(i) 676,443 shares of common stock, (ii) 213,415 shares of common stock underlying warrants and (iii) 3,475,040 shares of common stock underlying the Exchangeable Notes held by Drawbridge Special Opportunities Fund LP (“DBSO”); (B)(i) 352,474 shares of common stock; (ii) 115,333 shares of common stock underlying warrants; and (iii) 621,680 shares of common stock underlying the Exchangeable Notes held by Drawbridge Special Opportunities Fund Ltd. (“DBSO Ltd”); (C)(i) 88,512 shares of common stock; (ii) 28,940 shares of common stock underlying warrants; and (iii) 162,320 shares of common stock underlying the Exchangeable Notes held by DBSO TRG Fund (A) L.P. (“TRG”); (D)(i) 154,897 shares of common stock; (ii) 50,645 shares of common stock underlying warrants; and (iii) 284,160 shares of common stock underlying the Exchangeable Notes held by Fortress Vintage Securities Fund LP (“Vintage”); (E)(i) 47,665 shares of common stock; and (ii) 4,576,000 shares of common stock underlying the Exchangeable Notes held by Fortress Lending Fund II Holdings LP (“Lending Fund”); and (F) (i) 5,009 shares of common stock; and (ii) 480,800 shares of common stock underlying the Exchangeable Notes held by Fortress Lending Fund II MA-CRPTF LP (“CRPTF”). Drawbridge Special Opportunities Advisors LLC, a Delaware limited liability company (“DBSO Advisors”), is the investment manager of DBSO and DPSO Ltd. Drawbridge Special Opportunities GP LLC (“DBSO GP”) is the general partner of DBSO. Fortress Principal Investment Holdings IV LLC, a Delaware limited liability company (“FPI IV”), is the managing member of DBSO GP. DBSO TRG Fund (A) Advisors LLC (“TRG Advisors”), is the investment manager of TRG, and TRG’s general partner is DBSO TRG Fund (A) GP LLC (“TRG GP”). Fortress Vintage Securities Fund Advisors LLC (“Vintage Advisors”), is the investment manager of Vintage and Fortress Vintage Securities Fund GP LLC (“Vintage GP”) is the general partner of Vintage. Fortress Lending Advisors II LLC (“FLA Advisors II”) is the investment manager of Lending Fund. FLF II MACRPTF Advisors LLC, a Delaware limited liability company (“FLF II Advisors”) is the investment manager of CRPTF. Fortress Principal Investment Holdings IV LLC, a Delaware limited liability company (“FPI IV”), is the managing member of DBSO GP. FIG LLC, a Delaware limited liability company, is the holder of all of the issued and outstanding interests of TRG Advisors, Vintage Advisors, FLA Advisors II and FLF II Advisors. Hybrid GP Holdings LLC, a Delaware limited liability company (“Hybrid GP”), is the sole member of TRG GP and Vintage GP. Fortress Operating Entity I LP, a Delaware limited partnership (“FOE I”), is the managing member of Hybrid GP and the Class A member of FIG LLC and DBSO GP. FIG Corp., a Delaware Corporation (“FIG Corp”), is the general partner of FOE I. Fortress Investment Group LLC, a Delaware limited liability company (“Fortress”), is the holder of all of the issued and outstanding shares of FIG Corp.

As the Co-Chief Investment Officers of DBSO Advisors, TRG Advisors and Vintage Advisors, each of Peter L. Briger, Jr., Dean Dakolias, Drew McKnight and Joshua Pack participate in the voting and investment decisions with respect to the shares held by DBSO, DBSO Ltd, TRG and Vintage, but each of them disclaims beneficial ownership thereof. As the Co-Chief Investment Officers of FLA Advisors II and FLF II Advisors, each of Andrew McKnight, Joshua Pack, Dominick Ruggiero and Aaron Blanchette participates in the voting and investment decisions with respect to the shares held by Lending Fund and CRPFT, but each of them disclaims beneficial ownership thereof. The business address of each of the foregoing entities and persons is 1345 Avenue of the Americas, 46th Floor, New York, NY 10105.

(4)

Under the terms of the Exchangeable Notes, the holder thereof may not exercise the option to exchange the Exchangeable Notes for common stock to the extent such exercise would cause such holder, together with its attribution parties, to beneficially own a number of shares of common stock which would exceed 9.99% of our then outstanding common stock following such exercise (the “Blocker”), excluding for purposes of such determination shares of common stock issuable upon exercise of such Exchangeable Notes which have not been exercised. The table shows the number of shares of common stock that would be issuable upon the exercise in full of the Exchangeable Notes and does not give effect to the Blocker.

(5)

Sponsor is the recordholder of the shares reported herein. The Sponsor is controlled by a board of managers comprised of Stephen A. Feinberg and Frank W. Bruno. Messrs. Feinberg and Bruno, as members of the board of managers of the Sponsor, have the sole right to exercise voting power with respect to the common stock held of record by the Sponsor, and have the sole right to consent to the transfer of such shares of common stock. The business address of the Sponsor is 875 Third Avenue, New York, New York 10022.
(6)

TDJ Company LLC is the recordholder of the shares reported herein. TDJ Company LLC is a wholly-owned subsidiary of Terrdian CCPC. Terence Jarman, as President of Terrdian CCPC and Administrator of TDJ Company LLC, has the right to exercise investment and voting power on behalf of each of Terrdian CCPC and TDJ LLC. Mr. Jarman disclaims any beneficial ownership of the securities held by the TDJ Company LLC, other than to the extent of any pecuniary interest he may have therein, directly or indirectly. The business address of TDJ Company LLC is 10 High Point Rd, Toronto, Ontario M3B 2A4, Canada.

(7)

Dotmar Investments Limited is the recordholder of the shares reported herein. Richard Burston, as Chairman of Dotmar Investments Limited, has the right to exercise investment and voting power on behalf of Dotmar Investments Limited. Richard Burston disclaims any beneficial ownership of the securities held by the Dotmar Investments Limited other than to the extent of any pecuniary interest he may have therein, directly or indirectly. The business address of Dotmar Investments Limited is First Floor, 7 Esplanade, St Helier, Jersey JE2 3QA Channel Islands.

SELLING SECURITYHOLDERS

We are registering the resale of common stock to permit each of the selling securityholders identified below to resell or otherwise dispose of the common stock in the manner contemplated under “Plan of Distribution” in this prospectus (as may be supplemented and amended). The Selling Securityholders may from time to time offer and sell any or all of the shares of common stock set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Securityholders’ interest in the common stock other than through a public sale.

The following table is prepared based on information provided to us by the Selling Securityholders. The following table sets forth, as of the date of this prospectus, the names of the Selling Securityholders, and the aggregate number of shares of common stock that the Selling Securityholders may offer pursuant to this prospectus.

	Before Offering		After Offering
Name of Selling Security holders	Number of Shares of Common Stock Beneficially Owned Prior to the Offering	Number of Shares of Common Stock Offered Hereby	Number of Shares of Common Stock Beneficially Owned After this Offering(2)	Percentage of Outstanding Shares of Common Stock
Drawbridge Special Opportunities Fund LP(3)	4,364,898	3,475,040(1)	676,443	*
Drawbridge Special Opportunities Fund Ltd.(4)	1,089,487	621,680(1)	352,474	*
DBSO TRG Fund (A) L.P.(5)	279,772	162,320(1)	88,512	*
Fortress Vintage Securities Fund LP(6)	489,702	284,160(1)	154,897	*
Fortress Lending Fund II Holdings LP(7)	4,623,665	4,576,000(1)	47,665	*
Fortress Lending Fund II MA-CRPTF LP(8)	485,809	480,800(1)	5,009	*
Cowen Investments II LLC(9)	186,326	186,326	—	*
Total	11,519,659	9,786,326	1,325,000	1.8%

*	Less than 1%
(1)

Represents shares of common stock underlying Exchangeable Notes. Assumes for each $1,000 in principal amount of the Exchangeable Notes an exchange ratio, as of the date of this prospectus, of 80.000 ordinary share (based on the initial exchange price of $12.50 per share) upon exchange and full physical settlement of the $120,000,000 in aggregate initial principal amount of Exchangeable Notes. The number of common stock issuable upon exchange is subject to adjustment upon the occurrence of certain events set forth in the indenture governing the Exchangeable Notes and described herein. The number of common stock registered pursuant to the registration statement of which this prospectus forms a part includes an indeterminate number of common stock that may be issued in connection with any share split, share dividend, dividend or other distribution, recapitalization or similar event or pursuant to the anti-dilution provisions set forth in the indenture governing the Exchangeable Notes in addition to such additional common stock potentially issuable in payment of interest on the Exchangeable Notes. However, additional common stock potentially issuable as a result of the foregoing or other adjustments to the exchange price are not included in the share amounts set forth in the table. Further, under the terms of the Exchangeable Notes, the holder thereof may not exercise the option to exchange the Exchangeable Notes for common stock to the extent such exercise would cause such holder, together with its attribution parties, to beneficially own a number of shares of common stock which would exceed 9.99% of our then outstanding common stock following such exercise (the “Blocker”), excluding for purposes of such determination shares of common stock issuable upon exercise of such Exchangeable Notes which have not been exercised. The table shows the number of shares of common stock that would be issuable upon the exercise in full of the Exchangeable Notes and does not give effect to the Blocker.

(2)	Assumes the sale of all common stock registered pursuant to this prospectus, although the selling securityholders are under no obligation known to us to sell any common stock at this time.
(3)

The number of shares reported herein consists of (i) 676,443 shares of common stock; (ii) 213,415 shares of common stock underlying warrants; and (iii) 3,475,040 shares of common stock underlying the Exchangeable Notes held by Drawbridge Special Opportunities Fund LP (“DBSO”). Drawbridge Special Opportunities Advisors LLC, a Delaware limited liability company (“DBSO Advisors”), is the investment manager of DBSO. As the Co-Chief Investment Officers of DBSO Advisors, each of Peter L. Briger, Jr., Dean Dakolias, Drew McKnight and Joshua Pack participates in the voting and investment decisions with respect to the shares held by DBSO, but each of them disclaims beneficial ownership thereof. The business address of each of the foregoing entities and persons is 1345 Avenue of the Americas, 46th Floor, New York, NY 10105.

(4)

The number of shares reported herein consists of (i) 352,474 shares of common stock; (ii) 115,333 shares of common stock underlying warrants; and (iii) 621,680 shares of common stock underlying the Exchangeable Notes held by Drawbridge Special Opportunities Fund Ltd. (“DBSO Ltd”). Drawbridge Special Opportunities Advisors LLC, a Delaware limited liability company (“DBSO Advisors”), is the investment manager of DBSO Ltd. As the Co-Chief Investment Officers of DBSO Advisors, each of Peter L. Briger, Jr., Dean Dakolias, Drew McKnight and Joshua Pack participates in the voting and investment decisions with respect to the shares held by DBSO Ltd, but each of them disclaims beneficial ownership thereof. The business address of each of the foregoing entities and persons is 1345 Avenue of the Americas, 46th Floor, New York, NY 10105.

(5)

The number of shares reported herein consists of (i) 88,512 shares of common stock; (ii) 28,940 shares of common stock underlying warrants; and (iii) 162,320 shares of common stock underlying the Exchangeable Notes held by DBSO TRG Fund (A) L.P. (“TRG”). DBSO TRG Fund (A) Advisors LLC (“TRG Advisors”), is the investment manager of TRG, and TRG’s general partner is DBSO TRG Fund (A) GP LLC (“TRG GP”). As the Co-Chief Investment Officers of TRG Advisors and TRG GP, each of Peter L. Briger, Jr., Dean Dakolias, Drew McKnight and Joshua Pack participates in the voting and investment decisions with respect to the shares held by TRG, but each of them disclaims beneficial ownership thereof. The business address of each of the foregoing entities and persons is 1345 Avenue of the Americas, 46th Floor, New York, NY 10105.

(6)

The number of shares reported herein consists of (i) 154,897 shares of common stock; (ii) 50,645 shares of common stock underlying warrants; and (iii) 284,160 shares of common stock underlying the Exchangeable Notes held by Fortress Vintage Securities Fund LP (“Vintage”). Fortress Vintage Securities Fund Advisors LLC (“Vintage Advisors”), is the investment manager of Vintage and Fortress Vintage Securities Fund GP LLC (“Vintage GP”) is the general partner of Vintage. As the Co-Chief Investment Officers of Vintage Advisors and Vintage GP, each of Peter L. Briger, Jr., Dean Dakolias, Drew McKnight and Joshua Pack participates in the voting and investment decisions with respect to the shares held by Vintage, but each of them disclaims beneficial ownership thereof. The business address of each of the foregoing entities and persons is 1345 Avenue of the Americas, 46th Floor, New York, NY 10105.

(7)

The number of shares reported herein consists of (i) 47,665 shares of common stock; and (ii) 4,576,000 shares of common stock underlying the Exchangeable Notes held by Fortress Lending Fund II Holdings LP (“Lending Fund”). Fortress Lending Advisors II LLC (“FLA Advisors II”) is the investment manager of Lending Fund. As the Co-Chief Investment Officers of FLF II Advisors, each of Andrew McKnight, Joshua Pack, Dominick Ruggiero and Aaron Blanchette participates in the voting and investment decisions with respect to the shares held by CRPTF, but each of them disclaims beneficial ownership thereof. The business address of each of the foregoing entities and persons is 1345 Avenue of the Americas, 46th Floor, New York, NY 10105.

(8)

The number of shares reported herein consists of (i) 5,009 shares of common stock; and (ii) 480,800 shares of common stock underlying the Exchangeable Notes held by Fortress Lending Fund II MA-CRPTF LP (“CRPTF”). FLF II MA-CRPTF Advisors LLC, a Delaware limited liability company (“FLF II Advisors”) is the investment manager of CRPTF. As the Co-Chief Investment Officers of FLA Advisors II, each of Andrew McKnight, Joshua Pack, Dominick Ruggiero and Aaron Blanchette participates in the voting and investment decisions with respect to the shares held by Lending Fund, but each of them disclaims beneficial ownership thereof. The business address of each of the foregoing entities and persons is 1345 Avenue of the Americas, 46th Floor, New York, NY 10105.

(9)

The common stock report herein is held by Cowen Investments II LLC. As the sole member of Cowen Investments II LLC, RCG LV Pearl LLC may be deemed to beneficially own the securities owned directly by Cowen Investments II LLC. As the sole member of RCG LV Pearl LLC, Cowen Inc. may be deemed to beneficially own the securities owned directly by Cowen Investments II LLC. As Chief Executive Officer of Cowen Inc., Mr. Jeffrey Solomon may be deemed to beneficially own the securities owned directly by Cowen Investments II LLC. Mr. Solomon disclaims beneficial ownership. The business address of each of the foregoing entities and persons is 599 Lexington Ave., New York, NY 10022. Cowen Investments II LLC is an affiliate of Cowen and Company, LLC, a registered broker-dealer and FINRA member. Cowen and Company, LLC was engaged by KORE to act as KORE’s exclusive financial advisor in connection with the Business Combination and received customary fees and expense reimbursements in connection therewith, including the 186,326 shares of common stock offered by Cowen Investments II LLC hereby.

Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s shares pursuant to this prospectus. To the extent permitted by law, a prospectus supplement may add, update, substitute or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of shares of common stock registered on its behalf. A Selling Securityholder may sell or otherwise transfer all, some or none of such shares of common stock in this offering. See “Plan of Distribution.”

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Indemnification Agreements

In connection with the Closing, we entered into indemnification agreements with each of our directors and executive officers. Under the terms of such indemnification agreements, we are required to indemnify each of our directors and executive officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was our director or officer or was serving at our request in an official capacity for another entity. We must indemnify our directors and executive officers against all reasonable direct and indirect costs, fees and expenses of any type or nature whatsoever, including all other disbursements, obligations or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be witness in, settlement or appeal of, or otherwise participating in any threatened, pending or completed action, suit, claim, counterclaim, cross claim, arbitration, mediation, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding. The indemnification agreements also require us to advance, to the extent not prohibited by law, all direct and indirect costs, fees and expenses that such director or executive officer incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by us.

Leasing and Professional Services Agreement

KORE TM Data Brasil Processamento de Dados Ltda., a wholly owned subsidiary of KORE, maintains a lease and a professional services agreement with a company controlled by a key member of such subsidiary’s management team.

Aggregated related party transactions, which have been recorded at the exchange amount, representing the amount of consideration established and agreed by the related parties, was $0.2 million and $0.3 million, for the years ended December 31, 2020 and 2019. The amount was recorded under general and administrative expenses in the consolidated statements of operations.

Upon the closing of the Business Combination on September 30, 2021, the Company repaid its outstanding loans of $1.6 million due to Interfusion B.V and T-Fone B.V., companies related though common ownership resulting from the acquisition of Aspider in 2018. The amounts outstanding at December 31, 2020 are recorded under due to related parties in the consolidated balance sheet. The amounts were as follows:

(in ‘000)

	September 30, 2021	December 31, 2020
Interfusion B.V.	—	$985
T-Fone B.V.	—	$630

Interest was accrued quarterly, at a fixed rate of 2.5%. The Company accrued interest of $0.03 million for both of the nine months ended September 30, 2021 and 2020.

Investor Rights Agreement

On September 30, 2021, in connection with the consummation of the Business Combination and as contemplated by the Merger Agreement, we thereto entered into an Investor Rights Agreement with the Sponsor, certain stockholders of KORE and the other parties (the “Investor Rights Agreement”), setting forth the parties’ rights and obligations with respect to the designation, removal and replacement of directors of KORE and the registration for resale of certain shares of our common stock and other equity securities of KORE that are held by the parties thereto from time to time.

Policies and Procedures for Related Person Transactions

We have adopted a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions. A “related person transaction” is a transaction, arrangement or relationship in which KORE or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “related person” means:

•	any person who is, or at any time during the applicable period was, one of our executive officers or directors;

•	any person who is known by us to be the beneficial owner of more than 5% of our voting stock;

•

any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of our voting stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of our voting stock; and

•

any firm, corporation or other entity in which any of the foregoing persons is a partner or principal, or in a similar position, or in which such person has a 10% or greater beneficial ownership interest.

We have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its audit committee charter, the audit committee has the responsibility to review related party transactions.

DESCRIPTION OF OUR SECURITIES

The following summary of certain provisions of our securities does not purport to be complete and is subject to the Certificate of Incorporation, the Bylaws, the Warrant Agreement and the provisions of applicable law. Copies of the Certificate of Incorporation, the Bylaws and the Warrant Agreement are attached as exhibits to the registration statement of which this prospectus is a part.

Capital Stock

Authorized and Outstanding Stock

Our amended and restated certificate of incorporation authorizes the issuance of 350,000,000 shares of capital stock, each with a par value of $0.0001, consisting of (a) 315,000,000 shares of common stock and (b) 35,000,000 shares of preferred stock.

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, under the amended and restated certificate of incorporation, the holders of common stock shall be entitled to vote on each matter submitted to a vote of stockholders and shall be entitled to one vote for each share of common stock held of record by such holder as of the record date for determining stockholders entitled to vote on such matter, including the election or removal of directors. The holders of common stock will at all times vote together as one class on all matters submitted to a vote of common stock under the amended and restated certificate of incorporation.

Dividends

Subject to applicable law and the rights and preferences of any holders of any outstanding shares of preferred stock, under the amended and restated certificate of incorporation, dividends and distributions may be declared and paid ratably on the common stock out of our assets that are legally available for this purpose at such times and in such amounts as our Board in its discretion shall determine.

Liquidation, Dissolution and Winding Up

Subject to applicable law and the rights and preferences of any holders of any shares of any outstanding series of preferred stock, in the event of any liquidation, dissolution, or winding-up, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the company and subject to the rights, if any, of the holders of any outstanding series of preferred stock or any class or series of stock having a preference over or the right to participate with the common stock with respect to the distribution of assets upon such dissolution, liquidation or winding up of the company, the holders of common stock will be entitled to receive all the remaining assets of the company available for distribution to stockholders, ratably in proportion to the number of shares of common stock held by each such holder.

Preemptive or Other Rights

The holders of common stock do not have preemptive or other subscription rights and there will be no sinking fund or redemption provisions applicable to common stock.

Preferred Stock

Our amended and restated certificate of incorporation authorizes 35,000,000 shares of preferred stock and provides that shares of preferred stock may be issued from time to time in one or more series. Our board authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board will be able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of our common stock and could have anti-takeover effects. The ability of the our board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have issued no preferred stock outstanding as of the date of this prospectus. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future. No shares of preferred stock are being issued or registered in the Transactions.

Warrants

Each whole warrant entitles the registered holder to purchase one share of our common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of the CTAC’s initial public offering and thirty (30) days after the completion of the Business Combination. Pursuant to the terms of the Warrant Agreement, a warrant holder may exercise its warrants only for a whole number of shares of our common stock. This means only a whole warrant may be exercised at a given time by a warrant holder. The warrants will expire five years after the completion of the Business Combination at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We are not obligated to deliver any shares of our common stock pursuant to the exercise of a warrant and have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of our common stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of common stock is available, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable for cash or on a cashless basis (unless permitted by us in certain circumstances specified in the Warrant Agreement), and we are not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of our common stock underlying such unit.

Redemption of Warrants for Cash when the price per share of our common stock equals or exceeds $10.00

Once the warrants become exercisable, we may call the warrants for redemption:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of shares of our common stock except as otherwise described below;

•

if, and only if, the closing price of our common stock equals or exceeds $10.00 per public share (as adjusted for stock splits, stock recapitalizations, reorganizations, recapitalizations and the like) for any twenty (20) trading days within the thirty (30)-trading day period ending three trading days before we send the notice of redemption to the warrant holders; and

Beginning on the date the notice of redemption is given until the warrants are redeemed or exercised, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of shares of our common stock that a warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of shares of our common stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on volume weighted average price of shares of our common stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. We will provide warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise price of a warrant is adjusted as set forth under the heading “—Anti-Dilution Adjustments” below. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant. If the exercise price of a warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “—Anti-Dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “—Anti-Dilution Adjustments” and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “—Anti-Dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a warrant pursuant to such exercise price adjustment.

Redemption Date	Fair Market Value of Our Common Stock
(period to expiration of warrants)	$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	$18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of our common stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of shares of our common stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 shares of our common stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of shares of our common stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 shares of our common stock for each whole warrant. In no event will the warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 shares of our common stock per warrant (subject to adjustment). Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of our common stock.

This redemption feature differs from the typical warrant redemption features used in many other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the private placement warrants) when the trading price for the Class A ordinary shares exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the shares of our common stock are trading at or above $10.00 per public share, which may be at a time when the trading price of shares of our common stock is below the exercise price of the warrants. This redemption feature provides flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under “—Redemption of Warrants for Cash when the price per share of our common stock equals or exceeds $18.00.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of the of the CTAC IPO. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants if we determine it is in our best interest to do so. As such, we would presumably redeem the warrants in this manner when we believes it is in our best interest to update its capital structure to remove the warrants and pay the redemption price to the warrant holders.

As stated above, we can redeem the warrants when the shares of our common stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will presumably provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If we choose to redeem the warrants when the shares of our common stock are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer shares of our common stock than they would have received if they had chosen to wait to exercise their warrants for shares of common stock of KORE if and when such shares of our common stock were trading at a price higher than the exercise price of $11.50.

No fractional shares of our common stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of our common stock to be issued to the holder. We will use commercially reasonable efforts to register under the Securities Act the shares of our common stock issuable upon the exercise of the warrants.

Redemption Procedures

A holder of a warrant may notify us in writing in the event we elect to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or other amount as specified by the holder) of the shares of our common stock outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments

If the number of outstanding shares of our common stock is increased by a capitalization or stock dividend payable in shares of our common stock or by a split-up of shares of our common stock or other similar event, then, on the effective date of such capitalization, stock dividend, split-up or similar event, the number of shares of our common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of our common stock. A rights offering made to all or substantially all holders of our common stock entitling holders to purchase shares of our common stock at a price less than the “historical fair market value” (as defined below) will be deemed a stock dividend of a number of shares of our common stock equal to the product of (1) the number of shares of our common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for our common stock) multiplied by (2) one minus the quotient of (x) the price per share of our common stock paid in such rights offering and (y) the “historical fair market value.” For these purposes (1) if the rights offering is for securities convertible into or exercisable for our common stock, in determining the price payable for our common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (2) historical fair market value means the volume weighted average price per share of our common stock as reported during the ten trading day period ending on the trading day prior to the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of our common stock on account of such shares of our common stock (or other securities of our capital stock into which the warrants are convertible), other than (a) as described above or (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the shares of our common stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that result in an adjustment to the exercise price or to the number of shares of our common stock issuable on exercise of each warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share,, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of our common stock in respect of such event.

If the number of outstanding shares of our common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of our common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of our common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of our common stock.

Whenever the number of shares of our common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of our common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of our common stock so purchasable immediately thereafter.

In addition, if (x) we issue additional shares of our common stock or equity-linked securities for capital raising purposes in connection with the closing of our initial business combination, at an issue price or effective issue price of less than $9.20 per share of our common stock (with such issue price or effective issue price to be determined in good faith by our board of directors), (the “Newly Issued Price”) (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the consummation of our initial business combination (net of redemptions), and (z) the volume weighted average trading price of our common stock during the 20 trading day period starting on the trading day after the day on which we consummate our initial business combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

In case of any reclassification or reorganization of the outstanding shares of our common stock (other than those described above or that solely affects the par value of such shares of our common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of our common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding shares of our common stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the shares of our common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Warrant Agreement. Additionally, if less than 70% of the consideration receivable by the holders of our common stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty (30) days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

The warrants were issued in registered form under the Warrant Agreement, which in connection with the Business Combination, CTAC assigned and KORE assumed the obligations and rights set forth therein. If you hold warrants, you should review a copy of the Warrant Agreement, which was filed as an exhibit to the registration statement pertaining to the CTAC IPO, for a description of the terms and conditions applicable to the warrants. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the warrant agreement set forth in the CTAC prospectus, or defective provision, (ii) amending the provisions relating to cash dividends on ordinary shares as contemplated by and in accordance with the warrant agreement or (iii) adding or changing any provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants, provided that the approval by the holders of at least 65% of the then-outstanding public warrants is required to make any change that adversely affects the interests of the registered holders.

The warrant holders do not have the rights or privileges of holders of shares of our common stock and any voting rights until they exercise their warrants and receive shares of our common stock. After the issuance of shares of our common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by our stockholders.

No fractional warrants will be issued upon separation of the units and only whole warrants will trade. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number shares of our common stock to be issued to the warrant holder.

The parties to the Warrant Agreement have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and such parties irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Dividends

We have not paid any cash dividends on our common stock to date. The payment of cash dividends in the future will be dependent upon our revenue and earnings, if any, capital requirements, the terms of any outstanding indebtedness and general financial condition subsequent to completion of our initial business combination. Our Board is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

Exclusive Forum

Our amended and restated certificate of incorporation requires, to the fullest extent permitted by law, that (i) any derivative action or proceeding brought on behalf of us, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or stockholders to us or our stockholders, (iii) any action asserting a claim against us arising pursuant to any provision of the DGCL or our amended and restated certificate of incorporation or our bylaws, (iv) any action arising pursuant to any provision of the DGCL, our bylaws or the amended and restated certificate of incorporation or (v) any action asserting a claim against us or any current or former director, officer or stockholder governed by the internal affairs doctrine will have to be brought in a state court located within the state of Delaware (or if no state court of the State of Delaware has jurisdiction, the federal district court for the District of Delaware), in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. The foregoing provision will not apply to claims arising under the Securities Act, the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction. Unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act and the Exchange Act.

Anti-Takeover Effects of Provisions of our Amended and Restated Certificate of Incorporation and Bylaws

The provisions of the our amended and restated certificate of incorporation and bylaws and of the DGCL summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares of common stock.

The amended and restated certificate of incorporation and bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and that may have the effect of delaying, deferring or preventing a future takeover or change in control of us, unless such takeover or change in control is approved by our board of directors.

These provisions include:

Business Combination:

•

We have elected not to be governed by Section 203 of the DGCL, which prohibits a corporation that has voting stock traded on a national security exchange from engaging in certain business combinations with an interested stockholder (defined as the owner of 15% or more of the corporation’s voting stock), or an interested stockholder’s affiliates or associates, for a three-year period unless, among other exceptions, certain board approvals are received.

•

Our amended and restated certificate of incorporation generally prohibits us from engaging in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless:

•	Prior to such time, the board approved the transaction that resulted in the stockholder becoming an interested stockholder;

•

Upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock at the time the transaction commenced (excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer);

•

At or subsequent to such time, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder; or

•

The stockholder became an interested stockholder inadvertently and (i) as soon as practicable divested itself of ownership of sufficient shares so that the stockholder ceased to be an interested stockholder and (ii) was not, at any time within the 3-year period immediately prior to a business combination between us and such stockholder, an interested stockholder but for the inadvertent acquisition of ownership.

No Written Consent: Any action required or permitted to be taken by the stockholders must be effected at an annual or special meeting of the stockholders, and shall not be taken by written consent in lieu of a meeting.

Amendments: For a period of seven years following closing of this offering, a substantial portion of the provisions under the amended and restated certificate of incorporation may not be amended without the affirmative vote of the holders of at least 66 2/3% of the total voting power of all the then outstanding shares of stock entitled to vote thereon, voting together as a single class.

Stockholder Proposals:

•

Our bylaws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders. Our bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in the notice of such meeting (or any supplement thereto) given by or at the direction of our board of directors, (ii) otherwise properly brought before such meeting by the our board of directors or the chairperson of the board, or (iii) otherwise properly brought before such meeting by a stockholder present in person who (A) (1) was a record owner of shares both at the time of giving the notice and at the time of such meeting, (2) is entitled to vote at such meeting, and (3) has complied with notice procedures specified in our bylaws in all applicable respects or (B) properly made such proposal in accordance with Rule 14a-8 under the Exchange Act. To be timely for our annual meeting of stockholders, a stockholders’ notice must be delivered to, or mailed and received at, the principal executive offices of the corporation not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made by the corporation. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of timely notice as described above.

•	We currently anticipate the 2022 annual meeting of stockholders of will be held no later than September 2022. Nominations and proposals also must satisfy other requirements set forth in our bylaws.

•

Under Rule 14a-8 of the Exchange Act, a stockholder proposal to be included in the proxy statement and proxy card for the 2022 annual general meeting pursuant to Rule 14a-8 must be received at our principal office a reasonable time before we begin to print and send its proxy materials and must comply with Rule 14a-8.

Limitations on Liability and Indemnification of Officers and Directors

Our amended and restated certificate of incorporation limits the liability of our directors to the fullest extent permitted by the DGCL and provides that we will provide them with customary indemnification and advancement of expenses. We expect to enter into customary indemnification agreements with each of its executive officers and directors that provide them, in general, with customary indemnification in connection with their service to us or on our behalf.

Our Transfer Agent and Warrant Agent

The transfer agent for our common stock and warrant agent for our warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any claims and losses due to any gross negligence or intentional willful misconduct or bad faith of the indemnified person or entity.

DESCRIPTION OF CERTAIN INDEBTEDNESS

The following is a summary of certain of our indebtedness that is currently outstanding. This summary does not purport to be complete and is qualified by reference to the agreements and related documents referred to herein, copies of which have been filed as exhibits to the registration statement.

Senior Secured Credit Facilities

On December 21, 2018, KORE Wireless Group Inc. (“KORE Wireless”), and Maple Intermediate Holdings Inc., as the Guarantor, a Delaware corporation and wholly owned subsidiary of KORE (“Maple Holdings”), entered into a Credit Agreement with certain lenders, UBS AG, Stamford Branch, as administrative agent, collateral agent, and a letter of credit issuer, and UBS Securities LLC and Antares Capital LP, as joint lead arrangers and joint bookrunners, which is referred to as the “KORE Credit Agreement”.

The KORE Credit Agreement provides for a term loan facility (the “Initial Term Loan”), in an original aggregate principal amount of $280.0 million and a senior secured revolving credit facility with commitments in an aggregate principal amount of $30.0 million (the “Revolving Credit Facility”, and together with the Initial Term Loan, the “Credit Facilities”). The Revolving Credit Facility includes a $15.0 million sublimit for the issuance of letters of credit. The Initial Term Loan matures on December 21, 2024. Borrowings under the Revolving Credit Facility mature on December 21, 2023.

On November 12, 2019, KORE Wireless and Maple Intermediate Holdings Inc. entered into an Incremental Amendment No. 1 to the KORE Credit Agreement with certain incremental lenders and UBS AG, Stamford Branch, as administrative agent and collateral agent (the “Incremental Amendment”).

The Incremental Amendment provides for an increase to the Initial Term Loan in an aggregate principal amount of $35.0 million in the form of incremental term loans. The Incremental Term Loans are fungible with, and part of the same class as, the term loans under the Initial Term Loan. References to the Initial Term Loan include the Incremental Term Loans.

As of December 31, 2020, there was $302 million outstanding under the Initial Term Loan (inclusive of the Incremental Term Loans), net of discount and debt issuance costs.

Amortization, Interest Rates and Fees

The KORE Credit Agreement requires KORE Wireless to repay the principal of the Initial Term Loan in equal quarterly repayments equal to 0.25% of the original principal amount of Initial Term Loan.

The Initial Term Loan bears interest at a floating rate which can be, at KORE Wireless’ option, from the Credit Agreement Closing Date to and including the Closing Date, either (1) a LIBOR rate for a specified interest period plus an applicable margin of 5.50% or (2) a base rate plus an applicable margin of 4.50%.

Borrowings under the Revolving Credit Facility bear interest at a floating rate which can be, at KORE Wireless’s option, from the Credit Agreement Closing Date to and including the Closing Date, either (1) a LIBOR rate for a specified interest period plus an applicable margin of up to 5.50% or (2) a base rate plus an applicable margin of up to 4.50%. After the Closing Date, the applicable margins for LIBOR rate and base rate borrowings under the Revolving Credit Facility are each subject to a reduction to 5.25% and 4.25%, respectively, based on KORE Wireless’s total net leverage ratio.

The LIBOR rate applicable to the Initial Term Loan and the Revolving Credit Facility is subject to a “floor” of 0.0%.

The base rate for any day is a fluctuating rate per annum equal to the highest of (a) the “prime rate” last quoted by The Wall Street Journal, (b) half of 1.00% per annum of the Federal Funds Rate in effect on such day and (c) the Eurocurrency rate for dollar deposits of a one-month interest period plus 1.00%.

In addition to paying interest on loans outstanding under the Credit Facilities, KORE Wireless is required to pay a commitment fee of up to 0.50% per annum of unused commitments under the Revolving Credit Facility, subject to reduction to 0.375% per annum based on KORE Wireless’s first lien net leverage ratio. KORE Wireless is also required to pay letter of credit fees on a per annum basis equal to (x) the maximum amount available to be drawn under each letter of credit, multiplied by (y) the applicable margin for LIBOR loans under the Revolving Credit Facility. KORE Wireless is required to pay customary fronting, issuance, and administrative fees for the issuance of letters of credit.

Voluntary Prepayments

KORE Wireless is permitted to voluntarily prepay or repay outstanding loans under the Revolving Credit Facility or the Initial Term Loans, in whole or in part, subject to minimum amounts, and, with respect to the Revolving Credit Facility only, to subsequently re-borrow amounts prepaid, in each case, without premium or penalty.

KORE Wireless is permitted to reduce commitments under the Revolving Credit Facility at any time, in whole or in part, subject to minimum amounts.

Mandatory Prepayments

The KORE Credit Agreement requires KORE Wireless to prepay, subject to certain exceptions, the Initial Term Loan with a portion of KORE Wireless’s excess cash flow in an amount ranging from 0% to 50% of excess cash flow depending on KORE Wireless’s total net leverage ratio, with 100% of the net cash proceeds of certain asset sales and dispositions, and with 100% of the proceeds from certain debt issuances, in each case, subject to certain exceptions and thresholds.

Guarantees

Subject to certain exceptions, all obligations under the Credit Facilities, as well as certain hedging and cash management arrangements, are jointly and severally, fully and unconditionally, guaranteed on a senior secured basis by current and future direct and indirect domestic subsidiaries of KORE Wireless and certain other future direct and indirect subsidiaries of Kore Wireless (other than unrestricted subsidiaries, joint ventures, subsidiaries prohibited by applicable law from becoming guarantors, immaterial subsidiaries and certain other excluded subsidiaries).

Security

The obligations of KORE Wireless, and the obligations of the guarantors under the Credit Facilities are secured by first priority pledges of and security interests in (i) substantially all of the existing and future equity interests of Kore Wireless and each of its subsidiaries organized in the U.S., as well as 65% of the existing and future equity interests of certain first-tier foreign subsidiaries held by the borrower or the guarantors under the KORE Credit Agreement and (ii) substantially all of the KORE Wireless’s and each guarantor’s tangible and intangible assets, in each case subject to certain exceptions and thresholds.

Certain Covenants

The KORE Credit Agreement contains a number of covenants that, among other things, restrict, subject to certain exceptions and thresholds, KORE Wireless’s ability to:

•	incur additional indebtedness;

•	incur liens;

•	pay dividends and distributions on, or redeem, repurchase or retire its capital stock;

•	create negative pledge or restrictions on the payment of dividends or payment of other amounts owed from subsidiaries;

•	make investments, acquisitions, loans, or advances;

•	engage in mergers, consolidations, liquidations or dissolutions;

•	sell, transfer or otherwise dispose of assets, including capital stock of subsidiaries;

•	engage in certain transactions with affiliates;

•	change its lines of business;

•	make payments of certain debt that is subordinated with respect to right of payment, junior lien debt and unsecured debt;

•	modify certain documents governing certain debt that is subordinated with respect to right of payment, junior lien debt, or unsecured debt; and

•	change its fiscal year.

In addition, the terms of the KORE Credit Agreement include a financial maintenance covenant applicable to the Credit Facilities which requires that, at the end of each fiscal quarter (commencing with the fiscal quarter ending March 31, 2019), KORE Wireless’s total net leverage ratio cannot exceed 8.50 to 1.00, with step-downs to 8.125 to 1.00, 7.75 to 1.00, 7.50 to 1.00, 7.25 to 1.00 and 7.00 to 1.00, on the fiscal quarters ending September 30, 2021, March 31, 2022, March 31, 2023, September 30, 2023 and March 31, 2024 and thereafter, respectively.

Events of Default

The KORE Credit Agreement contains certain customary events of default (subject to customary grace periods and other exceptions), including, among others, failure to pay principal, interest or other amounts; material inaccuracy of representations and warranties; violation of covenants; specified cross-default and cross-acceleration to other material indebtedness; certain bankruptcy and insolvency events; certain ERISA events; certain undischarged judgments; material invalidity of guarantees or grant of security interest; and change of control.

5.50% Exchangeable Senior Notes due 2028

On July 27, 2021, KORE Wireless entered into a backstop financing agreement (the “Backstop Agreement”) with an affiliate of Fortress Credit Corp. (“Fortress”) pursuant to which Fortress made additional financing available to help satisfy any shortfall in the minimum cash condition arising as a result of redemptions by the public shareholders of Cerberus Telecom Acquisition Corp. (“CTAC”) at the closing of the proposed business combination of CTAC and KORE.

The Backstop Agreement provides the Company with the ability to borrow up to $120 million from Fortress in the form of senior unsecured exchangeable notes due 2028 (the “Exchangeable Notes”). On September 30, 2021, KORE Wireless issued $95.1 million aggregate principal amount of Exchangeable Notes pursuant to an indenture (the “Indenture”), dated September 30, 2021, by and among KORE Group Holdings, Inc., KORE Wireless and Wilmington Trust, National Association, as trustee. The Exchangeable Notes were issued at par, bearing interest at the rate of 5.50% per annum which is paid quarterly, and a maturity of seven years. The Backstop Notes are guaranteed by the Company and are exchangeable into common stock of the Company at $12.50 per share (the “Base Exchange Rate”) at any time at the option of Fortress. The Base Exchange Rate may be adjusted for certain dilutive events or change in control events as defined by the Indenture Agreement (the “Adjusted

Exchange Rate”). Additionally, if after September 30, 2023, the Company’s shares of common stock are trading at a defined premium to the Base Exchange Rate or applicable Adjusted Exchange Rate, the Company may redeem the Exchangeable Notes for cash, force an exchange into shares of its common stock at an amount per share based on a time-value make whole table, or settle with a combination of cash and an exchange.

On October 28, 2021, the Company and KORE Wireless entered into an exchangeable notes purchase agreement (the “Purchase Agreement”) by and among the Company, KORE Wireless and Fortress pursuant to which KORE Wireless agreed to issue the remaining $24.9 million aggregate principal amount of Exchangeable Notes available pursuant to the Backstop Agreement

On November 15, 2021, the Company entered into a certain Amended and Restated Indenture, by and among the Company, KORE Wireless and Wilmington Trust, National Association, as trustee, governing the Exchangeable Notes (the “A&R Indenture”). The A&R Indenture was entered into to cure a defect in the make-whole table.

Concurrently with the entry into the A&R Indenture, the Company and KORE Wireless entered into amendments to the Backstop Agreement, dated September 30, 2021, by and among KORE Wireless and certain affiliates of Fortress and the Purchase Agreement (together, the “Amendments”). The Amendments were entered into in order to amend the registration rights of Fortress with respect to the Notes and underlying common stock of the Company.

SECURITIES ACT RESTRICTIONS ON RESALE OF OUR SECURITIES

Pursuant to Rule 144, a person who has beneficially owned restricted common stock or warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale. Persons who have beneficially owned restricted common stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of our common stock then outstanding; or

•	the average weekly reported trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and by the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result of the consummation of the Business Combination, we are no longer a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

PLAN OF DISTRIBUTION

The Selling Securityholders, which, as used herein, includes donees, pledgees, transferees, distributees or other successors-in-interest selling shares of our common stock received after the date of this prospectus from the Selling Securityholders as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer, distribute or otherwise dispose of certain of their shares of common stock on any stock exchange, market or trading facility on which shares of our common stock are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Securityholders may use any one or more of the following methods when disposing of their shares of common stock:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	one or more underwritten offerings on a firm commitment or best efforts basis;

•	block trades in which the broker-dealer will attempt to sell the shares of common stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its accounts;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	distributions or transfers to their members, partners or shareholders;

•	short sales effected after the date of the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	in market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;

•

through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	directly to one or more purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•

in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	through agents;

•	through broker-dealers who may agree with the Selling Securityholders to sell a specified number of such shares of common stock at a stipulated price per share;

•

by entering into transactions with third parties who may (or may cause others to) issue securities convertible or exchangeable into, or the return of which is derived in whole or in part from the value of, our shares of common stock; and

•	a combination of any such methods of sale or any other method permitted pursuant to applicable law.

The Selling Securityholders may, from time to time, pledge or grant a security interest in some shares of our common stock owned by them and, if a Selling Securityholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell such shares of common stock, as applicable, from time to time, under this prospectus, or under an amendment or supplement to this prospectus amending the list of the Selling Securityholders to include the pledgee, transferee or other successors in interest as the Selling Securityholders under this prospectus. The Selling Securityholders also may transfer shares of our common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of shares of our common stock or interests therein, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our common stock in the course of hedging the positions they assume. The Selling Securityholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge shares of our common stock to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares of our common stock offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Securityholders from the sale of shares of our common stock offered by them will be the purchase price of such shares of our common stock less discounts or commissions, if any. The Selling Securityholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of share of our common stock to be made directly or through agents. We will not receive any of the proceeds from any offering by the Selling Securityholders.

There can be no assurance that the Selling Securityholders will sell all or any of the shares of our common stock offered by this prospectus. The Selling Securityholders also may in the future resell a portion of our common stock in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or pursuant to other available exemptions from the registration requirements of the Securities Act.

The Selling Securityholders and any underwriters, broker-dealers or agents that participate in the sale of shares of our common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of shares of our common stock may be underwriting discounts and commissions under the Securities Act. If any Selling Securityholder is an “underwriter” within the meaning of Section 2(11) of the Securities Act, then the Selling Securityholder will be subject to the prospectus delivery requirements of the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us and the Selling Securityholders, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

To the extent required, our common stock to be sold, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable discounts, commissions, concessions or other compensation with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

To facilitate the offering of shares of our common stock offered by the Selling Securityholders, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. This may include over-allotments or short sales, which involve the sale by persons participating in the offering of more shares of common stock than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of our common stock by bidding for or purchasing shares of common stock in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if shares of common stock sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of our common stock at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

The Selling Securityholders may solicit offers to purchase shares of our common stock directly from, and they may sell such shares of our common stock directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement to the extent required.

It is possible that one or more underwriters may make a market in our shares of our common stock, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our shares of our common stock.

Our common stock and warrants are listed on NYSE under the symbols “KORE” and “KORE.WS”, respectively.

The Selling Securityholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase shares of our common stock at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the Selling Securityholders pay for solicitation of these contracts. The underwriters, broker-dealers and agents may engage in transactions with us or the Selling Securityholders, or perform services for us or the Selling Securityholders, in the ordinary course of business.

Under the Registration Rights Agreement, we have agreed to indemnify the Selling Securityholders party thereto against certain liabilities that they may incur in connection with the sale of the securities registered hereunder, including liabilities under the Securities Act, and to contribute to payments that the Selling Securityholders may be required to make with respect thereto. In addition, we and the Selling Securityholders may agree to indemnify any underwriter, broker-dealer or agent against certain liabilities related to the selling of the securities, including liabilities arising under the Securities Act.

We have agreed to maintain the effectiveness of this registration statement until all such securities have been sold under this registration statement or Rule 144 under the Securities Act or are no longer outstanding. We have agreed to pay all expenses in connection with this offering, other than underwriting commissions and discounts, brokerage fees, underwriter marketing costs, and certain legal expenses. The Selling Securityholders will pay any underwriting commissions and discounts, brokerage fees, underwriter marketing costs, and certain legal expenses relating to the offering.

Selling Securityholders may use this prospectus in connection with resales of shares of our common stock. This prospectus and any accompanying prospectus supplement will identify the Selling Securityholders, the terms of our common stock and any material relationships between us and the Selling Securityholders. Selling Securityholders may be deemed to be underwriters under the Securities Act in connection with shares of our common stock they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise set forth in a prospectus supplement, the Selling Securityholders will receive all the net proceeds from the resale of shares of our common stock.

A Selling Securityholder that is an entity may elect to make an in-kind distribution of common stock to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus. To the extent that such members, partners or shareholders are not affiliates of ours, such members, partners or shareholders would thereby receive freely tradable shares of common stock pursuant to the distribution through a registration statement.

We are required to pay all fees and expenses incident to the registration of shares of our common stock and warrants to be offered and sold pursuant to this prospectus.

LEGAL MATTERS

Kirkland & Ellis LLP, New York, New York has passed upon the validity of the securities of KORE Group Holdings, Inc. offered by this prospectus and certain other legal matters related to this prospectus.

EXPERTS

The consolidated financial statements and schedule of Maple Holdings Inc. as of December 31, 2020 and 2019 and for the years then ended included in this Prospectus and in the Registration Statement have been so included in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, appearing elsewhere herein and in the Registration Statement, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed a registration statement on Form S-1, including exhibits, under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. Our SEC filings are available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov. Those filings are also available to the public on, or accessible through, our website under the heading “Investors” at www.korewireless.com. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus.

KORE Group Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands USD, except share and per share amounts)

	September 30, 2021 (unaudited)	December 31, 2020
Assets
Current assets
Cash and cash equivalents	$72,689	$10,321
Accounts receivable, net of allowances for credits and doubtful accounts of $1,601 and $2,804, at September 30, 2021, and December 31, 2020, respectively	52,638	40,661
Inventories, net	12,147	5,842
Prepaid expenses and other receivables	14,540	5,429

Total current assets	152,014	62,253
Non-current assets
Restricted cash	367	372
Property and equipment, net	12,630	13,709
Intangible assets, net	212,633	240,203
Goodwill	382,190	382,749
Deferred tax assets	114	122
Other long-term assets	458	611

Total assets	$760,406	$700,019

Liabilities, temporary equity and stockholders’ equity
Current liabilities
Accounts payable	$20,522	$22,978
Accrued liabilities	26,362	17,209
Income taxes payable	288	244
Current portion of capital lease obligations	528	856
Deferred revenue	6,797	7,772
Current portion of long-term debt	3,153	3,161

Total current liabilities	57,650	52,220
Long-term liabilities
Deferred tax liabilities	34,580	42,840
Due to related parties	1,122	1,615
Warrant liability	273	15,944
Capital lease obligations	304	508
Long-term debt	378,356	298,404
Other long-term liabilities	4,154	4,377

Total liabilities	$476,439	$415,908

Commitments and contingencies (note 7)

KORE Group Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets - Continued

(In thousands USD, except share and per share amounts)

	September 30, 2021 (unaudited)	December 31, 2020
Temporary equity
Series A Preferred Stock; par value $1,000 per share; none authorized, issued and outstanding at September 30, 2021; 7,765,229 shares authorized, and 7,756,158 shares issued and outstanding at December 31, 2020	$—	$77,562
Series A-1 Preferred Stock; par value $1,000 per share; none authorized, issued and outstanding at September 30, 2021; 10,480,538 shares authorized, 7,862,107 shares issued and outstanding at December 31, 2020	—	78,621
Series B Preferred Stock; par value $1,000 per share; none authorized, issued and outstanding at September 30, 2021; 9,090,975 shares authorized, issued and outstanding at December 31, 2020	—	90,910
Series C Convertible Preferred Stock; par value $1,000 per share; none authorized, issued and outstanding at September 30, 2021; 6,872,894 shares authorized, 2,566,186 shares issued and outstanding at December 31, 2020	—	16,802

Total temporary equity	—	263,895

Stockholders’ equity (deficit)
Common stock, voting; par value $0.0001 per share, 315,000,000 shares authorized, 71,810,419 shares issued and outstanding at September 30, 2021; 55,659,643 shares authorized, 30,281,520 shares issued and outstanding at December 31, 2020	7	3
Additional paid-in capital	413,316	135,616
Accumulated other comprehensive loss	(3,156)	(1,677)
Accumulated deficit	(126,200)	(113,726)

Total stockholders’ equity	283,967	20,216

Total liabilities, temporary equity and stockholders’ equity	$760,406	$700,019

See accompanying notes to unaudited condensed consolidated financial statements.

KORE Group Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands USD, except share and per share amounts) (unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2021	2020	2021	2020
Revenue
Services	$48,428	$43,436	$139,866	$127,113
Products	19,450	11,821	44,053	29,184

Total revenue	67,878	55,257	183,919	156,297
Cost of revenue
Cost of services	17,379	15,675	51,417	47,594
Cost of products	17,585	9,853	37,258	22,921

Total cost of revenue (exclusive of depreciation and amortization shown separately below)	34,964	25,528	88,675	70,515

Operating expenses
Selling, general and administrative	26,001	17,792	66,525	49,907
Depreciation and amortization	12,440	13,176	37,947	38,884

Total operating expenses	38,441	30,968	104,472	88,791

Operating loss	(5,527)	(1,239)	(9,228)	(3,009)
Interest expense, including amortization of deferred financing costs, net	5,589	5,276	16,155	18,359
Change in fair value of warrant liability	(2,898)	651	(5,281)	3,482

Loss before income taxes	(8,218)	(7,166)	(20,102)	(24,850)
Income tax provision (benefit)
Current	179	201	569	711
Deferred	(3,889)	(1,719)	(8,197)	(6,087)

Total income tax benefit	(3,710)	(1,518)	(7,628)	(5,376)

Net loss	$(4,508)	$(5,648)	$(12,474)	$(19,474)

Loss per share:
Basic	$(0.27)	$(0.42)	$(1.03)	$(1.32)
Diluted	(0.27)	(0.42)	(1.03)	(1.32)
Weighted average shares outstanding (in Number):
Basic	30,732,921	30,281,520	30,433,641	30,285,684
Diluted	30,732,921	30,281,520	30,433,641	30,285,684

See accompanying notes to unaudited condensed consolidated financial statements.

KORE Group Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Comprehensive Loss

(In thousands USD) (unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2021	2020	2021	2020
Net loss	$(4,508)	$(5,648)	$(12,474)	$(19,474)
Other comprehensive income (loss):
Foreign currency translation adjustment	(1,322)	1,387	(1,479)	(896)

Comprehensive loss	$(5,830)	$(4,261)	$(13,953)	$(20,370)

See accompanying notes to unaudited condensed consolidated financial statements.

KORE Group Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Temporary Equity and Stockholders’ (Deficit) Equity

(In thousands, USD or shares) (unaudited)

	Series A Preferred Stock		Series A-1 Preferred Stock		Series B Preferred Stock		Series C Convertible Preferred Stock		Total Temporary Equity	Common Stock		Additional paid-in capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholders’ (Deficit) Equity

	Temporary Equity									Stockholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Amount	Shares	Amount	Amount	Amount	Amount	Amount
Balance at December 31, 2020 (as previously reported)	43	$77,562	60	$78,621	57	$90,910	17	$16,802	$263,895	218	$2	$135,617	$(1,677)	$(113,726)	$20,216

Conversion of stock	7,713	—	7,802	—	9,034	—	2,549	—	—	30,064	1	(1)	—	—	—

Balance at December 31, 2020, effect of reverse recapitalization	7,756	$77,562	7,862	$78,621	9,091	$90,910	2,566	$16,802	$263,895	30,282	$3	$135,616	$(1,677)	$(113,726)	$20,216

Repurchase of stock	—
Accrued dividends payable	249	2,486	267	2,666	224	2,241	—	—	7,393	—	—	(7,393)	—	—	(7,393)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	—	—	(900)	—	(900)
Share-based compensation	—	—	—	—	—	—	—	—	—	—	—	315	—	—	315
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	(1,081)	(1,081)

Balance at March 31, 2021	8,005	$80,048	8,129	$81,287	9,315	$93,151	2,566	$16,802	$271,288	30,282	$3	$128,538	$(2,577)	$(114,807)	$11,157

Derecognition of shares	—	—	—	—	—	—	(46)	(300)	(300)	—	—	—	—	—	—
Accrued dividends payable	251	2,514	270	2,695	232	2,323	—	—	7,532	—	—	(7,532)	—	—	(7,532)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	—	—	743	—	743
Share-based compensation	—	—	—	—	—	—	—	—	—	—	—	315	—	—	315
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	(6,885)	(6,885)

Balance at June 30, 2021	8,256	$82,562	8,399	$83,982	9,547	$95,474	2,520	$16,502	$278,520	30,282	$3	$121,321	$(1,834)	$(121,692)	$(2,202)

KORE Group Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Temporary Equity and Stockholders’ (Deficit) Equity - (Continued)

(In thousands, USD or shares) (unaudited)

	Series A Preferred Stock		Series A-1 Preferred Stock		Series B Preferred Stock		Series C Convertible Preferred Stock		Total Temporary Equity	Common Stock		Additional paid-in capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholders’ (Deficit) Equity

	Temporary Equity									Stockholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Amount	Shares	Amount	Amount	Amount	Amount	Amount
Redemption of stock	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Accrued dividends payable	266	2,656	288	2,880	236	2,361	—	—	7,897	—	—	(7,897)	—	—	(7,897)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	—	—	(1,322)	—	(1,322)
Share-based compensation	—	—	—	—	—	—	—	—	—	—	—	(3,519)	—	—	(3,519)
Distributions to and conversions of preferred stock	(8,522)	(85,218)	(8,687)	(86,862)	(9,783)	(97,835)	(2,520)	(16,502)	(286,417)	7,120	1	56,502	—	—	56,503
CTAC shares recapitalized, net of equity issuance costs of $15,912	—	—	—	—	—	—	—	—	—	10,356	1	6,456	—	—	6,457
Conversion of KORE warrants	—	—	—	—	—	—	—	—	—	1,366	—	10,663	—	—	10,663
Private offering and merger financing, net of equity issuance costs of $7,718	—	—	—	—	—	—	—	—	—	22,686	2	217,280	—	—	217,282
Equity portion of convertible debt, net of issuance costs of $224	—	—	—	—	—	—	—	—	—	—	—	12,510	—	—	12,510
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	(4,508)	(4,508)

Balance at September 30, 2021	—	$—	—	$—	—	$—	—	$—	$—	71,810	$7	$413,316	$(3,156)	$(126,200)	$283,967

Balance at December 31, 2019 (as previously reported)	43	$68,360	60	$69,495	57	$82,338	17	$16,802	$236,995	218	$2	$161,556	$(3,792)	$(78,526)	$79,240

Conversion of Stock	6,793	—	6,890	—	8,177	—	2,549	—	—	30,092	1	(1)	—	—	—

KORE Group Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Temporary Equity and Stockholders’ (Deficit) Equity - (Continued)

(In thousands, USD or shares) (unaudited)

	Series A Preferred Stock		Series A-1 Preferred Stock		Series B Preferred Stock		Series C Convertible Preferred Stock		Total Temporary Equity	Common Stock		Additional paid-in capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholders’ (Deficit) Equity

	Temporary Equity									Stockholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Amount	Shares	Amount	Amount	Amount	Amount	Amount
Balanceat December 31, 2019, effect of reverse recapitalization	6,836	$68,360	6,950	69,495	8,234	82,338	2,566	16,802	236,995	30,310	3	161,555	(3,792)	(78,526)	79,240

Repurchase of common stock	—	—	—	—	—	—	—	—	—	(28)	—	(200)	—	—	(200)
Accrued dividends payable	222	2,216	238	2,383	205	2,053	—	—	6,652	—	—	(6,652)	—	—	(6,652)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	—	—	(3,113)	—	(3,113)
Share-based compensation	—	—	—	—	—	—	—	—	—	—	—	216	—	—	216
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	(2,768)	(2,768)

Balance at March 31, 2020	7,058	$70,576	7,188	$71,878	8,439	$84,391	2,566	$16,802	$243,647	30,282	$3	$154,919	$(6,905)	$(81,294)	$66,723

Accrued dividends payable	222	2,215	238	2,382	210	2,104	—	—	6,701	—	—	(6,701)	—	—	(6,701)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	—	—	830	—	830
Share-based compensation	—	—	—	—	—	—	—	—	—	—	—	315	—	—	315
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	(11,058)	(11,058)

Balance at June 30, 2020	7,280	$72,791	7,426	$74,260	8,649	$86,495	2,566	$16,802	$250,348	30,282	$3	$148,533	$(6,075)	$(92,352)	$50,109

Accrued dividends payable	239	2,385	257	2,574	218	2,180	—	—	7,139	—	—	(7,139)	—	—	(7,139)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	—	—	1,387	—	1,387
Share-based compensation	—	—	—	—	—	—	—	—	—	—	—	315	—	—	315
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	(5,648)	(5,648)

Balance at September 30, 2020	7,519	$75,176	7,683	$76,834	8,867	$88,675	2,566	$16,802	$257,487	30,282	$3	$141,709	$(4,688)	$(98,000)	$39,024

See accompanying notes to unaudited condensed consolidated financial statements.

KORE Group Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(In thousands USD) (unaudited)

	Nine months ended September 30,
	2021	2020
Cash flows from operating activities
Net loss	$(12,474)	$(19,474)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities
Depreciation and amortization	37,947	38,884
Amortization of deferred financing costs	1,569	1,584
Deferred income taxes	(8,197)	(6,087)
Non-cash foreign currency loss (gain)	(163)	(1,356)
Share-based compensation	4,564	846
Provision for doubtful accounts	117	888
Change in fair value of warrant liability	(5,281)	3,482
Change in operating assets and liabilities, net of operating assets and liabilities acquired:
Accounts receivable	(12,792)	(3,572)
Inventories	(6,461)	(2,668)
Prepaid expenses and other receivables	(5,054)	(2,485)
Accounts payable and accrued liabilities	(2,366)	8,119
Deferred revenue	(911)	307
Income taxes payable	63	225

Cash (used in) provided by operating activities	$(9,439)	$18,693

Cash flows used in investing activities
Additions to intangible assets	(6,626)	(8,224)
Additions to property and equipment	(3,156)	(1,450)
Acquisition of Integron LLC, net of cash acquired	—	366

Net cash used in investing activities	$(9,782)	$(9,308)

Cash flows from financing activities
Proceeds from revolving credit facility	25,000	21,700
Repayments on revolving credit facility	(25,000)	(25,000)
Repayment of long-term debt	(2,373)	(2,436)
Proceeds from convertible debt	82,351	—
Proceeds from equity portion of convertible debt, net of issuance costs	12,510	—
Payment of deferred financing costs, relating to convertible debt	(1,449)	—
Repayment of related party note	(1,538)
Repurchase of common stock	—	(200)
Proceeds from CTAC and PIPE financing, net of issuance costs	223,001	—
Settlement of preferred shares	(229,915)	—
Payment of capital lease obligations	(815)	(137)

Cash provided by (used in) financing activities	$81,772	$(6,073)

Effect of Exchange Rate Change on Cash and Cash Equivalents	(188)	(88)

Change in Cash and Cash Equivalents and Restricted Cash	62,363	3,224
Cash and Cash Equivalents and Restricted Cash, beginning of period	10,693	8,692

Cash and Cash Equivalents and Restricted Cash, end of period	$73,056	$11,916

Non-cash financing activities:
Capital leases	$346	$263
Equity financing fees accrued	3,025	—
Common shares issued to preferred shareholders	56,502	—
Equity financing fees settled in common shares	1,863	—
Common shares issued to warrant holders	10,663	—
Supplemental cash flow information:
Interest paid	$14,762	$16,879

See accompanying notes to unaudited condensed consolidated financial statements.

KORE Group Holdings, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(In thousands USD, except share amounts) (unaudited)

NOTE 1 - NATURE OF OPERATIONS

Business Combination

On March 12, 2021, Maple Holdings Inc. (“Maple” or “pre-combination KORE”) entered into a definitive merger agreement (the “Business Combination”) with Cerberus Telecom Acquisition Corp. (NYSE: CTAC) (“CTAC”). On September 29, 2021, CTAC held a special meeting, at which CTAC’s shareholders voted to approve the proposals outlined in the proxy statement filed by CTAC with the Securities Exchange Commission (the “SEC”) on August 13, 2021, including, among other things, the adoption of the Business Combination and approval of the other transactions contemplated by the merger agreement.

On September 30, 2021 (the “Closing Date”), as contemplated by the merger agreement, (i) CTAC merged with and into King LLC Merger Sub, LLC (“LLC Merger Sub”) (the “Pubco Merger”), with LLC Merger Sub being the surviving entity of the Pubco Merger and King Pubco, Inc. (“Pubco”) as parent of the surviving entity, (ii) immediately prior to the First Merger (as defined below), Cerberus Telecom Acquisition Holdings, LLC (the “Sponsor”) contributed 100% of its equity interests in King Corp Merger Sub, Inc. (“Corp Merger Sub”) to Pubco (the “Corp Merger Sub Contribution”), as a result of which Corp Merger Sub became a wholly owned subsidiary of Pubco, (iii) following the Corp Merger Sub Contribution, Corp Merger Sub merged with and Maple into (the “First Merger”), with Maple being the surviving corporation of the First Merger, and (iv) immediately following the First Merger and as part of the same overall transaction as the First Merger, Maple merged with and into LLC Merger Sub (the “Second Merger” and, together with the First Merger, being collectively referred to as the “Mergers” and, together with the other transactions contemplated by the merger agreement, the “Transactions” and the closing of the Transactions, the Business Combination), with LLC Merger Sub being the surviving entity of the Second Merger and Pubco being the sole member of LLC Merger Sub. In connection with the Business Combination, Pubco changed its name to “KORE Group Holdings, Inc.” (the “Company”). The combined Company remained listed on the NYSE under the new ticker symbol “KORE.”

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

These statements have been prepared pursuant to the rules and regulations of the SEC and, in accordance with those rules and regulations, do not include all information and footnote disclosures normally included in annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). In the opinion of management, the unaudited condensed consolidated interim financial statements reflect all adjustments, which consist only of normal recurring adjustments, necessary to state fairly the results of operations, financial condition and cash flows for the interim periods presented herein. The preparation of unaudited condensed consolidated interim financial statements in conformity with GAAP requires management to make use of estimates and assumptions that affect the reported amounts and disclosures.

Accordingly, these interim condensed consolidated financial statements should be read in conjunction with Maple’s the audited financial statements and accompanying notes for the years ended December 31, 2020 and 2019 previously filed with the SEC. The Condensed Consolidated Balance Sheet as of December 31, 2020, included herein, was derived from the audited financial statements of the Company as of that date. The results of operations for any interim period are not necessarily indicative of the results of operations to be expected for the full year.

The Business Combination is accounted for as a reverse recapitalization as pre-combination KORE was determined to be the accounting acquirer under FASB’s ASC Topic 805, Business Combination (“ASC 805”).

Pre-combination KORE was determined to be the accounting acquirer based on the evaluation of the following facts and circumstances:

•	the equity holders of pre-combination KORE hold the majority (54%) of voting rights in the Company;

•	the senior management of pre-combination KORE became the senior management of the Company; and

•	In comparison with CTAC, pre-combination KORE has significantly more revenue and total assets and a larger net loss;

•	the operations of pre-combination KORE comprise the ongoing operations of the Company, and the Company assumed pre-Combination KORE’s headquarters.

Accordingly, for accounting purposes, the financial statements of the Company represent a continuation of the financial statements of pre-combination KORE with the acquisition being treated as the equivalent of pre-combination KORE issuing stock for the net assets of CTAC, accompanied by a recapitalization. The net assets of CTAC were stated at historical cost, with no goodwill or other intangible assets recorded. Pre-combination KORE was deemed to be the predecessor and the consolidated assets and liabilities and results of operations prior to September 30, 2021 are those of pre-combination KORE. Reported shares and earnings per share available to common stockholders, prior to the Business Combination, have been retroactively restated to reflect the exchange ratio established in the merger agreement. The number of shares of preferred stock was also retroactively restated based on the exchange ratio.

COVID-19 Impact

During the period ended September 30, 2021, an outbreak of the novel coronavirus (“COVID-19”) has continued to spread across the globe and continued to result in significant economic disruption. The extent of the impact of COVID-19 on the Company’s operational and financial performance will depend on certain developments, including the duration and spread of the outbreak; however as of this filing, COVID-19 has not had a negative impact on the Company.

Cash and Cash Equivalents and Restricted Cash

Cash and cash equivalents include highly liquid instruments with an original maturity of less than 90 days from the date of purchase or the ability to redeem amounts on demand. Cash and cash equivalents are stated at cost, which approximates their fair value.

Restricted cash represents cash deposits held with financial institutions for letters of credit and is not available for general corporate purposes.

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The Company qualifies as an “Emerging Growth Company” and has elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act. This election allows the Company to adopt the new or revised standard at the same time as private companies.

Recently Adopted Accounting Pronouncement

In December 2019, the FASB issued Accounting Standards Update (“ASU”) 2019-12, Income Taxes: Simplifying the Accounting for Income Taxes. ASU 2019-12 simplifies the accounting for income taxes by removing certain exceptions to the general principles in Topic 740. The amendments also improve consistent application of and simplify GAAP for other areas of Topic 740 by clarifying and amending existing guidance. ASU 2019-12 is effective for public business entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. The Company adopted this standard as of January 1, 2021, and depending on the amendment, adoption was applied on a retrospective, modified retrospective, or prospective basis. The adoption of the standard did not have a material impact on the Company’s consolidated financial statements and related disclosures.

Recently Issued Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, Leases, to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. In July 2018, ASU 2018-10, Codification Improvements to ASC 2016-02, Leases, was issued to provide more detailed guidance and additional clarification for implementing ASU 2016-02. Furthermore, in July 2018, the FASB issued ASU 2018-11, Leases: Targeted Improvements, which provides an optional transition method in addition to the existing modified retrospective transition method by allowing a cumulative effect adjustment to the opening balance of retained earnings in the period of adoption. Furthermore, on June 3, 2020, the FASB deferred by one year the effective date of the new leases standard for private companies, private not-for-profits and public not-for-profits that have not yet issued (or made available for issuance) financial statements reflecting the new standard. Additionally, in March 2020, ASU 2020-03, Codification Improvements to Financial Instruments, Leases, was issued to provide more detailed guidance and additional clarification for implementing ASU 2016-02. Furthermore, in June 2020, ASU 2020-05, Revenue from Contracts with Customers and Leases, was issued to defer effective dates of adoption of the new leasing standard beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. These new leasing standards (collectively “ASC 842”) are effective for the Company beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022, with early adoption permitted. The Company is currently evaluating the effect of the adoption of this guidance on the consolidated financial statements. However, based on the Company’s lease obligations, the Company expects to recognize material assets and liabilities for right-of-use assets and operating lease liabilities on its consolidated balance sheet upon adoption of ASC 842. ASC 842 will also require additional footnote disclosures to the Company’s financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses: Measurement of Credit Losses on Financial Instruments, which requires the use of a new current expected credit loss (“CECL”) model in estimating allowances for doubtful accounts with respect to accounts receivable and notes receivable. Receivables from revenue transactions, or trade receivables, are recognized when the corresponding revenue is recognized under ASC 606, Revenue from Contracts with Customers. The CECL model requires that the Company estimate its lifetime expected credit loss with respect to these receivables and record allowances when deducted from the balance of the receivables, which represent the estimated net amounts expected to be collected. Given the generally short-term nature of trade receivables, the Company does not expect to apply a discounted cash flow methodology. However, the Company will consider whether historical loss rates are consistent with expectations of forward-looking estimates for its trade receivables. In November 2018, the FASB issued ASU 2018-19, Codification Improvements to Topic 326, Financial Instruments—Credit Losses to clarify that operating lease receivables recorded by lessors are explicitly excluded from the scope of ASU 2016-13. This ASU (collectively “ASC 326”) is effective for fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. The Company is still evaluating the impact of the adoption of this ASU.

In August 2018, the FASB issued ASU 2018-15, Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract, which requires a customer in a hosting arrangement that is a service contract to apply the guidance on internal-use software to determine which implementation costs to recognize as an asset and which costs to expense. Costs to develop or obtain internal-use software that cannot be capitalized under Subtopic 350-40, Internal-Use Software, such as training costs and certain data conversion costs, also cannot be capitalized for a hosting arrangement that is a service contract. The amendments require a customer in a hosting arrangement that is a service contract to determine whether an implementation activity relates to the preliminary project stage, the application development stage, or the post-implementation stage. Costs for implementation activities in the application development stage will be capitalized depending on the nature of the costs, while costs incurred during the preliminary project and post-implementation stages will be expensed immediately. The ASU is effective for the Company for annual reporting periods beginning after December 15, 2020, and interim periods within annual periods beginning after December 15, 2021. Early adoption is permitted, including adoption in any interim period, for all entities. The Company is still evaluating the impact of the adoption of this standard.

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform: Facilitation of the Effects of Reference Rate Reform on Financial Reporting, to provide guidance on easing the potential burden in accounting for reference rate reform on financial reporting. ASU 2020-04 is effective from March 12, 2020 and may be applied prospectively through December 31, 2022. The Company is still evaluating the impact of the adoption of this ASU.

In March 2020, the FASB issued ASU 2020-03, Codification Improvements to Financial Instruments, which clarifies specific issues raised by stakeholders. Specifically, the ASU:

•	Clarifies that all entities are required to provide the fair value option disclosures in ASC 825, Financial Instruments.

•	Clarifies that the portfolio exception in ASC 820, Fair Value Measurement, applies to nonfinancial items accounted for as derivatives under ASC 815, Derivatives and Hedging.

•

Clarifies that for purposes of measuring expected credit losses on a net investment in a lease in accordance with ASC 326, Financial Instruments - Credit Losses, the lease term determined in accordance with ASC 842, Leases, should be used as the contractual term.

•	Clarifies that when an entity regains control of financial assets sold, it should recognize an allowance for credit losses in accordance with ASC 326.

•

Aligns the disclosure requirements for debt securities in ASC 320, Investments—Debt Securities, with the corresponding requirements for depository and lending institutions in ASC 942, Financial Services—Depository and Lending.

The amendments in the ASU have various effective dates and transition requirements, some depending on whether an entity has previously adopted ASU 2016-13 about measurement of expected credit losses. The Company will adopt the guidance in ASU 2020-03 as it adopts the related ASU effected by these codification improvements.

In August 2020, the FASB issued ASU 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2023. The Company is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations, or cash flows.

In May 2021, the FASB issued ASU 2021-04, Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options, which provides guidance on modifications or exchanges of a freestanding equity-classified written call option that is not within the scope of another Topic. An entity should treat a modification of the terms or conditions or an exchange of a freestanding equity-classified written call option that remains equity classified after modification or exchange as an exchange of the original instrument for a new instrument, and provides further guidance on measuring the effect of a modification or an exchange of a freestanding equity-classified written call option that remains equity classified after modification or exchange. ASU 2021-04 also provides guidance on the recognition of the effect of a modification or an exchange of a freestanding equity-classified written call option that remains equity classified after modification or exchange on the basis of the substance of the transaction, in the same manner as if cash had been paid as consideration. The amendments are effective for all entities for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted. The Company is evaluating the impact of the adoption of this standard.

NOTE 3 – REVENUE RECOGNITION

The Company recognized all deferred revenue related to the connectivity performance obligations that were not fully satisfied in previous periods in the amount of $7.1 million and $7.8 million for the three and nine months ended September 30, 2021, respectively. The Company does not have material unfulfilled performance obligation balances for contracts with an original length greater than one year in any periods presented. Additionally, the Company does not have material costs related to obtaining a contract with amortization periods greater than one year for any period presented. The Company applies ASC 606 utilizing the following allowable exemptions or practical expedients:

•	Exemption to not disclose the unfulfilled performance obligation balance for contracts with an original length of one year or less.

•

Practical expedient to recognize the incremental costs of obtaining a contract as an expense when incurred if the amortization period of the asset that the entity otherwise would have recognized is one year or less.

•	Election to present revenue net of sales taxes and other similar taxes.

•	Election from recognizing shipping and handling activities as a separate performance obligation.

•

Practical expedient not requiring the entity to adjust the promised amount of consideration for the effects of a significant financing component if the entity expects, at contract inception, that the period between when the entity transfers a promised good or service to a customer and when the customer pays for that good or service will be one year or less.

Contract Balances

Deferred revenue as of September 30, 2021 and December 31, 2020, was $6.8 million and $7.8 million, respectively, and primarily relates to revenue that is recognized over time for IoT Connectivity monthly recurring charges, the changes in balance of which are related to the satisfaction or partial satisfaction of these contracts. The balance also contains a deferral for goods that are in-transit at period end for which control transfers to the customer upon delivery. All of the December 31, 2020, balance was recognized as revenue during the period ended September 30, 2021.

Disaggregated Revenue Information

The Company views the following disaggregated disclosures as useful to understand the composition of revenue recognized during the respective three-month and nine-month reporting periods:

	Three months ended September 30,		Nine months ended September 30,
(in ‘000)	2021	2020	2021	2020
Connectivity*	$40,738	$37,932	$122,444	$111,583
Hardware Sales	19,221	9,345	40,602	23,276
Hardware Sales - bill-and-hold	229	2,476	3,451	5,908
Deployment services, professional services and other	7,690	5,504	17,422	15,530

Total	$67,878	$55,257	$183,919	$156,297

*	Includes connectivity-related revenue from IoT Connectivity and IoT Solutions

Significant Customer

The Company has one customer representing 28% and 18% of the Company’s total revenue for the three months ending September 30, 2021 and September 30, 2020, respectively, and 21% and 16% of the Company’s total revenue for the nine months ending September 30, 2021, and September 30, 2020, respectively.

NOTE 4 – REVERSE RECAPITALIZATION

On September 30, 2021, pre-combination KORE and CTAC consummated the merger contemplated by the merger agreement (see Note 1 – Nature of Operations).

Immediately following the Business Combination, there were 71,810,419 shares of common stock with a par value of $0.0001. Additionally, there were outstanding warrants to purchase 8,911,744 shares of common stock.

The Business Combination was accounted for as a reverse recapitalization in accordance with GAAP as pre-combination KORE was determined to be the accounting acquirer. Under this method of accounting, while CTAC was the legal acquirer, it has been treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination was treated as the equivalent of pre-combination KORE issuing stock for the net assets of CTAC, accompanied by a recapitalization. The net assets of CTAC were stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination are those of pre-combination KORE. Reported shares and earnings per share available to holders of the Company’s common stock, prior to the Business Combination, have been retroactively restated to reflect the exchange ratio established in the Business Combination (approximately one pre-combination KORE share to 139.15 of the Company’s shares).

The most significant change in the post-combination Company’s reported financial position and results was an increase in cash, net of transactions costs, paid at close of $63.2 million including: $225.0 million in gross proceeds from the private placements (the “PIPE”), $20.0 million in proceeds from CTAC after redemptions, $95.1 million in proceeds from the Backstop Notes (see Note 5), and payments of $229.9 million to KORE’s preferred shareholders. In connection with the Business Combination, $19.0 million of transaction costs were paid on the Closing Date. The Company overpaid certain underwriting costs by $4.0 million on the Closing Date. The Company recorded the receivable related to this overpayment within prepaid expenses and other receivables in the Condensed Consolidated Balance Sheets as of September 30, 2021. The Company received payment of this amount subsequent to September 30, 2021. Additionally, on the Closing Date, the Company repaid the Senior Secured Revolving Credit Facility with UBS of $25 million. The Company also repaid the outstanding related party loans due to Interfusion B.V and T-Fone B.V. of $1.6 million. Refer to Note 5 – Short-term and Long-term Debt and Note 13 – Related Party Transactions.

The Company incurred $23.7 million in transaction costs relating to the Business Combination, of which $23.6 million has been recorded against additional paid-in capital in the Condensed Consolidated Balance Sheets and the remaining amount of $0.1 million was recognized as selling, general and administrative expenses on the Condensed Consolidated Statements of Operations for the three and nine months ended September 30, 2021.

Upon closing of the Business Combination, the shareholders of CTAC, including CTAC founders, were issued 10,356,593 shares of common stock of the Company. In connection with the closing, holders of 22,240,970 shares of common stock of CTAC were redeemed at a price per share of $10.00. In connection with the Closing, 22,500,000 shares of the Company were issued to PIPE investors at a price per share of $10.00.

The number of shares of Class A common stock issued immediately following the consummation of the Business Combination were:

	Shares	Percentage
Pre-combination KORE shareholders	38,767,500	54.0%
Public stockholders	10,356,593	14.4%
Private offering and merger financing	22,686,326	31.6%

Total	71,810,419	100.0%

NOTE 5 – SHORT-TERM AND LONG-TERM DEBT

Term Loan - UBS

On December 21, 2018, the Company entered into a credit agreement with UBS that consisted of a term loan of $280.0 million and required quarterly principal and interest payments with all remaining principal and interest due on December 21, 2024. The term loan had an interest rate of LIBOR plus 5.5%.

On November 12, 2019, the Company amended its term loan with UBS in order to raise an additional $35.0 million. Under the amended agreement, the maturity date of the term loan and interest rate remained unchanged. However, the quarterly principal repayment changed to $0.8 million. The principal and quarterly interest are paid on the last business day of each quarter, except at maturity.

As a result of this debt modification, the Company incurred $1.5 million in debt issuance costs, which was capitalized and is being amortized over the remaining term of the loan along with the unamortized debt issuance costs of the original debt.

The Company’s principal outstanding balances on the UBS Term Loan were $306.6 million and $309.0 million as of September 30, 2021 and December 31, 2020, respectively.

Senior Secured Revolving Credit Facility - UBS

On December 21, 2018, the Company entered into a $30 million revolving credit facility with UBS. As of September 30, 2021 and December 31, 2020, no outstanding amounts were drawn on the revolving credit facility. Immediately prior to the Business Combination, the Company had an outstanding balance on the revolving credit facility of $25 million, which was paid off in full at the close of the transaction on September 30, 2021.

Borrowings under the revolving debt facility bear interest at a floating rate which can be, at the Company’s option, either (1) a LIBOR rate for a specified interest period plus an applicable margin of up to 5.50% or (2) a base rate plus an applicable margin of up to 4.5%. After the Closing Date, the applicable margins for LIBOR rate and base rate borrowings are each subject to a reduction to 5.25% and 4.25%, respectively, if the Company maintains a total leverage ratio of less than or equal to 5.00:1.00. The LIBOR rate applicable to the revolving credit facility is subject to a “floor” of 0.0%. Additionally, the Company is required to pay a commitment fee of up to 0.50% per annum of the unused balance.

Term Loan - BNP Paribas

The loan matured in January 2021 and bore interest at 2.15% per annum with fixed payments of $7,740, which were payable monthly. On January 2, 2021, the Company extinguished the term loan outstanding with BNP Paribas by making the final fixed monthly payment.

Bank Overdraft Facility – BNP Paribas Fortis N.V.

On October 8, 2018, a Belgium subsidiary of the Company entered into a €250,000 bank overdraft facility with BNP Paribas Fortis. As of September 30, 2021 and December 31, 2020, the Company had €0 drawn on the revolving credit facility. Borrowings under the bank overdraft facility have an indefinite term.

Borrowings under the bank overdraft facility bear interest at a floating rate which is a base rate plus an applicable margin of up to 2.0%. The base fee amounts to 9.4% as of September 30, 2021 and is variable. Any overages are charged against a percentage of 6% on a yearly basis. There is no commitment fee payable for the unused balance of the bank overdraft facility.

Backstop Agreement

On September 30, 2021, KORE Wireless Group Inc. borrowed $95.1 million in exchange for senior unsecured exchangeable notes due 2028 (“Backstop Notes”) pursuant to an indenture (the “Indenture”), dated September 30, 2021, by and among KORE Group Holdings, Inc., KORE Wireless Group Inc. and Fortress Credit Corp. (“Fortress”). The Backstop Notes were issued at par, bearing interest at the rate of 5.50% per annum which is paid quarterly, and a maturity of seven years. The Backstop Notes are guaranteed by the Company and are exchangeable into common stock of the Company at $12.50 per share (the “Base Exchange Rate”) at any time at the option of Fortress. At the Base Exchange Rate, the Backstop Notes are exchangeable into 7.6 million shares of common stock. The Base Exchange Rate may be adjusted for certain dilutive events or change in control events as defined by the Indenture Agreement (the “Adjusted Exchange Rate”). Additionally, if after the 2-year anniversary of the issuance of the Backstop Notes the Company’s shares are trading at a defined premium to the Base Exchange Rate or applicable Adjusted Exchange Rate, the Company may redeem the Backstop Notes for cash, force an exchange into shares of its common stock at an amount per share based on a time-value make whole table, or settle with a combination of cash and an exchange (the “Company Option”). Since the Company may use the Company Option to potentially settle all or part of the Backstop Notes for the cash equivalent of the fair value of the common stock for which the notes may be exchanged, a portion of the proceeds of the Backstop Notes have been allocated to equity, based on the estimated fair value of Backstop Notes had they not contained the exchange features. As of September 30, 2021: the carrying amount of the equity component was $12.5 million, net of allocation issuance costs of $0.2 million; the liability component consisted of principal, unamortized discount, and unamortized issuance costs of $95.1 million, $12.7 million, and $1.5 million, respectively; and the net carrying amount is $80.9 million. The unamortized discount and issuance costs will be amortized through September 30, 2028. The effective interest rate of the liability component is 8.4%. No interest cost was recognized on the Backstop Notes for the three month and nine month periods ended September 30, 2021.

The Backstop Agreement contains a customary six-month lock up following the closing, which prohibits Fortress from hedging the Backstop Notes by short selling the Company’s common stock or hedging the notes via the Company’s warrants or options.

NOTE 6 – INCOME TAXES

The Company determines its estimated annual effective tax rate at the end of each interim period based on estimated pre-tax income (loss) and facts known at that time. The estimated annual effective tax rate is applied to the year-to-date pre-tax income (loss) at the end of each interim period with certain adjustments. The tax effects of significant unusual or extraordinary items are reflected as discrete adjustments in the periods in which they occur. The Company’s estimated annual effective tax rate can change based on the mix of jurisdictional pre-tax income (loss) and other factors. However, if the Company is unable to make a reliable estimate of its annual effective tax rate, then the actual effective tax rate for the year to date period may be the best estimate. For the nine months ended September 30, 2021 and 2020, the Company determined that its annual effective tax rate approach would provide for a reliable estimate and therefore used this method to calculate its tax provision.

The Company’s effective income tax rate was 45.1% and 21.2% for the three months ended September 30, 2021 and 2020, respectively. The income tax provision (benefit) was $(3,710) and ($1,518) for the three months ended September 30, 2021 and 2020, respectively. The change in the income tax benefit for the three months ended September 30, 2021 compared to the three months ended September 30, 2020 was primarily due to changes in the jurisdictional mix of earnings and the impact of the change in fair value of warrant liability which is not taxable.

The Company’s effective income tax rate was 37.9% and 21.6% for the nine months ended September 30, 2021 and 2020, respectively. The provision for (benefit from) income taxes was $(7,628) and ($5,376) for the nine months ended September 30, 2021 and 2020, respectively. The change in the provision for (benefit from) income taxes for the nine months ended September 30, 2021 compared to the nine months ended September 30, 2020 was primarily due to changes in the jurisdictional mix of earnings and the impact of the change in fair value of warrant liability which is not taxable.

The effective income tax rate for the three and nine months ended September 30, 2021 and 2020 differed from the federal statutory rate primarily due to the geographical mix of earnings and related foreign tax rate differential, permanent differences, research and development tax credits, and the valuation allowance maintained against certain deferred tax assets.

NOTE 7 – COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company leases various office spaces under non-cancellable operating leases expiring through 2029. Rent expense for the three months ended September 30, 2021 and 2020 was $0.6 million and $0.7 million, respectively. Rent expense for both the nine months ended September 30, 2021 and 2020 was $2.0 million.

The future minimum lease payments under operating leases as of September 30, 2021 for the next five years is as follows:

(in ‘000)	Amount
From October 1, 2021 to December 31, 2021	$781
2022	2,437
2023	1,448
2024	1,076
2025	749
Thereafter	2,157

Total	$8,648

Off-Balance-Sheet Credit Exposures

The Company has standby letters of credit and bank guarantees of $0.4 million as of September 30, 2021 and December 31, 2020, respectively. These contingent liabilities are secured by highly liquid instruments included in restricted cash.

Purchase Obligations

The Company has vendor commitments primarily relating to carrier and open purchase obligations that the Company incurs in the ordinary course of business. As of September 30, 2021, the purchase commitments were as follows:

(in ‘000)	Amount
From October 1, 2021 to December 31, 2021	$15,195
2022	6,871
2023	1,286
2024	1,286
2025	1,286

Total	$25,924

Legal Proceedings

From time to time, the Company is involved in litigation arising out of the ordinary course of our business. There are no material legal proceedings, other than ordinary routine litigation incidental to the business, to which the Company or any of the Company’s subsidiaries are a party or of which any of the Company or the Company’s subsidiaries’ property is subject.

NOTE 8 – PREPAID AND OTHER RECEIVABLES

Prepaid Expenses and Other Receivables

The Company’s prepaid expenses and other receivables consist of the following:

	September 30, 2021	December 31, 2020
Prepaid Deposits	$4,906	$1,734
Prepaid Expenses	5,598	3,695
Other Receivables	4,036	—

Total Prepaid Expenses and Other Receivables	$14,540	$5,429

NOTE 9 – TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY

The Company operates subject to the terms and conditions of the Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) dated September 30, 2021.

Capital Stock

As of September 30, 2021; the Company authorized up to 350,000,000 shares of capital stock, consisting of 315,000,000 shares of common stock and 35,000,000 shares of preferred stock. As of September 30, 2021, 71,810,419 shares of common stock and zero shares of preferred stock were issued and outstanding.

Series A Preferred Stock

The Board authorized up to 7,765,229 Series A preferred shares. As of September 30, 2021 and December 31, 2020, there were zero and 7,756,158 Series A preferred shares issued and outstanding, respectively. The shares were issued at a discount of 2%. Series A preferred shareholders are entitled to receive a cumulative preferred dividend at the rate of thirteen percent (13%) per year on the sum of the par value plus unpaid preferred dividends through the date of such distribution on a pari passu basis with Series A-1 and Series B shareholders and in preference to all other shareholders. The Company had the option to redeem the Series A preferred shares for par value plus unpaid preferred dividends. Series A preferred shareholders had an option to put the shares back to the Company for par value plus unpaid preferred dividends on or after April 11, 2027. The Company determined that the put option is a redemption event not solely within the control of the Company. Therefore, the Series A preferred stock is classified outside of permanent equity (i.e., temporary equity) and presented at its redemption value. Upon closing of the Business Combination, all Series A preferred shares were settled with a redemption value of $85.2 million in cash. The Company no longer had shares of Series A Preferred Stock authorized, issued or outstanding as of September 30, 2021. The terms and rights of the Series A Preferred Stock described previously represent the terms and rights prior to the closing of the Business Combination.

Series A-1 Preferred Stock

The Board authorized up to 10,480,538 Series A-1 preferred shares. As of September 30, 2021 and December 31, 2020, there were zero and 7,862,107 Series A-1 preferred shares issued and outstanding, respectively. The shares were issued at a discount of 2%. Series A-1 preferred shareholders are entitled to receive a cumulative preferred dividend at the rate of thirteen-point seven five percent (13.75%) per year on the sum of the par value plus unpaid preferred dividends through the date of such distribution on a pari passu basis with Series A and Series B shareholders and in preference to all other shareholders. The Company had the option to redeem the Series A-1 Preferred shares for par value plus unpaid preferred dividends subject to a current redemption premium of 1%. Series A-1 preferred shareholders had an option to put the shares back to the Company for par value plus unpaid preferred dividends on or after April 11, 2027. The Company determined that the put option is a redemption event not solely within the control of the Company. Therefore, the Series A-1 Preferred Stock is classified outside of permanent equity (i.e., temporary equity) and presented at its redemption value. Upon closing of the Business Combination, all Series A-1 preferred shares were settled with a redemption value of $86.9 million. Certain Series A-1 preferred shareholders elected to received shares of common stock of the Company in lieu of cash. The Company no longer had shares of Series A-1 Preferred Stock authorized, issued or outstanding as of September 30, 2021. The terms and rights of the Series A-1 Preferred Stock described previously represent the terms and rights prior to the closing of the Business Combination.

Series B Preferred Stock

The Board authorized up to 9,090,975 Series B preferred shares. As of September 30, 2021 and December 31, 2020, there were zero and 9,090,975 Series B preferred shares issued and outstanding, respectively. Series B preferred shareholders are entitled to receive a cumulative preferred dividend at the rate of ten percent (10%) per year on the sum of the unreturned par value plus unpaid preferred dividends through the date of such distribution on a pari passu basis with Series A and Series A-1 shareholders and in preference to all other shareholders. On or after October 11, 2018, the Company has the option to redeem the Series B Preferred shares for par value plus unpaid preferred dividends. Because the controlling shareholder is the majority holder of Series B preferred shares, the Company redemption option functions as a holder put option. Accordingly, the Company determined that the option could result in a redemption that is not solely within the control of the Company. Therefore, the Series B Preferred stock is classified outside of permanent equity (i.e., temporary equity) and presented at its redemption value each period. Upon closing of the Business Combination, all Series B preferred shares were settled with a redemption value of $97.8 million. Certain Series B preferred shareholders elected to received shares of common stock of the Company in lieu of cash. The Company no longer had shares of Series B Preferred Stock authorized, issued or outstanding as of September 30, 2021. The terms and rights of the Series B Preferred Stock described previously represent the terms and rights prior to the closing of the Business Combination.

A summary of the accumulated but unpaid preferred dividends for the Series A, Series A-1 and Series B preferred shares as of March 31, June 30, and September 30, 2021 and March 31, June 30, and September 30, 2020, is as follows:

(in ‘000)	Series A	Series A-1	Series B
Accumulated and unpaid, December 31, 2020	$34,812	$18,608	$33,910
Accumulated	2,486	2,666	2,241
Distributed	—	—	—

Accumulated and unpaid, March 31, 2021	$37,298	$21,274	$36,151

Accumulated	2,514	2,695	2,323

Distributed	—	—	—

Accumulated and unpaid, June 30, 2021	$39,812	$23,969	$38,474

Accumulated	2,656	2,880	2,361

Distributed	(42,468)	(26,849)	(40,835)

Accumulated and unpaid, September 30, 2021	$—	$—	$—

(in ‘000)	Series A	Series A-1	Series B
Accumulated and unpaid, December 31, 2019	$25,610	$8,794	$25,338
Accumulated	2,216	2,359	2,053
Distributed	—	—	—

Accumulated and unpaid, March 31, 2020	$27,826	$11,153	$27,391

Accumulated	2,215	2,359	2,104

Distributed	—	—	—

Accumulated and unpaid, June 30, 2020	$30,041	$13,512	$29,495

Accumulated	2,385	2,548	2,180

Distributed	—	—	—

Accumulated and unpaid, September 30, 2020	32,426	16,060	31,675

The redemption value of Series A, Series A-1 and Series B preferred stock is equal to the par value of $1,000 per share plus the above accumulated unpaid dividends and any applicable redemption premium.

Series C Convertible Preferred Stock

The Board authorized up to 6,872,894 Series C convertible preferred shares. As of September 30, 2021 and December 31, 2020, there were zero and 2,566,186 Series C convertible preferred shares issued and outstanding, respectively. Subordinate to the payment of dividends to Series A, Series A-1 and Series B preferred shareholders, the Series C shareholders are entitled to receive dividends equal to 1.5X initial investment in conjunction with common stock, then subject to a catch-up, followed by pro rata sharing thereafter. Series C convertible preferred shareholders have a de facto option to put the shares back to the Company for liquidation value. The Company determined that the option could result in a deemed liquidation that is not solely within the control of the Company. Therefore, the Series C convertible preferred stock is classified outside of permanent equity (i.e., temporary equity).

Series C convertible preferred shares are convertible at any time, at the option of the holder, into common stock at a rate of 1 to 1 initially, subject to adjustments for dilution.

Upon closing of the Business Combination, 16,802 shares of Series C Convertible Preferred Stock (pre-combination) converted into 2,520,368 shares of common stock of the Company. The Company no longer had Series C Convertible Preferred Stock authorized, issued or outstanding as of September 30, 2021. The terms and rights of the Series C Convertible Preferred Stock described previously represent the terms and rights prior to the closing of the Business Combination.

NOTE 10 – SHARE-BASED PAYMENT AND RELATED STOCK OPTION PLAN

During 2020, the Company granted awards to certain employees and Board members of the Company. Under the 2014 Equity Incentive Plan (the “Plan”), the Board is authorized to grant stock options to eligible employees and directors of the Company. The fair value of the options was expensed on a straight-line basis over the requisite service period, which is generally the vesting period.

In connection with the Business Combination a modification in the existing terms of the options was introduced to add contingent cash-settlement feature pursuant to which each option holder entered into option cancellation agreement (“Cancellation Agreements”), whereby option holders agreed to surrender all options outstanding as of the closing of the Business Combination for cancellation effective immediately prior to the closing. In exchange for the cancellation of the vested and unvested options, option holders are entitled to right to receive payment of Option Cash Consideration equal to $4,075,000 and Option Share Consideration, of 432,500 common shares ($3,377,825 value) in the surviving entity less applicable withholding taxes and without interest, paid on the first payroll cycle following the closing of the Business Combination. Upon the closing of the Business Combination, the Company recognized a liability for the fair value of the Option Cash Consideration and Option Share Consideration. An expense was recognized for the difference between the previously recognized portion of grant date fair value and the fair value of the recorded liability.

Stock based compensation expense during the three-month period ended September 30, 2021, and September 30, 2020 was $3.9 and $0.3 million respectively. Stock based compensation expense during the nine-month period ended September 30, 2021 and September 30, 2020 was $4.6 million and $0.8 million, respectively.

The Company has determined its share-based payments to be a Level 3 fair value measurement and has used the Black-Scholes option pricing model to calculate its fair value using the following assumptions:

September 30, 2020
Risk-free interest rate	1.58 - 2.47%
Expected term (life) of options (in years)	2-4
Expected dividends	0%
Expected volatility	67.9 - 86.3%

The Company did not grant any awards during the nine month period ended September 30, 2021. The expected term of the options granted are determined based on the period of time the options are expected to be outstanding. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant. In selecting similar entities for determining expected volatility, the Company considered industry, stage of life cycle, size and financial leverage. The dividend yield on the Company’s options is assumed to be zero since the Company has not historically paid dividends.

The following is a summary of the Company’s stock options as of September 30, 2021 and September 30, 2020 and the stock option activity from December 31, 2020 through September 30, 2021 and December 31, 2019 through September 30, 2020:

	Number of Options	Weighted Average Grant Date Fair Value per Option (Amount)	Weighted Average Exercise Price (Amount)	Weighted Average Remaining Contractual Term (Years)
Balance, December 31, 2020	432,500	$15.45	$141.53	7.7
Granted	—	—	—	—
Exercised	—	—	—	—
Forfeited	—	—	—	—
Expired	—	—	—	—
Cancelled	(432,500)	(15.45)	(141.53)	(7.7)

Balance, September 30, 2021	—	$—	$—	—

	Number of Options	Weighted Average Grant Date Fair Value per Option (Amount)	Weighted Average Exercise Price (Amount)	Weighted Average Remaining Contractual Term (Years)
Balance, December 31, 2019	399,151	$15.82	$141.53	8.4
Granted	64,065	13.50	141.53	—
Exercised	—	—	—	—
Forfeited	(30,716)	15.80	141.53	—
Expired	—	—	—	—

Balance, September 30, 2020	432,500	$15.45	$141.53	7.9

The number of options, weighted average grant date fair value per option, and weighted average exercise price in the table above have been revised from those disclosed in the previously issued unaudited quarterly financial statements for the periods ended September 30, 2021 and 2020 to reflect the exchange ratio implied by the ultimate settlement of the Company’s stock options on the Closing Date. These adjustments had no effect on the Company’s consolidated balance sheets, and statements of operations, comprehensive loss, temporary equity and stockholders’ (deficit) equity, and cash flows for any period presented herein. The Company has concluded that this revision is not material to the unaudited quarterly financial statements for the periods ended September 30, 2021 and 2020.

The following is a summary of the Company’s share-based compensation expense during the respective three-month and nine-month reporting periods:

	Three months ended September 30,		Nine months ended September 30,
(in ‘000)	2021	2020	2021	2020
Total share-based compensation expense	$3,933	$315	$4,564	$846

As of September 30, 2021, there was no unrecognized compensation cost related to outstanding stock options.

NOTE 11 – WARRANTS ON COMMON STOCK

KORE Warrants

In connection with the sale of Series B preferred stock, pre-combination KORE issued warrants (“KORE Warrants”) for the purchase of common stock at an exercise price of $0.01 per warrant. As of September 30, 2021 and December 31, 2020, there were zero and 9,814 KORE Warrants issued and outstanding, respectively. Upon closing of the Business Combination, all KORE Warrants were exercised and converted into 1,365,312 shares of common stock.

The Company evaluated the KORE Warrants for liability or equity classification in accordance with the provisions of ASC 480, Distinguishing Liabilities from Equity, and ASC 815-40, Derivatives and Hedging. Based on the provisions governing the warrants in the applicable agreement, the Company determined that the KORE Warrants met the criteria and were required to be classified as a liability subject to the guidance in ASC 815-10 and 815-40 and should effectively be treated as outstanding common shares in both basic and diluted EPS calculations.

Public and Private Placement Warrant

As part of CTAC’s initial public offering (“IPO”) in 2020, CTAC issued warrants to third party investors, and each whole warrant entitles the holder to purchase one share of the Company’s common stock at an exercise price of $11.50 per share (the “Public Warrants”). Simultaneously with the closing of the IPO, CTAC completed the private sale of warrants (“Private Placement Warrants”), and each Private Placement Warrant allows the holder to purchase one share of the Company’s common stock at $11.50 per share. Subsequent to the Business Combination, 8,638,966 Public Warrants and 272,778 Private Placement Warrants remained outstanding as of September 30, 2021.

Public Warrants may only be exercised for a whole number of common shares. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the proposed public offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the common shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). Per the Warrant Agreement, the Company has agreed that as soon as practicable, but in no event later than twenty business days after the closing of the initial Business Combination, the Company will use its commercially reasonable efforts to file with the SEC a registration statement covering the common shares issuable upon exercise of the warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the initial Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those common shares until the warrants expire or are redeemed, as specified in the warrant agreement provided that if the common shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement. If a registration statement covering the common shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but the Company will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The Public Warrants will expire five years after the completion of the Business Combination or earlier upon redemption or liquidation.

The Private Placement Warrants and the common shares issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of the initial Business Combination (except pursuant to limited exceptions to the Company’s officers and directors and other persons or entities affiliated with the initial purchasers of the Private Placement Warrants) and they will not be redeemable by the Company (except as described below under “Redemption of warrants for Class A ordinary shares when the price per common share equals or exceeds $10.00”) so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the Private Placement Warrants on a cashless basis. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the Public Warrant.

The Company evaluated the Public Warrants and Private Placement Warrants for liability or equity classification in accordance with the provisions of ASC 480, Distinguishing Liabilities from Equity, and ASC 815-40, Derivatives and Hedging. Based on the provisions governing the warrants in the applicable agreement, the Company determined that the Private Placement Warrants met the criteria and were required to be classified as a liability subject to the guidance in ASC 815-10 and 815-40 and should effectively be treated as outstanding common shares in both basic and diluted EPS calculations. As the surviving entity following the Business Combination has a single class of shares, the Public Warrants are classified as equity, with the fair value of the Public Warrants as of the date of the Business Combination closed to additional paid-in capital.

Initial Measurement

The KORE Warrants were initially measured at fair value. The estimated fair value of the warrants prior to entering into an Agreement and Plan of Merger with CTAC on March 12, 2021, was determined to be a Level 3 fair value measurement. The fair value of each KORE Warrant was approximately the fair value per share of common stock.

The aforementioned warrant liabilities related to KORE Warrants are not subject to qualified hedge accounting.

The Public and Private Placement Warrants were initially measured at fair value. The fair value of the Public Warrants as of September 30, 2021, based on the closing price of KORE.WS, was closed to additional paid-in capital. As the transfer of Private Placement Warrants to anyone outside of a small group of individuals who are permitted transferees would result in the Private Placement Warrants having substantially the same terms as the Public Warrants, the Company determined that the fair value of each Private Placement Warrant is equivalent to that of each Public Warrant, with an insignificant adjustment for short-term marketability restrictions. As such, the Private Placement Warrants are classified as Level 2.

As of September 30, 2021, the aggregate values of the Private Placement Warrants and Public Warrants were $0.3 million and $8.6 million, respectively, based on the closing price of KORE.WS on that date of $1.00.

Subsequent Measure:

The KORE Warrants were converted to common stock through the Business Combination and are no longer outstanding. The Private Placement Warrants are measured at fair value on a recurring basis. The Private Placement Warrants are classified as Level 2, with subsequent measurement of fair value based on the closing price of KORE.WS on the relevant date. The Public Warrants are equity classified not requiring subsequent measurement.

The change in fair value of the warrant liability for the three months ended September 30, 2021 and September 30, 2020 was ($2.9) million and $0.7 million, respectively. The change in fair value of the warrant liability for the nine months ended September 30, 2021 and September 30, 2020 was ($5.3) million and $3.5 million, respectively.

NOTE 12 – NET LOSS PER SHARE

The Company follows the two-class method when computing net loss per common share when shares are issued that meet the definition of participating securities. The two-class method requires income available to common shareholders for the period to be allocated between common and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed. The two-class method also requires losses for the period to be allocated between common and participating securities based on their respective rights if the participating security contractually participates in losses. As holders of participating securities do not have a contractual obligation to fund losses, undistributed net losses are not allocated to Series A, Series A-1, Series B and Series C preferred shares for purposes of the loss per share calculation. Earnings per share calculations for all periods prior to the Business Combination have been retrospectively restated to the equivalent number of shares reflecting the exchange ratio established in the merger agreement.

Presented in the table below is a reconciliation of the numerator and denominator for the basic and diluted earnings per share (“EPS”) calculations for the periods ended:

	Three months ended September 30,		Nine months ended September 30,
(in ‘000)	2021	2020	2021	2020
Numerator:
Net loss attributable to the Company	$(4,508)	$(5,648)	$(12,474)	$(19,474)
Less dividends to preferred shareholder	(7,897)	(7,139)	(22,822)	(20,492)
Add premium on preferred conversion to common shares	4,074		4,074

Net loss attributable to common shareholders	$(8,331)	$(12,787)	$(31,222)	$(39,966)
Denominator:
Weighted average common shares, basic and diluted (in number)	30,732,921	30,281,520	30,433,641	30,285,684

Net loss per share attributable to common shareholder, basic and diluted	$(0.27)	$(0.42)	$(1.03)	$(1.32)

The following securities were not included in the computation of diluted shares outstanding because the effect would be anti-dilutive:

(number of shares)	September 30, 2021	September 30, 2020
Series C Convertible Preferred Stock	—	2,566,186
Stock Options	—	432,500

NOTE 13 – RELATED PARTY TRANSACTIONS

Leasing and Professional Services Agreement

KORE TM Data Brasil Processamento de Dados Ltda., a wholly owned subsidiary of the Company, maintains a lease and a professional services agreement with a company controlled by a key member of the subsidiary’s management team.

Aggregated related party transactions, which have been recorded at the exchange amount, representing the amount of consideration established and agreed by the related parties, was $0.2 million for the nine months ended September 30, 2021 and September 30, 2020. The amount was recorded under general and administrative expenses in the consolidated statements of operations.

Due to Related Parties

Upon the closing of the Business Combination on September 30, 2021, the Company repaid its outstanding loans of $1.6 million due to Interfusion B.V and T-Fone B.V., companies related though common ownership resulting from the acquisition of Aspider in 2018. The amounts outstanding at December 31, 2020 are recorded under due to related parties in the consolidated balance sheet. The amounts were as follows:

For the period ended (in ‘000)	September 30, 2021	December 31, 2020
Interfusion B.V.	$—	$985
T-Fone B.V.	$—	$630

Interest was accrued quarterly, at a fixed rate of 2.5%. The Company accrued interest of $0.03 million for both of the nine months ended September 30, 2021 and 2020.

As of September 30, 2021, the Company accrued $1.1 million of transaction costs relating to the Business Combination to be paid to related parties under due to related parties on the consolidated balance sheet.

NOTE 14 – SUBSEQUENT EVENTS

The Company has completed an evaluation of all subsequent events through November 15, 2021 to ensure that these consolidated financial statements include appropriate disclosure of events both recognized in the consolidated financial statements and events which occurred but were not recognized in the consolidated financial statements. Except as described below, the Company has concluded that no subsequent event has occurred that requires disclosure.

On October 1, 2021, KORE Group Holdings, Inc. countersigned a commitment letter (the “Commitment Letter”) pursuant to which Fortress will make additional financing available to the Company subject to certain terms and conditions, for up to $25.0 million of additional notes under the Indenture entered into in connection with the Backstop Notes dated as of July 27, 2021 by and among KORE Wireless Group, Inc. and an affiliate of Fortress. Upon entering into definitive documentation, the Sponsor has agreed to contribute 100,000 shares of common stock of the Company to LLC Merger Sub, which shares will be transferred by LLC Merger Sub to Fortress, as a commitment fee, pursuant to the terms and upon the conditions set forth in the Commitment Letter. The Company executed the Exchangeable Notes Purchase Agreement on October 28, 2021, issuing $24.9 million in additional exchangeable notes.

Report of Independent Registered Public Accounting Firm

Shareholders and Board of Directors

Maple Holdings Inc.

Atlanta, Georgia

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Maple Holdings Inc. and subsidiaries (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive income (loss), temporary equity and stockholders’ equity, and cash flows for the years then ended, and the related notes and the financial statement schedule listed in the accompanying table of contents (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ BDO USA, LLP

We have served as the Company’s auditor since 2020.

Atlanta, Georgia

April 7, 2021, except for the effects of the recapitalization described in Note 1, as to which the date is December 2, 2021

Maple Holdings Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands USD, except share and per share amounts)

	December 31, 2020	December 31, 2019
Assets
Current assets
Cash and cash equivalents	$10,321	$8,295
Accounts receivable, net of allowances for credits and doubtful accounts of $2,804 and $2,700, respectively	40,661	34,803
Inventories, net	5,842	2,710
Prepaid expenses and other receivables	5,429	3,331

Total current assets	62,253	49,139
Non-current assets
Restricted cash	372	397
Property and equipment, net	13,709	15,311
Intangible assets, net	240,203	276,902
Goodwill	382,749	382,247
Deferred tax assets	122	37
Other long-term assets	611	813

Total assets	$700,019	$724,846

Liabilities, temporary equity and stockholders’ equity
Current liabilities
Bank indebtedness	$—	$8,300
Accounts payable	22,978	15,962
Accrued liabilities	17,209	11,934
Income taxes payable	244	290
Current portion of capital lease obligations	856	828
Deferred revenue	7,772	6,068
Current portion of term loan payable	3,161	3,248

Total current liabilities	52,220	46,630
Long-term liabilities
Deferred tax liabilities	42,840	48,915
Due to related parties	1,615	1,472
Warrant liability	15,944	8,459
Capital lease obligations	508	484
Term-loan payable, net	298,404	299,734
Other long-term liabilities	4,377	2,917

Total liabilities	$415,908	$408,611

Commitments and contingencies (note 9)

Maple Holdings Inc. and Subsidiaries

Consolidated Balance Sheets – Continued

(in thousands USD, except share and per share amounts)

	December 31, 2020	December 31, 2019
Temporary equity
Series A Preferred Stock; par value $1,000 per share; 7,765,229 shares authorized; 7,756,158 and 6,836,003 shares issued and outstanding at December 31, 2020 and December 31, 2019, respectively	$77,562	$68,360
Series A-1 Preferred Stock; par value $1,000 per share; 10,480,538 shares authorized; 7,862,107 and 6,949,524 shares issued and outstanding at December 31, 2020 and December 31, 2019, respectively	78,621	69,495
Series B Preferred Stock; par value $1,000 per share; 9,090,975 shares authorized; 9,090,975 and 8,233,774 shares issued and outstanding at December 31, 2020 and December 31, 2019, respectively	90,910	82,338
Series C Convertible Preferred Stock; par value $1,000 per share; 6,872,894 shares authorized; 2,566,186 shares issued and outstanding at December 31, 2020 and December 31, 2019, respectively	16,802	16,802

Total temporary equity	263,895	236,995

Stockholders’ equity
Common stock, voting; par value $0.0001 per share; 55,659,643 shares authorized; 30,281,520 and 30,309,350 shares issued and outstanding at December 31, 2020 and December 31, 2019, respectively	3	3
Additional paid-in capital	135,616	161,555
Accumulated other comprehensive loss	(1,677)	(3,793)
Accumulated deficit	(113,726)	(78,525)

Total stockholders’ equity	20,216	79,240

Total liabilities, temporary equity and stockholders’ equity	$700,019	$724,846

See accompanying notes to consolidated financial statements.

Maple Holdings Inc. and Subsidiaries

Consolidated Statements of Operations

(in thousands USD, except share and per share amounts)

For the years ended	December 31, 2020	December 31, 2019
Revenue
Services	$172,845	$159,425
Products	40,915	9,727

Total revenue	213,760	169,152
Cost of revenue
Cost of services	64,520	57,621
Cost of products	33,410	6,044

Total cost of revenue (exclusive of depreciation and amortization shown separately below)	97,930	63,665

Operating expenses
Selling, general and administrative	72,883	65,298
Depreciation and amortization	52,488	48,131
Intangible asset impairment loss	—	3,892

Total operating expenses	125,371	117,321

Operating loss	(9,541)	(11,834)
Interest expense, including amortization of debt issuance costs, net	(23,493)	(24,785)
Change in fair value of warrant liability	(7,485)	235

Loss before income taxes	(40,519)	(36,384)
Income tax provision (benefit)
Current	1,051	(1,450)
Deferred	(6,369)	(11,491)

Total income tax benefit	(5,318)	(12,941)

Net loss	$(35,201)	$(23,443)

Loss per share:
Basic	$(1.96)	$(1.45)
Diluted	(1.96)	(1.45)

Weighted average shares outstanding (in Number):
Basic	31,650,173	31,169,435
Diluted	31,650,173	31,169,435

See accompanying notes to consolidated financial statements.

Maple Holdings Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income (Loss)

(in thousands USD)

For the years ended	December 31, 2020	December 31, 2019
Net loss	$(35,201)	$(23,443)
Other comprehensive income (loss):
Foreign currency translation adjustment	2,116	517

Comprehensive loss	$(33,085)	$(22,926)

See accompanying notes to consolidated financial statements.

Maple Holdings Inc. and Subsidiaries

Consolidated Statements of Temporary Equity and Stockholders’ Equity

(in thousands USD)

	Series A Preferred Stock		Series A-1 Preferred Stock		Series B Preferred Stock		Series C Convertible Preferred Stock		Total Temporary Equity	Common Stock		Additional paid-in capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Equity
	Temporary Equity									Stockholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Amount	Shares	Amount	Amount	Amount	Amount	Amount
Balance at December 31, 2018 (as previously reported)	43	$60,270	60	$61,444	57	$76,832	17	$16,802	$215,348	214	$2	$174,601	$(4,310)	$(55,082)	$115,211

Conversion of stock.	5,984	—	6,085	—	7,626	—	2,549	—	—	29,531	1	(1)	—	—	—

Balance at December 31, 2018, effect of reverse recapitalization.	6,027	60,270	6,145	$61,444	7,683	$76,832	2,566	$16,802	$215,348	29,745	$3	$174,600	$(4,310)	$(55,082)	$115,211

Issuance of stock	—	—	—	—	—	—	—	—	—	573	—	7,000	—	—	7,000
Repurchase of stock	—	—	—	—	—	—	—	—	—	(8)	—	(80)	—	—	(80)
Accrued dividends payable	809	8,090	805	8,051	551	5,506	—	—	21,647	—	—	(21,647)	—	—	(21,647)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	—	—	517	—	517
Share-based compensation	—	—	—	—	—	—	—	—	—	—	—	1,682	—	—	1,682
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	(23,443)	(23,443)

Balance at December 31, 2019	6,836	$68,360	6,950	$69,495	8,234	$82,338	2,566	$16,802	$236,995	30,310	$3	$161,555	$(3,793)	$(78,525)	$79,240

Repurchase of stock	—	—	—	—	—	—	—	—	—	(28)	—	(200)	—	—	(200)
Accrued dividends payable	920	9,202	912	9,126	857	8,572	—	—	26,900	—	—	(26,900)	—	—	(26,900)
Foreign currency translation adjustment	—	—	—	—	—		—	—	—	—	—	—	2,116	—	2,116
Share-based compensation	—	—	—	—	—	—	—	—	—	—	—	1,161	—	—	1,161
Net loss	—	—	—	—	—	—	—	—	—		—	—	—	(35,201)	(35,201)

Balance at December 31, 2020	7,756	$77,562	7,862	$78,621	9,091	$90,910	2,566	$16,802	$263,895	30,282	$3	$135,616	$(1,677)	$(113,726)	$20,216

See accompanying notes to consolidated financial statements.

Maple Holdings Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands USD)

For the years ended	December 31, 2020	December 31, 2019
Cash flows from operating activities
Net loss	$(35,201)	$(23,443)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	52,488	48,131
Intangible asset impairment loss	—	3,892
Amortization of deferred financing costs	2,313	2,063
Deferred income taxes	(6,178)	(11,419)
Non-cash foreign currency loss (gain)	233	1,440
Share-based compensation	1,161	1,682
Change in fair value of warrant liability	7,485	(235)
Settlement gain on carrier commitment liability	—	(2,269)
Change in operating assets and liabilities, net of operating assets and liabilities acquired:
Accounts receivable	(5,432)	1,765
Inventories	(3,027)	(566)
Prepaid expenses and other receivables	(2,020)	169
Accounts payable and accrued liabilities	13,100	(2,458)
Deferred revenue	1,583	(44)
Income taxes payable	(34)	(1,158)
Change in minimum carrier commitment liability	—	(3,297)

Cash provided by operating activities	$26,471	$14,253

Cash flows from investing activities
Additions to intangible assets	(10,135)	(10,491)
Additions to property and equipment	(1,834)	(2,391)
Acquisition Integron, LLC, net of cash acquired	366	(37,488)

Cash used in investing activities	$(11,603)	$(50,370)

Cash flows from financing activities
Proceeds from revolving credit facility	—	8,135
Repayment of revolving credit facility	(8,300)	—
Repayment of term loan	(3,526)	(2,888)
Proceeds from term loan	—	35,000
Deferred finance fees	—	(2,089)
Repurchase of common stock	(200)	(80)
Repayment of capital lease obligations	(692)	(1,080)

Cash (used in)/provided by financing activities	$(12,718)	$36,998

Effect of Exchange Rate Change on Cash and Cash Equivalents	(149)	(162)

Change in Cash and Cash Equivalents and Restricted Cash	2,001	719
Cash and Cash Equivalents and Restricted Cash, beginning of year	8,692	7,973

Cash and Cash Equivalents and Restricted Cash, end of year	$10,693	$8,692

Non-cash investing and financing activities:
Equity issued for acquisition of Integron LLC	$—	$7,000
Capital leases	622	1,120
Supplemental cash flow information:
Interest paid	$21,544	$23,977
Taxes paid (net of refunds)	379	417

See accompanying notes to consolidated financial statements.

Maple Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(in thousands USD, except share amounts)

NOTE 1 – NATURE OF OPERATIONS

Formation and Business Combination

Maple Holdings Inc., which was incorporated in the United States, and its wholly owned subsidiaries (collectively known as “Maple”, the “Company”, or “pre-combination KORE”) is one of the largest global independent Internet of Things (“IoT”) enabler, delivering critical services to customers in over 180 countries to deploy, manage & scale their IoT application and use cases.

On March 12, 2021, Maple entered into a definitive merger agreement (the “Business Combination”) with Cerberus Telecom Acquisition Corp. (NYSE: CTAC). On September 29, 2021, CTAC held a special meeting, at which CTAC’s shareholders voted to approve the proposals outlined in the proxy statement filed by CTAC with the Securities Exchange Commission (the “SEC”) on August 13, 2021, including, among other things, the adoption of the Business Combination and approval of the other transactions contemplated by the merger agreement.

On September 30, 2021 (the “Closing Date”), as contemplated by the merger agreement, (i) CTAC merged with and into King LLC Merger Sub, LLC (“LLC Merger Sub”) (the “Pubco Merger”), with LLC Merger Sub being the surviving entity of the Pubco Merger and King Pubco, Inc. (“Pubco”) as parent of the surviving entity, (ii) immediately prior to the First Merger (as defined below), Cerberus Telecom Acquisition Holdings, LLC (the “Sponsor”) contributed 100% of its equity interests in King Corp Merger Sub, Inc. (“Corp Merger Sub”) to Pubco (the “Corp Merger Sub Contribution”), as a result of which Corp Merger Sub became a wholly owned subsidiary of Pubco, (iii) following the Corp Merger Sub Contribution, Corp Merger Sub merged with and into Maple (the “First Merger”), with Maple being the surviving corporation of the First Merger, and (iv) immediately following the First Merger and as part of the same overall transaction as the First Merger, Maple merged with and into LLC Merger Sub (the “Second Merger” and, together with the First Merger, being collectively referred to as the “Mergers” and, together with the other transactions contemplated by the merger agreement, the “Transactions” and the closing of the Transactions, the Business Combination), with LLC Merger Sub being the surviving entity of the Second Merger and Pubco being the sole member of LLC Merger Sub. In connection with the Business Combination, Pubco changed its name to “KORE Group Holdings, Inc.”, and the combined company remained listed on the NYSE under the new ticker symbol “KORE”.

The Business Combination was accounted for as a reverse recapitalization whereby pre-combination KORE was determined to be the accounting acquirer and CTAC was treated as the “acquired” company for accounting purposes. The Business Combination was accounted as the equivalent of pre-combination KORE issuing stock for the net assets of CTAC, accompanied by a recapitalization whereby pre-combination KORE was determined to be the accounting acquirer.

The consolidated balance sheets, statements of operations and statements of stockholders’ equity and these notes to the consolidated financial statements reflect the reverse recapitalization as discussed above. Reported shares and earnings per share available to common stockholders, prior to the Business Combination, have been retroactively restated to reflect the exchange ratio established in the merger agreement. The number of shares of preferred stock was also retroactively restated based on the exchange ratio.

Organization

The Company provides advanced connectivity services, location-based services, device solutions, managed and professional services used in the development and support of IoT technology for the Machine-to-Machine (“M2M”) market. The Company’s IoT platform is delivered in partnership with the world’s largest mobile network operators and provides secure, reliable wireless connectivity to mobile and fixed devices. This technology enables the Company to expand its global technology platform by transferring capabilities across new and existing vertical markets and delivers complimentary products to channel partners and resellers worldwide.

The Company has operating subsidiaries located in Australia, Belgium, Brazil, Canada, Dominican Republic, Ireland, Malta, Mexico, the Netherlands, New Zealand, Singapore, Switzerland, the United Kingdom and the United States. The Company’s consolidated financial statements (the “consolidated financial statements”) reflect its financial statements and those of its wholly owned subsidiaries.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Company’s consolidated financial statements are expressed in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). These Consolidated Financial Statements include the results of the Company and its consolidated subsidiaries. Inter-company accounts and transactions have been eliminated.

Foreign Currency

The functional currency of the Company’s foreign subsidiaries is generally the local currency. Any transactions recorded in the Company’s foreign subsidiaries denominated in a currency other than the local currency are remeasured using current exchange rates each reporting period with the resulting unrealized gains or losses being included in selling, general and administrative expenses on the consolidated statements of operations. Such unrealized gains and losses primarily relate to intercompany balances and amounted to unrealized losses of $0.2 million and $1.4 million in 2020 and 2019, respectively.

For consolidation purposes, all assets and liabilities denominated in a foreign currency are translated into U.S. dollars at the exchange rate on the balance sheet date. Revenue and expenses are translated at the average exchange rate during the period. Equity transactions are translated using historical exchange rates. Adjustments resulting from translating foreign functional currency financial statements into U.S. dollars are recorded as part of a separate component of stockholders’ equity and reported in the consolidated statements of comprehensive loss.

Segments

Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources to the individual segment and in assessing performance. The Company’s CODM is its Chief Executive Officer. The Company has determined that it operates in one operating segment and one reportable segment, as the CODM reviews financial information presented on a consolidated basis for purposes of making operating decisions, allocating resources, and evaluating financial performance.

COVID-19 Impact

During the period ended December 31, 2020, an outbreak of the novel coronavirus (“COVID-19”) has spread across the globe and has been declared a public health emergency by the World Health Organization and a National Emergency by the President of the United States. The COVID-19 pandemic has resulted, and is likely to continue to result, in significant economic disruption. Federal, state and local governments mobilized to implement containment mechanisms to minimize impacts to their populations and economies. Various containment measures, which include the quarantining of cities, regions and countries, while aiding in the prevention of further outbreak, have resulted in a severe drop in general economic activity. In addition, the global economy has experienced a significant disruption to global supply chains. The extent of the impact of COVID-19 on the Company’s operational and financial performance will depend on certain developments, including the duration and spread of the outbreak. As of December 31, 2020, CODIV-19 has not had a negative impact on the Company.

Use of Estimates

The preparation of consolidated financial statements, in conformity with US GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenue and expenses during the reporting period. The most significant estimates relate to revenue recognition such as determining the nature and time of the satisfaction of performance obligations, revenue reserves, allowances for accounts receivable, inventory obsolescence, the recognition and measurement of assets acquired and liabilities assumed in business combinations at fair value, assessment of indicators of goodwill impairment, determination of useful lives of the Company’s intangible assets and equipment, the assessment of expected cash flows used in evaluating long-lived assets for impairment, the calculation of capitalized software costs, accounting for uncertainties in income tax positions, and the value of securities underlying stock-based compensation. Although these estimates are based on management’s best knowledge of current events and actions that the Company may undertake in the future, actual results may be different from these estimates.

Revenue Recognition

On January 1, 2019, the Company adopted ASC 606, Revenue from Contracts with Customers, using the modified retrospective method for those contracts with customers which were not completed as of January 1, 2019. The adoption of ASC 606 did not have a material effect on the Company’s financial statements.

The guidance provides that an entity should apply the following steps: (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when, or as, the entity satisfies a performance obligation. Payments are generally due and received within 30-60 days from the point of billing customers.

The Company derives revenue from services and products related to its two service lines: IoT Connectivity and IOT Solutions. IoT Connectivity arrangements provide customers with secure and reliable wireless connectivity to mobile and fixed devices through various mobile network carriers. Revenue from IoT Connectivity consists of monthly recurring charges (“MRC’s”) and overage/usage charges, and contracts are generally short-term in nature (i.e., month-to-month arrangements). Customers generally may cancel with 30 days’ notice without substantive cost or fees. Revenue for MRC’s and overage/usage charges are recognized over time as the Company satisfies the performance obligation (generally starting when an enrolled device is activated on the Company’s platform). MRC’s are billed monthly in advance (generally in the last week of a month); any amounts billed for which the service has not been provided as of the balance sheet dates are reported as a contract liability and components of deferred revenue. Overage/usage charges are billed in arrears on a monthly cycle. Overage/usage charges are evaluated on a monthly basis, and any overage/usage charges determined by management as unlikely to be collected due to a customer disputing the charge or due to a concession are reserved. Reserved items are written off when deemed uncollectible or recognized as revenue if collected. Certain IoT Connectivity customers also have the option to purchase products and/or equipment (e.g. subscriber identification module or “SIM” cards, routers, phones, or tablets) from the Company on an as needed basis. Product sales to IoT Connectivity customers are recognized when control is transferred to the customer, which is typically upon shipment of the product.

IoT Solutions arrangements includes device solutions (including connectivity), deployment services, and/or technology-related professional services. Management evaluates each IoT Solutions arrangement to determine the contract for accounting purposes. If a contract contains more than one performance obligation, the Company allocates consideration to each performance obligation based on the standalone selling prices of each performance obligation. Standalone selling prices are based on analyses performed by management based on readily observable prices or utilizing a cost-plus margin approach if prices are not observable. Hardware, deployment services, and connectivity services generally have readily observable prices. The standalone selling price of our warehouse management services (which is associated with our bill-and-hold inventory and determined to be immaterial as discussed below) was determined using a cost-plus-margin approach with the primary assumptions including Company profit objectives, internal cost structure, and current market trends. Device and other hardware sales in IoT Solutions arrangements are generally accounted for as separate contracts since the customer is not obligated to purchase additional services when committing to the purchase of any products. Such sales are typically recognized upon shipment to the customer. However, in certain contracts, the customer has requested the Company to hold the products ordered for later shipment to the customer’s remote location or to the customer’s end user as a part of a vendor managed inventory model. In these situations, management has concluded that transfer of control to the customer occurs prior to shipment. In these “bill-and-hold” arrangements, the right to invoice, transfer of legal title and transfer of the risk and rewards associated with the products occurs when the Company receives the hardware from a third party vendor and has deemed it to be functional. Additionally, the products are identified both physically and systematically as belonging to a specific customer, are usable by the customer, and are only shipped, used, or disposed as directed by the specific customer. Based on these factors, management recognizes revenue on bill-and-hold hardware when the hardware is received by the Company and deemed functional. As part of the bill-and-hold arrangements, the Company performs a service related to the storage of the hardware. The Company has determined that any storage fee related to bill-and-hold inventory is immaterial to the financial statements taken as a whole.

Deployment services consist of the Company preparing hardware owned by a customer for use by a customer’s end user. Deployment and connectivity may both be included within a single IoT Solutions contract and are considered separate performance obligations. While consideration for deployment services is generally fixed when ordered by the client, consideration for connectivity services is variable and solely related to the connectivity services. Therefore, the fixed consideration is allocated to the deployment services and is recognized as revenue when the services are provided (i.e. when the related hardware is shipped to the customer). Connectivity within IoT Solutions contracts are recognized similar to the IoT Connectivity as described above, since such contracts are generally short term in nature and variability is resolved each month as the services are provided.

Professional services are generally provided over a contract term of one to two months. Revenue is recognized over time on an input method basis (typically, based on hours completed to date and an estimate of total hours to complete the project).

There are no material instances where variable consideration is constrained and not recorded at the initial time of sale. Product returns are recorded as a reduction to revenue based on anticipated sales returns that occur in the normal course of business and are immaterial for the years ended December 31, 2020 and 2019, respectively. The Company primarily has assurance-type warranties that do not result in separate performance obligations.

The Company did not recognize any material revenue in the current reporting period for performance obligations that were fully satisfied in previous periods.

The Company does not have material unfulfilled performance obligation balances for contracts with an original length greater than one year in any years presented. Additionally, the Company does not have material costs related to obtaining a contract with amortization periods greater than one year for any year presented.

The Company applies ASC 606 utilizing the following allowable exemptions or practical expedients:

•	Exemption to not disclose the unfulfilled performance obligation balance for contracts with an original length of one year or less.

•

Practical expedient to recognize the incremental costs of obtaining a contract as an expense when incurred if the amortization period of the asset that the entity otherwise would have recognized is one year or less.

•	Election to present revenue net of sales taxes and other similar taxes.

•	Election from recognizing shipping and handling activities as a separate performance obligation.

•

Practical expedient not requiring the entity to adjust the promised amount of consideration for the effects of a significant financing component if the entity expects, at contract inception, that the period between when the entity transfers a promised good or service to a customer and when the customer pays for that good or service will be one year or less.

Cash and Cash Equivalents and Restricted Cash

Cash and cash equivalents include highly liquid instruments with an original maturity of less than 90 days or the ability to redeem amounts on demand. Cash and cash equivalents are stated at cost, which approximates their fair value.

Restricted cash represents cash deposits held with financial institutions for letters of credit and is not available for general corporate purposes.

Concentrations of Credit Risk and Off-Balance-Sheet Risk

Cash and cash equivalents are financial instruments that are potentially subject to concentrations of credit risk. The Company’s cash and cash equivalents are deposited in accounts at large financial institutions, and amounts may exceed federally insured limits. The Company believes it is not exposed to significant credit risk due to the financial strength of the depository institutions in which the cash and cash equivalents are held. The Company has no other financial instruments with off-balance-sheet risk of loss.

Accounts Receivable and Allowance for Doubtful Accounts

The carrying amount of accounts receivable is reduced by a valuation allowance that reflects management’s best estimate of the amounts that will not be collected. Management reviews all accounts receivable balances that exceed terms from the invoice date individually, and based on an assessment of current creditworthiness, past payment history, and historical loss experience, and provides an allowance for the portion, if any, of the balance not expected to be collected. All accounts or portions thereof considered uncollectible or require excessive collection costs are written off to the allowance for doubtful accounts and recorded under selling, general and administrative expense in the consolidated statement of operations.

Inventories

The Company records its inventory, which primarily consists of finished goods such as SIM cards, other hardware and packaging materials, using the first-in, first-out method (“FIFO”). Certain items in inventory require limited assembly procedures to be performed before shipping the items to customers. Due to the insignificant nature and cost associated with the assembly procedures, the Company classifies these items as finished goods. Inventories are stated at the lower of cost or net realizable value. The Company performs ongoing evaluations and maintains a reserve for slow-moving and obsolete items, based upon factors surrounding the inventory age, amount of inventory on hand and projected sales.

Property and Equipment

The Company’s property and equipment primarily consist of office equipment and furniture, computer hardware, and networking equipment. Property and equipment are recorded at cost and are depreciated over their estimated useful lives using the declining-balance method at the following annual rates:

Computer hardware	30%
Computer software	30%
Furniture and fixtures	20%
Networking equipment	20%

Maintenance, repairs, and ordinary replacements are recorded under selling, general and administrative expense in the consolidated statement of operations as incurred. Expenditures for improvements that extend the physical or economic life of the property are capitalized.

Leases

Leases entered into by the Company, in which substantially all the benefits and risk of ownership are transferred to the Company, are recorded as obligations under capital leases. Obligations under capital leases reflect the present value of future lease payments, discounted at an appropriate interest rate, and are reduced by rental payments, net of imputed interest. Assets under capital leases are amortized based on the useful lives of the assets. All other leases are classified as operating leases, and leasing costs, including any rent holidays, leasehold incentives and rent concessions, are recorded on a straight-line basis over the lease term under selling, general and administrative expense in the consolidated statement of operations.

Internal Use Software

Certain costs of platform and software applications developed for internal use are capitalized as intangible assets. Capitalization of costs begins when two criteria are met: (i) the preliminary project stage is completed (i.e. application development stage) and (ii) it is probable that the software will be completed and used for its intended function. The Company also capitalizes costs related to specific upgrades and enhancements when it is probable the expenditures will result in additional functionality. Costs incurred for maintenance, minor upgrades and enhancements are recorded under selling, general and administrative expense in the consolidated statement of operations as incurred. Costs related to preliminary project activities and postimplementation operating activities are also recorded under selling, general and administrative expense in the consolidated statement of operations as incurred. The Company amortizes the capitalized costs on a straight-line basis over the useful life of the asset. The average useful life for capitalized internal use computer software is between 3-5 years. Capitalized internal use computer software, net of accumulated amortization, was $23.2 million and $19.8 million as of December 31, 2020 and 2019, respectively, and was included in intangible assets.

Business Combinations

The Company allocates the fair value of the consideration transferred to the assets acquired and liabilities assumed based on their fair values at the acquisition date. The excess of the fair value of consideration transferred over the fair value of the assets acquired, and liabilities assumed is recorded as goodwill. Acquisition-related expenses and restructuring costs are recognized separately from the business combination and expensed as incurred. All changes in accounting for deferred tax asset valuation allowances and acquired income tax uncertainties after the measurement period are recognized as a component of provision for income taxes. When determining the fair values of assets acquired and liabilities assumed, management makes significant estimates and assumptions, especially with respect to intangible assets. Critical estimates in valuing intangible assets include expected future cash flows based on consideration of future growth rates and margins, customer attrition rates, future changes in technology and brand awareness and discount rates. Fair value estimates are based on the assumptions management believes a market participant would use in pricing the asset or liability. While the Company uses its best estimates and assumptions as a part of the purchase price allocation process to accurately value assets acquired and liabilities assumed as of the business combination date, its estimates and assumptions are inherently uncertain and subject to refinement. As a result, during the preliminary purchase price measurement period, which may be up to one year from the business combination date, the Company records adjustments to the provisional amounts recognized at the acquisition date to reflect new information obtained about facts and circumstances that existed as of the acquisition date, with a corresponding offset to goodwill. After the preliminary purchase price measurement period, the Company records adjustments to assets acquired or liabilities assumed subsequent to the purchase price measurement period in its operating results in the period in which the adjustments were determined.

Fair Value Measurements

The Company applies the provisions of ASC 820, Fair Value Measurements, for fair value measurements of financial assets and financial liabilities and for fair value measurements of non-financial items that are recognized or disclosed at fair value in the financial statements on a recurring basis. The Company also applied the provisions of the subtopic to fair value measurements of non-financial assets and non-financial liabilities that are recognized or disclosed at fair value in the financial statements on a non-recurring basis. The subtopic defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The subtopic also establishes a framework for measuring fair value and expands disclosures about fair value measurements. The fair value framework requires the Company to categorize certain assets and liabilities into three levels, based upon the assumptions used to price those assets or liabilities. The three levels are defined as follows:

Level 1: Quoted prices in active markets for identical assets or liabilities.

Level 2: Quoted prices for similar assets and liabilities in active markets or inputs that are observable.

Level 3: Unobservable inputs reflecting management’s own assumptions about the inputs used in pricing the asset or liability.

The Company has determined the estimated fair value of its financial instruments based on appropriate valuation methodologies; however, considerable judgment is required to develop these estimates. Accordingly, these estimated fair values are not necessarily indicative of the amounts the Company could realize in a current market exchange. The estimated fair values can be materially affected by using different assumptions or methodologies. The methods and assumptions used in estimating the fair values of financial instruments are based on carrying values and future cash flows.

Cash, cash equivalents and restricted cash are stated at cost, which approximates their fair value. The carrying amounts reported in the balance sheet for accounts receivable, accounts payable, and accrued liabilities approximate fair value, due to their short-term maturities.

The carrying amounts of the Company’s outstanding borrowings are carried at amortized cost using the effective interest rate method, therefore, are not required to be remeasured and adjusted to the then-current fair values at the end of each reporting period. Instead, the carrying values of the Company’s outstanding borrowings are disclosed at the end of each reporting period in Note 7, Long-Term Debt, to the consolidated financial statements.

The Company has outstanding warrants issued for the purchase of common stock. Warrants are classified as a liability, are marked-to-market and are evaluated at level 3 for fair value as disclosed in Note 12, Warrants on Common Stock.

Intangible Assets

Identifiable intangible assets acquired individually or as part of a group of other assets are initially recognized and measured at cost. The cost of a group of intangible assets acquired in a transaction, including those acquired in a business combination that meet the specified criteria for recognition apart from goodwill, is the sum of the individual assets acquired based on their acquisition date fair values. The cost incurred to enhance the service potential of an intangible asset is capitalized as a betterment.

Identifiable intangible assets comprise assets that have a definite life. Customer relationship intangibles are recognized on an accelerated basis and the other intangible assets are amortized on a straight-line basis over their estimated useful lives as follows:

Customer relationships	10 – 13 years
Technology	5 – 9 years
Carrier contracts	10 years
Trademarks	9 – 10 years
Non-compete agreements	3 years
Internally developed and acquired computer software	3 – 5 years

As of December 31, 2019, the Company determined that there was an indicator of impairment and recognized a $3.9 million impairment on its acquired computer software. As of December 31, 2020, the Company determined that there were no indicators of impairment and did not recognize any impairment of its intangible assets.

Goodwill

Goodwill represents the excess fair value of consideration transferred over the fair value of the net identifiable assets acquired in business combinations. Goodwill is evaluated annually for impairment or more frequently if impairment indicators are present. A qualitative assessment is performed to determine whether the existence of events or circumstances leads to a determination that it is more likely than not the fair value of the reporting units is less than its carrying amount. Qualitative factors considered are macroeconomics conditions such as geographical location and fluctuations in foreign exchange, industry and market conditions, financial performance, entity-specific events and share price trends. If, based on the evaluation, it is determined that the fair value of the reporting unit is less than the carrying value, then an impairment loss is recognized in an amount equal to that excess, limited to the total amount of goodwill allocated to that reporting unit. Under a quantitative test, the Company obtains a third-party valuation of the fair value of the reporting unit. Assumptions used in the fair value calculation include revenue growth and profitability, terminal values, discount rates, and implied control premium. These assumptions are consistent with those the Company believes hypothetical marketplace participants would use. The Company has not recorded an impairment to goodwill for the years ended December 31, 2020 and 2019, respectively.

Deferred Financing Fees

Deferred financing fees consist principally of debt issuance costs which are being amortized using the effective interest method over the terms of the related debt agreements and are presented in the consolidated balance sheets as direct deductions from long-term debt. Issuance costs for revolving credit facilities are recorded in other long-term assets in the consolidated balance sheets and are amortized over the term of the agreement using the straight-line method.

Impairment of Long-Lived Assets

The Company reviews long-lived assets, such as property and equipment, and purchased intangibles subject to amortization, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of by sale would be separately presented in the consolidated balance sheet and reported at the lower of the carrying amount or fair value less costs to sell and are no longer depreciated. The assets and liabilities of a group classified as held for sale would be presented separately in the appropriate asset and liability sections of the consolidated balance sheet. There were no assets classified as held for sale at any of the balance sheet dates presented.

Income Taxes

The Company provides for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company recognized the effect of income tax positions only if those positions are more likely than not to be sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely to be realized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the year that includes the date of enactment. A valuation allowance is recorded to reduce deferred tax assets to an amount, which, in the opinion of management, is more likely than not to be realized. The Company considers factors such as the cumulative income or loss in recent years; reversal of deferred tax liabilities; projected future taxable income exclusive of temporary differences; the character of the income tax asset, including income tax positions; tax planning strategies and other factors in the determination of the valuation allowance.

Earnings (Loss) Per Share

The Company calculates basic and diluted earnings/(loss) per common share.

Basic earnings/(loss) per share is calculated by dividing earnings/(loss) for the period by the weighted-average common shares outstanding for the period including outstanding warrants. Diluted earnings/(loss) per share includes the effect of dilutive instruments and uses the average share price for the period in determining the number of shares that are to be added to the weighted-average number of shares outstanding. Cumulative dividends on preferred shares are subtracted from net income/(loss) to arrive at earnings/(loss) attributable to common stockholders.

In periods of net income, the Company allocates net income to the common shares under the two-class method for the Series C Preferred shares and unvested share-based payment awards that contain participating rights to dividends or dividend equivalents (whether paid or unpaid). Because the Series C Preferred share and share-based payment awards do not have an obligation to fund losses, they are not included in the calculation during periods of losses because their effect would be antidilutive.

Long Term Cash Incentive Plan

The Company has a Long-Term Cash Incentive Plan (the “Plan”). The purpose of the Plan is to provide a long-term retention and added compensation reward structure for key employees considered essential to the long-term growth and financial success of the Company. The Plan is intended to provide cash-based incentives conditioned on the attainment of one or more Performance Conditions, as defined in the Plan for one or more Plan years, as established by the Board of Directors. As of December 31, 2020, realization events have not occurred and, accordingly, no expense was recorded.

Warrants

The Company accounts for its warrants that were issued with other equity instruments as separate, freestanding financial instruments in accordance with the applicable authoritative accounting guidance. In the event the terms of the warrants qualify as a liability, the Company accounts for the instrument as a liability recorded at fair value each reporting period.

Advertising

The Company expenses advertising costs as incurred. Advertising expense was $0.1 million and $0.1 million for the years ended December 31, 2020 and 2019, respectively.

Stock-Based Compensation

As of December 31, 2020, the Company had a share-based compensation plan, which is more fully described in Note 10, Share-Based Payment and Related Stock Option Plan, below. The fair value of each option award was estimated on the date of grant using the Black-Scholes valuation model that uses assumptions for expected volatility, expected dividends, expected term, and the risk-free interest rate. The Company generally expenses the fair value of the option awards on a straight-line basis over the requisite service period. The Company has elected to account for forfeitures as they occur.

Comprehensive Income (Loss) and Accumulated Other Comprehensive Loss

The Company has included the consolidated statements of operations and comprehensive loss in the accompanying consolidated financial statements, which include the effects of the translation of currency for foreign operations. No amounts have been reclassified out of Accumulated Other Comprehensive Loss, during the years presented in the consolidated financial statements.

Recently Adopted and Issued Accounting Pronouncements

In January 2017, the FASB issued Accounting Standards Update (“ASU”) 2017-04, “Intangibles – Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment”. ASU 2017-04 simplifies the subsequent measurement of goodwill by eliminating Step 2 from the goodwill impairment testing. An entity will no longer determine goodwill impairment by calculating the implied fair value of goodwill by assigning the fair value of a reporting unit to all of its assets and liabilities as if that reporting unit had been acquired in a business combination. Instead, an entity should perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount and recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value. The loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. An entity has the option to perform the qualitative assessment for a reporting unit to determine if the quantitative impairment test is necessary. ASU 2017-04 is effective for the Company in fiscal year 2022 and interim reporting periods within that year. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Company elected to early adopt ASU 2017-04 relating to our impairment test performed during the year ended December 31, 2019. The adoption of this ASU did not have a material effect on the Company’s Consolidated Financial Statements.

In February 2016, the issued FASB ASU 2016-02, Leases, to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. In July 2018, ASU 2018-10, Codification Improvements to ASC 2016-02, Leases, was issued to provide more detailed guidance and additional clarification for implementing ASU 2016-02. Furthermore, in July 2018, the FASB issued ASU 2018-11, Leases: Targeted Improvements, which provides an optional transition method in addition to the existing modified retrospective transition method by allowing a cumulative effect adjustment to the opening balance of retained earnings in the period of adoption. Furthermore, on June 3, 2020, the FASB deferred by one year the effective date of the new leases standard for private companies, private not-for-profits and public not-for-profits that have not yet issued (or made available for issuance) financial statements reflecting the new standard. Additionally, in March 2020, ASU 2020-03, Codification Improvements to Financial Instruments, Leases, was issued to provide more detailed guidance and additional clarification for implementing ASU 2016-02. Furthermore, in June 2020, ASU 2020-05, Revenue from Contracts with Customers and Leases, was issued to defer effective dates of adoption of the new leasing standard beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. These new leasing standards (collectively “ASC 842”) are effective for the Company beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15, 2022, with early adoption permitted. The Company is currently evaluating the effect of the adoption of this guidance in the consolidated financial statements. However, based on the Company’s lease obligations, the adoption of ASC 842 will require the Company to recognize material assets and liabilities for right-of-use assets and operating lease liabilities on its consolidated balance sheet. ASC 842 will also require additional footnote disclosures to the Company’s financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses: Measurement of Credit Losses on Financial Instruments, which requires the use of a new current expected credit loss (“CECL”) model in estimating allowances for doubtful accounts with respect to accounts receivable and notes receivable. Receivables from revenue transactions, or trade receivables, are recognized when the corresponding revenue is recognized under ASC 606, Revenue from Contracts with Customers. The CECL model requires that the Company estimate its lifetime expected credit loss with respect to these receivables and record allowances when deducted from the balance of the receivables, which represent the estimated net amounts expected to be collected. Given the generally short-term nature of trade receivables, the Company does not expect to apply a discounted cash flow methodology. However, the Company will consider whether historical loss rates are consistent with expectations of forward-looking estimates for its trade receivables. In November 2018, the FASB issued ASU 2018-19, Codification Improvements to Topic 326, Financial Instruments – Credit Losses. to clarify that operating lease receivables recorded by lessors are explicitly excluded from the scope of ASU 2016-13. This ASU (collectively “ASC 326”) is effective for fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. The Company is still evaluating the impact of the adoption of this ASU.

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform: Facilitation of the Effects of Reference Rate Reform on Financial Reporting, to provide guidance on easing the potential burden in accounting for reference rate reform on financial reporting. This ASU is effective for fiscal years beginning after December 15, 2022, and interim periods within those fiscal years. The Company is still evaluating the impact of the adoption of this ASU.

NOTE 3 – BUSINESS COMBINATION

Integron LLC

On November 22, 2019, the Company acquired 100% of the outstanding share capital of lntegron LLC, a provider of specialized managed services and device solutions with a focus in connected health and life sciences for customers in the United States and Europe. This acquisition further enhances the strategic position of the Company as the global leader in enabling powerful IoT solutions for the largest global organizations.

The acquisition was accounted for using the acquisition method of accounting, and assets and liabilities were recognized at their fair value as of the date of acquisition. The transaction was funded by amendment to the existing credit facility between the Company and UBS Bank (UBS) via a term loan in the amount of $35.0 million, and the issuance of the equivalent of 573,016 shares of the Company’s common stock with a fair value of $7.0 million.

Transaction costs for legal, consulting, accounting, and other related costs incurred in connection with the acquisition of lntegron LLC were $0.7 million for the year ended December 31, 2019.

The following table summarizes the purchase price allocation including the consideration paid for lntegron LLC, the recognized amounts of assets acquired, and liabilities assumed on November 22, 2019:

(in ‘000)	Amount
Cash paid to sellers	$37,500
Common stock issued to sellers	7,000

Total consideration	$44,500
Cash	12
Accounts receivable	7,776
Inventories	489
Prepaid expenses and other receivables	341
Property, plant and equipment	458
Identifiable intangible assets	32,000
Deferred tax liabilities	(1,285)
Accounts payable and accrued liabilities	(1,818)

Net identifiable assets acquired	37,973

Goodwill (excess of consideration transferred over net identifiable assets acquired)	$6,527

The consolidated statements of operations and comprehensive loss reflect the operations of the combined entity, beginning on the acquisition date, November 22, 2019. Goodwill arises largely from the growth potential that exists and efficiencies that will be realized under the Company’s new strategic objectives.

The total consideration for the acquisition was $44.5 million, including $37.5 million in cash and $7.0 million in rollover equity. The fair value of the equity consideration represented the issuance of 573,016 common shares of the Company’s stock to Integron’s former shareholders, in the amount of approximately $12 per share. The fair value of accounts receivable, other assets, accounts payable and accrued liabilities approximates the carrying amount of those assets and liabilities, at the acquisition date.

Identifiable intangible assets acquired by the Company include customer relationships, trademark, and current technology. The customer relationships, trademark, and current technology are amortized on a straight-line basis over their estimated useful lives of 5 to 13 years. The fair values and useful lives of the identified intangible assets were primarily determined by using several significant unobservable inputs such as forecasted cash flows, discount rate, attrition rates, and royalty rates.

The goodwill attributable to the Integron Acquisition is deductible for tax purposes.

The Company recorded a measurement period adjustment resulting from a working capital shortfall settled with the sellers through escrowed consideration being returned to the Company in May 2020. The adjustment is recognized as a reduction of goodwill in the amount of $0.4 million. There were no income effects that would have been recognized in previous periods if the adjustment to provisional amounts were recognized as of the date of acquisition.

Unaudited pro forma information

Had the acquisition of Integron been completed on January 1, 2019, net revenue would be $207.0 million and the net loss would be approximately $15.9 million for the year ended December 31, 2019. This unaudited pro forma financial information presented is not necessarily indicative of what the operating results actually would have been if the Acquisition had taken place on January 1, 2019, nor is it indicative of future operating results. The pro forma amounts include the historical operating results of the Company prior to the acquisition, with adjustments factually supportable and directly attributable to the Acquisition, primarily related to transaction costs, the amortization of intangible assets, and interest expense. Acquisition-related costs of $0.7 million for the year ended December 31, 2019 are non-recurring pro forma adjustments.

NOTE 4 – REVENUE RECOGNITION

Contract Balances

Deferred revenue (current portion) as of December 31, 2020 and December 31, 2019 was $7.8 million and $6.1 million, respectively, and primarily relates to revenue that is recognized over time for IoT Connectivity monthly recurring charges, the changes in balance of which are related to the satisfaction or partial satisfaction of these contracts. The balance also contains a deferral for goods that are in-transit at period end for which control transfers to the customer upon delivery. Approximately $6.1 million of the December 31, 2019 balance was recognized as revenue during the year ended December 31, 2020.

Disaggregated Revenue Information

The Company views the following disaggregated disclosures as useful to understanding the composition of revenue recognized during the respective reporting periods:

(in ‘000)	December 31, 2020	December 31, 2019
Connectivity*	$152,996	$147,927
Hardware Sales	29,601	8,767
Hardware Sales – bill-and-hold	11,314	960
Deployment services, professional services and other	19,849	11,498

Total	$213,760	$169,152

*	Includes connectivity-related revenue from IoT Connectivity and IoT Solutions

Significant Customer

The Company has one customer representing 16.7% of the Company’s total revenue for the year ending December 31, 2020. No individual customer had revenue greater than 10% of the Company’s total revenue for the year ended December 31, 2019.

The Company has one customer representing 20.1% of the Company’s total accounts receivable as of December 31, 2020. The Company believes it is not exposed to significant risk due to the financial strength of this customer and their historical trend of on-time payment No individual customer had accounts receivable greater than 10% of the Company’s total accounts receivable balance as of December 31, 2019.

NOTE 5 – PROPERTY AND EQUIPMENT

Major classes of property and equipment consist of the following:

(in ‘000)	December 31, 2020	December 31, 2019
Computer hardware	$13,634	$11,383
Computer software	8,211	7,907
Furniture and fixtures	2,284	2,170
Networking equipment	8,151	6,537
Leasehold improvements	2,803	2,739

Total property and equipment	35,083	30,736
Less: accumulated depreciation	(21,374)	(15,425)

Property and equipment (Net)	$13,709	$15,311

Depreciation expense for the years ended December 31, 2020 and 2019 was $4.5 million and $4.7 million, respectively.

NOTE 6 – GOODWILL AND OTHER INTANGIBLE ASSETS

The Company’s goodwill balance consists of the following:

(in ‘000)	Amount
December 31, 2019	$376,000
Integron acquisition	6,527
Measurement period adjustment – Aspider	(98)
Currency translation	(182)

December 31, 2019	$382,247
Measurement period adjustment – Integron	(366)
Currency translation	868

December 31, 2020	$382,749

The Company’s other intangible assets consist of the following:

(in ‘000)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value
Customer relationships	$307,355	$(143,230)	$164,125
Technology	46,229	(33,394)	12,835
Carrier contracts	65,700	(33,918)	31,782
Trademarks	15,828	(7,608)	8,220
Internally developed and acquired computer software	45,148	(21,908)	23,240

Total as of December 31, 2020	$480,260	$(240,058)	$240,203

(in ‘000)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value
Customer relationships	$306,656	$(116,655)	$190,001
Technology	45,953	(26,927)	19,026
Carrier contracts	65,700	(27,348)	38,352
Trademarks	15,721	(5,955)	9,766
Internally developed and acquired computer software	34,176	(14,419)	19,757

Total as of December 31, 2019	$468,206	$(191,304)	$276,902

Amortization expense for the years ended December 31, 2020 and 2019 was $48.0 million and $43.4 million, respectively.

The following table shows the weighted average remaining useful lives per intangible asset category as of December 31, 2020.

Years
Customer relationships	6.7
Technology	4.1
Carrier contracts	4.9
Trademarks	5.1
Internally developed and acquired computer software	5.2

The following table shows the estimated amortization expense for the next five years and thereafter as of December 31, 2020.

(in ‘000)	Amount
2021	$46,304
2022	44,615
2023	41,735
2024	37,020
2025	34,482
Thereafter	36,047

Total	$240,203

Impairment of Internally Developed Computer Software

During the year ended December 31, 2019, the Company recorded a $3.9 million impairment charge for internally developed and acquired computer software associated with the RACO Wireless, LLC acquisition in December 2014. The impairment was a direct result of technological advancements resulting in 2G and 3G networks being sunset and is recorded under intangible asset impairment loss in the consolidated statement of operations.

NOTE 7 – LONG-TERM DEBT

The fair values of the Company’s outstanding borrowings approximate the carrying values. The following is a summary of long-term debt:

(in ‘000)	December 31, 2020	December 31, 2019
Term Loan – UBS	$308,959	$312,112
Term Loan – BNP Paribas	9	103

Total	308,968	312,215
Less – current portion	3,161	3,248
Less – debt issuance cost, net of accumulated amortization of $3.7 million and $1.8 million, respectively	7,403	9,233

Total – Long-term, net	$298,404	$299,734

The following is the summary of future principal repayments on long-term debt:

(in ‘000)	Amount
2021	$3,161
2022	3,153
2023	3,153
2024	299,501
2025	—

Total	$308,968

Term Loan – UBS

On December 21, 2018, certain of the Company’s subsidiaries entered into a credit agreement with UBS that consisted of a term loan of $280.0 million and a revolving credit facility of $30.0 million. The term loan with UBS required quarterly principal and interest payments with all remaining principal and interest due on

December 21, 2024. The term loan had an interest rate of LIBOR plus 5.5%. The revolving credit facility expires on December 21, 2023. The revolving credit facility had an interest rate of Prime plus 4.5%. The revolving credit facility also had a commitment fee of 0.50% of the unused balance. As of December 31, 2020, the Company had no amounts outstanding on the revolving line of credit.

On November 12, 2019, the Company amended its term loan with UBS in order to raise an additional $35.0 million. Under the amended agreement, the maturity date of the term loan and interest rate remained unchanged. However, the quarterly principal repayment changed to $0.8 million. The principal and quarterly interest are paid on the last business day of each quarter, except at maturity. The Company used the additional term loan to finance the acquisition of lntegron. The Company drew $8.3 million from its revolving credit facility to support its operations immediately following the acquisition.

As a result of this debt modification, the Company incurred $1.5 million in debt issuance costs, which was capitalized and will be amortized over the remaining term of the loan along with the unamortized debt issuance costs of the original debt.

The term loan agreement limits cash dividends and other distributions from the Company’s subsidiaries to Maple Holdings Inc. and also restricts the Company’s ability to pay cash dividends to its shareholders. At December 31, 2020, restricted net assets of the consolidated subsidiaries were $299.0 million.

The term loan agreement contains, among other things, financial covenants related to maximum total debt to adjusted EBITDA ratio and a minimum total leverage ratio. The Company was in compliance with these covenants for the years ended December 31, 2020 and 2019. The credit agreement is substantially secured by all the Company’s assets.

Term Loan – BNP Paribas

The loan matured in January 2021 and beared interest at 2.15% per annum with fixed blended payments of $7,740, which were payable monthly. On January 2, 2021, the Company extinguished the term loan outstanding with BNP Paribas by making the final fixed monthly payment.

NOTE 8 – INCOME TAXES

Income (Loss) before provision (benefit) for income taxes from continuing operations for the years ended December 31, 2020 and 2019 consisted of the following:

(in ‘000)	December 31, 2020	December 31, 2019
United States	$(25,283)	$(27,728)
Foreign	(15,236)	(8,656)

Total loss before income taxes	$(40,519)	$(36,384)

The components of the provision (benefit) for income taxes from continuing operations consisted of the following:

(in ‘000)	December 31, 2020	December 31, 2019
Current:
Federal	$—	$(1,136)
State	546	(44)
Foreign	505	(270)

Total current provision (benefit)	1,051	(1,450)
Deferred:
Federal	(7,120)	(8,626)
State	2,285	(2,117)
Foreign	(1,534)	(748)

Total deferred benefit	$(6,369)	$(11,491)

Total benefit	$(5,318)	$(12,941)

The reconciliation between income taxes computed at the U.S. statutory income tax rate to our provision for income taxes for the years ended December 31, 2020 and 2019 are as follows:

(in ‘000)	December 31, 2020	December 31, 2019
Benefit for income taxes at 21% rate	$(8,509)	$(7,641)
State taxes, net of federal benefit	(947)	(2,161)
Change in valuation allowance	1,016	—
Rate change	2,856	—
Credits	(811)	(541)
Permanent differences and other	307	(41)
Revaluation of warrants	1,572	(49)
Uncertain tax provision	226	(984)
Foreign withholding tax	420	—
Foreign rate differential	(1,448)	(1,524)

Benefit for income taxes	$(5,318)	(12,941)

Significant components of the Company’s deferred tax assets (liabilities) as of December 31, 2020 and 2019 are as follows:

(in ‘000)	December 31, 2020	December 31, 2019
Deferred tax assets:
Net operating loss carry-forward	$10,604	$11,618
Credit carry-forward	2,468	1,476
Interest expense limitation carry-forward	7,811	7,087
Non-deductible reserves	520	444
Accruals and other temporary differences	1,047	423
Stock compensation	698	439
Property and equipment	1,089	855

Gross deferred tax assets	$24,237	$22,342
Less valuation allowance	(7,164)	(6,148)

Total deferred tax assets (after valuation allowance)	$17,073	$16,194

Deferred tax liabilities:
Property and equipment	(4,089)	(3,849)
Intangible assets	(49,461)	(56,329)
Goodwill	(6,241)	(4,894)

Total deferred tax liabilities	$(59,791)	$(65,072)

Net deferred tax liabilities	$(42,718)	$(48,878)

The valuation allowance increased by $1.0 million during 2020, primarily as the result of an increase in foreign tax attributes deemed not realizable. In determining the need for a valuation allowance, the Company has given consideration to its cumulative income or loss position on a jurisdiction basis when assessing the weight of the sources of taxable income that can be used to support the realization of deferred tax assets. The Company has assessed, on a jurisdictional basis, the available means of recovering deferred tax assets, including the ability to carry-back net operating losses, the existence of reversing temporary differences, the availability of tax planning strategies and available sources of future taxable income. The Company has also considered the ability to implement certain strategies that would, if necessary, be implemented to accelerate taxable income and use expiring deferred tax assets. The Company believes it is able to support the deferred tax assets recognized as of the end of the year based on all of the available evidence.

As of December 31, 2020, the Company has U.S. federal and state tax net operating loss carryforwards of approximately $7.5 million and $36.5 million respectively, which may be available to offset future income tax liabilities and expire at various dates beginning in 2032 through 2040. Additionally, the Company has U.S. federal and state tax net operating loss carryforwards of approximately $1.2 million and $13.6 million, respectively, which carryforward indefinitely. Additionally, the Company has generated $28.7 million of foreign operating loss carryforwards which expire at various dates.

As of December 31, 2020, the Company has U.S. federal research and development tax credit carry-forwards of $1.8 million which expire beginning in 2035 through 2040. Additionally, the Company has $0.4 million of foreign research and development tax credit carry-forwards that do not expire.

Due to provisions of the Tax Cuts and Jobs Act of 2017, the Company has a carry-forward of disallowed interest expense of $32.2 million, which has an indefinite carry-forward period.

Utilization of the NOL carryforwards may be subject to limitation under Section 382 of the Internal Revenue Code of 1986 due to ownership change limitations that have occurred previously or that could occur in the future.

These ownership changes may limit the amount of interest expense limitation, NOL, and tax credit carryforwards that can be utilized annually to offset future taxable income and tax, respectively.

For taxable years beginning after January 1, 2018, taxpayers are subjected to the global intangible low-taxed income provisions, or GILTI provisions. The GILTI provisions require the Company to currently recognize in U.S. taxable income a deemed dividend inclusion of foreign subsidiary earnings in excess of an allowable return on the foreign subsidiary’s tangible assets. The ability to benefit from a deduction and foreign tax credits against a portion of the GILTI income may be limited under the GILTI rules as a result of the utilization of foreign net operating losses, and other potential limitations within the foreign tax credit calculation. For the years ended December 31, 2020 and 2019, the Company recorded an income tax charge of $0 and $0.3 million, respectively, related to GILTI. The Company has made an accounting policy election, as allowed by the SEC and FASB, to recognize the impacts of GILTI within the period incurred. Therefore, no U.S. deferred tax liability is provided on GILTI inclusions of future foreign subsidiary earnings.

As of December 31, 2020, the Company has not provided U.S. taxes on the undistributed earnings of its foreign subsidiaries that it considers indefinitely reinvested. This indefinite reinvestment determination is based on the future operational and capital requirements of the Company’s domestic and foreign operations. The Company expects that the cash held by its foreign subsidiaries of $4.4 million as of December 31, 2020, will continue to be used for its foreign operations and, therefore, does not anticipate repatriating these funds.

The Company conducts business globally and, as a result, its subsidiaries file income tax returns in U.S. federal and state and various foreign jurisdictions. In the normal course of business, the Company may be subject to examination by taxing authorities throughout the world, including such major jurisdictions as Australia, Canada, Malta, the Netherlands, the United Kingdom, and the United States. Since the Company is in a loss carry-forward position, the Company is generally subject to U.S. federal and state income tax examinations by tax authorities for all years for which a loss carry-forward is generated and remains unutilized. As of December 31, 2020, the Company is not under income tax examination in any jurisdiction.

During the ordinary course of business, there are many transactions and calculations for which the ultimate tax determination is uncertain. The Company establishes reserves for tax-related uncertainties based on estimates of whether, and the extent to which, additional taxes will be due. These reserves are established when the Company believes that certain positions might be challenged despite its belief that its tax return positions are fully supportable. The Company adjusts these reserves in light of changing facts and circumstances, such as the outcome of tax examinations.

The following table presents a reconciliation of the total amounts of unrecognized tax benefits, excluding interest and penalties, included on the balance sheet.

(in ‘000)	December 31, 2020	December 31, 2019
Unrecognized tax benefits at the beginning of the year	$3,658	$4,508
Additions for tax positions of current year
Additions for tax positions of prior years	209
Reductions for tax positions of prior years		(850)
Expirations statutes of limitation

Unrecognized tax benefits at the end of the year	$3,867	$3,658

If the unrecognized tax benefit balance as of December 31, 2020 were recognized, it would decrease the Company’s effective tax rate. The Company does not anticipate any material changes to its unrecognized tax benefits within the next 12 months.

The Company recognizes interest and penalties accrued related to unrecognized tax benefits as income tax expense. During the years ended December 31, 2020 and 2019 the Company recognized $17 and ($133) in interest and penalties, respectively. The Company had $17 and $0 of interest and penalties accrued at December 31, 2020 and 2019, respectively.

The CARES Act was enacted on March 27, 2020. The CARES Act is an emergency economic stimulus package that includes spending and tax cuts to strengthen the United States economy and fund a nationwide effort to curtail the effect of COVID-19. While the CARES Act provides sweeping tax changes in response to the COVID-19 pandemic, some of the more significant provisions which are expected to impact the Company’s financial statements include increasing the ability to deduct interest expense, as well as amending certain provisions of the previously enacted TCJA. Based on the Company’s assessments, the CARES Act allows the Company to defer the payment of the employer portion of its FICA taxes to 2021 and 2022; deduct additional US interest expense for 2019 and 2020 based on 50% of adjusted taxable income; accelerate a refund of its available alternative minimum tax (“AMT”) credits; and increase its permitted level of 2019 federal net operating loss carry-forwards. The enactment of the CARES Act did not have a material impact on the financial statements or disclosure for 2019 and 2020.

NOTE 9 – COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company leases various office spaces under non-cancellable operating leases expiring through 2026. Rent expense for the years ended December 31, 2020 and 2019 was $2.5 million and $2.3 million, respectively.

The future minimum lease payments under operating leases as of December 31, 2020 for the next five years and thereafter is as follows:

(in ‘000)	Amount
2021	$2,401
2022	1,895
2023	942
2024	566
2025	218

Total	$6,022

Capital Leases

The Company has capital lease obligations in the Netherlands for hardware and software leases. Payments range from $667 to $43,146 per month with maturity dates that expire from March 2021 to May 2025.

The future minimum lease payments under capital leases as of December 31, 2020 for the next five years is as follows:

(in ‘000)	Amount
2021	$903
2022	243
2023	155
2024	130
2025	30

Total minimum lease payments	$1,461
Interest expense	(97)

Total	$1,364

Off-Balance-Sheet Credit Exposures

The Company has standby letters of credit and bank guarantees of $0.4 million and $0.4 million for the years ended December 31, 2020 and 2019, respectively. These contingent liabilities are secured by highly liquid instruments included in restricted cash.

Purchase Obligations

The Company has vendor commitments primarily relating to connectivity services that the Company incurs in the ordinary course of business. As of December 31, 2020, the purchase commitments were as follows:

(in ‘000)	Amount
2021	$24,317
2022	8,351
2023	1,351
2024	1,351
2025	1,351

Total	$36,721

The Company previously entered into a purchase commitment with T-Mobile US, Inc. (“T-Mobile”) as a part of the Wyless, Inc. acquisition in fiscal year 2014. Due to product pricing becoming less competitive compared to competitors, the Company negotiated with T-Mobile and was able to extinguish the agreement during the year ended December 31, 2019. This purchase commitment extinguishment resulted in a gain of $2.3 million which the Company recorded under cost of connectivity in the consolidated statement of operations.

Legal Proceedings

From time to time, the Company is involved in litigation arising out of the ordinary course of our business. There are no material legal proceedings, other than ordinary routine litigation incidental to the business, to which the Company or any of the Company’s subsidiaries are a party or of which any of the Company or the Company’s subsidiaries’ property is subject.

NOTE 10 – TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY

The Company operates subject to the terms and conditions of the Certificate of Incorporation of Maple Holdings Inc. (the “Certificate of Incorporation”) dated September 18, 2019.

The Certificate of Incorporation provides for overall management and control of the Company to be vested in the Board of Directors (the “Board”). The shareholders’ interests are represented by five classes: common stock, Series A preferred stock, Series A-1 preferred stock, Series B preferred stock and Series C convertible preferred stock. Shareholders owning a majority of the common stock are required to elect directors to the Board to serve shareholder interests. Each holder of common stock shall be entitled to one vote per share held. The holders of Series A preferred stock, Series A-1 preferred stock, Series B preferred stock and Series C convertible preferred stock do not have voting rights in respect to their units held. No shareholder shall be liable for any debts or losses of capital or profits of the Company or be required to guarantee the liabilities of the Company.

Common Stock

The Board authorized the equivalent of up to 55,659,643 shares of common stock. As of December 31, 2020, and 2019, 30,281,520 and 30,309,350 shares are issued and outstanding, respectively.

Series A Preferred Stock

The Board authorized the equivalent of up to 7,765,229 Series A preferred shares. As of December 31, 2020, and 2019, there are 7,756,158 and 6,836,003 Series A preferred shares issued and outstanding, respectively. The shares were issued at a discount of 2%. Series A preferred shareholders are entitled to receive a cumulative preferred dividend at the rate of thirteen percent (13%) per year on the sum of the par value plus unpaid preferred dividends through the date of such distribution on a pari passu basis with Series A-1 and Series B shareholders and in preference to all other shareholders. The Company has the option to redeem the Series A preferred shares for par value plus unpaid preferred dividends subject to a current redemption premium of 1%. Series A preferred shareholders have an option to put the shares back to the Company for par value plus unpaid preferred dividends on or after April 11, 2027. The controlling shareholder is a holder of preferred shares junior in liquidation preference to Series A for which they can force redemption not solely within the control of the Company. Such redemption of preferred shares with junior liquidation preferences would force the Company to redeem Series A due to senior liquidation preference. Such event would result in a redemption event not solely within the control of the Company. Therefore, the Series A preferred stock is classified outside of permanent equity (i.e., temporary equity) and stated at its redemption value. In addition, upon a Sale Transaction (as defined in the Certificate of Incorporation), the Series A preferred share are required to be redeemed prior to and in preference to any other shares at par value plus unpaid cumulative dividends.

Series A-1 Preferred Stock

The Board authorized the equivalent of up to 10,480,538 Series A-1 preferred shares. As of December 31, 2020, and 2019, there are 7,862,107 and 6,949,524 Series A-1 preferred shares issued and outstanding, respectively. The shares were issued at a discount of 2%. Series A-1 preferred shareholders are entitled to receive a cumulative preferred dividend at the rate of thirteen point seven five percent (13.75%) per year on the sum of the par value plus unpaid preferred dividends through the date of such distribution on a pari passu basis with Series A and Series B shareholders and in preference to all other shareholders. The Company has the option to redeem the Series A-1 Preferred shares for par value plus unpaid preferred dividends subject to a current redemption premium of 1%. Series A-1 preferred shareholders have an option to put the shares back to the Company for par value plus unpaid preferred dividends on or after April 11, 2027. Because the controlling shareholder is a holder of Series A-1 preferred shares, the Company redemption option functions as a holder put option. Accordingly, the Company determined that the option could result in a redemption that is not solely within the control of the Company. Therefore, the Series A-1 Preferred Stock is classified outside of permanent equity (i.e., temporary equity) and stated at its redemption value. In addition, upon a Sale Transaction (as defined in the Certificate of Incorporation), the Series A-1 Preferred share are required to be redeemed prior to and in preference to any other shares at par value plus unpaid cumulative dividends.

Series B Preferred Stock

The Board authorized the equivalent of up to 9,090,975 Series B preferred shares. As of December 31, 2020, and 2019, there are 9,090,975 and 8,233,774 Series B preferred shares issued and outstanding, respectively. Series B preferred shareholders are entitled to receive a cumulative preferred dividend at the rate of ten percent (10%) per year on the sum of the unreturned par value plus unpaid preferred dividends through the date of such distribution on a pari passu basis with Series A and Series A-1 shareholders and in preference to all other shareholders. On or after October 11, 2018, the Company has the option to redeem the Series B Preferred shares for par value plus unpaid preferred dividends. Because the controlling shareholder is the majority holder of Series B preferred shares, the Company redemption option functions as a holder put option. Accordingly, the Company determined that the option could result in a redemption that is not solely within the control of the Company. Therefore, the Series B Preferred stock is classified outside of permanent equity (i.e., temporary equity) and presented at its redemption value each period.

A summary of the accumulated but unpaid dividends for the Series A, Series A-1 and Series B preferred shares as of December 31, 2020 and 2019 is as follows:

(in ‘000)	Series A	Series A-1	Series B
Accumulated and unpaid, December 31, 2018	$17,520	$226	$17,594
Accumulated	8,090	8,568	7,744
Distributed	—	—	—

Accumulated and unpaid, December 31, 2019	$25,610	$8,794	$25,338
Accumulated	9,202	9,814	8,572
Distributed	—	—	—

Accumulated and unpaid, December 31, 2020	$34,812	$18,608	$33,910

Series C Convertible Preferred Stock

The Board authorized the equivalent of up to 6,872,894 Series C convertible preferred stock. As of December 31, 2020, and 2019, there are 2,566,186 Series C convertible preferred shares issued and outstanding. Subordinate to the payment of dividends to Series A, Series A-1 and Series B preferred shareholders, the Series C shareholders are entitled to receive dividends equal to 1.5X initial investment in conjunction with common stock, then subject to a catch-up, followed by pro rata sharing thereafter. Series C preferred shareholders have a de facto option to put the shares back to the Company for liquidation value. The Company determined that the option could result in a deemed liquidation that is not solely within the control of the Company. Therefore, the Series C preferred stock is classified outside of permanent equity (i.e., temporary equity).

Series C preferred shares are convertible at any time, at the option of the holder, into common stock at a rate of 1 to 1 initially, subject to adjustments for dilution.

Distribution Preference

Distributions are authorized at the discretion of the Board. Distributions shall be made first to the holders of Series A, Series A-1 and Series B preferred stock, ratably among such holders based on the relative aggregate unpaid dividends with respect to all outstanding preferred shares held by each such holder immediately prior to such distribution, until the aggregate unpaid dividends for the preferred shares has been reduced to $0.

Distributions shall be made second to the holders of Class C convertible preferred stock, ratably among such holders based on the relative aggregate unpaid dividends with respect to all outstanding preferred shares held by each such holder immediately prior to such distribution, until the aggregate unpaid dividends for the preferred shares has been reduced to $0.

Distributions shall be made third to the holders of common stock, ratably among such holders of a Common Catch Up Amount, as defined in the Certificate of Incorporation.

Distributions will then be made to holders of Series C convertible preferred and common stock in proportion to their ownership percentages.

Liquidation Preference

In the event of the dissolution of the Company, the Company’s cash and proceeds obtained from the disposition of the Company’s noncash assets shall be distributed. Distributions shall be made first to the Company’s creditors, to satisfy the liabilities of the Company. The remaining cash will then be distributed first to holders of Series A and Series A-1 preferred stock and second to holders of Series B preferred stock. Remaining undistributed proceeds are to be distributed following the distribution preferences for Series C convertible preferred and common stock described above.

NOTE 11 – SHARE-BASED PAYMENT AND RELATED STOCK OPTION PLAN

During 2020 and 2019, the Company granted awards to certain employees and board members of the Company. Under the 2014 Equity Incentive Plan (the “Plan”), the board is authorized to grant stock options to eligible employees, and directors of the Company. The fair value of the options is expensed on a straight-line basis over the requisite service period, which is generally the vesting period. Stock based compensation during the years ended December 31, 2020 and 2019 was $1.2 million and $1.7 million, respectively.

On March 12, 2021 and in connection with the Business Combination a modification in the existing terms of the options was introduced to add a contingent cash-settlement feature pursuant to which each option holder entered into option cancellation agreement (“Cancellation Agreements”), whereby option holders agreed to surrender all options outstanding as of the closing of the Business Combination for cancellation effective immediately prior to the closing. In exchange for the cancellation of the vested and unvested options, option holders are entitled to right to receive payment of Option Cash Consideration equal to $4,075,000 and Option Share Consideration of 432,500 common shares ($4,325,000 value) in the surviving entity less applicable withholding taxes and without interest, paid on the first payroll cycle following the closing of the Business Combination.

The Company has determined its share-based payments to be a Level 3 fair value measurement and has used the Black-Scholes option pricing model to calculate its fair value using the following assumptions:

	December 31, 2020	December 31, 2019
Risk-free interest rate	1.58%	1.58 – 2.47%
Expected term (life) of options (in years)	2	2 – 4
Expected dividends	0%	0%
Expected volatility	86.3%	67.9 – 86.3%

The expected term of the options granted are determined based on the period of time the options are expected to be outstanding. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant. In determining similar entities, the Company considered industry, stage of life cycle, size and financial leverage. The dividend yield on the Company’s options is assumed to be zero since the Company has not historically paid dividends. The fair value of the underlying Company options was determined using the Black Scholes method.

The following is a summary of the Company’s stock options as of December 31, 2020 and the stock option activity from January 1, 2019 through December 31, 2020:

	Number of Options	Weighted Average Grant Date Fair Value per Option (Amount)	Weighted Average Exercise Price (Amount)	Weighted Average Remaining Contractual Term (Years)
Balance, December 31, 2018	414,434	$15.80	$141.53	9.3
Granted	52,083	15.91	141.53
Exercised	—	—	—
Forfeited	(67,366)	15.80	141.53
Expired	—	—	—

Balance, December 31, 2019	399,151	15.82	141.53	8.4
Granted	64,064	13.50	141.53
Exercised	—	—	—
Forfeited	(30,715)	15.80	141.53
Expired	—	—	—

Balance, December 31, 2020	432,500	$15.45	$141.53	7.7

The following is a summary of the Company’s share-based compensation expense as of December 31, 2020 and 2019:

(in ‘000)	December 31, 2020	December 31, 2019
Total share-based compensation expense	$1,161	$1,682
Unrecognized compensation cost	3,416	3,793
Remaining recognition period (in years)	2.7	3.4

The following is a summary of the Company’s exercisable stock options as of December 31, 2020 and 2019:

	December 31, 2020	December 31, 2019
Range of exercise prices	$80.87 – $202.18	$80.87 – $202.18
Number	153,898	85,110
Weighted average remaining contractual term (in years)	7.3	8.3
Weighted average exercise price	$141.53	$141.53

The fair value of the Company’s vested shares for the years ended December 31, 2020 and 2019 were $2.5 million and $1.3 million, respectively. The aggregate intrinsic value of options outstanding as of December 31, 2020 was $8.9 million. The intrinsic value of options exercisable was $2.6 million as of December 31, 2020. The total intrinsic value of options exercised was $0 for the years ended December 31, 2020 and 2019, respectively.

NOTE 12 – WARRANTS ON COMMON STOCK

In connection with the sale of Series B preferred stock, the Company issued warrants for the purchase of common stock at an exercise price of $0.01 per warrant. As of December 31, 2020, and 2019, there are 9,814 warrants issued and outstanding. Warrants are exercisable at any time, at the option of the holder, into common stock at a rate of approximately 1 to 139 initially, subject to adjustments for dilution. Upon closing of the Business Combination described in Note 1, all warrants were converted into 1,365,312 of common stock of the Company.

The Company evaluated the warrants for liability or equity classification in accordance with the provisions of ASC 480, Distinguishing Liabilities from Equity, and ASC 815-40, Derivatives and Hedging. Based on the provisions governing the warrants in the applicable agreement, the Company determined that the warrants meet the criteria required to be classified as a liability subject to the guidance in ASC 815-10 and 815-40 and should effectively be treated as outstanding common shares in both basic and diluted EPS calculations.

The Company has determined its warrants to be a Level 3 fair value measurement. The fair value of each warrant is approximately the fair value of common shares.

NOTE 13 – NET LOSS PER SHARE

The Company follows the two-class method when computing net loss per common share when shares are issued that meet the definition of participating securities. The two-class method requires income available to common shareholders for the period to be allocated between common and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed. The two-class method also requires losses for the period to be allocated between common and participating securities based on their respective rights if the participating security contractually participates in losses. As holders of participating securities do not have a contractual obligation to fund losses, undistributed net losses are not allocated to Class A, Class A-1, Class B and Class C preferred shares for purposes of the loss per share calculation. Earnings per share calculations for all periods prior to the Business Combination have been retrospectively restated to the equivalent number of shares reflecting the exchange ratio established in the merger agreement.

Presented in the table below is a reconciliation of the numerator and denominator for the basic and diluted earnings per share (“EPS”) calculations for the year ended:

(in ‘000)	December 31, 2020	December 31, 2019
Numerator:
Net loss attributable to the Company	$(35,201)	$(23,443)
Less dividends to preferred shareholder	(26,899)	(21,647)

Net loss attributable to common shareholders	$(62,100)	$(45,090)
Denominator:
Weighted average common shares, basic and diluted (in number)	31,650,173	31,169,435

Net loss per share attributable to common shareholder, basic and diluted	$(1.96)	$(1.45)

The following securities were not included in the computation of diluted shares outstanding because the effect would be anti-dilutive:

(number of shares)	December 31, 2020	December 31, 2019
Series C Convertible Preferred Stock	2,566,186	2,566,186
Stock Options	432,500	399,151

NOTE 14 – RELATED PARTY TRANSACTIONS

Leasing and Professional Services Agreement

KORE TM Data Brasil Processamento de Dados Ltda., a wholly owned subsidiary of the Company, maintains a lease and a professional services agreement with a company controlled by a key member of the subsidiary’s management team.

Aggregated related party transactions, which have been recorded at the exchange amount, representing the amount of consideration established and agreed by the related parties, was $0.2 million and $0.3 million, for the years ended December 31, 2020 and 2019. The amount was recorded under general and administrative expenses in the consolidated statements of operations.

Due to Related Parties

As of December 31, 2020, the Company had outstanding loans due to Interfusion B.V and T-Fone B.V., companies related though common ownership resulting from the acquisition of Aspider in 2018. These amounts are recorded under due to related parties in the consolidated balance sheet. The amounts were as follows:

(in ‘000)	December 31, 2020	December 31, 2019
Interfusion B.V.	$985	$898
T-Fone B.V.	$630	$574

The loans between the Company and Interfusion B.V. and T-Fone B.V. are payable upon change in control. Interest is accrued quarterly, at a fixed rate of 2.5%. The Company accrued interest of $40 thousand and $33 thousand, for the years ended December 31, 2020 and 2019, respectively.

NOTE 15 – SUBSEQUENT EVENTS

The Company has determined that no additional material events outside of those disclosed below occurred that would require adjustment or disclosure in the consolidated financial statements after the balance sheet date of December 31, 2020 through March 17, 2021, the date the consolidated financial statements were available to be issued.

On March 12, 2021, the Company entered into a definite merger agreement with Cerberus Telecom Acquisition Corp. (NYSE: CTAC). On September 30, 2021, the Business Combination contemplated by the merger agreement was completed. Refer to Note 1 for additional information.

Financial Statement Schedule

(in thousands USD, except share and per share amounts)

SCHEDULE I – PARENT COMPANY ONLY FINANCIAL INFORMATION

The following presents condensed parent company only financial information of Maple Holdings Inc.

Condensed Balance Sheets (in thousands USD, except share and per share amounts)

	December 31, 2020	December 31, 2019
Assets
Non-current assets
Investment in subsidiaries	$300,055	$324,694

Total non-current assets	300,055	324,694

Total assets	$300,055	$324,694

Liabilities, temporary equity and stockholders’ equity
Long-term liabilities
Warrant liability	$15,944	$8,459

Total liabilities	15,944	8,459

Temporary equity
Series A Preferred Stock; par value $1,000 per share; 7,765,229 shares authorized; 7,756,158 and 6,836,003 shares issued and outstanding at December 31, 2020 and 2019	77,562	68,360
Series A-1 Preferred Stock; par value $1,000 per share; 10,480,538 shares authorized; 7,862,107 and 6,949,524 shares issued and outstanding at December 31, 2020 and 2019	78,621	69,495
Series B Preferred Stock; par value $1,000 per share; 9,090,975 shares authorized; 9,090,975 and 8,233,774 shares issued and outstanding at December 31, 2020 and 2019	90,910	82,338
Series C Convertible Preferred Stock; par value $1,000 per share; 6,872,894 shares authorized; 2,566,186 shares issued and outstanding at December 31, 2020 and 2019	16,802	16,802

Total temporary equity	263,895	236,995

Stockholders’ equity
Common stock, voting; par value $.0001 per share; 55,659,643 shares authorized; 30,281,520 and 30,309,350 shares issued and outstanding at December 31, 2020 and 2019, respectively	3	3
Additional paid-in capital	135,616	161,555
Accumulated other comprehensive loss	(1,677)	(3,793)
Accumulated deficit	(113,726)	(78,525)

Total stockholders’ equity	20,216	79,240

Total liabilities, temporary equity and stockholders’ equity	$300,055	$324,694

Condensed Statements of Loss and Comprehensive Loss (in thousands USD)

For the years ended	December 31, 2020	December 31, 2019
Equity in net loss of subsidiaries	$(27,716)	$(23,678)
Change in fair value of warrant liability	(7,485)	235

Loss before income taxes	(35,201)	(23,443)
Income tax provision (benefit)	—	—

Net loss	$(35,201)	$(23,443)

Other comprehensive loss:
Foreign currency translation adjustment	2,116	517

Comprehensive loss	$(33,085)	$(22,926)

Condensed Statements of Cash Flows (in thousands USD)

For the years ended	December 31, 2020	December 31, 2019
Cash flows from operating activities
Net loss	$(35,201)	$(23,443)
Adjustments to reconcile net loss to net cash provided by operating activities
Equity in net loss of subsidiaries	27,716	23,678
Change in fair value of warrant liability	7,485	(235)

Cash provided by operating activities	—	—

Cash flows from investing activities
Distribution from subsidiary	200	80

Cash provided by investing activities	200	80
Cash flows from financing activities
Repurchase of common stock	(200)	(80)

Cash used in financing activities	(200)	(80)
Effect of exchange rate change on cash and cash equivalents	—	—

Change in cash and cash equivalents and restricted cash	—	—
Cash and cash equivalents and restricted cash, beginning of year	—	—

Cash and cash equivalents and restricted cash, end of year	$—	$—

Non-cash investing and financing activities:
Equity issued for acquisition of Integron, LLC	$—	$7,000
Share-based payment awards issued to employees of subsidiaries	$1,161	$1,682

(i)	Basis of presentation

In the condensed parent-company-only financial statements, Maple Holdings Inc.’s (“Maple” or the “Company”) investment in subsidiaries is stated at cost plus equity in undistributed earnings of subsidiaries since the date of acquisition. The Company’s share of net loss of its subsidiaries is included in the condensed statements of loss and comprehensive loss using the equity method of accounting. These condensed parent-company-only financial statements should be read in connection with the consolidated financial statements and notes thereto of Maple Holdings Inc. and subsidiaries.

As of December 31, 2020, the Company has no purchase commitments, capital commitments and operating lease commitments.

(ii)	Restricted Net Assets

Schedule I of Rule 5-04 of Regulation S-X requires the condensed financial information of a registrant to be filed when the restricted net assets of the registrant’s consolidated subsidiaries exceed 25 percent of the registrant’s consolidated net assets as of the end of the most recently completed fiscal year. For purposes of this test, restricted net assets of the consolidated subsidiaries means the amount of the registrant’s proportionate share of net assets of the consolidated subsidiaries (after intercompany eliminations) which as of the end of the most recent fiscal year may not be transferred to the parent company by subsidiaries in the form of loans, advances or cash dividends without the consent of a third party (e.g., lender, regulatory agency, foreign government).

The condensed parent company financial statements have been prepared in accordance with Rule 12-04, Schedule I of Regulation S-X as the restricted net assets of the Company’s subsidiaries exceed 25% of the Company’s consolidated net assets. The Company is a holding company that conducts substantially all its business operations through its subsidiaries. The Company’s ability to pay dividends on the Company’s preferred and common stock is limited by restrictions on the ability of the Company and its subsidiaries to pay dividends or make distributions under the terms of agreements governing the indebtedness of the Company’s subsidiaries. Subject to the full terms and conditions under the agreements governing its indebtedness, the Company and its subsidiaries may be permitted to make dividends and distributions under such agreements if there is no event of default and certain pro-forma financial ratios (as defined by such agreements) are met.